     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 7, 1998


                                                      REGISTRATION NO. 333-54003

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--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

             LIN TELEVISION CORPORATION                                LIN HOLDINGS CORP.
 (and Certain Subsidiaries Identified in Footnote 1     (Exact Name of Co-Registrant as Specified in its
    Below) (Exact Name of Co-Registrant as Specified                        Charter)
                     in its Charter)

         DELAWARE                   75-2733091                   DELAWARE                   75-2733097
      (State or other            (I.R.S. Employer             (State or other            (I.R.S. Employer
       jurisdiction of          Identification No.)           jurisdiction of           Identification No.)
      incorporation or                                       incorporation or
        organization)                                          organization)

   1 RICHMOND SQUARE, SUITE 230E                     4833                           PETER E. MALONEY
   PROVIDENCE, RHODE ISLAND 02906        (Primary Standard Industrial        1 RICHMOND SQUARE, SUITE 230E
 (Address, including Zip Code, and       Classification Code Number)         PROVIDENCE, RHODE ISLAND 02906
  Telephone Number, including Area                                        (Name, Address, including Zip Code,
  Code, of the Principal Executive                                        and Telephone Number, including Area
   Office of each Co-Registrant)                                              Code, of Agent for Service)

                             ---------------------
                                   Copies to:
                            JEREMY W. DICKENS, ESQ.
                           WEIL, GOTSHAL & MANGES LLP
                         100 CRESCENT COURT, SUITE 1300
                              DALLAS, TEXAS 75201
                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of the Registration Statement.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, (the "Securities Act"), check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

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              TITLE OF EACH CLASS                  AMOUNT TO BE       OFFERING PRICE      AGGREGATE OFFERING       AMOUNT OF
        OF SECURITIES TO BE REGISTERED              REGISTERED           PER UNIT               PRICE          REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------------
8 3/8% Senior Subordinated Notes due 2008 of
  LIN Television Corporation(2)................    $300,000,000           $1,000             $300,000,000           $88,500
--------------------------------------------------------------------------------------------------------------------------------
Senior Subordinated Guarantees(2)..............
--------------------------------------------------------------------------------------------------------------------------------
10% Senior Discount Notes due 2008 of LIN
  Holdings Corp.(3)............................    $325,000,000           $1,000             $202,900,766           $59,856
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

(1) The following direct and indirect subsidiaries of LIN Television Corporation are Co-Registrants (the "Guarantors"), each of which is organized in the state and has the I.R.S. Employer Identification Number indicated: Airwaves, Inc., a Delaware corporation (05-0487757), Indiana Broadcasting, LLC, a Delaware limited liability company (05-0496718), KXAN, Inc., a Delaware corporation (13-2670260), KXTX Holdings, Inc., a Delaware corporation (05-0481599), Linbenco, Inc., a Delaware corporation (05-0487755), LIN Sports, Inc., a Delaware corporation (05-0487756), LIN Television of Texas, Inc., a Delaware corporation (05-0481602), LIN Television of Texas, LP, a Texas limited partnership (05-0481606), LWWI Broadcasting Inc., a Delaware corporation (13-3191043), North Texas Broadcasting Corporation, a Delaware corporation (13-2740821), WAND Television, Inc., a Delaware corporation (37-1023233), WAVY Broadcasting, LLC, a Delaware limited liability company (05-0496719), WIVB Broadcasting, LLC, a Delaware limited liability company (05-0496720), WOOD License Co., LLC, a Delaware limited liability company (05-0496721), WOOD Television, Inc., a Delaware corporation (06-1506282), and WTNH Broadcasting, Inc., a Delaware corporation (05-0481600).
(2) The 8 3/8% Senior Subordinated Notes due 2008 are unconditionally (as well as jointly and severally) guaranteed by the Guarantors on an unsecured, senior subordinated basis. Pursuant to Rule 457(n) under the Securities Act, no separate filing fee will be paid in respect to these guarantees.
(3) The "Amount to be Registered" with respect to the 10% Senior Discount Notes due 2008 represents the aggregate principal amount at maturity of such notes. The 10% Senior Discount Notes due 2008 were sold at a substantial discount from their principal amount at maturity. The registration fee with respect to the 10% Senior Discount Notes due 2008 was calculated based on the approximate accreted value thereof as of May 29, 1998 determined pursuant to the provisions of the indenture governing such notes.

     THE CO-REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE CO-REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
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

                           LIN TELEVISION CORPORATION
                               LIN HOLDINGS CORP.

                             CROSS REFERENCE SHEET
       PURSUANT TO ITEM 501(B) OF REGULATION S-K SHOWING THE LOCATION IN
        THE PROSPECTUS OF THE INFORMATION REQUIRED BY PART I OF FORM S-1

          FORM S-1 ITEM NUMBER AND HEADING                  LOCATION IN PROSPECTUS
          --------------------------------                  ----------------------
1.   Forepart of the Registration Statement and
       Outside Front Cover Page of Prospectus...  Cover Page of Registration Statement;
                                                  Outside Front Cover Page of Prospectus
2.   Inside Front and Outside Back Cover Pages
       of Prospectus............................  Inside Front and Outside Back Cover Pages
                                                  of Prospectus
3.   Summary Information, Risk Factors and Ratio
       of Earnings to Fixed Charges.............  Certain Definitions and Market and Industry
                                                    Data; Summary; Risk Factors; Selected
                                                    Consolidated Financial and Operating
                                                    Data; Unaudited Pro Forma Financial
                                                    Information; Business
4.   Use of Proceeds............................  Use of Proceeds
5.   Determination of Offering Price............  Not Applicable
6.   Dilution...................................  Not Applicable
7.   Selling Security Holders...................  Not Applicable
8.   Plan of Distribution.......................  Front Cover Page of Prospectus; The
                                                  Exchange Offers; Plan of Distribution
9.   Description of Securities to be
       Registered...............................  Description of New Senior Subordinated
                                                  Notes; Description of New Senior Discount
                                                    Notes
10.  Interests of Named Experts and Counsel.....  Not Applicable
11.  Information with Respect to the
       Registrant...............................  Cover Page of Registration Statement;
                                                  Certain Definitions and Market and Industry
                                                    Data; Summary; Risk Factors; The
                                                    Transactions and Other Matters; Selected
                                                    Consolidated Financial and Operating
                                                    Data; Unaudited Pro Forma Consolidated
                                                    Financial Information; Management's
                                                    Discussion and Analysis of Financial
                                                    Condition and Results of Operations;
                                                    Business; Management; Securities
                                                    Ownership of Certain Beneficial Owners;
                                                    Certain Other Transactions; Description
                                                    of the Senior Credit Facilities; Legal
                                                    Matters
12.  Disclosure of Commission Position on
       Indemnification for Securities Act
       Liabilities..............................  Not Applicable

                                   PROSPECTUS

       OFFER FOR ALL OUTSTANDING                OFFER FOR ALL OUTSTANDING
  8 3/8% SENIOR SUBORDINATED NOTES DUE      10% SENIOR DISCOUNT NOTES DUE 2008
                  2008                               IN EXCHANGE FOR
            IN EXCHANGE FOR                 10% SENIOR DISCOUNT NOTES DUE 2008
  8 3/8% SENIOR SUBORDINATED NOTES DUE                      OF
                  2008                              LIN HOLDINGS CORP.
                   OF
       LIN TELEVISION CORPORATION

    Pursuant to the terms and subject to the conditions set forth in this Prospectus and the accompanying letters of transmittal, (i) LIN Television Corporation, a Delaware corporation (the "Company"), and the Guarantors (as defined) hereby offer (the "Senior Subordinated Notes Exchange Offer") to exchange $1,000 principal amount of registered 8 3/8% Senior Subordinated Notes Due 2008 (the "New Senior Subordinated Notes") issued by the Company, for each $1,000 principal amount of unregistered 8 3/8% Senior Subordinated Notes Due 2008 (the "Old Senior Subordinated Notes," and together with the New Senior Subordinated Notes, the "Senior Subordinated Notes") issued by LIN Acquisition Company, the predecessor in interest of the Company ("LIN Acquisition"), of which an aggregate principal amount of $300,000,000 is outstanding and (ii) LIN Holdings Corp., a Delaware corporation ("Holdings") hereby offers (the "Senior Discount Notes Exchange Offer," and together with the Senior Subordinated Notes Exchange Offer, the "Exchange Offers") to exchange $1,000 principal amount at maturity of registered 10% Senior Discount Notes Due 2008 (the "New Senior Discount Notes") issued by Holdings, for each $1,000 principal amount at maturity of unregistered 10% Senior Discount Notes Due 2008 (the "Old Senior Discount Notes," and together with the New Senior Discount Notes, the "Senior Discount Notes") issued by Holdings, of which an aggregate principal amount at maturity of $325,000,000 is outstanding. The Old Senior Subordinated Notes and the Old Senior Discount Notes are sometimes collectively referred to herein as the "Old Notes" and the New Senior Subordinated Notes and the New Senior Discount Notes are sometimes collectively referred to herein as the "New Notes." The Old Notes and the New Notes are sometimes collectively referred to herein as the "Notes." The Company and Holdings are sometimes collectively referred to herein as the "Issuers."

    The form and terms of the New Notes are identical to the form and terms of the Old Notes except that (i) interest on the New Senior Subordinated Notes shall accrue from the date of issuance of the Old Senior Subordinated Notes,
(ii) the Accreted Value (as defined) of the New Senior Discount Notes will be calculated from the date of issuance of the Old Senior Discount Notes, and (iii) the New Notes are being registered under the Securities Act of 1933, as amended (the "Securities Act"), and will not bear any legends restricting their transfer. The New Senior Subordinated Notes will evidence the same debt as the Old Senior Subordinated Notes and will be issued pursuant to, and entitled to the benefits of, the indenture governing the Old Senior Subordinated Notes. The New Senior Discount Notes will evidence the same debt as the Old Senior Discount Notes and will be issued pursuant to, and entitled to the benefits of, the indenture governing the Old Senior Discount Notes. The Exchange Offers are being made in order to satisfy certain contractual obligations of the Company and Holdings. See "The Exchange Offers," "Description of the New Senior Subordinated Notes" and "Description of the New Senior Discount Notes."

    The net proceeds from the sale of the Old Notes were used to effect the acquisition by Holdings of the Company and its subsidiaries (the "Acquisition"). Such acquisition was effected pursuant to the merger of LIN Acquisition with and into the Company, with the Company surviving as a wholly owned subsidiary of Holdings. See "The Transactions and Other Matters."
                             ---------------------


     SEE "RISK FACTORS" BEGINNING ON PAGE 22 FOR A DISCUSSION OF CERTAIN INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NEW NOTES.

                             ---------------------

    The Company and Holdings will accept for exchange any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on
           , 1998, unless extended (as so extended, the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date. The Exchange Offers are subject to certain customary conditions. See "The Exchange Offers."

    In order for a holder of Old Notes to participate in an Exchange Offer, such holder must represent to the Company or Holdings, as appropriate, that, among other things, (i) the New Notes acquired pursuant to such Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder of the Old Notes, (ii) neither the holder nor any such other person is engaging or intends to engage in a distribution of such New Notes, (iii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes within the meaning of the Securities Act, (iv) neither the holder nor any such other person is an "affiliate," as defined under Rule 405 promulgated under the Securities Act, of the Company, Holdings or any Guarantor, and (v) if such holder or other person is a broker-dealer, that it will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of marketmaking activities or other trading activities. See "The Exchange Offers--Purpose and Effect."

    Each broker-dealer that receives New Notes for its own account pursuant to either of the Exchange Offers must acknowledge that it will deliver a prospectus in connection with any resale of those New Notes. The letter of transmittal accompanying this Prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company and Holdings have agreed that, for a period of 90 days after the Expiration Date, they will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    No public market has existed for the Old Notes. The Company and Holdings currently do not intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system, and no active public market for the New Notes is currently anticipated. The Company and Holdings will pay all expenses incident to the Exchange Offers.

    The Exchange Offers are not conditioned upon any minimum principal amount of Old Senior Subordinated Notes or Old Senior Discount Notes being tendered for exchange pursuant to the Exchange Offers.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON
THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

               THE DATE OF THIS PROSPECTUS IS             , 1998.

continued from cover

The New Senior Subordinated Notes will bear interest at a rate of 8 3/8% per annum, payable semi-annually on March 1 and September 1 of each year, commencing on September 1, 1998. The New Senior Subordinated Notes will mature on March 1, 2008. Except as described below, the Company may not redeem the New Senior Subordinated Notes prior to March 1, 2003. On or after such date the Company may redeem the New Senior Subordinated Notes, in whole or in part, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time and from time to time on or prior to March 1, 2001, the Company may, subject to certain requirements, redeem up to 35% of the aggregate principal amount of the Senior Subordinated Notes with the net cash proceeds from one or more private or public equity offerings at a price equal to 108.735% of the principal amount to be redeemed, together with accrued and unpaid interest, if any, to the date of redemption, provided that at least 65% of the originally issued aggregate principal amount of the Senior Subordinate Notes remains outstanding after each such redemption. The New Senior Subordinated Notes will not be subject to any sinking fund requirement. Upon a Change of Control (as defined), (i) the Company will have the option, at any time on or prior to March 1, 2003, to redeem the New Senior Subordinated Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest plus the Applicable Premium (as defined) and (ii) if the New Senior Subordinated Notes are not redeemed or if such Change of Control occurs after March 1, 2003, the Company will be required to make an offer to repurchase the New Senior Subordinated Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase. See "Description of the New Senior Subordinated Notes."

    The Old Senior Discount Notes were issued at a discount to their aggregate principal amount at maturity and generated gross proceeds to Holdings of $199,631,250. The yield to maturity of the New Senior Discount Notes is 10.00% (computed on a semi-annual bond equivalent basis), calculated from March 3, 1998. Cash interest will not accrue or be payable on the New Senior Discount Notes prior to March 1, 2003. Thereafter, cash interest on the New Senior Discount Notes will accrue at a rate of 10% per annum and will be payable semi-annually in arrears on March 1 and September 1 of each year, commencing on September 1, 2003. The New Senior Discount Notes will mature on March 1, 2008. Except as described below, Holdings may not redeem the New Senior Discount Notes prior to March 1, 2003. On March 1, 2003, Holdings will be required to redeem Senior Discount Notes with an aggregate principal amount at maturity equal to
(i) $125.0 million multiplied by (ii) the quotient obtained by dividing (x) the aggregate principal amount at maturity of Senior Discount Notes then outstanding by (y) $325.0 million, at a redemption price equal to 100% of the principal amount at maturity of the Senior Discount Notes so redeemed. The New Senior Discount Notes will be redeemable at the option of Holdings, in whole or in part, at any time on or after March 1, 2003, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time and from time to time on or prior to March 1, 2001, Holdings may, subject to certain requirements, redeem up to 35% of the aggregate principal amount at maturity of the Senior Discount Notes with the net cash proceeds from one or more private or public equity offerings at a price equal to 110% of the Accreted Value (as defined) at the date of redemption, provided that at least 65% of the originally issued aggregate principal amount at maturity of the Senior Discount Notes remains outstanding after each such redemption. The New Senior Discount Notes will not be subject to any sinking fund requirement. Upon a Change of Control, (i) Holdings will have the option, at any time on or prior to March 1, 2003, to redeem the New Senior Discount Notes, in whole but not in part, at a redemption price equal to 100% of the Accreted Value thereof plus the Applicable Premium and (ii) if the New Senior Discount Notes are not so redeemed or if such Change of Control occurs after March 1, 2003, Holdings will be required to make an offer to repurchase the New Senior Discount Notes at a price equal to (a) 101% of the Accreted Value thereof if redeemed on or before March 1, 2003, and (b) 101% of the principal amount at maturity, plus accrued and unpaid interest, if any, if redeemed after March 1, 2003. See "Description of the New Senior Discount Notes."

    The New Notes will be general obligations of the relevant issuer. The New Senior Subordinated Notes will be unsecured and will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined) of the Company. The New Senior Discount Notes will be senior unsecured obligations of Holdings. The New Senior Subordinated Notes will be guaranteed (the "Subsidiary Guarantees") on an unsecured senior subordinated basis by the Company's direct and indirect, existing and future, Restricted Subsidiaries (as defined). The New Senior Discount Notes will not have the benefit of any guarantees. The Indentures (as defined) will permit the Issuers to incur additional indebtedness, including indebtedness of Subsidiaries (as defined), and in the case of the Senior Subordinated Notes, Senior Indebtedness, subject to certain limitations. In connection with the Acquisition, the Company obtained senior credit facilities in an aggregate amount of up to $570.0 million (the "Senior Credit Facilities"). The Senior Credit Facilities have been guaranteed on a senior basis by Holdings and the Company's direct and indirect, existing Restricted Subsidiaries and will be guaranteed on a senior basis by the Company's direct and indirect future Restricted Subsidiaries, secured by a lien on substantially all of the assets of Holdings and its subsidiaries. As of March 31, 1998, the aggregate principal amount of the Company's outstanding Senior Indebtedness was approximately $170.0 million (excluding unused commitments under the Senior Credit Facilities). As of such date, liabilities of Subsidiaries of the Company and Holdings, including indebtedness and other liabilities such as trade payables and accrued expenses, were $17.8 million and $523.8 million, respectively. See "Risk Factors," "Description of the Senior Credit Facilities," "Description of the New Senior Subordinated Notes" and "Description of the New Senior Discount Notes."

                             AVAILABLE INFORMATION

     The Issuers and the Guarantors have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (which term shall encompass any amendments thereto) on Form S-1 under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all information set forth in the Registration Statement and the exhibits thereto, to which reference is hereby made. Although the Issuers and the Guarantors believe that statements made in this Prospectus as to the contents of any contract, agreement, or other document describe all material elements of such documents, such statements are not necessarily complete. With respect to each such contract, agreement, or other document filed as an exhibit to the Registration Statement, reference is hereby made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     As a result of the filing of the Registration Statement with the Commission, the Issuers and the Guarantors each will become subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance therewith, the Company and Holdings will be required to file reports and other information with the Commission. Such reports and other information can be inspected and copied at the principal office of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and the following Regional Offices of the Commission: Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611 and New York Regional office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov. In reliance upon certain Staff Accounting Bulletins of the Commission, interpretations of the staff of the Commission and no-action relief granted by the Staff of the Commission to unrelated third parties, the Subsidiary Guarantors do not intend to file periodic reports with the Commission under the Exchange Act separately from the Issuers.

     The Issuers will furnish holders of the securities offered hereby with annual reports containing, among other information, audited financial statements certified by an independent public accounting firm and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year. The Issuers will also furnish such other reports as it may determine or as may be required by law or by the indentures governing the New Notes.

                           FORWARD LOOKING STATEMENTS

     THIS PROSPECTUS CONTAINS CERTAIN FORWARD LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITIONS, RESULTS OF OPERATIONS AND BUSINESSES OF THE ISSUERS, INCLUDING STATEMENTS UNDER THE CAPTIONS "SUMMARY," "UNAUDITED PRO FORMA FINANCIAL INFORMATION," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS." ALL OF THESE FORWARD LOOKING STATEMENTS ARE BASED ON ESTIMATES AND ASSUMPTIONS MADE BY MANAGEMENT OF THE ISSUERS WHICH, ALTHOUGH BELIEVED TO BE REASONABLE, ARE INHERENTLY UNCERTAIN. THEREFORE, UNDUE RELIANCE SHOULD NOT BE PLACED UPON SUCH ESTIMATES AND STATEMENTS. NO ASSURANCE CAN BE GIVEN THAT ANY OF SUCH ESTIMATES OR STATEMENTS WILL BE REALIZED AND IT IS LIKELY THAT ACTUAL RESULTS WILL DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD LOOKING STATEMENTS. FACTORS THAT MAY CAUSE SUCH DIFFERENCES INCLUDE: (1) INCREASED COMPETITION, INCLUDING FROM NEWER FORMS OF ENTERTAINMENT AND ENTERTAINMENT MEDIA OR CHANGES IN THE POPULARITY OR AVAILABILITY OF PROGRAMMING; (2) INCREASED COSTS, INCLUDING INCREASED CAPITAL EXPENDITURES AS A RESULT OF NECESSARY TECHNOLOGICAL ENHANCEMENTS (E.G., EXPENDITURES RELATED TO THE TRANSITION TO DIGITAL

BROADCASTING) OR ACQUISITIONS OR INCREASED PROGRAMMING COSTS; (3) INABILITY TO CONSUMMATE ACQUISITIONS ON ATTRACTIVE TERMS; (4) LOSS OR RETIREMENT OF KEY MEMBERS OF MANAGEMENT; (5) INCREASES IN THE ISSUERS' COST OF BORROWINGS OR INABILITY OR UNAVAILABILITY OF ADDITIONAL DEBT OR EQUITY CAPITAL; (6) ADVERSE STATE OR FEDERAL LEGISLATION OR REGULATION OR ADVERSE DETERMINATIONS BY REGULATORS; AND (7) CHANGES IN ADVERTISING TRENDS AND/OR BUDGETS AND IN GENERAL ECONOMIC CONDITIONS IN THE MARKETS IN WHICH THE ISSUERS MAY, FROM TIME TO TIME, COMPETE. MANY OF SUCH FACTORS WILL BE BEYOND THE CONTROL OF THE ISSUERS AND THEIR MANAGEMENT. FORWARD-LOOKING STATEMENTS CONTAINED HEREIN SPEAK ONLY AS OF THE DATE HEREOF. THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICLY RELEASE THE RESULT OF ANY REVISIONS TO THESE FORWARD-LOOKING STATEMENTS WHICH MAY BE MADE TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS. FOR FURTHER INFORMATION OR OTHER FACTORS WHICH COULD AFFECT THE FINANCIAL RESULTS OF THE ISSUERS AND SUCH FORWARD LOOKING STATEMENTS, SEE "RISK FACTORS."

                CERTAIN DEFINITIONS AND MARKET AND INDUSTRY DATA

     As used in this Prospectus, unless the context otherwise requires, (i) "Holdings" refers to LIN Holdings Corp., (ii) "LIN Acquisition" refers to LIN Acquisition Company, (iii) "LIN Television" or the "Predecessor" refers to LIN Television Corporation and its subsidiaries prior to the Acquisition, (iv) the "Company" refers to LIN Television after giving effect to the Acquisition (as defined), the Financings (as defined) and the Joint Venture (as defined) (collectively, the "Transactions"), except where the context requires otherwise,
(v) "on a pro forma basis" or "pro forma" means after giving effect to the Transactions, except as indicated otherwise and (vi) "Core Stations" refers to the CBS, NBC and ABC-affiliated stations owned and operated by the Company (WISH-TV, WANE-TV, WAND-TV, WAVY-TV, KXAN-TV, WTNH-TV and WIVB-TV). See "The Transactions and Other Matters."

     The terms "broadcast cash flow" ("BCF") and "EBITDA" are referred to in various places in this Prospectus. BCF is defined as operating income (loss) plus corporate expenses plus depreciation and amortization of intangible assets and amortization of program rights plus other non-cash expenses (consisting of tower write-offs and non-cash pension expenses), minus cash program payments. EBITDA is defined as BCF minus corporate expenses. BCF and EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles ("GAAP"). However, management believes that BCF is useful to a prospective investor because it is a measure widely used in the broadcast industry to evaluate a television broadcast company's operating performance and that EBITDA is useful to a prospective investor because it is widely used in the broadcast industry to evaluate a television broadcast company's ability to service debt. BCF and EBITDA should not be considered in isolation of or as a substitute for net income (loss), cash flows from operating activities and other income and cash flow statement data prepared in accordance with GAAP or as a measure of liquidity or profitability. BCF and EBITDA as determined above may not be comparable to the BCF and EBITDA measures reported by other companies. In addition, these measures do not represent funds available for discretionary use.

     Designated market area ("DMA") rankings are from the Nielsen Station Index dated November 1997 as estimated by the A.C. Nielsen Company ("Nielsen"). There are 211 generally-recognized television "markets" or DMAs in the United States, which are ranked in size according to various factors based upon actual or potential audience. Unless otherwise indicated herein, (i) market revenue, market revenue share, projected advertising revenue growth and station revenue share data have been obtained from Investing in Television 1994, 1995, 1996 and 1997, BIA Publications, Inc. ("BIA"); (ii) television household data has been obtained from the Nielsen Station Index for November of the appropriate year;
(iii) audience share and audience rankings, except where specifically stated to the contrary, have been derived from Nielsen estimates (for May and November of the appropriate year) of the percentage of persons in the DMA tuned into the relevant station from sign-on to sign-off (Sunday to Saturday, 6:00 a.m. to 2:00 a.m.); (iv) general market economic data has been obtained from BIA and the chambers of commerce in each station's market; (v) the term "station" or "commercial station" means a television broadcast station and does not include public television stations, cable stations or networks (e.g., CNN, TBS or ESPN), or stations that do not meet the minimum Nielsen reporting standards (i.e., weekly cumulative audience share of at least 2.5% for Sunday to Saturday, 7:00 a.m. to 1:00 a.m.); and (vi) the term "independent" describes a commercial television station that is not affiliated with the ABC, CBS, NBC, Fox, WB or UPN television networks.

                                    SUMMARY

     The following summary should be read in conjunction with the more detailed information, financial statements and notes thereto appearing elsewhere in this Prospectus. For additional information relating to certain defined terms used herein, as well as the sources for the market and other industry data contained herein, see "Certain Definitions and Market and Industry Data."

                                  THE COMPANY

     The Company is a leading television station group operator in the United States that operates eleven television stations and provides consulting services to two additional television stations. Twelve of these stations are network affiliates and nine are in top forty DMAs, including: Indianapolis, Indiana; New Haven-Hartford, Connecticut; Buffalo, New York; Norfolk-Portsmouth, Virginia; Grand Rapids-Kalamazoo-Battle Creek, Michigan and Dallas-Fort Worth, Texas. These stations have an aggregate United States household reach of approximately 6.9%, ranking the Company among the top independent, "pure-play" television station group operators in the United States.

     The Company's Core Stations generated an aggregate pro forma BCF margin of approximately 46% for the fiscal year ended December 31, 1997, principally as a result of their strong network affiliations, leading local news programming and tight cost controls. In addition, the Company's management pioneered the "multi-channel strategy," which involves the combination of an owned and operated television station with an LMA station and/or a 24-hour cable weather channel (a "Local Weather Station") in the same market. The multi-channel strategy has enhanced the Company's revenue market shares and increased its BCF by leveraging its fixed costs over a larger revenue base.

     The Company's station portfolio is well diversified in terms of its network affiliations, geographic coverage, net revenues and cash flow. The Company owns and operates three CBS affiliates, two NBC affiliates and two ABC affiliates which accounted for 35%, 28% and 28%, respectively, of the Company's pro forma BCF for the fiscal year ended December 31, 1997. The Company's LMA stations and Local Weather Stations accounted for substantially all of the remaining 9% of its BCF on the same basis. The Company's Core Stations broadcast in seven different markets, with no market representing more than 25% of the Company's pro forma net revenues or BCF for the fiscal year ended December 31, 1997. The Company's pro forma net revenues, BCF and EBITDA were $196.1 million, $79.5 million and $72.7 million, respectively, for the fiscal year ended December 31, 1997.

     Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse"), a leading private equity firm with significant investments and experience in the media and communications industry, has acquired LIN Television to serve as a platform for acquiring and operating additional television stations that can benefit from management's ability to improve operating performance and increase BCF margins at acquired stations. In connection with the Acquisition, Hicks Muse and NBC formed a television station joint venture (the "Joint Venture"). The Joint Venture consists of KXAS-TV, LIN Television's Dallas-Fort Worth NBC affiliate, and KNSD-TV, NBC's San Diego station. A wholly owned subsidiary of NBC is the general partner of the Joint Venture (the "NBC General Partner") and NBC operates the stations owned by the Joint Venture pursuant to a management agreement. The NBC General Partner holds an approximate 80% equity interest and the Company holds an approximate 20% equity interest in the Joint Venture. General Electric Capital Corporation ("GECC") provided debt financing to the Joint Venture in the form of the GECC Note (as defined), the proceeds of which were distributed to the Company to finance a portion of the cost of the Acquisition. The GECC Note is not an obligation of Holdings, the Company or any of their respective subsidiaries and is recourse only to the Joint Venture, the Company's equity interest therein and to one of Holding's two corporate parents (the "GECC Note Guarantor") pursuant to a guarantee. The Company expects that the interest payments on the GECC Note will be serviced solely by the cash flow of the Joint Venture. See "The Transactions and Other Matters -- The Joint Venture."

     Later this year, the Company expects to acquire (the "Grand Rapids Acquisition") from AT&T Corporation ("AT&T") the assets of WOOD-TV and the LMA rights related to WOTV-TV (collectively, the "Grand Rapids Stations"), both of which stations are located in the Grand Rapids-Kalamazoo-Battle Creek market. The Company currently provides services to the Grand Rapids Stations pursuant to a consulting agreement with AT&T. See "The Transactions and Other Matters -- The Grand Rapids Acquisition" and
"Business -- The Company -- History."

     The following table provides information regarding the stations and other programming outlets operated by the Company and the stations owned by the Joint
Venture:

                                                                                          COMMERCIAL    STATION   STATION
             DMAS, STATIONS AND OTHER                                             DMA     STATIONS IN   RANK IN   AUDIENCE
                PROGRAMMING OUTLETS                  STATUS(A)  AFFILIATION(B)  RANK(C)     DMA(D)      DMA(E)    Share(e)
             ------------------------                ---------  --------------  -------   -----------   -------   --------
COMPANY STATIONS AND OTHER PROGRAMMING OUTLETS:
INDIANAPOLIS, IN
  WISH-TV..........................................     O&O          CBS           25          8             1       18%
  WIIH-LP (Satellite)(f)...........................     O&O          CBS
  Local Weather Station............................     O&O         Cable
NEW HAVEN-HARTFORD, CT
  WTNH-TV..........................................     O&O          ABC           27          8             2       14%
  WBNE-TV..........................................     LMA           WB                                 5(tie)       2%
GRAND RAPIDS-KALAMAZOO-BATTLE CREEK, MI(g)
  WOOD-TV..........................................     CS           NBC           37          8         1(tie)      18%
  WOTV-TV..........................................     CS           ABC                                     4        5%
NORFOLK-PORTSMOUTH, VA
  WAVY-TV..........................................     O&O          NBC           39          7         1(tie)      16%
  WVBT-TV..........................................     LMA       WB/Fox(h)                                  5        2%
  Local Weather Station............................     O&O         Cable
BUFFALO, NY
  WIVB-TV..........................................     O&O          CBS           40          7             2       17%
AUSTIN, TX
  KXAN-TV..........................................     O&O          NBC           60          7             3       14%
  KNVA-TV..........................................     LMA           WB                                     6        3%
  KXAM-TV (Satellite)(i)...........................     O&O          NBC
  Low Power Network................................     O&O          UPN
DECATUR-CHAMPAIGN, IL
  WAND-TV..........................................     O&O          ABC           81          8             3       14%
  Local Weather Station............................     O&O         Cable
FORT WAYNE, IN
  WANE-TV..........................................     O&O          CBS          102          6             2       19%
  Local Weather Station............................     O&O         Cable
DALLAS-FORT WORTH, TX
  KXTX-TV..........................................     LMA          IND            8         13             9        3%
JOINT VENTURE STATIONS:
DALLAS-FORT WORTH, TX
  KXAS-TV..........................................     JV           NBC            8         13             3       12%
SAN DIEGO, CA
  KNSD-TV..........................................     JV           NBC           26          7             1       13%

---------------

(a) "O&O" refers to a station owned and operated by the Company. "LMA" refers to a station operated by the Company pursuant to a local marketing agreement and with respect to which the Company has a purchase option exercisable under certain circumstances. "JV" refers to a station owned by the Joint Venture and operated by NBC. "CS" refers to a station which the Company currently provides services to pursuant to a consulting agreement. The Company's Core Stations, all of which are CBS, NBC and ABC affiliates, are WISH-TV, WANE-TV, WAND-TV, WAVY-TV, KXAN-TV, WTNH-TV and WIVB-TV.

(b)  "IND" refers to an independent station with no network affiliation.

(c) Rankings are based on the relative size of the station's "market" among the 211 generally recognized television markets in the United States. Source:
     Nielsen Station Index DMA Market Ratings -- November 1997, A.C. Nielsen Company.

(d) The number of stations in a market excludes local weather stations, low power networks and satellite broadcasting facilities.

(e) Source: Nielsen Station Index DMA Market Ratings -- November 1997, A.C. Nielsen Company, Sunday-Saturday 6:00 a.m.-2:00 a.m.

(f) Station WIIH-LP, Indianapolis, Indiana, is operated as a satellite station of WISH-TV in order to increase WISH-TV's coverage.

(g) The Company currently provides services to WOOD-TV and WOTV-TV pursuant to a consulting agreement with AT&T. The Company has agreed to acquire the assets of WOOD-TV and the LMA rights related to WOTV-TV from AT&T for a purchase price of approximately $125.5 million. The acquisition is expected to close later this year. See "The Transactions and Other Matters -- The Grand Rapids Acquisition" and "Business -- The Company -- History."

(h)  WVBT-TV will become a Fox affiliate on August 31, 1998.

(i) Station KXAM-TV, Llano, Texas, is operated as a satellite station of KXAN-TV in order to increase KXAN-TV's coverage.

                               BUSINESS STRATEGY

     The Company's business strategy is to maximize its BCF through both revenue growth and the implementation of effective cost controls. To achieve these goals, the Company seeks, among other things, to:

     Maximize Revenue Shares. From 1993 to 1997, the Company increased its broadcast television advertising revenue market share from 22.8% to 25.9% (assuming the acquisitions of WIVB-TV and WTNH-TV occurred on January 1, 1993) by targeting audiences with favorable demographic profiles, creating auxiliary revenue streams and cultivating strong network affiliations. On the same basis, the Company's gross advertising revenues have grown at a compound annual rate of 10.3%, whereas gross advertising revenues in the Company's markets have grown at a compound annual rate of 6.8%.

     The Company attempts to maximize each station's revenue share through a quarterly "entitlement review process." This process involves the benchmarking of each station's advertising revenues against an index which weights various demographic attributes according to their relative advertising revenue value. As a result of the entitlement review process, the Company's revenue shares typically outperform its audience shares.

     The Company's revenue shares also benefit from long term affiliations with its three core networks -- CBS, NBC and ABC -- which provide the Company's television stations affiliated with such networks with competitive programming, including coverage of political events and high profile sporting events such as the Olympic Games, Super Bowl and NCAA Men's Basketball Tournament. The Company also has stations affiliated with Fox, WB and UPN, which further enhances its ability to grow its revenue shares through access to their competitive programming.

     Emphasize Leading Local News. The Company's Core Stations are ranked number one or two in late news in all but the Company's smallest market. Management believes that a successful news operation is critical to the success of a television station because news audiences generally have the best demographic profiles from an advertising sales perspective. In addition, news programming:
(i) enables the Company to purchase less syndicated programming and thereby maintain tight control over programming costs; (ii) serves as a strong lead-in to other programming; and (iii) fosters a high profile in the local community, which is critical to maximizing local advertising sales.

     The Company believes that its local news programming significantly improves its stations' BCF margins. Accordingly, the Company has increased the hours of news produced per week from 81 in 1989 to 187 in 1997 on a pro forma basis. Partly as a result of its emphasis on quality local news programming, management has increased the BCF margin at the five network-affiliated stations that it has operated throughout the period from January 1, 1991 to December 31, 1997 (WISH-TV, WANE-TV, WAND-TV, WAVY-TV and KXAN-TV) from 37% to 47%.

     Execute a Multi-Channel Strategy. The Company's management pioneered the "multi-channel strategy," which involves the combination of an owned and operated television station with an LMA station and/or a Local Weather Station in the same market. Management has pursued this strategy in all but one of the Company's markets. Execution of the multi-channel strategy has been a factor in the Company's ability to generate incremental cash flow. The advantages of the multi-channel strategy are: (i) the ability to capitalize on management's expertise; (ii) additional advertising inventory in each market; (iii) greater programming flexibility; (iv) enhanced ability to leverage fixed operating costs over a larger revenue base; (v) improved negotiating positions with respect to suppliers of syndicated programming, advertisers and the networks; (vi) increased share of actual viewers; (vii) the opportunity to affiliate with the emerging networks; and (viii) enhanced opportunities for cross promotion.

     Control Costs. In addition to concentrating on maximizing advertising revenues in its local markets, management focuses on controlling costs to maximize BCF. In many markets, the Company operates with fewer personnel than its competitors. In addition, management typically buys syndicated programming on a Company-wide basis and performs detailed profitability analyses for all programming purchases. As a result, management believes that the Company's margins are among the highest in the industry for stations in markets of comparable size.

     Pursue Selective Acquisitions. The Company intends to pursue selective acquisitions of television stations with the goal of improving their operating performance by applying management's business strategy. Targeted stations generally will share many of the following characteristics: (i) attractive acquisition terms; (ii) opportunities for increased advertising revenue; (iii) opportunities to implement effective cost controls; (iv) opportunities for increased audience share through improved newscasts and programming; and (v) market locations that are projected to have attractive growth in advertising revenues. The Company intends to primarily target network-affiliated stations located in the fifty largest DMAs, which stations typically have established audiences for their news, sports and entertainment programming.

     Invest in Digital Technology. Management believes that the Company is well positioned for the transition to digital broadcasting and anticipates that the Company will be one of the first television broadcasters in the United States to transmit a digital signal. The Company has already invested $13 million to fully prepare its towers and transmitter buildings for the transition, and estimates that an additional $40 million will be required over the next five to seven years for other necessary capital expenditures such as the purchase of antennae, transmitters, studio equipment and news gathering equipment. In accordance with FCC regulations, all station affiliates of ABC, CBS, NBC and Fox in the top ten DMAs will be required to transmit a digital signal by May 1, 1999. Affiliates of those networks in DMAs ranked eleven through thirty will be required to transmit a digital signal by November 1, 1999. All remaining commercial broadcasters will be required to transmit a digital signal by May 1, 2002.

                            MANAGEMENT AND OWNERSHIP

     The Company's management team, led by Gary Chapman, the Company's President and Chief Executive Officer, is recognized as an industry leader. As an indication of management's expertise and ability, the five network-affiliated stations operated by management throughout the period from January 1, 1991 to December 31, 1997 (WISH-TV, WANE-TV, WAND-TV, WAVY-TV and KXAN-TV) achieved an aggregate annual compound growth rate in net revenues and BCF of 8.9% (from $57.8 million to $96.2 million) and 13.3% (from $21.4 million to $45.2 million), respectively. Management also increased the Company's BCF margin at these stations from 37% to 47% during such period. In connection with the Acquisition, management and key employees reinvested a portion of their equity interest in LIN Television in the indirect parent corporation of Holdings. In addition, management and key employees will be granted options to acquire additional shares representing an approximate 5% equity interest in such parent corporation.

     Hicks Muse is a leading private investment firm with offices in Dallas, New York, St. Louis and Mexico City that specializes in leveraged acquisitions, recapitalizations and other principal investing activities. Hicks Muse and its predecessor firm have completed or have pending over 100 transactions having a combined transaction value of more than $24 billion.

     Although Hicks Muse invests in a wide variety of industries, it has significant investments and experience in the media and communications industry, including interests in Chancellor Media, Capstar Broadcasting, STC Broadcasting, Katz Media, OmniAmerica Tower and Grupo MVS. Hicks Muse plans to utilize an investment model for the Company similar to that used for Chancellor Media and Capstar Broadcasting. Chancellor Media was formed in 1993 with the purchase of two radio stations. Today, Chancellor Media is the second largest radio operator in the United States in terms of revenue (behind only CBS). Similarly, Capstar Broadcasting was formed in 1996 for the purpose of acquiring radio stations in small to medium size markets. Capstar Broadcasting is now the largest radio operator in the United States in terms of number of stations. See "Risk
Factors -- Potential Conflicts of Interest" and "Certain Other Transactions."

                       THE TRANSACTIONS AND OTHER MATTERS

THE TRANSACTIONS

     The Acquisition. Holdings, LIN Acquisition and LIN Television entered into an Agreement and Plan of Merger on August 12, 1997 (as amended, the "Merger Agreement"). Pursuant to, and upon the terms and conditions of, the Merger Agreement, Holdings acquired LIN Television (the "Acquisition") on March 3, 1998 by merging LIN Acquisition, its wholly-owned subsidiary, with and into LIN Television (the "Merger"), with LIN Television surviving the Merger and becoming a direct, wholly owned subsidiary of Holdings. The total purchase price for the common equity of LIN Television was approximately $1.7 billion. In addition, the Company refinanced $260.2 million of LIN Television indebtedness and incurred acquisition costs of approximately $32.2 million.

     The Financings. The Acquisition was funded by (i) $6.9 million of excess cash on the Company's balance sheet; (ii) $50.0 million aggregate principal amount of senior secured Tranche A term loans ("Tranche A Term Loans"); (iii) $120.0 million aggregate principal amount of senior secured Tranche B term loans ("Tranche B Term Loans"); (iv) $299.3 million gross proceeds from the issuance by LIN Television of $300.0 million aggregate principal amount of Old Senior Subordinated Notes; (v) $199.6 million gross proceeds from the issuance by Holdings of $325.0 million aggregate principal amount at maturity of Old Senior Discount Notes, which proceeds were contributed by Holdings to the common equity of the Company; (vi) $558.1 million of common equity provided by affiliates of Hicks Muse, management and other co-investors to the equity of the corporate parents of Holdings, which in turn, through Holdings, contributed such amount to the common equity of the Company; and (vii) $815.5 million of proceeds of the GECC Note (collectively, the "Financings").

     The Joint Venture. In connection with the Acquisition, Hicks Muse and NBC formed the Joint Venture. The Joint Venture consists of KXAS-TV, formerly LIN Television's Dallas-Fort Worth NBC affiliate, and KNSD-TV, formerly NBC's San Diego station. A wholly owned subsidiary of NBC is the general partner of the Joint Venture and NBC operates the stations owned by the Joint Venture. The NBC General Partner holds an approximate 80% equity interest and the Company holds an approximate 20% equity interest in the Joint Venture. GECC provided debt financing for the Joint Venture in the form of an $815.5 million 25-year non-amortizing senior secured note bearing an initial interest rate of 8.0% per annum (the "GECC Note"). The Company expects that the interest payments on the GECC Note will be serviced solely by the cash flow of the Joint Venture. All Distributable Cash (as defined) of the Joint Venture will be distributed to the Company and the NBC General Partner based on their respective equity interests in the Joint Venture. On a pro forma basis for the fiscal year ended December 31, 1997, the Company's portion of the Joint Venture's Distributable Cash would have been $2.2 million (without giving effect to a reserve of $15.0 million which must be established, subject to waiver by the Company, prior to any distribution of Distributable Cash). See "Risk Factors -- Control of Holdings and the Company."

     The GECC Note was issued by LIN Television of Texas, L.P., the Company's indirect wholly owned partnership ("LIN Texas"), which distributed the proceeds to the Company to finance a portion of the cost of the Acquisition. The obligations to GECC under the GECC Note were assumed by the Joint Venture and LIN Texas was simultaneously released from all obligations under the GECC Note. The GECC Note is not an obligation of Holdings, the Company or any of their respective subsidiaries and is recourse only to the Joint Venture, the Company's equity interest therein and to the GECC Note Guarantor. See "Risk Factors -- Defaults under the GECC Note" and "The Transactions and Other Matters -- The Joint Venture."

     In connection with the formation of the Joint Venture, the Company received an extension of its NBC network affiliation agreements to 2010 and the option (exercisable through December 31, 1999) to purchase WVTM-TV, the NBC affiliate in Birmingham, Alabama.

     Sources and Uses. The following table sets forth the sources and uses of funds in connection with the Acquisition (dollars in millions):

SOURCES

Excess cash........................  $    6.9
Term Loans(a)......................     170.0
Old Senior Subordinated Notes(b)...     299.3
Holdings contributions(c)..........     757.7
GECC Note(d).......................     815.5
                                     --------
     Total Sources.................  $2,049.4
                                     ========
USES

Purchase of LIN Television
  equity(e)........................  $1,706.4
Refinance LIN Television debt......     260.2
Transaction fees and expenses(f)...      82.8
                                     --------
     Total Uses....................  $2,049.4
                                     ========

---------------

(a) The Term Loans funded in connection with the Acquisition consisted of $50.0 million aggregate principal amount of Tranche A Term Loans and $120.0 million aggregate principal amount of Tranche B Term Loans. As of December 31, 1997, the interest rates payable on outstanding Tranche A Term Loans and Tranche B Term Loans would have been approximately 7.50% and 8.00%, respectively. See "Description of the Senior Credit Facilities."

(b) Represents gross proceeds to the Company from the issuance of $300.0 million aggregate principal amount of Old Senior Subordinated Notes.

(c) Affiliates of Hicks Muse, management and other co-investors contributed $558.1 million to the equity of the corporate parents of Holdings, which in turn, through Holdings, contributed such amount to the common equity of the Company. In addition, Holdings issued $325.0 million aggregate principal amount at maturity of Old Senior Discount Notes and contributed the $199.6 million gross proceeds thereof to the common equity of the Company.

(d) LIN Texas distributed the proceeds from the issuance of the GECC Note to the Company, which used such proceeds to finance a portion of the cost of the Acquisition. The GECC Note is not an obligation of Holdings, the Company or any of their respective subsidiaries and is recourse only to the Joint Venture, the Company's equity interest therein and to the GECC Note Guarantor. The Company expects that the interest payments on the GECC Note will be serviced solely by the cash flow of the Joint Venture. See "Risk Factors -- Control of Holdings and the Company" and "-- Defaults under the GECC Note" and "The Transactions and Other Matters -- The Joint Venture.".

(e) The purchase price reflects the total price to acquire the equity of LIN Television (including KXAS-TV, which was contributed to the Joint Venture).

(f) Includes discounts and commissions on the Old Notes in connection with the Offerings.

  Organizational Structure

     The following chart depicts (i) the summary organizational chart of Holdings and the Company and (ii) the sources of financing for the Transactions:

                                   LIN GRAPH
THE GRAND RAPIDS ACQUISITION

     The Company expects to consummate the Grand Rapids Acquisition later this year. The Company currently provides services to the Grand Rapids Stations pursuant to a consulting agreement with AT&T. The total purchase price for the Grand Rapids Acquisition will be approximately $125.5 million (plus accretion thereon of 8% from March 1, 1998), which is expected to be funded by $125.0 million of additional Tranche A Term Loans. For the fiscal year ended December 31, 1997, the Grand Rapids Stations generated net revenues and BCF of $28.4 million and $11.3 million, respectively. The historical and pro forma financial information contained herein does not give effect to the Grand Rapids Acquisition. See "The Transactions and Other Matters -- The Grand Rapids Acquisition" and "Business -- The Company -- History."


                              RECENT DEVELOPMENTS



     Chancellor Media Corporation, a Delaware corporation ("Chancellor") and Ranger Equity Holdings Corporation, a Delaware corporation ("Ranger"), the indirect parent company of Holdings and the Company, entered into an Agreement and Plan of Merger, dated July 7, 1998 (the "Chancellor Merger Agreement"). Pursuant to, and subject to the prior satisfaction or waiver of certain customary conditions (including, without limitation, the approval of Chancellor's and the Company's respective shareholders, the receipt of necessary FCC approvals, and the termination or expiration of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) set forth in, the Chancellor Merger Agreement, Ranger will be merged with and into Chancellor (the "Chancellor Merger"), with Chancellor continuing as the surviving corporation following the Chancellor Merger. As a result of the Chancellor Merger, (i) each share of common stock, $0.01 par value ("Ranger Common Stock"), of Ranger will be converted into the right to receive 0.0300 of a share of common stock, $0.01 par value ("Chancellor Common Stock"), of Chancellor, other than shares of Ranger Common Stock for which appraisal rights have been exercised pursuant to Section 262 of the General Corporation Law of the State of Delaware. In addition, Chancellor, as the surviving corporation, will assume certain outstanding options to purchase shares of Ranger Common Stock held by certain directors, officers, employees and consultants of Ranger and its subsidiaries. Following the Chancellor Merger, Holdings and the Company will become indirect, wholly owned subsidiaries of Chancellor.

     A Chancellor shareholder has filed a shareholders derivative lawsuit in a chancery court in the State of Delaware, purportedly on behalf of Chancellor, naming Chancellor, Chancellor's directors and the Company as defendants. The lawsuit seeks, among other things, money damages and an injunction prohibiting the consummation of the Chancellor Merger. The Company believes that the lawsuit is without substantial merit and intends to vigorously defend the action.


                              THE EXCHANGE OFFERS

THE SENIOR SUBORDINATED NOTES EXCHANGE OFFER:

     The Senior Subordinated Notes Exchange Offer applies to $300,000,000 aggregate principal amount of the Old Senior Subordinated Notes. The form and terms of the New Senior Subordinated Notes will be the same as the form and terms of the Old Senior Subordinated Notes except that (i) interest on the New Senior Subordinated Notes will accrue from the date of issuance of the Old Senior Subordinated Notes, and (ii) the New Senior Subordinated Notes are being registered under the Securities Act and, therefore, will not bear legends restricting their transfer. The New Senior Subordinated Notes will evidence the same debt as the Old Senior Subordinated Notes and will be entitled to the benefits of the Senior Subordinated Notes Indenture (as defined) pursuant to which the Old Senior Subordinated Notes were issued. The Old Senior Subordinated Notes and the New Senior Subordinated Notes are sometimes referred to collectively herein as the "Senior Subordinated Notes." See "Description of the New Senior Subordinated Notes."

The Senior Subordinated
Notes Exchange Offer.......  $1,000 principal amount of New Senior Subordinated
                             Notes in exchange for each $1,000 principal amount of Old Senior Subordinated Notes. As of the date hereof, Old Senior Subordinated Notes representing $300,000,000 aggregate principal amount are outstanding. The terms of the New Senior Subordinated Notes and the Old Senior Subordinated Notes are substantially identical.

                             Based on an interpretation by the Commission's staff set forth in no-action letters issued to third parties unrelated to the Company, Holdings and the Guarantors, the Company and the Guarantors believe that New Senior Subordinated Notes issued pursuant to the Senior Subordinated Notes Exchange Offer in exchange for Old Senior Subordinated Notes may be offered for resale, resold and otherwise transferred by any person receiving the New Senior Subordinated Notes, whether or not that person is the registered holder (other than any such holder or such other person that is an "affiliate" of the Company or any Guarantors within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that (i) the New Senior Subordinated Notes are acquired in the ordinary course of business of that holder or such other person, (ii) neither the holder nor such other person is engaging in or intends to engage in a distribution of the New Senior Subordinated Notes, and (iii) neither the holder nor such other person has an arrangement or understanding with any person to participate in the distribution of the New Senior Subordinated Notes. See "The Exchange Offers -- Purpose and Effect." Each broker-dealer that receives New Senior Subordinated Notes for its own account in exchange for Old Senior Subordinated Notes, where those Old Senior Subordinated Notes were acquired by the broker-dealer as a result of its market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Senior Subordinated Notes. See "Plan of Distribution."

Senior Subordinated Notes
  Registration Rights
  Agreement................  The Old Senior Subordinated Notes were sold by the
                             Company on March 3, 1998, in a private placement in reliance on Section 4(2) of the Securities Act and immediately resold by the initial purchasers thereof (the "Initial Purchasers") in reliance on Rule 144A under the Securities Act (the "Original Senior Subordinated Notes Offering"). In connection with the original Senior Subordinated Notes Offering, the Company and Holdings entered into a Registration Rights Agreement with the Initial Purchasers (the "Senior Subordinated Notes Registration Rights Agreement") providing for, among other things, the Senior Subordinated Notes Exchange Offer. See "The Exchange Offers -- Purpose and Effect."

Expiration Date............  The Senior Subordinated Notes Exchange Offer will expire at 5:00 p.m., New York City time, on
                                       , 1998, or such later date and time to
                             which it is extended by the Company.

Withdrawal.................  The tender of Old Senior Subordinated Notes pursuant to the Senior Subordinated Notes Exchange Offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. Any Old Senior Subordinated Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Senior Subordinated Notes Exchange Offer.

Interest on the New Senior
  Subordinated Notes and
  Old Senior Subordinated
  Notes....................  Interest on each New Senior Subordinated Note will accrue from the date of issuance of the Old Senior Subordinated Note for which such Old Senior Subordinated Note is exchanged or from the date of the last periodic payment of interest on such Old Note, whichever is later.

Conditions to the Senior
  Subordinated Notes
  Exchange Offer...........  The Senior Subordinated Notes Exchange Offer is
                             subject to certain customary conditions, certain of which may be waived by the Company. See "The Exchange Offers -- Certain Conditions to the Exchange Offers."

Procedures for Tendering
Old Senior Subordinated
  Notes....................  Each holder of Old Senior Subordinated Notes wishing to accept the Senior Subordinated Notes Exchange Offer must complete, sign and date the accompanying letter of transmittal relating to the Senior Subordinated Notes Exchange Offer (the "Senior Subordinated Notes Letter of Transmittal"), or a copy thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver the Senior Subordinated Notes Letter of Transmittal, or the copy, together with the Old Senior Subordinated Notes and any other required documentation, to the Senior Subordinated Notes Exchange Agent (as defined) at the address set forth in the Senior Subordinated Notes Letter of Transmittal. Persons holding Old Senior Subordinated Notes through the Depository Trust Company ("DTC") and wishing to accept the Senior Subordinated Notes Exchange Offer must do so pursuant to the DTC's Automated Tender Offer Program, by which each tendering

                             Participant will agree to be bound by the Senior Subordinated Notes Letter of Transmittal. By executing or agreeing to be bound by the Senior Subordinated Notes Letter of Transmittal, each holder will represent to the Company that, among other things, (i) the New Senior Subordinated Notes acquired pursuant to the Senior Subordinated Notes Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Senior Subordinated Notes, whether or not such person is the holder of the Old Senior Subordinated Notes, (ii) neither the holder nor any such other person is engaging in or intends to engage in a distribution of such New Senior Subordinated Notes,
                             (iii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Senior Subordinated Notes within the meaning of the Securities Act, (iv) neither the holder nor any such person is an "affiliate," as defined under Rule 405 promulgated under the Securities Act, of the Company or any Guarantor, and (v) if such holder or other person is a broker-dealer, that it will receive New Senior Subordinated Notes for its own account in exchange for Old Senior Subordinated Notes that were acquired as a result of market-making activities or other trading activities and that it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such New Senior Subordinated Notes. See "The Exchange
                             Offers -- Procedures for Tendering."

Shelf Registration
  Requirement..............  Pursuant to the Senior Subordinated Notes
                             Registration Rights Agreement, the Company is required to file a "shelf" registration statement for a continuous offering pursuant to Rule 415 under the Securities Act in respect of the Old Senior Subordinated Notes if (i) because of any change in law or applicable interpretations of the staff of the Commission, the Company is not permitted to effect the Senior Subordinated Notes Exchange Offer, (ii) the Senior Subordinated Notes Exchange Offer is not consummated within 225 days of the Original Senior Subordinated Notes Offering,
                             (iii) any holder of Private Exchange Securities (as defined) requests within 60 days after the Senior Subordinated Notes Exchange Offer, (iv) any applicable law or interpretations do not permit any holder of Old Senior Subordinated Notes to participate in the Senior Subordinated Notes Exchange Offer, (v) any holder of Old Senior Subordinated Notes participates in the Senior Subordinated Notes Exchange Offer and does not receive freely transferrable New Senior Subordinated Notes in change for Old Senior Subordinated Notes or (vi) the Company so elects.

Acceptance of Old Senior
  Subordinated Notes and
  Delivery of New Senior
  Subordinated Notes.......  The Company will accept for exchange any and all
                             Old Senior Subordinated Notes which are properly tendered (and not withdrawn) in the Senior Subordinated Notes Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Senior Subordinated Notes issued pursuant to the Senior Subordinated Notes Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offers -- Terms of the Exchange Offers."

Senior Subordinated Notes
  Exchange Agent...........  United States Trust Company of New York is serving as Exchange Agent (the "Senior Subordinated Notes Exchange Agent") in connection with the Senior Subordinated Notes Exchange Offer.

Federal Income Tax
  Considerations...........  The exchange pursuant to the Senior Subordinated
                             Notes Exchange Offer should not be a taxable event for federal income tax purposes. See "Certain United States Federal Income Tax Considerations."

Effect of Not Tendering....  Old Senior Subordinated Notes that are not tendered or that are tendered but not accepted will, following the completion of the Senior Subordinated Notes Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof.

THE SENIOR DISCOUNT NOTES EXCHANGE OFFER:

     The Senior Discount Notes Exchange Offer applies to $325,000,000 aggregate principal amount at maturity of the Old Senior Discount Notes. The form and terms of the New Senior Discount Notes will be the same as the form and terms of the Old Senior Discount Notes except that (i) the Accreted Value (as defined) of the New Senior Discount Notes will be calculated from the date of issuance of the Old Senior Discount Notes and (ii) the New Senior Discount Notes are being registered under the Securities Act and, therefore, will not bear legends restricting their transfer. The New Senior Discount Notes will evidence the same debt as the Old Senior Discount Notes and will be entitled to the benefits of the Senior Discount Notes Indenture (as defined) pursuant to which the Old Senior Discount Notes were issued. The Old Senior Discount Notes and the New Senior Discount Notes are sometimes referred to collectively herein as the "Senior Discount Notes." See "Description of the New Senior Discount Notes."

The Senior Discount Notes
  Exchange Offer...........  $1,000 principal amount at maturity of New Senior
                             Discount Notes in exchange for each $1,000 principal amount at maturity of Old Senior Discount Notes. As of the date hereof, Old Senior Discount Notes representing $325,000,000 aggregate principal amount at maturity are outstanding. The terms of the New Senior Discount Notes and the Old Senior Discount Notes are substantially identical.

                             Based on an interpretation by the Commission's staff set forth in no-action letters issued to third parties unrelated to Holdings, Holdings believes that New Senior Discount Notes issued pursuant to the Senior Discount Notes Exchange Offer in exchange for Old Senior Discount Notes may be offered for resale, resold and otherwise transferred by any person receiving the New Senior Discount Notes, whether or not that person is the holder (other than any such holder or such other person that is an "affiliate" of Holdings within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that (i) the New Senior Discount Notes are required in the ordinary course of business of that holder or such other person, (ii) neither the holder nor such other person is engaging in or intends to engage in a distribution of the New Senior Discount Notes, and (iii) neither the holder nor such other person has an arrangement or understanding with any person to participate in the distribution of the New Senior Discount Notes. See "The Exchange Offers -- Purpose and Effect." Each broker-dealer that receives New Senior Discount Notes for its own account in exchange for Old Senior Discount Notes where the Old Senior Discount Notes were acquired by the broker-dealer as a result of its market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Senior Discount Notes. See "Plan of Distribution."

Senior Discount Notes
  Registration Rights
  Agreement................  The Old Senior Discount Notes were sold by Holdings on March 3, 1998, in a private placement in reliance on Section 4(2) of the Securities Act and immediately resold by the Initial Purchasers in reliance on Rule 144A under the Securities Act (the "Original Senior Discount Notes Offering," and together with the Original Senior Subordinated Notes Offering, the "Original Offerings.") In connection with the Original Senior Discount Notes Offering, the Company and Holdings entered into a Registration Rights Agreement with the Initial Purchasers (the "Senior Discount Notes Registration Rights Agreement") providing for, among other things, the Senior Discount Notes Exchange Offer. See "The Exchange Offers -- Purpose and Effect."

Expiration Date............  The Senior Discount Notes Exchange Offer will expire at 5:00 p.m., New York City time, on
                                         , 1998, or such later date and time to
                             which it is extended by Holdings.

Withdrawal.................  The tender of Old Senior Discount Notes pursuant to the Senior Discount Notes Exchange Offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. Any Old Senior Discount Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Senior Discount Notes Exchange Offer.

Accreted Value of the New
  Senior Discount Notes and
  Old Senior Discount
  Notes....................  The Accreted Value of each New Senior Discount Note will be calculated from the date of issuance of the Old Senior Discount Note for which such New Senior Discount Note is exchanged.

Conditions to the Senior
  Discount Notes Exchange
  Offer....................  The Senior Discount Notes Exchange Offer is subject to certain customary conditions, certain of which may be waived by the Company. See "The Exchange Offers -- Certain Conditions to the Exchange Offers."

Procedures for Tendering
Senior Discount Notes......  Each holder of Old Senior Discount Notes wishing to accept the Senior Discount Notes Exchange Offer must complete, sign and date the accompanying letter of transmittal relating to the Senior Discount Notes Exchange Offer (the "Senior Discount Notes Letter of Transmittal"; the Senior Discount Notes Letter of Transmittal and the Senior Subordinated Notes Letter of Transmittal are sometimes referred to herein individually as a "Letter of Transmittal" and collectively as the "Letters of Transmittal"), or a copy thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver the Senior Discount Notes Letter of Transmittal, or the copy, together with the Old Senior Discount Notes and any other required documentation, to the Senior Discount Notes Exchange Offer (as defined) at the address set forth in the Senior Discount Notes Letter of Transmittal. Persons holding Old Discount Notes through the DTC and wishing to accept the Senior Discount Notes Exchange Offer must do so pursuant to the DTC's Automated Tender Offer Program, by which each tendering Participant will agree to be bound by the Senior Discount Notes Letter of Transmittal. By executing or agreeing to be bound by the Senior Discount Notes Letter of Transmittal, each holder will represent to Holdings that, among other things, (i) the New Senior Discount Notes acquired pursuant to the Senior Discount Notes Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Senior Discount Notes, whether or not such person is the holder of the Old Senior Discount Notes,
                             (ii) neither the holder nor any such other person is engaging in or intends to engage in a distribution of such New Senior Discount Notes,
                             (iii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Senior Discount Notes, (iv) neither the holder nor any such other person is an "affiliate," as defined under Rule 405 promulgated under the Securities Act, of Holdings, and (v) if such holder or other person is a broker-dealer, that it will receive New Senior Discount Notes for its own account in exchange for Old Senior Discount Notes that were acquired as a result of market-making activities or other trading activities and that it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such New Senior Discount Notes.

Shelf Registration
  Requirement..............  Pursuant to the Senior Discount Notes Registration
                             Rights Agreement, Holdings is required to file a "shelf" registration statement for a continuous offering pursuant to Rule 415 under the Securities Act in respect of the Old Senior Discount Notes if
                             (i) because of any change in law or applicable interpretations of the staff of the Commission, Holdings is not permitted to effect the Senior Discount Notes Exchange Offer, (ii) the Senior Discount Notes Exchange Offer is not consummated within 225 days of the Original Senior Discount Notes Offering, (iii) any holder of Private Exchange Securities (as defined) requests within 60 days after the Senior Discount Notes Exchange Offer, (iv) any applicable law or interpretations do not permit any holder of Old Senior Discount Notes to participate in the Senior Discount Notes Exchange Offer, (v) any holder of Old Senior Discount Notes participates in the Senior Discount Notes Exchange Offer and does not receive freely transferrable New Senior Discount Notes in exchange for Old Senior Discount Notes or (vi) Holdings so elects.

Acceptance of Old Senior
  Discount Notes and
  Delivery of New Senior
  Discount
  Notes....................  Holdings will accept for exchange any and all Old
                             Senior Discount Notes which are properly tendered (and not withdrawn) in the Senior Discount Notes Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Senior Discount Notes issued pursuant to the Senior Discount Notes Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offers -- Terms of the Exchange Offer."

Senior Discount Notes
  Exchange Agent...........  United States Trust Company of New York is serving as Exchange Agent (the "Senior Discount Notes Exchange Agent"; the Senior Subordinated Notes Exchange Agent and the Senior Discount Notes Exchange Agent are sometimes referred to herein individually as an "Exchange Agent" and collectively as the "Exchange Agents") in connection with the Senior Discount Notes Exchange Offer.

Federal Income Tax
  Considerations...........  The exchange pursuant to the Senior Discount Notes
                             Exchange Offer should not be a taxable event for federal income tax purposes. See "Certain United States Federal Income Tax Considerations."

Effect of Not Tendering....  Old Senior Discount Notes that are not tendered or that are tendered but not accepted will, following the completion of the Senior Discount Notes Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof.

                             TERMS OF THE NEW NOTES

NEW SENIOR SUBORDINATED NOTES

Issuer.....................  LIN Television Corporation (as
                             successor-in-interest to LIN Acquisition Company).

Securities Offered.........  $300,000,000 aggregate principal amount of 8 3/8%
                             Senior Subordinated Notes due 2008.

Maturity...................  March 1, 2008.

Interest Payment Dates.....  March 1 and September 1 of each year, commencing
                             September 1, 1998.

Sinking Fund...............  None.

Optional Redemption........  Except as described below, the Company may not redeem the New Senior Subordinated Notes prior to March 1, 2003. On or after such date, the Company may redeem the Senior Subordinated Notes, in whole or in part, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time and from time to time on or prior to March 1, 2001, the Company may redeem up to 35% of the aggregate principal amount of the Senior Subordinated Notes with the net cash proceeds of one or more private or public offerings by the Company, at a redemption price equal to 108.375% of the principal amount to be redeemed, together with accrued and unpaid interest, if any, to the date of redemption, provided that at least 65% of the originally issued aggregate principal amount of the Senior Subordinated Notes remains outstanding after each such redemption. See "Description of the New Senior Subordinated Notes -- Optional Redemption."

Change of Control..........  Upon the occurrence of a Change of Control, (i) the
                             Company will have the option, at any time on or prior to March 1, 2003, to redeem the New Senior Subordinated Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest plus the Applicable Premium (as defined) and (ii) if the New Senior Subordinated Notes are not redeemed or if such Change of Control occurs after March 1, 2003, the Company will be required to make an offer to repurchase the New Senior Subordinated Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. See "Description of the New Senior Subordinated Notes -- Change of Control" and
                             "-- Amendment."

Guarantees.................  The New Senior Subordinated Notes will be guaranteed (the "Subsidiary Guarantees"), jointly and severally on an unsecured senior subordinated basis, by the Company's direct and indirect, existing and future, Restricted Subsidiaries (the "Guarantors"). The Guarantors also will guarantee all obligations of the Company under the Senior Credit Facilities (as defined). The Company's obligations under the Senior Credit Facilities also will be secured by substantially all of the assets of the Company and the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee will be subordinated in right of payment to the prior payment in full of all Guarantor Senior Indebtedness (as defined) of such Guarantor to substantially the same extent as the Senior Subordinated Notes are subordinated to all existing and future Senior Indebtedness of the Company. See "Description of the New Senior Subordinated
                             Notes -- Subsidiary Guarantees of the New Senior Subordinated Notes."

Ranking....................  The New Senior Subordinated Notes will be unsecured and will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined) of the Company and will rank pari passu in right of payment with all Senior Subordinated Indebtedness (as defined) of the Company. As of March 31, 1998, the aggregate principal amount of the Company's outstanding Senior Indebtedness was $170.0 million (consisting of outstanding Term Loans) and the Company had no Senior Subordinated Indebtedness outstanding other than the Senior Subordinated Notes and had no Subsidiary Indebtedness outstanding. As of such date, liabilities of the Company's Subsidiaries reflected on its consolidated balance sheet, including indebtedness and other liabilities such as trade payables and accrued expenses, aggregated $17.8 million. See "Description of the New Senior Subordinated Notes -- Ranking and Subordination."

Restrictive Covenants......  The Senior Subordinated Notes Indenture limits, among other things, (i) the incurrence of additional indebtedness and issuance of capital stock, (ii) layering of indebtedness, (iii) the payment of dividends on, and redemption of, capital stock of the Company, (iv) liens, (v) mergers, consolidations, and sales of all or substantially all of the Company's assets, (vi) asset sales,
                             (vii) asset swaps, (viii) dividend and other payment restrictions affecting Restricted Subsidiaries and (ix) transactions with affiliates of the Company. However, all of these limitations and prohibitions are subject to a number of important qualifications and exceptions. See "Description of the New Senior Subordinated
                             Notes -- Certain Covenants."

Use of Proceeds............  There will be no cash proceeds to the Company from the exchange of New Senior Subordinated Notes for Old Senior Subordinated Notes pursuant to the Senior Subordinated Notes Exchange Offer. The net proceeds from the Original Senior Subordinated Notes Offering were used, together with the proceeds of the other Financings, to consummate the Acquisition.

NEW SENIOR DISCOUNT NOTES

Issuer.....................  LIN Holdings Corp.

Securities Offered.........  $325,000,000 aggregate principal amount at maturity of 10% Senior Discount Notes due 2008. The Senior Discount Notes will be issued at a discount to their aggregate principal amount at maturity.

Maturity...................  March 1, 2008.

Interest Payment Dates.....  Cash interest will not accrue or be payable on the
                             New Senior Discount Notes prior to March 1, 2003. Thereafter, cash interest on the New Senior Discount Notes will accrue at a rate of 10% per annum and will be payable semi-annually in arrears on March 1 and September 1 of each year, commencing on September 1, 2003.

Original Issue Discount....  For federal income tax purposes, the New Senior
                             Discount Notes will be treated as having been issued with "original issue discount" equal to the difference between the issue price of the Old Senior Discount Notes and the sum of all cash payments (whether denominated as principal or interest) to be made thereon. Each holder of a New Senior Discount Note must include as gross income for federal income tax purposes a portion of such original issue discount for each day during each taxable year in which a New Senior Discount Note is held even though no cash interest payments will be received prior to March 1, 2003. See "Certain United States Federal Income Tax
                             Considerations -- Taxation of Original Issue
                             Discount."

Sinking Fund...............  None.

Mandatory Principal
  Redemption...............  Except as described below, Holdings may not redeem the New Senior Discount Notes prior to March 1, 2003. On March 1, 2003, Holdings will be required to redeem Senior Discount Notes with an aggregate principal amount at maturity equal to (i) $125.0 million multiplied by (ii) the quotient obtained by dividing (x) the aggregate principal amount at maturity of Senior Discount Notes then outstanding (other than Senior Discount Notes then held by Holdings or its Subsidiaries or the entities with respect to which Holdings is a direct or indirect Subsidiary) by (y) $325.0 million, (the "Mandatory Principal Redemption Amount") at a redemption price equal to 100% of the principal amount at maturity of the Senior Discount Notes so redeemed. See "Description of the New Senior Discount
                             Notes -- Mandatory Principal Redemption."

Optional Redemption........  The New Senior Discount Notes will be redeemable at the option of Holdings, in whole or in part, at any time on or after March 1, 2003. On or after such date, Holdings may redeem the New Senior Discount Notes, in whole or in part, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time and from time to time on or prior to March 1, 2001, Holdings may, subject to certain requirements, redeem up to 35% of the aggregate principal amount at maturity of the Senior Discount Notes with the net cash proceeds from one or more private or public equity offerings at a price equal to 110% of the Accreted Value (as defined) at the date of redemption, provided that at least 65% of the originally issued aggregate principal amount at maturity of the Senior Discount Notes remains outstanding after each such redemption. See "Description of the New Senior Discount Notes -- Optional Redemption."

Change of Control..........  Upon a Change of Control, (i) Holdings will have the option, at any time on or prior to March 1, 2003, to redeem the New Senior Discount Notes, in whole but not in part, at a redemption price equal to 100% of the Accreted Value thereof plus the Applicable Premium and (ii) if the New Senior Discount Notes are not so redeemed or if such Change of Control occurs after March 1, 2003, Holdings will be required to make an offer to repurchase the New Senior Discount Notes at a price equal to (a) 101% of the Accreted Value thereof if redeemed on or before March 1, 2003, and (b) 101% of the principal amount at maturity, plus accrued and unpaid interest, if any, thereon, if redeemed after March 1, 2003. See "Description of the New Senior Discount Notes -- Change of Control."

Guarantees.................  None.

Ranking....................  The New Senior Discount Notes will be senior unsecured obligations of Holdings and will rank pari passu in right of payment with all Senior Indebtedness of Holdings, including Holdings' guarantee of the Senior Credit Facilities. Holdings is a holding company with no operations of its own and whose primary asset is the capital stock of the Company (all of which will be pledged to secure the Senior Credit Facilities). As a result of the holding company structure, the New Senior Discount Notes will effectively rank junior in right of payment to all creditors of the Company and its subsidiaries, including the lenders under the Senior Credit Facilities, holders of the Senior Subordinated Notes and trade creditors. As of March 31, 1998, the New Senior Discount Notes were effectively subordinated to $523.8 of aggregate liabilities (including indebtedness and other liabilities such as trade payables and accrued expenses that would have been reflected on the consolidated balance sheet) of the Company and its subsidiaries. See "Description of the New Senior Discount Notes."

Restrictive Covenants......  The Senior Discount Notes Indenture limits, among other things, (i) the incurrence of additional indebtedness and issuance of capital stock, (ii) the payment of dividends on, and redemption of, capital stock of Holdings, (iii) mergers, consolidations and sales of all or substantially all of Holdings' assets, (iv) asset sales, (v) asset swaps, (vi) dividend and other payment restrictions affecting Restricted Subsidiaries and
                             (vii) transactions with affiliates. However, all of these limitations and prohibitions are subject to a number of important qualifications and exceptions. See "Description of the New Senior Discount
                             Notes -- Certain Covenants."

Use of Proceeds............  There will be no cash proceeds to Holdings from the exchange of New Senior Discount Notes for Old Senior Discount Notes pursuant to the Senior Discount Notes Exchange Offer. The net proceeds from the Original Senior Discount Notes Offering were used, together with the proceeds of the other Financings, to consummate the Acquisition.

                                  RISK FACTORS

     Prospective investors should carefully consider all of the information set forth in this Prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors" for risks involved with an investment in the New Notes, as well as a continuing investment in the Old Notes.

                       SUMMARY HISTORICAL FINANCIAL DATA

     The following table sets forth, as of the dates and for the years indicated, summary historical consolidated financial data of the Company and Holdings. The historical statement of operations and other data with respect to December 31, 1995, 1996 and 1997 and the balance sheet data at December 31, 1996 and 1997, set forth below, are derived from, and are qualified by reference to, the consolidated financial statements as audited by Ernst & Young LLP, included elsewhere in this Prospectus and should be read in conjunction with those financial statements and notes thereto. The historical statement of operations and other data with respect to December 31, 1993 and 1994 and the balance sheet data at December 31, 1993, 1994 and 1995, set forth below, are derived from LIN Television's audited financial statements not included in this Prospectus. The interim financial data set forth below is derived from the unaudited financial statements included elsewhere in this Prospectus and should be read in conjunction with those financial statements and the notes thereto.

                                    HOLDINGS       COMPANY     PREDECESSOR
                                   PERIOD FROM   PERIOD FROM   PERIOD FROM   PREDECESSOR
                                     MARCH 3       MARCH 3      JANUARY 1    THREE MONTHS
                                     THROUGH       THROUGH       THROUGH        ENDED
                                    MARCH 31,     MARCH 31,     MARCH 2,      MARCH 31,
                                      1998          1998          1998           1997
                                   -----------   -----------   -----------   ------------
                                                   (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net revenues.....................  $   16,211    $   16,211      $43,804       $ 61,662
Operating costs and expenses:
 Station operating expenses......       8,026         8,026       22,818         32,393
 Amortization of program
   rights........................       1,015         1,015        2,743          4,058
 Depreciation and amortization of
   intangible assets.............       4,474         4,474        4,581          6,396
 Corporate expense...............         458           458        1,170          1,698
 Tower write-offs(c).............          --            --           --             --
                                   ----------    ----------      -------       --------
Operating income.................       2,238         2,238       12,492         17,117
Interest expense.................       5,270         3,535        2,764          5,718
Other (income) expense...........         412           412          146             16
Merger expense(d)................          --            --        8,616             --
                                   ----------    ----------      -------       --------
Income (loss) before provision
 (benefit) for income taxes and
 extraordinary item..............      (3,444)       (1,709)         966         11,383
Provision (benefit) for income
 taxes...........................        (215)        2,019        3,710          4,246
                                   ----------    ----------      -------       --------
Income (loss) before
 extraordinary item..............      (3,229)       (3,728)      (2,744)         7,137
Extraordinary item, net of income
 tax benefit(e)..................          --            --           --             --
                                   ----------    ----------      -------       --------
Net income (loss)................  $   (3,229)   $   (3,728)     $(2,744)      $  7,137
                                   ==========    ==========      =======       ========
BALANCE SHEET DATA:
Cash and cash equivalents........  $   17,722    $   17,722                    $ 28,493
Total assets.....................   1,802,940     1,790,270                     595,789
Long-term debt...................     670,560       469,301                     335,000
Total stockholders' equity
 (deficit).......................     554,894       741,249                     147,099
CASH FLOW DATA:
Net cash provided by (used in):
 Operating activities............       8,626         8,626        8,416         21,448
 Investing activities............    (907,263)     (907,263)      (1,468)        (7,421)
 Financing activities............     916,359       916,359        1,071        (13,486)
Net increase (decrease) in cash
 and cash equivalents............      17,722        17,722        8,019            541
OTHER DATA:
Capital expenditures.............  $       89    $       89      $ 1,221       $  7,171
BCF(f)...........................       7,730         7,730       17,104         25,817
EBITDA(f)........................       7,272         7,272       15,934         24,119
Ratio of earnings to fixed
 charges(g)......................          --            --          1.4x           3.0x


                                                       PREDECESSOR
                                   ----------------------------------------------------
                                                 YEAR ENDED DECEMBER 31,
                                   ----------------------------------------------------
                                     1997       1996     1995(A)    1994(B)      1993
                                   --------   --------   --------   --------   --------
                                                  (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net revenues.....................  $291,519   $273,367   $217,247   $150,523   $127,541
Operating costs and expenses:
 Station operating expenses......   134,219    128,928     96,988     66,001     57,587
 Amortization of program
   rights........................    15,596     14,464     12,357      7,274      5,002
 Depreciation and amortization of
   intangible assets.............    24,789     23,817     17,127      8,849      7,920
 Corporate expense...............     6,763      6,998      5,747      4,330      4,781
 Tower write-offs(c).............     2,697         --         --         --         --
                                   --------   --------   --------   --------   --------
Operating income.................   107,455     99,160     85,028     64,069     52,251
Interest expense.................    21,340     26,582     26,262     13,451     13,678
Other (income) expense...........       200       (359)      (938)      (293)      (797)
Merger expense(d)................     7,206         --         --         --         --
                                   --------   --------   --------   --------   --------
Income (loss) before provision
 (benefit) for income taxes and
 extraordinary item..............    78,709     72,937     59,704     50,911     39,370
Provision (benefit) for income
 taxes...........................    30,602     26,476     21,674     19,726     17,083
                                   --------   --------   --------   --------   --------
Income (loss) before
 extraordinary item..............    48,107     46,461     38,030     31,185     22,287
Extraordinary item, net of income
 tax benefit(e)..................        --         --         --     (2,925)        --
                                   --------   --------   --------   --------   --------
Net income (loss)................  $ 48,107   $ 46,461   $ 38,030   $ 28,260   $ 22,287
                                   ========   ========   ========   ========   ========
BALANCE SHEET DATA:
Cash and cash equivalents........  $  8,046   $ 27,952   $ 18,025   $ 17,907   $ 19,461
Total assets.....................   569,325    595,944    587,256    423,964    183,697
Long-term debt...................   260,000    350,000    387,000    295,000    176,447
Total stockholders' equity
 (deficit).......................   192,565    138,448     86,434     40,160    (99,115)
CASH FLOW DATA:
Net cash provided by (used in):
 Operating activities............  $ 81,691   $ 70,799   $ 56,040   $ 49,654   $ 46,566
 Investing activities............   (15,060)   (27,864)  (127,723)  (142,168)    (6,864)
 Financing activities............   (86,537)   (33,008)    71,801     90,960    (37,594)
Net increase (decrease) in cash
 and cash equivalents............   (19,906)     9,927        118     (1,554)     2,108
OTHER DATA:
Capital expenditures.............  $ 20,605   $ 27,557   $ 27,715   $ 20,406   $  6,864
BCF(f)...........................   145,470    130,399    106,749     77,203     65,466
EBITDA(f)........................   138,707    123,401    101,002     72,873     60,685
Ratio of earnings to fixed
 charges(g)......................       4.6x       3.7x       3.2x       4.5x       3.8x

---------------

(a) On October 2, 1995, the Company purchased station WIVB-TV, Buffalo, New York for approximately $100.7 million in cash.

(b) On December 28, 1994, the Company purchased station WTNH-TV, New Haven-Hartford, Connecticut for approximately $120.2 million in cash plus approximately 3.4 million shares of LIN Television common stock.

(c) During the second quarter of 1997, the Company disposed of towers and other broadcast equipment that could no longer be used with digital technology.

(d) During the last half of 1997, the Company incurred financial, legal advisory and regulatory filing fees in connection with the Acquisition.

(e) In 1994, the Company recorded a $4.5 million write-off of unamortized bank fees and expenses related to its existing credit facility. This write-off has been reflected as an extraordinary loss on extinguishment of debt of $2.9 million, after the effect of an income tax benefit of $1.6 million, in the Company's financial statements.

(f) The terms "broadcast cash flow" ("BCF") and "EBITDA" are referred to in various places in this Prospectus. BCF is defined as operating income (loss) plus corporate expenses plus depreciation and amortization of intangible assets and amortization of program rights plus other non-cash expenses (consisting of tower write-offs and non-cash pension expenses) minus cash program payments. EBITDA is defined as BCF minus corporate expenses. BCF and EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles ("GAAP"). However, management believes that BCF is useful to a prospective investor because it is a measure widely used in the broadcast industry to evaluate a television broadcast company's operating performance and that EBITDA is useful to a prospective investor because it is widely used in the broadcast industry to evaluate a television broadcast company's ability to service debt. BCF and EBITDA should not be considered in isolation of or as a substitute for net income (loss), cash flows from operating activities and other income and cash flow statement data prepared in accordance with GAAP or as a measure of liquidity or profitability. BCF and EBITDA as determined above may not be comparable to the BCF and EBITDA measures reported by other companies. In addition, these measures do not represent funds available for discretionary use. The Company is currently considering selling to the Sports Joint Venture (as defined) the Company's contractual rights with respect to television station KXTX-TV, its Dallas-Fort Worth LMA station. In 1997, KXTX-TV generated BCF of $6.8 million.

(g) For purposes of calculating the ratio of earnings to fixed charges, "earnings" consist of income before provision for income taxes plus fixed charges and losses from equity method joint ventures. "Fixed charges" consist of interest expense, amortization of deferred financing costs and the component of rental expense believed by management to be representative of the interest factor thereon. Earnings were insufficient to cover fixed charges by $3.0 million for Holdings for the period March 3 through March 31, 1998, and $1.2 million for the Company for the period March 3 through March 31, 1998.

                        SUMMARY PRO FORMA FINANCIAL DATA

     The following table sets forth, as of the dates and for the years indicated, summary pro forma financial data of the Company and Holdings. The pro forma financial data is derived from the "Unaudited Pro Forma Financial Information" that gives pro forma effect to the Transactions. The pro forma statement of operations and other data give effect to the Transactions as if they had occurred on January 1 of each of the periods presented. The pro forma financial information contained herein does not give effect to the Grand Rapids Acquisition. The pro forma financial data do not purport to represent what the financial position or results of operations of the Company and Holdings and their subsidiaries would actually have been had the Transactions in fact been consummated on the assumed dates or to project the financial position or results of operations of the Company and Holdings and their subsidiaries for any future period or date. The pro forma financial data presented below are based on assumptions which management believes are reasonable and should be read in conjunction with "Selected Consolidated Financial and Operating Data," "Unaudited Pro Forma Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company and Holdings, and the notes thereto, included elsewhere in this Prospectus.

                                                     THREE MONTHS ENDED        YEAR ENDED
                                                       MARCH 31, 1998       DECEMBER 31, 1997
                                                     -------------------   -------------------
                                                     HOLDINGS   COMPANY    HOLDINGS   COMPANY
                                                     --------   --------   --------   --------
STATEMENT OF OPERATIONS DATA:
Net revenues.......................................  $ 46,762   $ 46,762   $196,115   $196,115
Operating costs and expenses
  Station operating expenses.......................    25,848     25,848    106,098    106,098
  Amortization of program rights...................     3,413      3,413     13,566     13,566
  Depreciation and amortization of intangible
     assets........................................    13,597     13,597     54,074     54,074
  Corporate expense................................     1,628      1,628      6,763      6,763
  Tower write-offs(a)..............................        --         --      2,697      2,697
                                                     --------   --------   --------   --------
Operating income...................................     2,276      2,276     12,917     12,917
Interest expense...................................    16,394     10,646     64,828     43,112
Other (income) expense.............................     2,180      2,180      4,989      4,989
                                                     --------   --------   --------   --------
Income (loss) before provision (benefit) for income
  taxes............................................   (16,298)   (10,550)   (56,900)   (35,184)
Provision (benefit) for income taxes...............    (1,159)       853    (13,485)    (5,884)
                                                     --------   --------   --------   --------
Net loss...........................................  $(15,139)  $(11,403)  $(43,415)  $(29,300)
                                                     ========   ========   ========   ========
OTHER DATA:
Capital expenditures...............................  $  1,002   $  1,002   $ 18,066   $ 18,066
BCF(b).............................................    17,024     17,024     79,488     79,488
EBITDA(b)..........................................    15,396     15,396     72,725     72,725
Ratio of earnings to fixed charges(c)..............        --         --         --         --

---------------

(a) During the second quarter of 1997, the Company disposed of towers and other broadcast equipment that could no longer be used with digital technology.

(b) The terms "broadcast cash flow" ("BCF") and "EBITDA" are referred to in various places in this Prospectus. BCF is defined as operating income (loss) plus corporate expenses plus depreciation and amortization of intangible assets and amortization of program rights plus other non-cash expenses (consisting of tower write-offs and non-cash pension expenses) minus cash program payments. EBITDA is defined as BCF minus corporate expenses. BCF and EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles ("GAAP"). However, management believes that BCF is useful to a prospective investor because it is a measure widely used in the broadcast industry to evaluate a television broadcast company's operating performance and that EBITDA is useful to a prospective investor because it is widely used in the broadcast industry to evaluate a television broadcast company's ability to service debt. BCF and EBITDA should not be considered in isolation of or as a substitute for net income (loss), cash flows from operating activities and other income and cash flow statement data prepared in accordance with GAAP or as a measure of liquidity or profitability. BCF and EBITDA as determined above may not be comparable to the BCF and EBITDA measures reported by other companies. In addition, these measures do not represent funds available for discretionary use. The Company is currently considering selling to the Sports Joint Venture (as defined) the Company's contractual rights with respect to television station KXTX-TV, its Dallas-Fort Worth LMA station. In 1997, KXTX-TV generated BCF of $6.8 million.

(c) For purposes of calculating the ratio of earnings to fixed charges, "earnings" consist of income before provision for income taxes plus fixed charges and losses from equity method joint ventures. "Fixed charges" consist of interest expense, amortization of deferred financing costs and the component of rental expense believed by management to be representative of the interest factor thereon. Earnings were insufficient to cover fixed charges by $14.1 million and $51.9 million for Holdings for the periods ended March 31, 1998 and December 31, 1997, respectively, and $8.4 million and $30.2 million for the Company for the periods ended March 31, 1998 and December 31, 1997, respectively.

                                  RISK FACTORS

     Prospective investors should carefully consider the risk factors set forth below, as well as the other information set forth in this Prospectus, before making an investment in the Notes. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to, the risk factors set forth below. See also "Forward Looking Statements" and "Certain Definitions and Market and Industry Data" above.

SUBSTANTIAL LEVERAGE AND DEBT SERVICE

     Holdings and the Company incurred substantial indebtedness in connection with the Acquisition. As of March 31, 1998, Holdings had $670.6 million of consolidated indebtedness and $554.9 million of consolidated common shareholders' equity, and the Company had $469.3 million of consolidated indebtedness and $741.2 million of consolidated common shareholder's equity. Both Holdings and the Company are substantially leveraged as a result of the consummation of the Transactions. On a pro forma basis, earnings were insufficient to cover fixed charges by $51.9 million for Holdings and $30.2 million for the Company for the year ended December 31, 1997. See "Capitalization" and "Unaudited Pro Forma Financial Information." Holdings and the Company may incur additional indebtedness in the future, subject to certain limitations contained in the instruments and documents governing their respective indebtedness. Accordingly, Holdings and the Company have significant debt service obligations. See "Description of the New Senior Subordinated Notes," "Description of the New Senior Discount Notes" and "Description of the Senior Credit Facilities."

     Holdings' and the Company's high degrees of leverage could have important consequences to holders of the Notes, including the following: (i) a substantial portion of their cash flow from operations will be dedicated to the payment of principal of, premium (if any) and interest on their respective indebtedness, thereby reducing the funds available for operations, distributions to Holdings for payments with respect to the Senior Discount Notes, future business opportunities and other purposes and increasing the vulnerability of Holdings and the Company to adverse general economic and industry conditions; (ii) the ability of Holdings and the Company to obtain additional financing in the future may be limited; (iii) certain of the Company's borrowings (including, without limitation, amounts borrowed under the Senior Credit Facilities) will be at variable rates of interest, which will expose the Company to increases in interest rates; (iv) all of the indebtedness incurred in connection with the Senior Credit Facilities will be secured and is scheduled to become due prior to the time the principal payments on the Notes are scheduled to become due; and
(v) the Mandatory Principal Redemption Amount will become due and payable in a lump sum on March 1, 2003.

     Holdings' and the Company's abilities to make scheduled payments of the principal of, or to pay interest on, or to refinance their respective indebtedness (including the Notes) will depend on the future performance of the Company and its subsidiaries, which to a certain extent will be subject to economic, financial, regulatory, competitive and other factors beyond the Company's control. Based upon the Company's current operations and anticipated growth, management believes that future cash flow from operations, together with the Company's available borrowings under the Senior Credit Facilities, will be adequate to meet Holdings' and the Company's respective anticipated requirements for capital expenditures, interest payments and scheduled principal payments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." There can be no assurance, however, that the Company's business will continue to generate sufficient cash flow from operations in the future to service its and Holdings' respective indebtedness and make necessary capital expenditures. If unable to do so, Holdings and the Company may be required to refinance all or a portion of their respective indebtedness, including the Notes, to sell assets or to obtain additional financing. There can be no assurance that any such refinancing would be possible, that any assets could be sold (or, if sold, of the timing of such sales and the amount of proceeds realized therefrom) or that additional financing could be obtained.

SUBSTANTIAL RESTRICTIONS AND COVENANTS

     The Credit Agreement (as defined) and the Indentures (as defined) contain numerous restrictive covenants, including, but not limited to, covenants that restrict Holdings' and the Company's abilities to incur indebtedness, pay dividends, create liens, sell assets, engage in certain mergers and acquisitions and refinance indebtedness. In addition, the Credit Agreement requires the Company to maintain certain financial ratios. The ability of Holdings and the Company to comply with the covenants and other terms of the Credit Agreement and the Indentures, to make cash payments with respect to the Notes and to satisfy their other respective debt obligations (including, without limitation, borrowings and other obligations under the Senior Credit Facilities) will depend on the future operating performance of the Company and its subsidiaries. In the event Holdings or the Company fails to comply with the various covenants contained in the Credit Agreement or the Indentures, as applicable, it would be in default thereunder, and in any such case, the maturity of substantially all of its long-term indebtedness could be accelerated. A default under either of the Indentures would also constitute an event of default under the Credit Agreement. The Credit Agreement will prohibit the repayment, purchase, redemption, defeasance or other payment of any of the principal of the Notes at any time prior to their stated maturity. See "Description of the New Senior Subordinated Notes," "Description of the New Senior Discount Notes" and "Description of the Senior Credit Facilities."

RANKING OF THE NOTES AND GUARANTEES

     The Senior Subordinated Notes are unsecured senior subordinated obligations of the Company and the indebtedness evidenced by each Subsidiary Guarantee is unsecured senior subordinated indebtedness of the relevant Guarantor. The payment of principal of, premium (if any), and interest on the Senior Subordinated Notes and the payment of any Subsidiary Guarantee will be subordinated in right of payment to all Senior Indebtedness of the Company or all Senior Indebtedness of ("Guarantor Senior Indebtedness") of the relevant Guarantor, as the case may be, including all indebtedness and obligations of the Company under the Senior Credit Facilities and such Guarantor's guarantee of such obligations. As of March 31, 1998, Senior Indebtedness of the Company and Guarantor Senior Indebtedness were approximately $170.0 million and $170.0 million, respectively, and Senior Subordinated Indebtedness of the Company and Senior Subordinated Indebtedness of the Guarantors were approximately $300.0 million of aggregate principal and $300.0 million of aggregate principal, respectively. The Senior Subordinated Notes Indenture permits the Company to incur additional Senior Indebtedness, provided that certain conditions are met, and the Company expects from time to time to incur additional Senior Indebtedness. In addition, the Senior Subordinated Notes Indenture permits Senior Indebtedness to be secured. By reasons of the subordination provisions of the Senior Subordinated Notes Indenture, in the event of insolvency, liquidation, reorganization, dissolution or other winding-up of the Company or a Guarantor, holders of Senior Indebtedness of the Company or Guarantor Senior Indebtedness, as the case may be, will have to be paid in full before the Company makes payments in respect of the Senior Subordinated Notes or a Guarantor makes payments in respect of its Subsidiary Guarantee. In addition, no payment will be able to be made in respect of the Senior Subordinated Notes if
(i) any Senior Indebtedness is not paid when due or (ii) any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms. Accordingly, there may be insufficient assets remaining after such payments to pay amounts due on the Senior Subordinated Notes. Furthermore, if certain other defaults exist with respect to Designated Senior Indebtedness (as defined), the holders of such Designated Senior Indebtedness will be able to prevent payments on the Senior Subordinated Notes for certain periods of time. See "Description of the New Senior Subordinated Notes -- Ranking and Subordination."

     The Senior Discount Notes are unsecured senior obligations of Holdings and rank pari passu in right of payment with all unsecured Senior Indebtedness of Holdings, including Holdings' guarantee of the Senior Credit Facilities. As a result of the holding company structure, the holders of the Senior Discount Notes effectively rank junior in right of payment to all creditors of the Company and its subsidiaries, including, without limitation, the lenders under the Senior Credit Facilities, holders of the Senior Subordinated Notes and trade creditors. See "-- Structural Subordination of Holdings." In the event of the dissolution, bankruptcy, liquidation or reorganization of Holdings or the Company, the holders of the Senior Discount

Notes may not receive any amounts in respect of the Senior Discount Notes until after the payment in full of all claims of the creditors of the Company and its subsidiaries. As of March 31, 1998, the Senior Discount Notes were effectively subordinated to approximately $523.8 million of liabilities of Subsidiaries of Holdings that would have been reflected on its consolidated balance sheet, including indebtedness and other liabilities such as trade payables and accrued expenses. See "Capitalization" and "Description of the New Senior Discount Notes."

STRUCTURAL SUBORDINATION OF HOLDINGS

     Holdings is a holding company whose only material asset is the capital stock of the Company. The New Senior Discount Notes will be an obligation of Holdings and the holders of the Senior Discount Notes will have no recourse to the Company or its assets, including any subsidiaries of the Company. It is not anticipated that Holdings will have any business (other than in connection with its ownership of the capital stock of the Company and the performance of its obligations with respect to the Senior Discount Notes and the Senior Credit Facilities) and will depend on distributions from the Company to meet its debt service obligations, including, without limitation, interest and principal obligations with respect to the Senior Discount Notes. Because of the substantial leverage of the Company, and the dependence of Holdings upon the operating performance of the Company to generate distributions to Holdings, there can be no assurance that Holdings will have adequate funds to fulfill its obligations in respect of the Senior Discount Notes when due. In addition, the Credit Agreement, the Senior Subordinated Notes Indenture and applicable federal and state law will impose restrictions on the payment of dividends and the making of loans by the Company to Holdings. As a result of the foregoing restrictions, Holdings may be unable to gain access to the cash flow or assets of the Company in amounts sufficient to pay the Mandatory Principal Redemption Amount when due on March 1, 2003, and cash interest on the Senior Discount Notes on and after March 1, 2003, the date on which cash interest thereon first becomes payable, and principal of the Senior Discount Notes when due or upon a Change of Control or the occurrence of any other event requiring the repayment of principal. In such event, Holdings may be required to (i) refinance the Senior Discount Notes, (ii) seek additional debt or equity financing, (iii) cause the Company to refinance all or a portion of the Company's indebtedness with indebtedness containing covenants allowing Holdings to gain access to the Company's cash flow or assets, (iv) cause the Company to obtain modifications of the covenants restricting Holdings' access to cash flow or assets of the Company contained in the Company's financing documents (including, without limitation, the Credit Agreement and the Senior Subordinated Notes Indenture) or (v) pursue a combination of the foregoing actions. The measures Holdings may undertake to gain access to sufficient cash flow to meet its future debt service requirements in respect of the Senior Discount Notes will depend on general economic and financial market conditions, as well as the financial condition of Holdings and the Company and other relevant factors existing at the time. No assurance can be given that any of the foregoing measures could be accomplished. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

ENCUMBRANCES ON ASSETS TO SECURE SENIOR CREDIT FACILITIES

     The Company's obligations under the Senior Credit Facilities are secured by a first priority pledge of, or a first priority security interest in, as the case may be, substantially all of the assets (including 100% of the common stock) of the Company and its subsidiaries. If the Company becomes insolvent or is liquidated, or if payment under any of the Senior Credit Facilities or in respect of any other secured Senior Indebtedness is accelerated, the lenders under the Senior Credit Facilities or holders of such other secured Senior Indebtedness will be entitled to exercise the remedies available to a secured lender under applicable law (in addition to any remedies that may be available under documents pertaining to the Senior Credit Facilities or such other Senior Indebtedness). Neither the Senior Subordinated Notes nor the Senior Discount Notes are secured. Accordingly, holders of such secured Senior Indebtedness will have a prior claim with respect to the assets securing such indebtedness. See "Description of the New Senior Subordinated Notes," "Description of the New Senior Discount Notes" and "Description of the Senior Credit Facilities."

OBLIGATIONS UPON A CHANGE OF CONTROL

     Upon a Change of Control, (i) each Issuer will have the option, at any time on or prior to March 1, 2003, to redeem such Issuer's Notes, in whole but not in part, at a redemption price equal to (a) 100% of the principal amount thereof plus the Applicable Premium and accrued and unpaid interest, if any, to the date of redemption in the case of the Senior Subordinated Notes and (b) at a redemption price equal to 100% of the Accreted Value thereof plus the Applicable Premium in the case of the Senior Discount Notes and (ii) if an Issuer does not redeem its Notes pursuant to clause (i) above, or such Change in Control occurs after March 1, 2003, each holder of a Note may require the Issuer thereof to repurchase such Note (a) at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase in the case of a Senior Subordinated Note and (b) at a price equal to
(x) 101% of the Accreted Value thereof if redeemed on or before March 1, 2003, and (y) 101% of the principal amount at maturity, plus accrued and unpaid interest, if any, thereon, if redeemed after March 1, 2003, in the case of a Senior Discount Note. There can be no assurance that Holdings or the Company will be able to raise sufficient funds to meet their respective repurchase obligations upon a Change of Control or that, in any event, Holdings and the Company would be permitted under the terms of the Credit Agreement or the Indentures to fulfill such obligations. See "Description of the New Senior Subordinated Notes -- Change of Control" and "Description of the New Senior Discount Notes -- Change of Control."

CONTROL OF HOLDINGS AND THE COMPANY

     A majority of the common stock of Holdings is controlled indirectly by Hicks Muse and certain of its affiliates through Holdings' corporate parents. As a result, Hicks Muse is effectively able to elect all of the members of the Board of Directors of Holdings and its subsidiaries, including the Company, and thereby directly control the management and policies of Holdings and the Company. The interests of Hicks Muse and its affiliates may differ from the interests of holders of the Notes. See "-- Potential Conflicts of Interest," "Securities Ownership of Certain Beneficial Owners" and "Certain Other Transactions." In addition, if an event of default occurs under the GECC Note, and GECC is unable to collect all obligations owed to it after exhausting all commercially reasonable remedies against the Joint Venture (including during the pendency of any bankruptcy involving the Joint Venture), GECC may proceed against the GECC Guarantor to collect any deficiency. If the GECC Guarantor does not otherwise satisfy its obligations under the guaranty, GECC could attempt to claim all or a portion of the common stock of Holdings owned by the GECC Guarantor (approximately 63% of the outstanding common stock of Holdings) through an insolvency proceeding or otherwise. If such an event were to occur, GECC could obtain control of Holdings. See "-- Defaults under the GECC Note."

POTENTIAL CONFLICTS OF INTEREST

     The number of television stations the Company may acquire in any market is limited by FCC rules and may vary depending upon whether the interests in other television stations or certain other media properties of certain individuals affiliated with the Company are attributable to those individuals under FCC rules. In addition, the FCC's radio/television cross-ownership rule generally prohibits a single individual or entity from having an attributable interest in both a television station and a radio station serving the same market. The FCC generally applies its ownership limits to "attributable" interests held by an individual, corporation, partnership or other association. The broadcast interests of the Company's officers, directors and majority stockholder are generally attributable to the Company, which may limit the Company from acquiring or owning television stations in certain markets. See "Management," "Securities Ownership of Certain Beneficial Owners" and "Business -- Licensing and Regulation."

     As a result of the current or future ownership of television and radio broadcast stations by entities in which Hicks Muse has significant equity interests (other than through the Company), regulatory and other restrictions may restrict or prohibit the Company from entering the markets in which those other stations operate or intend to operate.

     Hicks Muse is in the business of making significant investments in existing or newly formed companies and may from time to time acquire and hold controlling or noncontrolling interests in television broadcast assets (such as its existing investment in STC Broadcasting) other than through the Company, or in other businesses (such as Chancellor Media and Capstar Broadcasting) that may directly or indirectly compete with the Company for advertising revenues, among other things. Hicks Muse and its affiliates may from time to time identify, pursue and consummate acquisitions of television stations or other broadcast related businesses that may be complementary to the business of the Company and therefore such acquisition opportunities may not be available to the Company. In addition, Hicks Muse may from time to time identify and structure acquisitions for the Company and will receive fees in connection with such transactions. Certain affiliates of Hicks Muse have entered, and in the future may enter into, business relationships with the Company or its subsidiaries. See "Certain Other Transactions."

     The Company is currently considering selling to an affiliate of Hicks Muse (the "Sports Joint Venture") the Company's contractual rights with respect to television station KXTX-TV, its Dallas-Fort Worth LMA station. Should this transaction be consummated, such consideration would be subject to a fairness opinion to be delivered by an independent investment banking firm of nationally recognized standing. See "Description of the New Senior Subordinated
Notes -- Limitations on Transactions with Affiliates." There can be no assurance that the transaction will be consummated or on what terms the transaction would be consummated. In 1997, KXTX-TV generated BCF of $6.8 million.

DEPENDENCE UPON KEY PERSONNEL

     The Company believes that its success will continue to be dependent upon its ability to attract and retain skilled managers and other personnel, including its present officers and general managers. The loss of the services of the Company's President and Chief Executive Officer, Gary R. Chapman, may have a material adverse effect on the operations of the Company. Mr. Chapman's current employment agreement with the Company runs through December 31, 1999. In connection with the Acquisition, the Company's management team, including Mr. Chapman, reinvested a portion of its equity interest in LIN Television in the indirect parent corporation of Holdings. In addition, the management team will be granted options to acquire additional shares representing an approximate 5% equity interest in such parent corporation.

GROWTH THROUGH ACQUISITIONS; FUTURE CAPITAL REQUIREMENTS

     The Company intends to pursue selective acquisitions of television stations with the goal of improving their operating performance by applying management's business strategy. Inherent in any future acquisitions are certain risks such as increasing leverage and debt service requirements and combining company cultures and facilities which could have a material adverse effect on the Company's operating results, particularly during the period immediately following such acquisitions. Additional debt or equity capital may be required to complete future acquisitions, and there can be no assurance the Company will be able to raise the required capital. Moreover, there can be no assurances that with respect to any acquired station, the Company will be able to successfully implement effective cost controls, increase advertising revenues or increase its audience share.

DEPENDENCE ON CERTAIN EXTERNAL FACTORS

     The Company's operating results are primarily dependent on advertising revenues which, in turn, depend on national and local economic conditions, coverage of political events and high profile sporting events (e.g., the Olympics, Super Bowl and NCAA Men's Basketball Tournament), the relative popularity of the Company's programming (which in many cases, is dependent on the relative popularity of the relevant affiliate's programming), the demographic characteristics of the Company's markets, the activities of competitors and other factors which are outside the Company's control. The television industry is cyclical in nature, and the Company's revenues could be adversely affected by a future local, regional or national recession.

RELIANCE ON PROGRAMMING

     The Company's most significant operating cost is syndicated programming. There can be no assurance that the Company will not be exposed in the future to increased syndicated programming costs which may adversely affect the Company's operating results. Acquisition of program rights are often made two or three years in advance, making it difficult to accurately predict how a program will perform. In some instances, programs must be replaced before their costs have been fully amortized, resulting in write-offs that increase station operating costs.

CERTAIN AFFILIATION AGREEMENTS

     Three of the Company's owned and operated stations are affiliated with CBS, two with NBC, and two with ABC. Each of these networks generally provides these stations with up to 22 hours of prime time programming per week. In return, the stations broadcast network-inserted commercials during such programming and receive cash network compensation. Although network affiliates generally have achieved higher ratings than unaffiliated independent stations in the same market, there can be no assurance as to the future success of each network's programming or the continuation of such programming. The Company's network affiliation agreements are subject to termination by such networks under certain circumstances. The Company believes that it enjoys a good relationship with each of CBS, NBC and ABC, as well as the other networks with which it has affiliation agreements. However, there can be no assurance that such affiliation agreements will remain in place or that each network will continue to provide programming or compensation to affiliates on the same basis as it currently provides programming or compensation. The non-renewal or termination of a network affiliation agreement could have a material adverse effect on the Company's operations.

     Certain of the networks with which the Company's stations are affiliated have floated proposals that would either reduce, or in some cases, eliminate over time, network affiliation compensation paid to the Company or materially modify the terms of the Company's existing affiliation agreements in exchange for enhanced programming or other investment opportunities. The Company cannot predict whether it will be able to reach agreement with its networks as to the modification of its existing affiliation agreements or whether such modifications would be materially financially disadvantageous to the Company.

COMPETITION

     The television broadcasting industry is highly competitive and is undergoing a period of consolidation and significant change. Many of the Company's current and potential competitors have greater financial, marketing, programming and broadcasting resources than the Company. Technological innovation and the resulting proliferation of programming alternatives, such as cable television, wireless cable, satellite-to-home distribution services, pay-per-view and home video and entertainment systems, have fractionalized television viewing audiences and have subjected free over-the-air television broadcast stations to new types of competition. In addition, as a result of the Telecommunications Act of 1996, the legislative ban on telephone cable ownership has been repealed and telephone companies are now permitted to seek FCC approval to provide video services to homes under specified circumstances.

IMPACT OF NEW TECHNOLOGIES

     The FCC has adopted rules for implementing Advanced Television ("ATV"), commonly referred to as "digital" television, in the United States. Implementation of digital television will improve the technical quality of over-the-air broadcast television. Under certain circumstances, however, conversion to digital operations may reduce a station's geographical coverage area. The FCC has adopted a plan which would allot a second broadcast channel to each regular commercial television station for digital operation. Within the next five years, stations are required to phase in their digital operations on the second channel, build necessary digital facilities and begin operations, with stations in the largest markets being required to initiate digital transmissions by November 1999. Stations may be required to surrender their non-digital channel by the year 2006. Implementation of digital television will impose additional costs on television stations providing the new service due to increased equipment costs. The Company estimates that the adoption of ATV will require average capital expenditures of approximately $2.0 million per station to develop facilities necessary for transmitting a digital signal. The conversion of a station's equipment enabling it, for example, to produce and transmit digital programming will require that consumers purchase new receivers (television sets) for digital signals or, if available by that time, adapters for their existing receivers. The FCC has assigned to full-power digital stations the channels currently occupied by many low power television stations ("LPTVs") and has "cleared" a portion of the current broadcast spectrum (e.g., channels 60-69) and proposed to auction it off to other users. These proposals could adversely affect the Company's LPTV stations. The Company believes that digital television is essential to the long-term viability of the Company and the broadcast industry, but the Company cannot predict the precise effect digital television might have on the Company's business. As required by the Telecommunications Act of 1996, the FCC has also proposed to levy fees on broadcasters with respect to nonbroadcast uses of digital channels, including data transmissions or subscriber services.

     Further advances in technology may also increase competition for household audiences and advertisers. The video compression techniques now under development for use with current cable television channels or direct broadcast satellites which do not carry local television signals (some of which commenced operation in 1994) are expected to reduce the bandwidth which is required for television signal transmission. These compression techniques, as well as other technological developments, are applicable to all video delivery systems, including over-the-air broadcasting, and have the potential to provide vastly expanded programming to highly targeted audiences. Reduction in the cost of creating additional channel capacity could lower entry barriers for new channels and encourage the development of increasingly specialized "niche" programming. This ability to reach a very defined audience may alter the competitive dynamics for advertising expenditures. The Company is unable to predict the effect that technological changes will have on the broadcast television industry or the future results of the Company's operations.

LACK OF CONTROL OVER JOINT VENTURE

     KXAS-TV is now managed by NBC rather than the Company. Accordingly, the ability for the Joint Venture to generate BCF margins in the future which are as high as KXAS-TV's historical BCF margins will be beyond the control of the Company. Because the stations included in the Joint Venture will be managed by NBC, which will have discretion in determining certain elements of Distributable Cash of the Joint Venture, the Company will not control the amount of Distributable Cash produced by the Joint Venture. See "The Transactions and Other Matters -- The Joint Venture."

DEFAULTS UNDER THE GECC NOTE

     Annual cash interest payments on the GECC Note will be approximately $65.2 million. There will be no scheduled payments of principal due prior to 2023, the stated maturity of the GECC Note. The GECC Note is not an obligation of Holdings, the Company or any of their respective subsidiaries and is recourse only to the Joint Venture, the Company's equity interest therein, and to the GECC Guarantor.

     An event of default under the GECC Note will occur only if the Joint Venture fails to make any scheduled payment of interest (within 90 days of the date due and payable) on or principal of the GECC Note. A cash reserve of $15.0 million is expected to be established by the Joint Venture for the purpose of making interest payments on the GECC Note. If the Joint Venture cannot make an interest payment on the GECC Note when due, both the GECC Guarantor and NBC will have the right to make a shortfall loan to the Joint Venture to cover such interest payment. Notwithstanding the foregoing, if the Joint Venture fails to pay interest on the GECC Note, and neither the GECC Guarantor nor NBC makes a shortfall loan to cover such interest payment, an event of default would occur under the GECC Note and GECC could accelerate the maturity of the $815.5 million principal amount due under the GECC Note.

     The formation of the Joint Venture is intended to be tax-free to the Company. However, any prepayment of the GECC Note, whether due to an acceleration upon default or otherwise, could result in a substantial tax liability to the Company which would have a material adverse effect on the Company. Other than the acceleration of the principal amount of the GECC Note upon an event of default as described above, prepayment of principal of the GECC Note will be prohibited without the prior consent of the Company.

     In addition, if an event of default occurs under the GECC Note, and GECC is unable to collect all amounts owed to it after exhausting all commercially reasonable remedies against the Joint Venture (including during the pendency of any bankruptcy involving the Joint Venture), GECC may proceed against the GECC Guarantor to collect any deficiency. In connection with the Transactions, the assets contributed to the Joint Venture were attributed a value of $1.2 billion by the parties thereto. See "-- Control of Holdings and the Company" and "The Transactions and Other Matters -- The Joint Venture."

RENEWAL OF FCC LICENSES

     The broadcasting industry is subject to regulation by the FCC pursuant to the Communications Act of 1934, as amended (the "Communications Act"). Approval by the FCC is required for the issuance, renewal and assignment of station operating licenses and the transfer of control of station licensees. In particular, the Company's business will be dependent upon its continuing to hold television broadcast licenses from the FCC, which licenses, since January 1997, are issued for maximum terms of eight years. While in the vast majority of cases such licenses are renewed by the FCC, there can be no assurance that the Company's licenses or the licenses owned by the owner-operators of the stations with which the Company has LMAs will be renewed at their expiration dates. Following the Acquisition, all of the Company's stations will be operating under regular eight-year FCC licenses except for WIVB-TV, WTNH-TV, KXTX-TV and KXAN-TV, each of which is operating under a five-year license issued prior to January 1997 and is expected to be issued an eight-year FCC license during the current renewal cycle. See "Business -- Licensing and Regulation."

MULTIPLE OWNERSHIP RULES AND EFFECT ON LMAS

     The local marketing agreements pursuant to which the Company operates its LMAs require the Company to pay fixed periodic fees and incur programming and operating costs relating to its LMA stations, but the Company retains all of the LMA stations' advertising revenues. The FCC has initiated rulemaking proceedings to consider proposals to relax its television ownership restrictions, including proposals that would permit the ownership, in some circumstances, of two television stations with overlapping service areas and relaxing the rules prohibiting cross-ownership of radio and television stations in the same market. The FCC is also considering whether to adopt new restrictions on television LMAs. The "duopoly" rules currently prevent the Company from acquiring the FCC licenses of its LMA stations, thereby preventing the Company from directly fulfilling its obligations under put options held by the licensees of the Company's LMA stations (which options had an aggregate exercise price of $9.1 million at December 31, 1997). If the Company is unable to fulfill its obligation under a put option, it will be required to find an assignee who could perform such obligation. There is no assurance that the Company could find an assignee to fulfill the Company's obligations under the put options on favorable terms. Under the Telecommunications Act of 1996 (the "1996 Act"), the Company's LMAs were "grandfathered." The precise extent to which the FCC may nevertheless restrict existing LMAs or make them attributable ownership interests is uncertain. The FCC has proposed for adoption rules that would make LMAs fully attributable ownership interests, and thus prohibited, with a possibility of case by case waivers for stations that meet specified criteria (e.g., VHF-UHF or UHF-UHF station combinations, start-up stations and failed or failing stations). Under the FCC's proposal, "grandfathering" rights for current LMAs which do not qualify for conversion to ownership could be limited to the fulfillment of their current lease terms, and renewal and transferability rights could be eliminated. All of the Company's LMAs involve stations which are UHF stations and, at the time the LMAs were formed, were either start-up stations or failing stations and therefore would appear to be strong candidates for grandfathering and/or for conversion to ownership under the proposals. Nevertheless, it is possible that the FCC could prohibit such conversion or require the Company to modify its LMAs in ways which impair their viability. Further, if the FCC were to find that the licensee of one of the Company's LMA stations failed to maintain control over its operations, the licensee of the LMA station and/or the Company could be sanctioned. Sanctions could include, among other things, the short-term renewal or loss of the station's FCC license. The Company is unable to predict the ultimate outcome of possible changes to these FCC rules and the impact such FCC rules would have on its broadcasting operations.

     In accordance with FCC rules, regulations and policies, all of the Company's LMAs allow preemption of the Company's programming by the owner-operator and FCC licensee of each LMA station. Accordingly, there can be no assurance that the Company will be able to air all of the programming it expects to air on its LMA stations or that the Company will receive the anticipated advertising revenue from the sale of advertising spots during such programming. Although the Company believes that the terms and conditions of each of its LMAs should enable the Company to air its programming and utilize the programming and other non-broadcast license assets acquired for use at the LMA stations, there can be no assurance that early terminations of the LMAs or unanticipated preemptions of all or a significant portion of the programming by the owner-operator and FCC licensee of such LMA stations will not occur. An early termination of one of the Company's LMAs, or repeated and material preemptions of programming thereunder, could adversely affect the Company's operations.

     The Company cannot predict what other proposals or changes might be considered by the FCC in the future, nor can it predict what impact, if any, the implementation of any such proposals or changes might have on its business.

FRAUDULENT CONVEYANCE

     The incurrence of indebtedness (such as the Notes) in connection with the Transactions and payments to consummate the Transactions with the proceeds thereof are subject to review under relevant federal and state fraudulent conveyance statutes in a bankruptcy or reorganization case or a lawsuit by or on behalf of creditors of the Company or Holdings. Under these statutes, if a court were to find that obligations (such as the Notes) were incurred with the intent of hindering, delaying or defrauding present or future creditors, or that the Company or Holdings received less than a reasonably equivalent value or fair consideration for those obligations and, at the time of the occurrence of the obligations, the obligor either (i) was insolvent or rendered insolvent by reason thereof, (ii) was engaged or was about to engage in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital or (iii) intended to or believed that it would incur debts beyond its ability to pay such debts as they matured or became due, such court could void the Company's or Holdings' obligations under the Senior Subordinated Notes or the Senior Discount Notes, respectively, subordinate the Senior Subordinated Notes or the Senior Discount Notes to other indebtedness of the Company or Holdings, respectively, or take other action detrimental to the holders of the Notes. Some courts have held that an obligor's purchase of its own capital stock does not constitute reasonably equivalent value or fair consideration for indebtedness incurred to finance that purchase.

     The measure of insolvency for purposes of a fraudulent conveyance claim will vary depending upon the law of the applicable jurisdiction. Generally, however, a company will be considered insolvent at a particular time if the sum of its debts at that time is greater than the then fair value of its assets or if the fair saleable value of its assets at that time is less than the amount that would be required to pay its probable liability on its existing debts as they become absolute and mature. The Company and Holdings believe that, after giving effect to the Transactions, (i) neither the Company nor Holdings will be insolvent or rendered insolvent by the incurrence of indebtedness in connection with the Transactions, (ii) each of the Company and Holdings will be in possession of sufficient capital to run its business effectively and (iii) each of the Company and Holdings will have incurred debts within its ability to pay as the same mature or become due.

     There can be no assurance, however, as to what standard a court would apply to evaluate the Issuers' intents or to determine whether the Company or Holdings was insolvent at the time of, or rendered insolvent upon, the consummation of the Transactions or that, regardless of the standard, a court would not determine that the Company or Holdings was insolvent at the time of, or rendered insolvent upon, the consummation of the Transactions.

     In addition, the Subsidiary Guarantees may be subject to review under relevant federal and state fraudulent conveyance and similar statutes in a bankruptcy or reorganization case or a lawsuit by or on behalf of creditors of any of the Guarantors. In such a case, the analysis set forth above generally would apply. A court could avoid a Guarantor's obligation under its Subsidiary Guarantee, subordinate the Subsidiary Guarantee to other indebtedness of such Guarantor or take other action detrimental to the holders of the New Senior Subordinated Notes.

ORIGINAL ISSUE DISCOUNT CONSEQUENCES OF NEW SENIOR DISCOUNT NOTES

     The New Senior Discount Notes will be issued at a substantial discount from their principal amount at maturity. Although cash interest will not accrue on the New Senior Discount Notes prior to March 1, 2003, and there will be no periodic payments of cash interest on the New Senior Discount Notes prior to September 1, 2003, original issue discount (the difference between the stated redemption price at maturity and the issue price of the Old Senior Discount Notes) will accrue from the issue date of the Old Senior Discount Notes. Consequently, purchasers of New Senior Discount Notes generally will be required to include amounts in gross income for United States federal income tax purposes in advance of their receipt of the cash payments to which the income is attributable. Such amounts in the aggregate will be equal to the difference between the stated redemption price at maturity (inclusive of stated interest on the New Senior Discount Notes) and the issue price of the Senior Discount Notes. See "Certain United States Federal Income Tax Consequences."

     In the event a bankruptcy case is commenced by or against Holdings under the United States Bankruptcy Code after the issuance of the New Senior Discount Notes, the claim of a holder of New Senior Discount Notes may be limited to an amount equal to the sum of (i) the initial offering price and (ii) that portion of the original issue discount which is not deemed to constitute "unmatured interest" for purposes of the Bankruptcy Code. Any original issue discount that was not amortized as of the date of any such bankruptcy filing would constitute "unmatured interest." To the extent that the Bankruptcy Code differs from the Internal Revenue Code in determining the method of amortization of original issue discount, a holder of New Senior Discount Notes may realize taxable gain or loss on payment of such holder's claim in bankruptcy.

LACK OF PUBLIC MARKET FOR THE NEW NOTES

     The Old Notes were issued on March 3, 1998 and the Issuers are not aware that any active trading markets for the Old Notes have developed. The issuers do not intend to apply for listings of the New Notes on a securities exchange or on any automated dealer quotation system. There can be no assurances that markets will develop for the New Notes or as to the liquidity of any markets that may develop for the New Notes, the ability of the holders of the New Notes to sell their New Notes or the prices at which such holders would be able to sell their New Notes. If such markets were to exist, the New Notes could trade at prices that may fluctuate significantly depending upon many factors, including prevailing interest rates and the markets for similar securities.

     The liquidity of, and trading markets, if any, for, the New Notes also may be adversely affected by general declines in the markets for similar securities. Such a decline may adversely affect such liquidity and trading markets independent of the financial performance of, and prospects for, the Issuers.

                       THE TRANSACTIONS AND OTHER MATTERS

     The Acquisition. Pursuant to, and upon the terms and conditions of, the Merger Agreement, Holdings consummated the Acquisition by merging LIN Acquisition, its wholly owned subsidiary, with and into LIN Television, with LIN Television surviving the Merger and becoming a direct, wholly owned subsidiary of Holdings. The total purchase price for the common equity of LIN Television was approximately $1.7 billion. In addition, the Company refinanced $260.2 million of LIN Television indebtedness and incurred acquisition costs of approximately $32.2 million.

     The Financings. The Acquisition was funded by (i) $6.9 million of excess cash on the Company's balance sheet; (ii) $50.0 million aggregate principal amount of Tranche A Term Loans; (iii) $120.0 million aggregate principal amount of Tranche B Term Loans; (iv) $299.3 million gross proceeds from the issuance by LIN Television of the $300.0 million aggregate principal amount of Old Senior Subordinated Notes; (v) $199.6 million gross proceeds from the issuance by Holdings of $325.0 million aggregate principal amount at maturity of Old Senior Discount Notes, which proceeds were contributed by Holdings to the common equity of the Company; (vi) $558.1 million of common equity provided by affiliates of Hicks Muse, management and other co-investors to the equity of the corporate parents of Holdings, which in turn, through Holdings, contributed such amount to the common equity of the Company; and (vii) $815.5 million of proceeds of the GECC Note.

     The Joint Venture. In connection with the Acquisition, Hicks Muse and NBC formed the Joint Venture. The Joint Venture consists of KXAS-TV, formerly LIN Television's Dallas-Fort Worth NBC affiliate, and KNSD-TV, formerly NBC's San Diego station. A wholly owned subsidiary of NBC is the general partner of the Joint Venture and NBC operates the stations owned by the Joint Venture pursuant to a management services agreement in exchange for a fee based on the BCF, less capital expenditures, of the stations owned by the Joint Venture. The Company will not be involved in the day-to-day operations of the stations owned by the Joint Venture, but will have consent rights with respect to certain significant transactions involving the Joint Venture. See "Risk Factors -- Lack of Control Over Joint Venture."

     GECC provided debt financing for the Joint Venture in the form of the GECC Note. The difference between the value of assets contributed by the Company to the Joint Venture and the GECC Note represents the Company's net equity investment in the Joint Venture. The GECC Note was issued by LIN Texas, the Company's wholly-owned partnership, which distributed the proceeds to the Company to finance a portion of the cost of the Acquisition. The obligations to GECC under the GECC Note were assumed by the Joint Venture and LIN Texas was simultaneously released from all obligations under the GECC Note. Interest payments under the GECC Note are payable quarterly, and no principal will be payable until the maturity of the GECC Note in 2023. The GECC Note will bear interest at a rate of 8.0% per annum for the first fifteen years of its term, and at a rate of 9.0% per annum thereafter.

     The GECC Note is not an obligation of Holdings, the Company or any of their respective subsidiaries and is recourse only to the Joint Venture, the Company's equity interest therein and to the GECC Guarantor. The Company expects that the interest payments on the GECC Note will be serviced solely by the cash flow of the Joint Venture. In order to make a claim against the GECC Guarantor, GECC must first exhaust all commercially reasonable remedies against the assets of the Joint Venture (including during the pendency of any bankruptcy proceeding involving the Joint Venture). In connection with the Transactions, the assets contributed to the Joint Venture were attributed a value of $1.2 billion by the parties thereto. The GECC Guarantor is not bound by any covenants or restrictions in connection with its guaranty. The only events of default under the GECC Note which would allow GECC to declare the entire principal and unpaid interest under the GECC Note payable are (i) a failure to pay interest within ninety days of the due date thereof (with the GECC Guarantor and NBC having the right to make a shortfall loan to the Joint Venture for the purpose of enabling the Joint Venture to make such interest payment) or (ii) a failure to pay principal at maturity in 2023. See "Risk Factors -- Defaults Under the GECC Note" and "-- Control of Holdings and the Company."

     All Distributable Cash of the Joint Venture, if any, will be distributed to the Company and NBC quarterly based on their respective equity interests in the Joint Venture. For purposes of the Joint Venture,

"Distributable Cash" is defined as all cash and cash equivalents on hand at the end of each month after paying the operating expenses of the stations included in the Joint Venture, interest payments on the GECC Note, and NBC's management fee, and after providing for capital expenditures and operating reserves determined by NBC. A cash reserve of $15.0 million for the payment of interest on the GECC Note must be maintained (subject to waiver by the Company) by the Joint Venture before any distributions of Distributable Cash may be made to the members of the Joint Venture. Because the stations included in the Joint Venture are managed by NBC, and NBC has discretion in determining certain elements of Distributable Cash, the Company will not control the amount of Distributable Cash produced by the Joint Venture. On a pro forma basis for the fiscal year ended December 31, 1997, the Company's portion of the Joint Venture's Distributable Cash would have been $2.2 million (without giving effect to the reserve of $15.0 million which must be established, subject to waiver by the Company, prior to any distribution of Distributable Cash). See "Risk
Factors -- Lack of Control Over Joint Venture."

     In connection with the formation of the Joint Venture, the Company received an extension of the Company's network affiliation agreements with NBC to 2010 and the option (exercisable through December 31, 1999) to purchase WVTM-TV, the NBC affiliate in Birmingham, Alabama for a fixed price.

     The Grand Rapids Acquisition. The Company expects to consummate the Grand Rapids Acquisition later this year. The Company currently provides services to the Grand Rapids Stations pursuant to a consulting agreement with AT&T. The total purchase price for the Grand Rapids Acquisition will be approximately $125.5 million (plus accretion thereon of 8% from March 1, 1998), which is expected to be funded by $125.0 million of additional Tranche A Term Loans. For the fiscal year ending December 31, 1997, the Grand Rapids Stations generated net revenues and BCF of $28.4 million and $11.3 million, respectively. The historical and pro forma financial information contained herein does not give effect to the Grand Rapids Acquisition.

                                USE OF PROCEEDS

     The Issuers will not receive any proceeds for the exchange of New Notes for the Old Notes pursuant to the Exchange Offers. The net proceeds of the Original Offerings were used, together with the proceeds of the other Financings, to consummate the Acquisition.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company and Holdings as of March 31, 1998. The information set forth below should be read in conjunction with the "Selected Consolidated Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company and the related notes thereto included elsewhere in this Prospectus.

                                                               AS OF MARCH 31, 1998
                                                              ----------------------
                                                              COMPANY       HOLDINGS
                                                              --------      --------
                                                              (DOLLARS IN MILLIONS)
Cash and cash equivalents...................................  $   17.7      $   17.7
                                                              ========      ========
Long-term debt (including current maturities):
     Tranche A Term Loans...................................  $   50.0      $   50.0
     Tranche B Term Loans...................................     120.0         120.0
     Senior Subordinated Notes(a)...........................     299.3         299.3
     Senior Discount Notes(b)...............................        --         201.3
                                                              --------      --------
       Total long-term debt.................................     469.3         670.6
Total shareholders' equity(b)...............................     741.2         554.9
                                                              --------      --------
       Total capitalization.................................  $1,210.5      $1,225.5
                                                              ========      ========

---------------

(a) Represents gross proceeds to the Company of the issuance of $300.0 million aggregate principal amount at maturity of the Senior Subordinated Notes.

(b) Certain affiliates of Hicks Muse, management and other co-investors contributed approximately $558.1 million to the equity of the corporate parents of Holdings, which in turn, through Holdings, contributed such amount to the common equity of the Company. Holdings issued $325.0 million aggregate principal amount at maturity of Senior Discount Notes and contributed the $199.6 million gross proceeds thereof to the common equity of the Company.

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

     The following table sets forth selected consolidated financial and operating data of the Company as of and for each of the five years in the period ended December 31, 1997 and for the three-month periods ended March 31, 1997 and 1998 and of Holdings as of and for the interim period ending March 31, 1998. The historical statement of operations, cash flow and other data with respect to the periods ended December 31, 1995, 1996, and 1997 and the balance sheet data at December 31, 1996 and 1997, set forth below, are derived from, and are qualified by reference to, the consolidated financial statements as audited by Ernst & Young LLP, included elsewhere in this Prospectus and should be read in conjunction with those financial statements and notes thereto. The historical statement of operations, cash flow and other data with respect to December 31, 1993 and 1994 and the balance sheet data at December 31, 1993, 1994 and 1995, set forth below, are derived from the Company's audited financial statements not included in this Prospectus. The interim financial data set forth below are derived from the unaudited financial statements included elsewhere in this Prospectus and should be read in conjunction with those financial statements and notes thereto. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the consolidated financial statements of the Company and Holdings, and the notes thereto, included elsewhere herein.

                                    HOLDINGS       COMPANY     PREDECESSOR
                                   PERIOD FROM   PERIOD FROM   PERIOD FROM   PREDECESSOR
                                     MARCH 3       MARCH 3      JANUARY 1    THREE MONTHS
                                     THROUGH       THROUGH       THROUGH        ENDED
                                    MARCH 31,     MARCH 31,     MARCH 2,      MARCH 31,
                                      1998          1998          1998           1997
                                   -----------   -----------   -----------   ------------
                                                   (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net revenues.....................  $   16,211    $   16,211      $43,804       $ 61,662
Operating costs and expenses:
 Station operating expenses......       8,026         8,026       22,818         32,393
 Amortization of program
   rights........................       1,015         1,015        2,743          4,058
 Depreciation and amortization of
   intangible assets.............       4,474         4,474        4,581          6,396
 Corporate expense...............         458           458        1,170          1,698
 Tower write-offs(c).............          --            --           --             --
                                   ----------    ----------      -------       --------
Operating income.................       2,238         2,238       12,492         17,117
Interest expense.................       5,270         3,535        2,764          5,718
Other (income) expense...........         412           412          146             16
Merger expense(d)................          --            --        8,616             --
                                   ----------    ----------      -------       --------
Income (loss) before provision
 (benefit) for income taxes and
 extraordinary item..............      (3,444)       (1,709)         966         11,383
Provision (benefit) for income
 taxes...........................        (215)        2,019        3,710          4,246
                                   ----------    ----------      -------       --------
Income (loss) before
 extraordinary item..............      (3,229)       (3,728)      (2,744)         7,137
Extraordinary item, net of income
 tax benefit(e)..................          --            --           --             --
                                   ----------    ----------      -------       --------
Net income (loss)................  $   (3,229)   $   (3,728)     $(2,744)      $  7,137
                                   ==========    ==========      =======       ========
BALANCE SHEET DATA:
Cash and cash equivalents........  $   17,722    $   17,722                    $ 28,493
Total assets.....................   1,802,940     1,790,270                     595,789
Long-term debt...................     670,560       469,301                     335,000
Total stockholders' equity
 (deficit).......................     554,894       741,249                     147,099
CASH FLOW DATA:
Net cash provided by (used in):
 Operating activities............  $    8,626    $    8,626      $ 8,416       $ 21,448
 Investing activities............    (907,263)     (907,263)      (1,468)        (7,421)
 Financing activities............     916,359       916,359        1,071        (13,486)
Net increase (decrease) in cash
 and cash equivalents............      17,722        17,722        8,019            541
OTHER DATA:
Capital expenditures.............          89            89        1,221          7,171
BCF(f)...........................       7,730         7,730       17,104         25,817
BCF margin(f)....................        47.7%         47.7%        39.0%          41.9%
BCF margin, excluding LMA
 stations(f).....................        50.5%         50.5%        42.7%          45.5%
EBITDA(f)........................       7,272         7,272       15,934         24,119
Ratio of earnings to fixed
 charges(g)......................          --            --          1.4x           3.0x


                                                       PREDECESSOR
                                   ----------------------------------------------------
                                                 YEAR ENDED DECEMBER 31,
                                   ----------------------------------------------------
                                     1997       1996     1995(a)    1994(b)      1993
                                   --------   --------   --------   --------   --------
                                                  (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net revenues.....................  $291,519   $273,367   $217,247   $150,523   $127,541
Operating costs and expenses:
 Station operating expenses......   134,219    128,928     96,988     66,001     57,587
 Amortization of program
   rights........................    15,596     14,464     12,357      7,274      5,002
 Depreciation and amortization of
   intangible assets.............    24,789     23,817     17,127      8,849      7,920
 Corporate expense...............     6,763      6,998      5,747      4,330      4,781
 Tower write-offs(c).............     2,697         --         --         --         --
                                   --------   --------   --------   --------   --------
Operating income.................   107,455     99,160     85,028     64,069     52,251
Interest expense.................    21,340     26,582     26,262     13,451     13,678
Other (income) expense...........       200       (359)      (938)      (293)      (797)
Merger expense(d)................     7,206         --         --         --         --
                                   --------   --------   --------   --------   --------
Income (loss) before provision
 (benefit) for income taxes and
 extraordinary item..............    78,709     72,937     59,704     50,911     39,370
Provision (benefit) for income
 taxes...........................    30,602     26,476     21,674     19,726     17,083
                                   --------   --------   --------   --------   --------
Income (loss) before
 extraordinary item..............    48,107     46,461     38,030     31,185     22,287
Extraordinary item, net of income
 tax benefit(e)..................        --         --         --     (2,925)        --
                                   --------   --------   --------   --------   --------
Net income (loss)................  $ 48,107   $ 46,461   $ 38,030   $ 28,260   $ 22,287
                                   ========   ========   ========   ========   ========
BALANCE SHEET DATA:
Cash and cash equivalents........  $  8,046   $ 27,952   $ 18,025   $ 17,907   $ 19,461
Total assets.....................   569,325    595,944    587,256    423,964    183,697
Long-term debt...................   260,000    350,000    387,000    295,000    176,447
Total stockholders' equity
 (deficit).......................   192,565    138,448     86,434     40,160    (99,115)
CASH FLOW DATA:
Net cash provided by (used in):
 Operating activities............  $ 81,691   $ 70,799   $ 56,040   $ 49,654   $ 46,566
 Investing activities............   (15,060)   (27,864)  (127,723)  (142,168)    (6,864)
 Financing activities............   (86,537)   (33,008)    71,801     90,960    (37,594)
Net increase (decrease) in cash
 and cash equivalents............   (19,906)     9,927        118     (1,554)     2,108
OTHER DATA:
Capital expenditures.............  $ 20,605   $ 27,557   $ 27,715   $ 20,406   $  6,864
BCF(f)...........................   145,470    130,399    106,749     77,203     65,466
BCF margin(f)....................      49.9%      47.7%      49.1%      51.3%      51.3%
BCF margin, excluding LMA
 stations(f).....................      54.9%      55.0%      53.0%      53.0%      51.3%
EBITDA(f)........................  $138,707   $123,401   $101,002   $ 72,873   $ 60,685
Ratio of earnings to fixed
 charges(g)......................       4.6x       3.7x       3.2x       4.5x       3.8x

---------------

(a) On October 2, 1995, the Company purchased station WIVB-TV, Buffalo, New York for approximately $100.7 million in cash.

(b) On December 28, 1994, the Company purchased station WTNH-TV, New Haven-Hartford, Connecticut for approximately $120.2 million in cash plus approximately 3.4 million shares of LIN Television common stock.

(c) During the second quarter of 1997, the Company disposed of towers and other broadcast equipment that could no longer be used with digital technology.

(d) During the last half of 1997, the Company incurred financial, legal advisory and regulatory filing fees in connection with the Merger.

(e) In 1994, the Company recorded a $4.5 million write-off of unamortized bank fees and expenses related to its existing credit facility. This write-off has been reflected as an extraordinary loss on extinguishment of debt of $2.9 million, after the effect of an income tax benefit of $1.6 million, in the Company's financial statements.

(f) The terms "broadcast cash flow" ("BCF") and "EBITDA" are referred to in various places in this Prospectus. BCF is defined as operating income (loss) plus corporate expenses plus depreciation and amortization of intangible assets and amortization of program rights plus other non-cash expenses (consisting of tower write-offs and non-cash pension expense), minus cash program payments. EBITDA is defined as BCF minus corporate expenses. BCF and EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles ("GAAP"). However, management believes that BCF is useful to a prospective investor because it is a measure widely used in the broadcast industry to evaluate a television broadcast company's operating performance and that EBITDA is useful to a prospective investor because it is widely used in the broadcast industry to evaluate a television broadcast company's ability to service debt. BCF and EBITDA should not be considered in isolation of or as a substitute for net income (loss), cash flows from operating activities and other income and cash flow statement data prepared in accordance with GAAP or as a measure of liquidity or profitability. BCF and EBITDA as determined above may not be comparable to the BCF and EBITDA measures reported by other companies. In addition, these measures do not represent funds available for discretionary use. The Company is currently considering selling to the Sports Joint Venture the Company's contractual rights with respect to television station KXTX-TV, its Dallas-Fort Worth LMA station. In 1997, KXTX-TV generated BCF of $6.8 million.

(g) For purposes of calculating the ratio of earnings to fixed charges, "earnings" consist of income before provision for income taxes plus fixed charges and losses from equity method joint ventures. "Fixed charges" consist of interest expense, amortization of deferred financing costs and the component of rental expense believed by management to be representative of the interest factor thereon. Earnings were insufficient to cover fixed charges by $3.0 million for Holdings for the period March 3 through March 31, 1998, and $1.2 million for the Company for the period March 3 through March 31, 1998.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma financial information (the "Unaudited Pro Forma Financial Information") of the Company and Holdings is based on the financial statements of the Company and Holdings, which are included elsewhere in this Prospectus, and has been prepared to give pro forma effect to the Transactions. The Unaudited Pro Forma Financial Information and accompanying notes should be read in conjunction with the historical financial statements of the Company and Holdings and other financial information pertaining to the Company and Holdings including "The Transactions and Other Matters," "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

     The Acquisition has been accounted for using the purchase method of accounting. The total purchase price for the Acquisition (approximately $2.0 billion, including debt assumed) was allocated to the tangible and intangible assets and liabilities acquired based upon their respective fair values. The allocation of the aggregate purchase price reflected in the Unaudited Pro Forma Financial Information is preliminary. The final allocation of the purchase price is contingent upon the receipt of final appraisals of the acquired assets; however, that allocation is not expected to differ materially from the preliminary allocation.

     The following unaudited pro forma statements of operations for the year ended December 31, 1997, and for the quarter ended March 31, 1998 give effect to the Transactions as if they had occurred on January 1 of each of the periods presented. The pro forma financial information contained herein does not give effect to the Grand Rapids Acquisition.

     The Unaudited Pro Forma Financial Information is based on the historical consolidated financial statements of the Company and Holdings and the assumptions and adjustments described in the accompanying notes. The unaudited pro forma statement of operations does not purport to represent what the results of operations of the Company and Holdings actually would have been if the Transactions had occurred as of the date indicated or what results will be for any future periods. The Unaudited Pro Forma Financial Information is based upon assumptions that management believes are reasonable and should be read in conjunction with the consolidated financial statements and the related notes thereto included elsewhere in this Prospectus.

               LIN TELEVISION CORPORATION AND LIN HOLDINGS CORP.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

                                                  PRO FORMA        PRO FORMA       PRO FORMA           PRO FORMA
                                    HISTORICAL   ADJUSTMENTS     LIN TELEVISION   ADJUSTMENTS     LIN HOLDINGS, CORP.
                                    ----------   -----------     --------------   -----------     -------------------
Net revenues......................   $291,519     $ (95,404)(a)     $196,115       $     --            $196,115
Operating costs and expenses:
  Direct operating................     70,746       (14,394)(b)       56,352                             56,352
  Selling, general and
     administrative...............     63,473       (13,727)(c)       49,746                             49,746
  Corporate.......................      6,763            --            6,763                              6,763
  Amortization of program
     rights.......................     15,596        (2,030)(d)       13,566                             13,566
  Depreciation and amortization of
     intangible assets............     24,789        29,285(e)        54,074                             54,074
  Tower write-offs................      2,697            --            2,697                              2,697
                                     --------     ---------         --------       --------            --------
Total operating costs and
  expenses........................    184,064          (866)         183,198             --             183,198
                                     --------     ---------         --------       --------            --------
Operating income..................    107,455       (94,538)          12,917             --              12,917
Other (income) expense:
  Interest expense................     21,340        21,772(f)        43,112         21,716(k)           64,828
  Interest income.................     (1,332)        1,332(g)            --             --                  --
  Equity in joint venture.........      1,532         3,457(h)         4,989                              4,989
  Merger expenses.................      7,206        (7,206)(i)           --                                 --
                                     --------     ---------         --------       --------            --------
Total other expense...............     28,746        19,355           48,101         21,716              69,817
                                     --------     ---------         --------       --------            --------
Income (loss) before provision
  (benefit) for income taxes......     78,709      (113,893)         (35,184)       (21,716)            (56,900)
Provision (benefit) for income
  taxes                                30,602       (36,486)(j)       (5,884)        (7,601)(l)         (13,485)
                                     --------     ---------         --------       --------            --------
Net income (loss).................   $ 48,107     $ (77,407)        $ 29,300)      $(14,115)           $(43,415)
                                     ========     =========         ========       ========            ========

     See Accompanying Notes to Unaudited Pro Forma Statement of Operations.

               LIN TELEVISION CORPORATION AND LIN HOLDINGS CORP.

              NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

(a)  To reflect the withdrawal of the operations of KXAS-TV from historical operations.......................................  (95,404)

(b) This adjustment relates to additional costs to be incurred by KXTX-TV due to the services agreement with KXAS-TV and the withdrawal of the operations of KXAS-TV from historical operations

          Additional costs incurred by KXTX-TV...................      499
          Withdrawal of KXAS-TV from historical operations.......  (14,893)
                                                                   -------
                                                                   (14,394)
                                                                   =======

(c) This adjustment relates to additional costs to be incurred by KXTX-TV due to the services agreement with KXAS-TV, and the withdrawal of the operations of KXAS-TV from historical operations

          Additional costs incurred by KXTX-TV...................       96
          Withdrawal of KXAS-TV from historical operations.......  (13,823)
                                                                   -------
                                                                   (13,727)
                                                                   =======

(d)  To reflect the withdrawal of the operations of KXAS-TV from
     historical operations.......................................   (2,030)

(e) To reflect additional amortization of intangible assets recorded as a result of the Acquisition purchase price allocation, additional depreciation expense and the withdrawal of the operations of KXAS-TV from historical results

          Amortization of intangible assets......................   27,441
          Additional depreciation expense related to the step-up
           to estimated fair value of property and equipment.....    4,289
                                                                   -------
          Withdrawal of KXAS-TV from historical operations.......   (2,445)
                                                                   =======
                                                                    29,285

(f) To reflect the additional interest expense and amortization of deferred financing costs and commitment fees as a result of borrowings under the Senior Credit Facilities and the Senior Subordinated Notes

          Tranche A Term Loans ($50,000 @ 7.5%)..................    3,750
          Tranche B Term Loans ($120,000 @ 8.0%).................    9,600
          Commitment Fees ($175,000 @ .375%).....................      656
          Senior Subordinated Notes ($300,000 @ 8.375%)..........   25,125
          Amortization of Bond Discount..........................       47
          Amortization of Deferred Financing costs...............    3,934
          Less historical interest expense.......................  (21,340)
                                                                   -------
          Total adjustment to interest expense...................   21,772
                                                                   =======

(g)  To reflect the elimination of historical investment
     income......................................................    1,332

(h)  To reflect the equity in Joint Venture......................    3,457

(i)  To reflect the elimination of Merger Expenses paid by the
     company.....................................................   (7,206)

               LIN TELEVISION CORPORATION AND LIN HOLDINGS CORP.

(j) To reflect the income tax benefit as a result of the adjustments described above and the withdrawal of the operations of KXAS-TV from historical results

          Withdrawal of KXAS-TV from historical results..........  (21,121)
          Adjustment to income taxes to reflect the
           acquisition...........................................  (15,365)
                                                                   -------
                                                                   (36,486)
                                                                   =======

(k)  To reflect interest expense and amortization of deferred
     financing costs related to the Senior Discount notes........   21,716

(l)  To reflect income tax benefit of interest expense on LIN
     Holdings Corp...............................................   (7,601)

               LIN TELEVISION CORPORATION AND LIN HOLDINGS CORP.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE QUARTER ENDED MARCH 31, 1998
                             (DOLLARS IN THOUSANDS)

                             HOLDINGS          PREDECESSOR
                          ---------------   -----------------
                            PERIOD FROM        PERIOD FROM
                          MARCH 3 THROUGH   JANUARY 1 THROUGH    PRO FORMA       PRO FORMA       PRO FORMA         PRO FORMA
                          MARCH 31, 1998      MARCH 2, 1998     ADJUSTMENTS    LIN TELEVISION   ADJUSTMENTS   LIN HOLDINGS CORP.
                          ---------------   -----------------   -----------    --------------   -----------   -------------------
Net revenues...........       $16,211            $43,804         $(13,253)(a)     $ 46,762        $    --          $ 46,762
Operating costs and
  expenses:
  Direct operating.....         3,730             11,117           (2,246)(b)       12,601                           12,601
  Selling, general and
     administrative....         4,296             11,701           (2,750)(c)       13,247                           13,247
  Corporate............           458              1,170               --            1,628                            1,628
  Amortization of
     program rights....         1,015              2,743             (345)(d)        3,413                            3,413
  Depreciation and
     amortization of
     intangible
     assets............         4,474              4,581            4,542(e)        13,597                           13,597
                              -------            -------         --------         --------        -------          --------
Total operating costs
  and expenses.........        13,973             31,312             (799)          44,486                           44,486
                              -------            -------         --------         --------        -------          --------
Operating income.......         2,238             12,492          (12,454)           2,276                            2,276
Other (income) expense:
  Interest expense.....         5,270              2,764            2,612(f)        10,646          5,748(k)         16,394
  Interest income......           (50)               (98)             148(g)            --             --                --
  Equity in joint
     venture...........           462                244            1,474(h)         2,180                            2,180
  Merger expenses......            --              8,616           (8,616)(i)           --                               --
                              -------            -------         --------         --------        -------          --------
Total other expense....         5,682             11,526           (4,382)          12,826          5,748            18,574
                              -------            -------         --------         --------        -------          --------
Income (loss) before
  provision (benefit)
  for income taxes.....        (3,444)               966           (8,072)         (10,550)        (5,748)          (16,298)
Provision (benefit) for
  income taxes.........          (215)             3,710           (2,642)(j)          853         (2,012)(l)        (1,159)
                              -------            -------         --------         --------        -------          --------
Net income (loss)......       $(3,229)           $(2,744)        $ (5,430)        $(11,403)       $(3,736)         $(15,139)
                              =======            =======         ========         ========        =======          ========

     See Accompanying Notes to Unaudited Pro Forma Statement of Operations.

               LIN TELEVISION CORPORATION AND LIN HOLDINGS CORP.

              NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE QUARTER ENDED MARCH 31, 1998
                             (DOLLARS IN THOUSANDS)

(a)  To reflect the withdrawal of the operations of KXAS-TV from historical operations.......................................  (13,253)

(b)  To reflect the withdrawal of the operations of KXAS-TV from
     historical operations.......................................   (2,246)

(c)  To reflect the withdrawal of the operations of KXAS-TV from
     historical operations.......................................   (2,750)

(d)  To reflect the withdrawal of the operations of KXAS-TV from
     historical operations.......................................     (345)

(e) To reflect additional amortization of intangible assets recorded as a result of the Acquisition purchase price allocation, additional depreciation expense and the withdrawal of the operations of KXAS-TV from historical results

          Amortization of intangible assets......................    4,261
          Additional depreciation expense related to the step-up
           to estimated fair value of property and equipment.....      717
          Withdrawal of KXAS-TV from historical operations.......     (436)
                                                                   -------
                                                                     4,542
                                                                   =======

(f) To reflect the additional interest expense and amortization of deferred financing costs and commitment fees as a result of borrowings under the Senior Credit Facilities and the Senior Subordinated Notes

          Senior Credit Facilities ($170,000 @ 7.5429%)..........    3,206
          Commitment Fees ($175,000@ .375%)......................      164
          Senior Subordinated Notes ($300,000 @ 8.375%)..........    6,281
          Amortization of Bond Discount..........................       12
          Amortization of Deferred Financing costs...............      983
          Less historical interest expense.......................   (8,034)
                                                                   -------
          Total adjustment to interest expense...................    2,612
                                                                   =======

(g)  To reflect the elimination of historical investment
     income......................................................      148

(h)  To reflect the equity in the Joint Venture..................    1,474

(i)  To reflect the elimination of merger expenses paid by the
     Company.....................................................   (8,616)

(j) To reflect the elimination of historical income tax expense and to record the new expense as a result of the pro forma changes

          Withdrawal of historical income tax expense............   (3,495)
          Adjustment to income taxes to reflect the
           acquisition...........................................      853
                                                                   -------
                                                                    (2,642)
                                                                   =======

(k)  To reflect interest expense and amortization of deferred
     financing costs related to the Senior Discount notes........    5,748

(l)  To reflect income tax benefit of interest expense on LIN
     Holdings Corp...............................................   (2,012)

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

GENERAL FACTORS AFFECTING THE COMPANY'S BUSINESS

     The operating results of the Company depend primarily on advertising revenues, which in turn depend on the economic conditions of the markets in which the Company operates, the demographic makeup of those markets and the marketing strategy and efforts of the Company's stations in those markets. The Company experiences quarterly fluctuations in operating results, generally reporting its highest revenues during the fourth quarter each year due to advertisers' anticipation of higher consumer spending during the holiday season. The Company also experiences annual fluctuations in operating results due substantially to political spending in major election years, such as 1994 and 1996. The Olympic Games also cause cyclical fluctuations in the Company's operating results, the size of such fluctuations depending on which network is televising the Olympic Games and which of the Company's stations are affiliated with that network. The Company also depends on automotive-related advertising. Approximately 24% of the Company's gross advertising revenues for the years ended December 31, 1997, 1996 and 1995 consisted of automotive advertising. A significant decrease in such advertising could have a material adverse affect on the Company's operating results. For other factors that may affect the Company's business, see "Forward Looking Statements" and "Risk Factors."

     Set forth below are the significant factors that contributed to the operating results of the Company's stations for each of the three years in the period ended December 31, 1997 and for the three month periods ended March 31, 1998 and 1997. The 1995 results reported below, unless otherwise specifically stated, include station WIVB-TV only from the date of its acquisition by the Company (i.e., from October 2, 1995). The following commentary should be read in conjunction with the Company's consolidated financial statements and the notes thereto presented elsewhere in this Prospectus. The WIVB-TV acquisition, and, to a lesser extent, the start-up operations of the Company's four LMAs, affect the year-to-year comparability of the Company's financial results reported below.

     Except as otherwise noted, the following discussion of the results of operations of LIN Television does not give effect to the Transactions. As a result of the Transactions, the Company's capital structure is highly leveraged and a significant portion of its cash flow will be used to service the Company's debt obligations. The Company no longer owns and operates KXAS-TV, its former Dallas-Fort Worth NBC affiliate (which contributed 33%, 34%, and 36% of the Company's 1997, 1996 and 1995 net revenues, respectively, and is now owned by the Joint Venture and managed by a wholly owned subsidiary of NBC), and the common equity of LIN Television is no longer publicly traded (but will be controlled by affiliates of Hicks Muse). Consequently, the future results of operations of the Company will not be comparable to LIN Television's results of operations prior to the Transactions. See "The Transactions and Other Matters."

RESULTS OF OPERATIONS

     Set forth below is a summary of the Company's operating results for each of the fiscal years ended December 31, 1997, 1996 and 1995, as well as for the three-month periods ended March 31, 1997 and 1998 and of Holdings' operating results for the interim period ending March 31, 1998.

                                   HOLDINGS PERIOD       COMPANY PERIOD     PREDECESSOR PERIOD
                                     FROM MARCH 3         FROM MARCH 3        FROM JANUARY 1     PREDECESSOR THREE
                                       THROUGH              THROUGH              THROUGH            MONTHS ENDED
                                    MARCH 31, 1998       MARCH 31, 1998       MARCH 2, 1998        MARCH 31, 1997
                                  ------------------   ------------------   ------------------   ------------------
                                            % OF NET             % OF NET             % OF NET             % OF NET
                                  AMOUNT    REVENUES   AMOUNT    REVENUES   AMOUNT    REVENUES   AMOUNT    REVENUES
                                  -------   --------   -------   --------   -------   --------   -------   --------
Net revenues....................  $16,211    100.0%    $16,211    100.0%    $43,804    100.0%    $61,662    100.0%
Operating costs and expenses:
 Direct operating...............    3,730     23.0       3,730     23.0      11,117     25.4      16,068     26.1
 Selling, general and
   administrative...............    4,296     26.5       4,296     26.5      11,701     26.7      16,325     26.5
 Corporate expense..............      458      2.8         458      2.8       1,170      2.7       1,698      2.8
 Amortization of program
   rights.......................    1,015      6.3       1,015      6.3       2,743      6.3       4,058      6.6
 Depreciation and amortization
   of intangible assets.........    4,474     27.6       4,474     27.6       4,581     10.5       6,396     10.4
 Tower write-offs...............       --       --          --       --          --       --          --       --
                                  -------    -----     -------    -----     -------    -----     -------    -----
   Total operating costs and
    expenses....................   13,973     86.2      13,973     86.2      31,312     71.6      44,545     72.4
                                  -------    -----     -------    -----     -------    -----     -------    -----
Operating income................  $ 2,238     13.8%    $ 2,238     13.8%    $12,492     28.4     $17,117     27.6%
                                  =======    =====     =======    =====     =======    =====     =======    =====


                                                      YEAR ENDED DECEMBER 31,
                                  ---------------------------------------------------------------
                                         1997                  1996                  1995
                                  -------------------   -------------------   -------------------
                                             % OF NET              % OF NET              % OF NET
                                   AMOUNT    REVENUES    AMOUNT    REVENUES    AMOUNT    REVENUES
                                  --------   --------   --------   --------   --------   --------
Net revenues....................  $291,519    100.0%    $273,367    100.0%    $217,247    100.0%
Operating costs and expenses:
 Direct operating...............    70,746     24.3       68,954     25.2       49,342     22.7
 Selling, general and
   administrative...............    63,473     21.8       59,974     21.9       47,646     21.9
 Corporate expense..............     6,763      2.3        6,998      2.6        5,747      2.7
 Amortization of program
   rights.......................    15,596      5.3       14,464      5.3       12,357      5.7
 Depreciation and amortization
   of intangible assets.........    24,789      8.5       23,817      8.7       17,127      7.9
 Tower write-offs...............     2,697      0.9           --       --           --       --
                                  --------    -----     --------    -----     --------    -----
   Total operating costs and
    expenses....................   184,064     63.1      174,207     63.7      132,219     60.9
                                  --------    -----     --------    -----     --------    -----
Operating income................  $107,455     36.9%    $ 99,160     36.3%    $ 85,028     39.1%
                                  ========    =====     ========    =====     ========    =====

  Quarter Ended March 31, 1998 Compared to Quarter Ended March 31, 1997

  Net Revenues

     Total net revenues consist primarily of national and local time sales, net of sales adjustments and agency commissions, network compensation, barter revenues, revenues from the production of local commercials and sports programming, tower rental revenues, Local Weather Station revenues, and cable retransmission income. Total net revenues decreased approximately 2.8% to $60.0 million for the three month period ended March 31, 1998 compared to $61.7 million for the same period last year, due primarily to the contribution of KXAS to the Joint Venture in connection with the Merger on March 3, 1998. On a same station basis, net revenues for the quarter ended March 31, 1998 increased approximately 14% compared to the same period last year.

     Approximately 87% of the Company's total net revenues for the three month periods ended March 31, 1998 and 1997, were derived from net advertising time sales. Advertising revenues for the first quarter of 1998 decreased 2.0% from the same period last year due primarily to the contribution of KXAS to the Joint Venture in connection with the Merger on March 3, 1998. On a same station basis, approximately 88% and 86% of the Company's total net revenues for the three month periods ended March 31, 1998 and 1997, respectively, were derived from net advertising time sales. Same station advertising revenues for the first quarter 1998 increased approximately 16% over the same period last year. The increase was attributable primarily to the broadcast of the 1998 Winter Olympics on the Company's CBS affiliated stations, continued improvement in the local economy in the market in which WTNH-TV operates, and to net advertising growth at the LMA stations.

     The Company's network revenue represents amounts paid to the Company for broadcasting network programming provided by CBS, NBC, and ABC. On a same station basis, network revenue for the period ended March 31, 1998 was relatively flat when compared to the same period last year.

     Revenues from the Local Weather Stations remained relatively flat when compared to the same period last year. The Company provides Local Weather Stations to cable operators in all of its markets except New Haven-Hartford and Buffalo, to which markets it intends to provide this service in the future.

  Operating Costs and Expenses

     Direct operating expenses, consisting primarily of news, engineering, programming and music licensing costs, decreased approximately 8.1% to $14.8 million for the three month period ended March 31, 1998 compared to $16.1 million for the same period in 1997, due primarily to the contribution of KXAS to the Joint Venture in connection with the Merger on March 3, 1998. On a same station basis, direct operating expenses remained relatively flat for the three month period ended March 31, 1998, compared to the same period last year.

     Selling, general and administrative ("SG&A") expenses consist primarily of employee salaries and sales commissions, advertising and promotion expenses, and other expenses such as rent, utilities, insurance and other employee benefit costs. SG&A expenses decreased approximately 1.8% to $16.0 million for the three month period ended March 31, 1998 compared to $16.3 million for the same period in 1997, due primarily to the contribution of KXAS to the Joint Venture in connection with the Merger on March 3, 1998. On a same station basis, SG&A expenses increased approximately 4.9% for the three month period ended March 31, 1998 over the same period in 1997, due in part to increased sales compensation resulting from the increase in local revenues. The increase was also attributable to higher payroll taxes related to increased employees in 1998 compared to 1997.

     Total corporate expenses, which are comprised of costs associated with the centralized management of the Company's stations, remained relatively flat for the three month period ended March 31, 1998, compared to the same period in 1997.

     Amortization of program rights reflect the expenses related to the acquisition of syndicated programming, features and specials. Amortization of program rights decreased approximately 7.3% to $3.8 million for the three month period ended March 31, 1998 compared to $4.1 million for the same period in 1997, due primarily to the contribution of KXAS to the Joint Venture in connection with the Merger on March 3, 1998. On a same station basis, amortization of program rights decreased approximately 4.8% for the three month period ended March 31, 1998 compared to the same period in 1997 due primarily to a change in the syndicated/ barter programming mix at WTNH-TV.

     Depreciation and amortization of intangible assets increased approximately 41.6% for the three month period ended March 31, 1998 compared to the same period last year primarily as a result of the acquisition of LIN Television on March 3, 1998. The excess of the purchase price over the estimated fair market value of the net tangible assets acquired was allocated to intangible assets, primarily to FCC licenses and network affiliations.

  Operating Income

     For the reasons discussed above, the Company reported a decrease in operating income of $2.4 million for the three month period ended March 31, 1998, compared to the same period last year. On a same station basis, operating income increased $5.4 million for the three month period ended March 31, 1998 compared to the same period in 1997.

     The Company's interest expense increased approximately 10.2% for the three month period ended March 31, 1998, when compared to the same period last year, as a result of the new borrowings under the Senior Credit Facilities and the issuance of the $300 million 8 3/8% Senior Subordinated Notes in connection with the Merger. In addition, Holdings incurred $1.7 million of non-cash interest expense for the period from March 3, 1998 through March 31, 1998 due to the issuance of its 10% Senior Discount Notes.

     During the first quarter of 1998, the Company incurred financial and legal advisory fees and regulatory filing fees in connection with the Merger. These expenses of approximately $8.6 million are reflected on the Predecessor's Consolidated Statements of Income as merger expense.

     The Company's provision for income taxes increased approximately 34.9% for the three month period ended March 31,1998, compared to the same period in 1997, due to a change in the Company's effective annual tax rate as a result of a substantial increase in non-deductible amortization relating to goodwill.

  Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

     Net Revenues. Total net revenues consist of national and local time sales (net of sales adjustments and agency commissions), network compensation, barter revenues, revenue from the production of local commercials and sports programming, tower rental revenues, Local Weather Station revenues and cable retransmission revenues. Total net revenues increased approximately 7% for the year ended December 31, 1997 compared to the same period in 1996. Nearly 87% and 89% of the Company's total net revenues for 1997 and 1996, respectively, were derived from net national and net local advertising time sales.

     The LMA stations and the continued ratings strength of the NBC-affiliated stations accounted for approximately $3.7 million and $4.1 million of the net national and net local advertising revenue increases, respectively, for the year ended December 31, 1997. The advertising revenue increase for 1997 was also attributable in part to local advertising revenue growth of approximately $2.5 million at station WTNH-TV due to continued improvement in economic conditions in that station's market.

     The Company's network revenue represents amounts paid to the Company for broadcasting network programming provided by CBS, NBC and ABC. Network revenue was relatively stable from 1996 to 1997.

     Other broadcast revenues increased approximately $5.8 million for the year ended December 31, 1997 due substantially to the sale of broadcast rights and production services to outside parties. Increased revenues from the Local Weather Stations also contributed to the increase in other broadcast revenues. The Company provides Local Weather Stations to cable operators in all of its markets except New Haven-Hartford and Buffalo, to which markets it intends to provide this service in the future.

     Operating Costs and Expenses. Direct operating expenses, consisting primarily of news, engineering, programming and music licensing costs, increased approximately $1.8 million for the year ended December 31, 1997 as compared with the same period in 1996. Direct operating expenses at stations KXAN-TV and KXAS-TV increased approximately $1.1 million as a result of expanded news coverage. News costs also increased as a result of the acquisition of a helicopter at station WISH-TV.

     Selling, general and administrative ("SG&A") expenses consist primarily of employee salaries and sales commissions, advertising and promotion expenses, and other expenses such as rent, utilities, insurance and other employee benefit costs. SG&A expenses increased approximately $3.5 million for the year ended December 31, 1997, compared to the same period in 1996, due in part to increased sales compensation resulting from the increase in local revenues. The increase was also due in part to higher promotional expenditures at stations in the Dallas-Fort Worth market.

     Corporate expenses, which are comprised of costs associated with the centralized management of the Company's stations, remained relatively flat for the year ended December 31, 1997 compared to the same period in 1996.

     Amortization of program rights reflect the expenses related to the acquisition of syndicated programming, features and specials. Amortization of program rights for the year ended December 31, 1997 rose approximately $1.1 million as a result of new programming purchases at station WTNH-TV and programming write-offs at stations KNVA-TV and WBNE-TV.

     Depreciation and the amortization of intangible assets increased approximately $1.0 million for the year ended December 31, 1997 compared to the same period in 1996. This increase is related primarily to an increase in depreciation expense resulting from capital expenditures aimed at maintaining a high quality on-air product at each of the Company's stations and, to a lesser extent, to a full year of depreciation for a new production facility.

     In 1995, the Company began to construct new facilities and purchase new broadcast equipment to prepare for the transition to digital broadcasting. During the second quarter of 1997, the Company disposed of towers and other broadcast equipment that could no longer be used with digital technology. The net book loss on this equipment of approximately $2.7 million is reflected on the Company's Consolidated Statements of Income as tower write-offs.

     Operating Income. For the reasons discussed above, the Company reported an increase in operating income of $8.3 million (approximately 8.0%) for the year ended December 31, 1997, compared to the same period in 1996.

     Interest expense, comprised primarily of interest payable on funds borrowed under the Company's existing credit facility (the "Existing Credit Facility"), decreased approximately 20% for the year ended December 31, 1997, compared to the same period in 1996. The decrease was the result of the renegotiated terms of the Existing Credit Facility and a reduction in the principal amount outstanding. See "Note 4 -- Long Term Debt" of the Company's Consolidated Financial Statements.

     During the second half of 1997, the Company incurred financial and legal advisory fees and regulatory filing fees in connection with the Merger. These expenses of approximately $7.2 million are reflected on the Company's Consolidated Statements of Income as merger expense.

     The Company's provision for income taxes increased approximately 16% for the year ended December 31, 1997, compared to the same period in 1996, due to higher income before taxes and an increase in the Company's effective tax rate.

  Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Net Revenues. Total net revenues increased approximately 26% for the year ended December 31, 1996 compared to the same period in 1995. Nearly 89% of the Company's total net revenues for both 1996 and 1995 were derived from net national and net local advertising time sales.

     The WIVB-TV acquisition and the start-up operation of the LMAs accounted for approximately $23.3 million of the net national and net local revenue increase for the year ended December 31, 1996. The advertising revenue increase for 1996 was also attributable to approximately $4.5 million in incremental revenues resulting from the telecast of the 1996 Summer Olympics on the NBC-affiliated stations, which led to a more complete sale of inventory and increased advertising rates for those stations. The increase was also the result of strong political sales growth of approximately $7.2 million in 1996. Advertising revenue increases were also driven by the continued steady demand for television advertising time since 1994, reflecting strong economic activity in most of the Company's markets.

     Increased network revenues of approximately $3.4 million for the year ended December 31, 1996 also contributed to the total net revenue increase. The Company negotiated a new network compensation agreement for the ABC affiliate WTNH-TV in 1996 which was effective as of September 1995. WTNH-TV's network compensation increased approximately $2.3 million in 1996 as a result of this new agreement. Network revenues also increased as a result of the inclusion of a full year of operations at station WIVB-TV.

     Other broadcast revenues increased $1.8 million for the year ended December 31, 1996 due primarily to increases in sports programming production, local spot production and Local Weather Station revenues. In connection with the acquisition of the Texas Rangers baseball broadcast rights, the Company launched a new production facility to produce these on-air broadcasts. A substantial portion of the increase in other broadcast revenues resulted from this new production facility. Increased revenues from Local Weather Stations also contributed to the increase in other broadcast income.

     Operating Costs and Expenses. Direct operating expenses for the year ended December 31, 1996 increased approximately 40% over the same period in 1995 due primarily to the WIVB-TV acquisition, an increase in the amortization of sports programming rights, expansion of news coverage and a change in the syndicated/barter programming mix. The increase in amortization of sports programming rights resulted from the acquisition in 1996 of broadcasting rights to Texas Rangers baseball games. Direct operating expenses at stations KXAS-TV and WTNH-TV increased approximately $1.7 million as a result of expanded news coverage and approximately $0.8 million as a result of increased barter programming at station WTNH-TV.

     SG&A expenses increased approximately 26% for the year ended December 31, 1996 compared to the same period in 1995. The increase was due to the WIVB-TV acquisition, expenses associated with the new production facility, the operation of the LMA stations and, to a lesser extent, to increased sales commissions at most of the stations related to the increase in net revenues in 1996. SG&A expenses also increased approximately $1.0 million in 1996 as a result of increased sales and promotional efforts at the Company's LMA stations.

     Corporate expenses are comprised primarily of costs associated with the centralized management of the stations. Corporate expenses increased approximately $1.3 million for the year ended December 31, 1996 compared to the same period in 1995, due primarily to expenses associated with the Company's continuing effort to seek out acquisition opportunities.

     The amortization of programming rights for the year ended December 31, 1996 rose approximately $2.1 million as compared with the same period in 1995 as a result of a $1.3 million increase due to the WIVB-TV acquisition as well as a change in the syndicated/barter programming mix at WAVY-TV.

     Depreciation and the amortization of intangible assets increased $6.7 million for the year ended December 31, 1996 compared to the same period in 1995. This increase is related primarily to the WIVB-TV acquisition, a $3.1 million increase in depreciation expense related to capital expenditures aimed at maintaining a high quality on-air product at each of the Company's stations and, to a lesser extent, the operation of the new production facility.

     Operating Income. For the reasons discussed above, the Company reported an increase in operating income of $14.1 million (approximately 17%) for the year ended December 31, 1996 compared to the same period in 1995.

     Interest expense increased moderately for the year ended December 31, 1996, compared to the same period in 1995, due to interest on the additional funds borrowed for the WIVB-TV acquisition, partially offset by lower interest rates. See "Note 4 -- Long Term Debt" of the Company's Consolidated Financial Statements.

     The Company's provision for income taxes increased approximately 22% for the year ended December 31, 1996 compared to the same period in 1995, due to higher income before taxes.

LIQUIDITY AND CAPITAL RESOURCES

     Net cash provided by operating activities totaled $17.0 million and $21.4 million for the three-month periods ended March 31, 1998 and 1997, respectively, and $81.7 million, $70.8 million, and $56.0 million for the years ended December 31, 1997, 1996 and 1995, respectively. The decrease in net cash provided by operating activities for the quarter ended March 31, 1998 compared to the same period in 1997 was primarily due to the contribution of KXAS to the Joint Venture in connection with the Merger on March 3, 1998. The increase in net cash provided by operating activities for the year ended December 31, 1997 compared to 1996 was primarily due to improved operating results and a reduction in amounts paid for interest, offset by merger expenses. The increase for the year ended December 31, 1996 compared to 1995 was due primarily to improved operating results. Net cash used in investing activities totaled $908.7 million and $7.4 million for the three-month periods ended March 31, 1998 and 1997, respectively, and $15.1 million, $27.9 million and $127.7 million for the years ended December 31, 1997, 1996 and 1995, respectively. The increase in net cash used in investing activities for the quarter ended March 31, 1998 compared to the same period in 1997 was due primarily to the acquisition of LIN Television in March, 1998, the effects of which were offset by the contribution of KXAS to the Joint Venture. The decrease in 1997 from 1996 was attributable to a reduction in capital expenditures of $7.0 million coupled with proceeds of $7.0 million from asset dispositions. Net cash used in investing activities decreased for the year ended December 31, 1996 compared to 1995 due to costs related to acquisitions in 1995. Net cash provided by financing activities for the three-month period ended March 31, 1998 totaled $917.4 million compared to $13.5 million used in the three-months ended March 31, 1997. Net cash used in financing activities totaled $86.5 million and $33.0 million for the years ended December 31, 1997 and 1996, respectively. Net cash provided by financing activities totaled $71.8 million in 1995. The fluctuation for the three-month period ended March 31, 1998, compared to the same period in 1997, was due primarily to the issuance of the 8 3/8% Senior Subordinated Notes by the Company, the issuance of 10% Senior Discount Notes by Holdings and the equity contribution by Hicks Muse in connection with the

Merger, the effects of which were partially offset by the principal payment of $260.0 million to retire the old debt. Net cash used in financing activities increased for the years ended December 31, 1997 and 1996 due to an increase in principal payments on long-term debt under the Existing Credit Facility. As of March 31, 1998, the Company had a working capital surplus of $22.9 million, compared to a working capital surplus of $50.7 million in 1997. The decrease in the three-month period ended March 31, 1998, compared to the same period in 1997, was due primarily to the use of cash to fund the Acquisition and accrued interest related to the Notes and the Senior Credit Facilities. As of December 31, 1997, the Company had a working capital surplus of $28.3 million, compared to a working capital surplus of $56.6 million in 1996, and a working capital surplus of $34.0 million in 1995. The decrease in 1997 compared to 1996 is primarily due to principal payments on long term debt. The increase in 1996 compared to 1995 is primarily attributable to improved operating cash flows and a reduction of programming liabilities.

     Interest payments on the Notes and interest payments and amortization with respect to the Senior Credit Facilities represent significant liquidity requirements for the Company and Holdings. The Senior Subordinated Notes and the Term Loans funded in connection with the Acquisition will require annual interest payments of approximately $25.1 million and $13.4 million, respectively. The Tranche A Term Loans funded in connection with the Acquisition are repayable in quarterly principal payments over seven years in the amount of approximately $1.8 million each. If funded in connection with the Grand Rapids Acquisition, an additional $125.0 million of Tranche A Term Loans will be repayable in quarterly principal installments of approximately $4.5 million each. The Tranche B Term Loans are repayable over nine years in quarterly principal payments, in the amount of $240,000 each in 1998, $480,000 each in each of 1999 through 2004, $28,920,000 each in 2005, $68,400,000 each in 2006, and $19,560,000 each in 2007. See "Description of the Senior Credit Facilities."

     The Company's capital expenditures primarily include purchases of broadcasting equipment, studio equipment, vehicles and office equipment to improve the efficiency and quality of television broadcasting operations. The Company's capital expenditures for the first three-months of 1998 were $1.3 million compared to $7.2 million for the same period in 1997. The Company's capital expenditures for the full year of 1997 were $20.6 million compared to $27.6 million in 1996 and $27.7 million in 1995. The Company has invested approximately $13.0 million to fully prepare its towers and transmitter buildings for the upcoming digital transition. The Company expects to spend approximately $22 million per year on capital expenditures in 1998 and 1999. After 1999, an additional $29.3 million will be required through 2002 to complete the transition to digital broadcasting. The Company anticipates that it will be able to meet its capital expenditure requirements with internally generated funds and borrowings under the Senior Credit Facilities.

     In addition to the foregoing capital expenditures, the Company intends to pursue selective acquisitions of television stations whose performance management believes can be improved by applying management's business strategy. In particular, the Company expects to consummate the Grand Rapids Acquisition later in 1998 and the acquisition of WVTM-TV, the Birmingham, Alabama NBC affiliate, in 1999. Although it is expected that the cost of the Grand Rapids Acquisition and the WVTM-TV acquisition will be funded by additional Tranche A Term Loans and the Incremental Term Loans, respectively, the cost of any additional acquisitions may require additional debt and/or equity capital. There can be no assurance that the Company will be able to obtain such additional capital on attractive terms, if at all.

     Based on the current level of operations and anticipated future growth (both internally generated as well as through acquisitions), the Company anticipates that its cash flow from operations, together with borrowings under the Senior Credit Facilities should be sufficient to meet its anticipated requirements for working capital, capital expenditures, interest payments and scheduled principal payments. The Company's future operating performance and ability to service or refinance the Notes and to extend or refinance the Senior Credit Facilities will be subject to future economic conditions and to financial, business and other factors, many of which are beyond the Company's control.

     The Notes and the Senior Credit Facilities impose certain restrictions on the Company's ability to make capital expenditures and limit the Company's ability to incur additional indebtedness. Such restrictions could limit the Company's ability to respond to market conditions, to provide for unanticipated capital investments or to take advantage of business or acquisition opportunities. The covenants contained in the Credit Agreement and the Indentures also, among other things, limit the ability of the Company to dispose of assets, repay indebtedness or amend other debt instruments, pay distributions, create liens on assets, enter into sale and leaseback transactions, make investments, loans or advances and make acquisitions. See "Description of the New Senior Subordinated Notes," "Description of the New Senior Discount Notes" and "Description of the Senior Credit Facilities."

     Holdings is a holding company whose only material asset is the capital stock of the Company. Holdings does not have any business (other than in connection with its ownership of the capital stock of the Company and the performance of its obligations with respect to the Senior Discount Notes and the Senior Credit Facilities) and will depend on the distributions from the Company to meet its debt service obligations, including, without limitation, interest and principal obligations with respect to the Senior Discount Notes. Because of the substantial leverage of the Company, and the dependence of Holdings upon the operating performance of the Company to generate distributions to Holdings with respect to the Company's common stock, there can be no assurance that Holdings will have adequate funds to fullfil its obligations with respect to the New Senior Discount Notes when due. In addition, the Credit Agreement, the Senior Subordinated Notes Indenture and applicable federal and state law will impose restrictions on the payment of dividends and the making of loans by the Company to Holdings.

     Accordingly, Holdings' only source of cash to pay interest on and principal of the Senior Discount Notes is distributions with respect to its ownership interest in the Company and the Company's subsidiaries from the net earnings and cash flow generated by the Company and its subsidiaries. Prior to March 1, 2003, Holdings' interest expense on the Senior Discount Notes will consist solely of non-cash accretion of principal interest and the Senior Discount Notes will not require cash interest payments. On March 1, 2003, Holdings will be required to pay the Mandatory Principal Redemption Amount. After such time, the Senior Discount Notes will require annual cash interest payments of $20.0 million. In addition, the Notes mature on March 1, 2008. See "Description of the New Senior Discount Notes."

YEAR 2000 ISSUE

     Some of the Company's older computer programs were written using two digits rather than four to define the applicable year. As a result, those computer programs have time-sensitive software that recognize a date using "00" as the year 1900 rather than the year 2000. This could cause a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

     The Company has completed an assessment of a majority of its systems and expects to complete the review of all its systems by December 31, 1998, which is prior to any anticipated impact on its operating systems. The Company has initiated formal communications with all of its significant suppliers and large customers to determine the extent to which the Company's interface systems are vulnerable to the failure of those third parties' to address their own Year 2000 issues. A majority of the systems tested and third parties reviewed to date are Year 2000 compliant. There is no guarantee that the systems of other companies on which the Company's systems rely will be timely converted and would not have an adverse effect on the Company's systems.

     Based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources and other factors, the Company believes it will complete its Year 2000 modifications, the costs of which are immaterial, by mid-year 1999.

INFLATION

     The Company believes that its businesses are affected by inflation to an extent no greater than other businesses generally.

RECENTLY-ISSUED ACCOUNTING PRINCIPLES

     In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" ("Statement 130") effective for years beginning after December 15, 1997. Statement 130 requires that a public company report items of other comprehensive income either below the total for net income in the income statement, or in a statement of changes in equity, and to disclose the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in-capital in the equity section of the balance sheet. Statement 130 was adopted during the first quarter of 1998 and was applied to prior period financial statements on a retroactive basis. The adoption of Statement 130 did not have a material impact on the consolidated financial statements.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("Statement 131") effective for years beginning after December 15, 1997. Statement 131 requires that a public company report financial and descriptive information about its reportable operating segments pursuant to criteria that differ from current accounting practice. Operating segments, as defined, are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The financial information to be reported includes segment profit or loss, certain revenue and expense items and segment assets and reconciliations to corresponding amounts in the general purpose financial statements. Statement 131 also requires information about revenues from products or services, countries where the company has operations or assets and major customers. Management does not believe the implementation of Statement 131 will have a material impact on its consolidated financial statements.

     In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" ("Statement 132") effective for years beginning after December 15, 1997. Statement 132 revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans. This Statement standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer as useful as they were when SFAS No. 87, "Employers' Accounting for Pensions", SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits", and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" were issued. The Statement suggests combined formats for presentation of pension and other postretirement benefit disclosures. Management does not believe the implementation of Statement 132 will have a material impact on its consolidated financial statements.

     In April 1998, Accounting Standards Executive Committee ("AcSEC") issued Statement of Position ("SOP") No. 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5") effective for fiscal years beginning after December 15, 1998. This SOP provides guidance on the financial reporting of start-up costs and organization costs. It requires that costs of start-up activities and organization costs be expensed as incurred. Initial application of SOP 98-5 should be reported as the cumulative effect of a change in accounting principle, as described in Accounting Principles Board (APB) Opinion No. 20, "Accounting Changes". When adopting this SOP, entities are not required to report the pro forma effects of retroactive application. Management does not believe the implementation of SOP 98-5 will have a material impact on its consolidated financial statements.

                                    BUSINESS

THE COMPANY

     Overview. The Company is a leading television station group operator in the United States that operates eleven television stations and provides consulting services to two additional television stations. Twelve of these stations are network affiliates and nine are in top forty DMAs, including: Indianapolis, Indiana; New Haven-Hartford, Connecticut; Buffalo, New York; Norfolk-Portsmouth, Virginia; Grand Rapids-Kalamazoo-Battle Creek, Michigan and Dallas-Fort Worth, Texas. These stations have an aggregate United States household reach of approximately 6.9%, ranking the Company among the top independent, "pureplay" television station group operators in the United States.

     The Company's Core Stations generated an aggregate pro forma BCF margin of approximately 46% for the fiscal year ended December 31, 1997, principally as a result of their strong network affiliations, leading local news programming and tight cost controls. In addition, the Company's management pioneered the "multi-channel strategy," which involves the combination of an owned and operated television station with a LMA station and/or a Local Weather Station in the same market. The multi-channel strategy has enhanced the Company's revenue market shares and increased its BCF by leveraging its fixed costs over a larger revenue base.

     History. Prior to 1994, the Company was an indirect wholly-owned subsidiary of LIN Broadcasting. LIN Broadcasting bought its first broadcasting property in 1965 and also entered into the cellular telephone business in the early 1980's. McCaw Cellular purchased a majority stake in LIN Broadcasting in March 1990. AT&T then acquired McCaw Cellular in September 1994 in a tax-free merger transaction. On December 28, 1994, AT&T spun-off to public shareholders the common stock of the Company (the "Spin-Off"), at which time AT&T Wireless, a wholly-owned subsidiary of AT&T, became the Company's largest stockholder. In connection with the Spin-Off, the Company acquired WTNH-TV (New Haven/Hartford, CT) from Cook Inlet Communication, Inc. and AT&T retained the Grand Rapids Stations, which theretofore had been owned by the Company. Since the Spin-Off, the Company has continued to provide services to the Grand Rapids Stations pursuant to a consulting agreement with AT&T. AT&T Wireless holds approximately 45% of the outstanding shares of the Company's Common Stock.

THE STATIONS

     The Company's station portfolio is well diversified in terms of its network affiliations, geographic coverage, net revenues and cash flow. The Company owns and operates three CBS affiliates, two NBC affiliates and two ABC affiliates which accounted for 35%, 28% and 28%, respectively, of the Company's pro forma BCF for the fiscal year ended December 31, 1997. The Company's LMA stations and other revenue sources accounted for the remaining 9% of its BCF on the same basis. The Company's Core Stations broadcast in seven different markets, with no market representing more than 25% of the Company's pro forma net revenues or BCF for the fiscal year ended December 31, 1997.

     Core Stations. The Company owns and operates two NBC affiliates in the Norfolk-Portsmouth and Austin markets. In the Norfolk-Portsmouth market, a very competitive news market, WAVY-TV has regularly been a leader in attracting the most favorable demographics. Its 11:00 p.m. newscast has consistently been ranked first in the market. KXAN-TV operates in the Austin market, which is one of the five fastest growing markets in the United States, has attractive demographics and commands advertising rates comparable to rates in much larger markets. Based on the foregoing factors and NBC's network leadership position, management believes that WAVY-TV and KXAN-TV are well positioned for continued strong performance.

     The Company owns and operates three CBS affiliates in the Indianapolis, Buffalo and Fort Wayne markets. The Company anticipates that CBS's recent acquisition of the right to broadcast AFC football games will particularly benefit the Company's CBS stations (Indianapolis, Indiana and Buffalo, New York are home to the Indianapolis Colts and Buffalo Bills football teams, respectively, both of which are part of the American Football Conference (AFC)). WISH-TV, a station operating in the Indianapolis market since 1954, is not only the ratings leader in its market, but also the highest-rated CBS affiliate in a major metered market in the United States. WIVB-TV, the Company's Buffalo station and most recent acquisition, has gained considerable momentum and had among the highest advertising sales growth rates of the Company's Core Stations during the fourth quarter of 1997. In the Fort Wayne market, WANE-TV was recently rated first in news.

     The Company owns and operates two ABC affiliates, including WTNH-TV in the New Haven-Hartford market. WTNH-TV has recently begun to recognize the benefits of its repositioning as a leading news source in its market. Management believes that the station is now well positioned to reap the benefits of an important 1998 political season in Connecticut.

     Local News. The Company's performance in local news is excellent, consistently ranking first or second in news in all but its smallest market. Local news remains a primary focus of management because it reaches a desirable viewing audience and allows the Company to maintain its tight control over programming costs. The Company historically has derived 35%-40% of its revenues, and a higher percentage of its BCF, from news programming. Local news provides product differentiation from cable television and some insulation from over-reliance on national network programming.

     Local Marketing Agreements. The Company has entered into 10-year local marketing agreements pursuant to which it provides marketing services and programming to LMA stations KNVA-TV, Austin, Texas, WBNE-TV, New Haven-Hartford, Connecticut, WVBT-TV, Norfolk-Portsmouth, Virginia and KXTX-TV, Dallas-Fort Worth, Texas. In addition to providing the Company with an enhanced revenue stream, the Company's LMA strategy is intended to permit stations that otherwise might "go dark," or operate with marginal profitability, to add local news and public affairs programming and contribute to diversity in their respective markets. The Company also benefits from the cross-marketing of programming, or the ability to time-shift or double run certain programming.

     Over the past few years, the Company has taken various steps to increase its market penetration and broaden its demographics by developing its LMA stations. As start-up stations, the Company's LMA stations historically have generated revenues but produced negative BCF. However, the Company's LMA stations contributed approximately $7.1 million to the Company's BCF in 1997.

     The following table provides information regarding the stations and other programming outlets operated by the Company and the stations owned by the Joint
Venture:

                                                                                      COMMERCIAL    STATION   STATION
           DMA, STATIONS AND OTHER                                            DMA     STATIONS IN   RANK IN   AUDIENCE
             PROGRAMMING OUTLETS               STATUS(A)   AFFILIATION(B)   RANK(C)     DMA(D)      DMA(E)    SHARE(E)
           -----------------------             ---------   --------------   -------   -----------   -------   --------
COMPANY STATIONS AND OTHER
  PROGRAMMING OUTLETS:
INDIANAPOLIS, IN
  WISH-TV....................................     O&O          CBS             25          8             1       18%
  WIIH-LP (Satellite)(f).....................     O&O          CBS
  Local Weather Station......................     O&O         Cable
NEW HAVEN-HARTFORD, CT
  WTNH-TV....................................     O&O          ABC             27          8             2       14%
  WBNE-TV....................................     LMA          WB                                    5(tie)       2%
GRAND RAPIDS-KALAMAZOO-BATTLE CREEK, MI(g)
  WOOD-TV....................................      CS          NBC             37          8         1(tie)      18%
  WOTV-TV....................................      CS          ABC                                       4        5%
NORFOLK-PORTSMOUTH, VA
  WAVY-TV....................................     O&O          NBC             39          7         1(tie)      16%
  WVBT-TV....................................     LMA       WB/Fox(h)                                    5        2%
  Local Weather Station......................     O&O         Cable
BUFFALO, NY
  WIVB-TV....................................     O&O          CBS             40          7             2       17%
AUSTIN, TX
  KXAN-TV....................................     O&O          NBC             60          7             3       14%
  KNVA-TV....................................     LMA          WB                                        6        3%
  KXAM-TV (Satellite)(i).....................     O&O          NBC
  Low Power Network..........................     O&O          UPN
DECATUR-CHAMPAIGN, IL
  WAND-TV....................................     O&O          ABC             81          8             3       14%
  Local Weather Station......................     O&O         Cable
FORT WAYNE, IN
  WANE-TV....................................     O&O          CBS            102          6             2       19%
  Local Weather Station......................     O&O         Cable
DALLAS-FORT WORTH, TX
  KXTX-TV....................................     LMA          IND              8         13             9        3%
JOINT VENTURE STATIONS:
DALLAS-FORT WORTH, TX
  KXAS-TV....................................      JV          NBC              8         13             3       12%
SAN DIEGO, CA
  KNSD-TV....................................      JV          NBC             26          7             1       13%

---------------

(a) "O&O" refers to a station owned and operated by the Company. "LMA" refers to a station operated by the Company pursuant to a local marketing agreement and with respect to which the Company has a purchase option exercisable under certain circumstances. "JV" refers to a station owned by the Joint Venture and operated by NBC. "CS" refers to a station which the Company provides services to pursuant to a consulting agreement. The Company's Core Stations, all of which are CBS, NBC and ABC affiliates, are WISH-TV, WANE-TV, WAND-TV, WAVY-TV, KXAN-TV, WTNH-TV and WIBV-TV.

(b) "IND" refers to an independent station with no network affiliation.

(c) Rankings are based on the relative size of the station's "market" among the 211 generally recognized television markets in the United States. Source:
    Nielsen Station Index DMA Market Ratings -- November 1997, A.C. Nielsen Company.

(d) The number of stations in a market excludes local weather stations, low power networks and satellite broadcasting facilities.

(e) Source: Nielsen Station Index DMA Market Ratings -- November 1997, A.C. Nielsen Company, Sunday-Saturday 6:00 a.m.-2:00 a.m.

(f) Station WIIH-LP, Indianapolis, Indiana, is operated as a satellite station of WISH-TV in order to increase WISH-TV's coverage.

(g) The Company currently provides services to WOOD-TV and WOTV-TV pursuant to a consulting agreement with AT&T. It has agreed to acquire the assets of WOOD-TV and the LMA rights related to WOTV-TV from AT&T for a purchase price of approximately $125.5 million. The acquisition is expected to close later this year. See "The Transactions and Other Matters -- The Grand Rapids Acquisition" and "Business -- The Company -- History."

(h) WVBT-TV will become a Fox affiliate on August 31, 1998.

(i) Station KXAM-TV, Llano, Texas, is operated as a satellite station of KXAN-TV in order to increase KXAN-TV's coverage.

     The following are descriptions of the stations operated by the Company:

  WISH-TV (Indianapolis, Indiana)

     Station Profile. WISH-TV has been the leading station in Indianapolis, ranked number one in audience share since 1990. In spite of increased competition, recent investments by the Company in news gathering equipment, including a helicopter, have reinforced WISH-TV's leading position in its market. A recently completed tower and transmission facility has helped to favorably position the station for the upcoming transition to digital transmission. Approximately 51% of WISH-TV's 24 hours of daily broadcasting time consists of programming that is either locally produced or purchased from non-network sources.

     Market Overview. Indianapolis, Indiana is the twenty-fifth largest DMA in the United States, with a population of approximately 2,386,000 and approximately 957,050 television households. Cable penetration in the Indianapolis market is estimated to be 65%. The Indianapolis market experienced revenue growth of approximately 9.1% in 1996 and is expected to grow at a compound annual rate of 5.6% through 2000. Average household income is estimated to be $41,171.

     The table below provides an overview of the competitive stations servicing the Indianapolis market:

                                                                                                     SHARE
                             CITY OF                                                   ---------------------------------
CALL                         LICENSE     VHF/UHF  AFFILIATION          OWNER           MAY 96   MAY 97   NOV 96   NOV 97
----                       ------------  -------  -----------          -----           ------   ------   ------   ------
LIN Station
WISH-TV..................  Indianapolis    VHF        CBS      LIN Television Corp.      18       17       17       18
Others
WTTV-TV..................  Bloomington     VHF        UPN      Sinclair Comm Inc.         8        7        9        7
WRTV-TV..................  Indianapolis    VHF        ABC      McGraw-Hill Bcstg.        12       13       13       12
WTHR-TV..................  Indianapolis    UHF        NBC      Dispatch Bcstg. Group     17       16       16       15
WNDY-TV..................  Marion          UHF        WB       Wabash Valley Bcstg.       3        3        3        4
WXIN-TV..................  Indianapolis    UHF        Fox      Tribune Bcstg. Co.         8        8        9        8

  WTNH-TV and WBNE-TV (New Haven-Hartford, Connecticut)

     Station Profiles. WTNH-TV, acquired in 1994, has fully implemented the Company's operating methods and, as a result thereof, has achieved a leading position in late news and increased its share in all newscasts over the past three years. The Company has heightened its commitment to news gathering and weather forecasting and has set a goal of becoming the leading news and weather station in Connecticut. As one of only two VHF signals in the market, WTNH-TV has a competitive advantage in its market. WTNH-TV's market position provides a measure of consistency in a market where other major stations have experienced a change of control. The Company believes that this market activity should enable WTNH-TV to strengthen its position as a market leader.

     The Company's LMA station in the New Haven-Hartford market, WBNE-TV, will also help to gain additional market share for the Company. Programming shared between WTNH-TV and WBNE-TV, such as Boston Red Sox games, will further differentiate the Company's stations in the market. Approximately 45% of WTNH-TV's 24 hours of daily broadcast time and approximately 90% of WBNE-TV's broadcast time consists of programming that is either locally produced or purchased from non-network sources.

     Market Overview. New Haven-Hartford, Connecticut is the twenty-seventh largest DMA in the country with population of approximately 2,299,000 and approximately 915,770 television households. Cable penetration in the New Haven-Hartford market is estimated to be 87%. The New Haven-Hartford market experienced revenue growth of approximately 4.5% in 1996 and is expected to grow at a compound annual growth rate of approximately 5.3% through 2000. Average household income is estimated to be $48,932.

     The table below provides an overview of the competitive stations serving the New Haven-Hartford market:

                                                                                                   SHARE
                                CITY OF                                              ---------------------------------
            CALL                LICENSE    VHF/UHF  AFFILIATION        OWNER         MAY 96   MAY 97   NOV 96   NOV 97
            ----              -----------  -------  -----------        -----         ------   ------   ------   ------
LIN Station/LMA
WTNH-TV.....................  New Haven      VHF        ABC      LIN Television        15       15       15       14
                                                                   Corp.
WBNE-TV.....................  New Haven      UHF        WB       K-W Television        --        2        2        2
Other
WFSB-TV.....................  Hartford       VHF        CBS      Meredith Corp.        16       17       16       16
WTXX-TV.....................  Waterbury      UHF        UPN      Counterpoint Comm.     2        2        2        2
WVIT-TV.....................  New Britain    UHF        NBC      NBC                   14       13       13       13
WTIC-TV.....................  Hartford       UHF        Fox      Tribune Bcstg. Co.     9        8        9        8

  WOOD-TV and WOTV-TV (Grand Rapids-Kalamazoo-Battle Creek, Michigan)

     Station Profiles. WOOD-TV has long been a leading station in the Grand Rapids-Kalamazoo-Battle Creek market, partly as a result of its broad geographic reach. It competes with stations that have less extensive signal coverage or focus on serving the smaller cities in the DMA. The station has benefitted from the strength of NBC, which has helped the station maintain its lead in news and prime time. Some of WOOD-TV's competitors have focused their news coverage on Battle Creek and Kalamazoo, leaving WOOD-TV with a powerful position in Grand Rapids, the largest and most attractive segment of the market.

     WOTV-TV, an LMA station affiliated with ABC, has a strong local presence in Battle Creek. WOTV-TV provides the only local news for the Battle Creek sub-market and significantly benefits from its LMA relationship with the Company. Its signal is limited to the southern tier of the market as another ABC affiliate has the rest of the market. 46% and 37% of WOOD-TV's and WOTV-TV's 24 hours of daily broadcasting time, respectively, consists of programming that is either locally produced or purchased from non-network sources.

     Market Overview. Grand Rapids-Kalamazoo-Battle Creek, Michigan is the thirty-seventh largest DMA in the United States. The Grand Rapids-Kalamazoo-Battle Creek market has a population of approximately 1,727,000 and approximately 659,340 television households. Cable penetration in the Grand Rapids market is estimated to be 62%. The Grand Rapids-Kalamazoo-Battle Creek market experienced revenue growth of approximately 7.0% in 1996 and is expected to grow at a compound annual rate of 5.3% through 2000. Average household income is estimated to be $39,023.

     The table below provides an overview of the competitive stations serving the Grand Rapids-Kalamazoo-Battle Creek market:

                                                                                                       SHARE
                              CITY OF                                                    ---------------------------------
          CALL                LICENSE     VHF/UHF   AFFILIATION           OWNER          MAY 96   MAY 97   NOV 96   NOV 97
          ----             -------------  -------   -----------           -----          ------   ------   ------   ------
LIN Stations
WOOD-TV..................  Grand Rapids    VHF        NBC         LIN Television Corp.     19       19       20       18
WOTV-TV..................  Battle Creek    UHF        ABC         Channel 41 Inc.           4        4        4        5
Others
WWMT-TV..................  Kalamazoo       VHF        CBS         Granite Bcstg Corp.      19       18       17       18
WZZM-TV..................  Grand Rapids    UHF        ABC         Gannett Co Inc.          16       15       14       14
WXMI-TV..................  Grand Rapids    UHF        Fox         Dudley Comm Corp.         8        8        9        9

  WAVY-TV and WVBT-TV (Norfolk-Portsmouth, Virginia)

     Station Profiles. The Company's share of revenues in the Norfolk-Portsmouth market has grown from 24.8% in 1990 to an estimated 29% in 1997 principally as a result of WAVY-TV's improvements in its news position over the past 5 years coupled with the creation of the WVBT-TV LMA. During the same period, market revenue has grown more than 50% from $63.0 million to an estimated $96.0 million. These factors have combined to increase BCF for WAVY-TV and WVBT-TV from approximately $6.5 million in 1990 to $14.1 million in 1997.

     The Company has invested heavily in the Norfolk-Portsmouth market, making an extensive commitment to enhanced weather service with radar and storm trackers, important equipment in a highly volatile weather belt. This positioning and commitment, together with the Company's ability to provide a strong local newscast, helped the Company to obtain the Fox affiliation for WVBT-TV beginning on September 1, 1998.

     Approximately 43% of WAVY-TV's 24 hours of daily broadcasting time consists of programming that is either locally produced or purchased from non-network sources. Approximately 87% of WVBT-TV's 24 hours of daily broadcast time consists of programming that is either locally produced or purchased from non-network sources. Network programming, which currently is supplied to WVBT-TV by the WB Network, will be provided by Fox commencing on August 31, 1998.

     Market Overview. Norfolk-Portsmouth, Virginia is the thirty-ninth largest DMA in the country with a population of approximately 1,651,000 and approximately 635,810 television households. Cable penetration in the Norfolk-Portsmouth market is estimated to be 75%. The Norfolk-Portsmouth market experienced revenue growth of approximately 6.0% in 1996 and is expected to grow at a compound annual rate of 5.8% through 2000. Average household income is estimated to be $36,548.

     The table below provides an overview of the competitive stations serving the Norfolk-Portsmouth market:

                                                                                                       SHARE
                            CITY OF                                                      ---------------------------------
         CALL               LICENSE      VHF/UHF   AFFILIATION           OWNER           MAY 96   MAY 97   NOV 96   NOV 97
         ----               -------      -------   -----------           -----           ------   ------   ------   ------
LIN Station/LMA
WAVY-TV...............  Portsmouth        VHF        NBC         LIN Television Corp.      18       18       17       16
WVBT-TV...............  Virginia Beach    UHF        WB          Ulloa, Walter F.          --        2        2        2
Other
WTKR-TV...............  Norfolk           VHF        CBS         New York Times Co.        19       17       18       16
WVEC-TV...............  Hampton           UHF        ABC         Belo Corp.                17       18       18       16
WGNT-TV...............  Portsmouth        UHF        UPN         Paramount Stations         4        4        4        5
WTVZ-TV...............  Norfolk           UHF        Fox         Sinclair Comm. Inc.        7        5        7        7

  WIVB-TV (Buffalo, New York)

     Station Profile. Acquired by the Company in 1995, WIVB-TV is still in the process of fully implementing the Company's operating methods. Recent improvements in the station's operating performance have been aided by several factors. One such factor is the slight improvement in the local economy which has aided the station's sales efforts. The effects of these factors are seen in the growth of second half 1997 advertising sales over the same period in 1996, with respect to which WIVB-TV is among leaders of the Core Stations.

     Finally, the station has a strong syndicated programming line-up. Other programming was by the previous owners at prices somewhat higher than the Company would typically pay for such programming. Accordingly, management believes that programming costs may be reduced over time. Approximately 50% of WIVB-TV's 24 hours of daily broadcasting time consists of programming that is either locally produced or purchased from non-network sources.

     Market Overview. Buffalo, New York is the fortieth largest DMA in the United States with a population of approximately 1,570,000 and approximately 629,970 television households. Cable penetration in the Buffalo market is estimated to be 75%. The Buffalo market experienced revenue decline of approximately 2.0% in 1996 and is expected to grow at a compound annual rate of approximately 5.3% through 2000. Average household income is estimated to be $33,913.

     The table below provides an overview of the competitive stations serving the Buffalo market:

                                                                                                    SHARE
                             CITY OF                                                  ---------------------------------
           CALL              LICENSE   VHF/UHF  AFFILIATION           OWNER           MAY 96   MAY 97   NOV 96   NOV 97
           ----              -------   -------  -----------           -----           ------   ------   ------   ------
LIN Station
WIVB-TV...................  Buffalo      VHF        CBS      LIN Television Corp.       20       19       18       17
Other
WGRZ-TV...................  Buffalo      VHF        NBC      Gannett Co. Inc.           15       13       15       15
WKBW-TV...................  Buffalo      VHF        ABC      Granite Bcstg. Corp.       22       22       22       20
WNYB-TV...................  Jamestown    UHF        IND      Tri-State Christian TV     --       --       --       --
WUTV-TV...................  Buffalo      UHF      Fox/UPN    Sullivan Bcstg Co. Inc.     7        5        6        5
WNYO-TV...................  Buffalo      UHF        WB       Grant, Milton              NR        3        2        3

  KXAN-TV and KNVA (Austin, Texas)

     Station Profile. KXAN-TV, the Company's NBC affiliate in Austin, is a leader in the fast growing, highly competitive Austin market. Several unusual factors shape the Austin competitive environment. There is only one VHF station in the market and it is affiliated with Fox. There was an affiliation switch in 1995 by competitors in the Austin market which created some confusion among viewers and enabled the Company to strategically manage the marketing of KXAN-TV to move it into the number two market position. At the same time, the Company established KNVA-TV as an LMA station. The Company also has relationships with the San Antonio Spurs and Texas Rangers for local sports coverage. The Company's syndicated programming schedule in Austin is very strong as well. Approximately 39% of KXAN-TV's 24 hours of daily broadcasting time consists of programming that is either locally produced or purchased from non-network sources. Approximately 92% of KNVA-TV's 24 hours of daily broadcasting time consists of programming that is either locally produced or purchased from non-network sources.

     Market Overview. Austin, Texas is the sixtieth largest DMA in the country with a population of approximately 1,113,000 and approximately 452,430 television households. Cable penetration in the Austin market is estimated to be 66%. The Austin market, which is one of the five fastest growing markets in the United States, experienced revenue growth of 6.4% in 1996 and is expected to grow at a compound annual rate of 6.3% through 2000. Average household income is estimated to be $41,348.

     The following table provides an overview of the competitive stations serving the Austin market:

                                                                                                     SHARE
                                  CITY OF                                              ---------------------------------
              CALL                LICENSE  VHF/UHF  AFFILIATION         OWNER          MAY 96   MAY 97   NOV 96   NOV 97
              ----                -------  -------  -----------         -----          ------   ------   ------   ------
LIN Station/LMA
KXAN-TV.........................  Austin     UHF        NBC      LIN Television Corp.    17       16       14       14
KNVA-TV.........................  Austin     UHF        WB       54 Bcstg. Inc.           3        2        3        3
Other
KTBC-TV.........................  Austin     VHF        Fox      Fox Television          10       10       13       15
KVUE-TV.........................  Austin     UHF        ABC      Gannett Co. Inc.        16       15       17       16
KEYE-TV.........................  Austin     UHF        CBS      Granite Bcstg. Corp.    15       15       15       13
K13VC-TV........................  Austin     UHF        IND      Fox Television          --       --       --       --

  WAND-TV (Decatur-Champaign, Illinois)

     Station Profile. WAND-TV, the Company's ABC affiliate, is located in a market that is unusual because it consists of three cities with very different demographic profiles. Although WAND-TV is in the smallest of the three cities, the station is a solid and consistent performer. Approximately 47% of WAND-TV's 24 hours of daily broadcasting time consists of programming that is either locally produced or purchased from non-network sources.

     Market Overview. Decatur-Champaign, Illinois, is the eighty-first largest DMA in the country with a population of approximately 807,000 and approximately 330,820 television households. Cable penetration in the Decatur-Champaign market is estimated to be 76%. The Decatur-Champaign market experienced revenue growth of approximately 10.1% in 1996 and is expected to grow at a compound annual rate of 5.5% through 2000. Average household income is estimated to be $38,320.

     The following table provides an overview of the competitive stations serving the Decatur-Champaign market:

                                                                                                    SHARE
                               CITY OF                                                ---------------------------------
CALL                           LICENSE    VHF-UHF  AFFILIATION         OWNER          MAY 96   MAY 97   NOV 96   NOV 97
----                           -------    -------  -----------         -----          ------   ------   ------   ------
LIN Station
WAND-TV....................  Decatur        UHF        ABC      LIN Television Corp.    14       15       14       14
Other
WCIA-TV....................  Champaign      VHF        CBS      Midwest Television      24       22       22       21
WICS-TV....................  Springfield    UHF        NBC      Guy Gannett Comm.       20       18       17       17
WFHL-TV....................  Decatur        UHF        IND      Foursquare Bcstg.       --       --       --       --
WRSP-TV....................  Springfield    UHF      Fox/UPN    Bahakel Comm.            5        4        6        6

  WANE-TV (Fort Wayne, Indiana)

     Station Profile. The Company has the number two audience share in the Fort Wayne market. Improvement in the station's performance should be driven by improved programming at CBS. WANE-TV has a major commitment to news and is the leading authority for weather, the market's most important news component. This leadership position in weather should improve the station's overall news position. Approximately 47% of WANE-TV's 24 hours of daily broadcasting time consists of programming that is either locally produced or purchased from non-network sources.

     Market Overview. Fort Wayne, Indiana is the one hundred second largest DMA in the country with a population of approximately 630,000 and approximately 243,910 television households. Cable penetration in the Fort Wayne market is estimated to be 57%. The Fort Wayne market experienced revenue growth of approximately 3.2% in 1996 and is expected to grow at a compound annual rate of 5.2% through 2002. Average household income is estimated to be $39,231.

     The following table provides an overview of the competitive stations serving the Fort Wayne market:

                                                                                                    SHARE
                             CITY OF                                                  ---------------------------------
CALL                         LICENSE    VHF/UHF  AFFILIATION          OWNER           MAY 96   MAY 97   NOV 96   NOV 97
----                         -------    -------  -----------          -----           ------   ------   ------   ------
LIN Station
WANE-TV...................  Fort Wayne    UHF        CBS      LIN Television Corp.      18       19       19       19
Other
WPTA......................  Fort Wayne    UHF        ABC      Granite Bcstg Corp.       21       21       22       20
WKJG-TV...................  Fort Wayne    UHF        NBC      Cloutier Trust            16       14       16       14
WFFT-TV...................  Fort Wayne    UHF      Fox/UPN    Great Trails Bcstg.        7        7        8        8
WINM......................  Angola        UHF        IND      Tri-State Christian TV    --       --       --       --

  KXTX-TV (Dallas-Fort Worth, Texas)

     Station Profile. KXTX-TV is uniquely positioned in the Dallas-Fort Worth market as a leading local sports station. Since 1996, the station has established a powerful sports franchise broadcasting Texas Rangers baseball, Dallas Mavericks basketball, and Southwest Conference/Big 12 football and basketball. KXTX-TV also provides popular western programming on weekends that performs very well in this market. With this programming base, KXTX-TV is one of the fastest growing independent stations in the Dallas-Fort Worth market. Approximately 97% of KXTX-TV's 24 hours of broadcasting time consists of programming that is locally produced or purchased from non-network sources.

     The momentum of the station was interrupted for nine months by an October 1996 tower collapse that affected signal coverage of the market and reduced the station's household reach. The tower was rebuilt and full power restored in June, 1997.

     The Company is currently considering selling to the Sports Joint Venture the Company's contractual rights with respect to television station KXTX-TV, its Dallas-Fort Worth LMA station. There can be no assurance that the transaction will be consummated or on what terms the transaction would be consummated. See "Risk Factors -- Potential Conflicts of Interest." In 1997, KXTX-TV generated BCF of $6.8 million.

     Market Overview. Dallas-Fort Worth, Texas is the eighth largest DMA in the United States with a population of approximately 4,921,000 and approximately 1,899,330 television households. Cable penetration in the Dallas-Fort Worth market is estimated to be 52%. The Dallas-Fort Worth market experienced revenue growth of approximately 3.6% in 1996 and is expected to grow at a compound annual rate of 5.8% through 2000. Average household income is estimated to be $45,117.

     The following table provides an overview of the competitive stations serving the Dallas-Fort Worth market:

                                                                                                     SHARE
                                CITY                                                   ---------------------------------
CALL                          LICENSE    VHF/UHF  AFFILIATION          OWNER           MAY 96   MAY 97   NOV 96   NOV 97
----                          -------    -------  -----------          -----           ------   ------   ------   ------
LIN/Joint Venture Stations
KXTX-TV....................  Dallas        UHF        IND      Christian Bcstg.           5        3        2        3
                                                                 Network
KXAS-TV....................  Fort Worth    VHF        NBC      NBC/LIN Television        16       14       15       12
Other
KDFW-TV....................  Dallas        VHF        Fox      Fox Television            11       10       13       15
WFAA-TV....................  Dallas        VHF        ABC      Belo Corp.                18       18       20       17
KTVT.......................  Fort Worth    VHF        CBS      Gaylord Bcstg.            11       10       10        9
KTXA.......................  Fort Worth    UHF        UPN      Paramount Stations         7        7        8        6
KUVN.......................  Garland       UHF        IND      Univision TV Group         2        2        3        3
KDFI-TV....................  Dallas        UHF        IND      DMIC Corp.                 3        3        3        4
KDAF.......................  Dallas        UHF        WB       Tribune Bcstg Co.          8        8        8        7

     Below are descriptions of the stations to be owned by the Joint Venture and managed by NBC:

  KXAS-TV (Dallas-Fort Worth, Texas)

     Station Profile. KXAS-TV, acquired by the Company in May 1974, is the NBC affiliate in the Dallas-Fort Worth, Texas market. As described elsewhere herein, KXAS-TV was contributed by the Company to the Joint Venture. Approximately 42% of KXAS-TV's 24 hours of daily broadcasting time consists of programming that is either locally produced or purchased from non-network sources.

     Market Overview. See "-- KXTX-TV (Dallas-Fort Worth, Texas) -- Market Overview" above.

  KNSD-TV (San Diego, California)

     Station Profile. KNSD-TV was formerly owned and operated by NBC, a wholly owned subsidiary of GE. KNSD-TV had been acquired by NBC in 1996. As described above, NBC contributed KNSD-TV to the Joint Venture. Approximately 35% of KNSD's 24 hours of daily broadcast time consists of programming that is either locally produced or purchased from non-network sources.

     Market Overview. San Diego, California is the country's twenty-sixth largest DMA with a population of approximately 2,528,000 and approximately 924,190 television households. Cable penetration in the San Diego market is estimated to be 82%. The San Diego market experienced revenue growth of approximately 3.9% in 1996 and is expected to grow at a compound annual rate of 5.3% through 2000. Average household income is estimated to be $42,316.

     The following table provides an overview of the competitive stations serving the San Diego market:

                                                                                                   SHARE
                            CITY OF                                                  ---------------------------------
         CALL               LICENSE      VHF/UHF  AFFILIATION         OWNER          MAY 96   MAY 97   NOV 96   NOV 97
         ----               -------      -------  -----------         -----          ------   ------   ------   ------
LIN/Joint Venture
  Station
KNSD-TV...............  San Diego          UHF        NBC      NBC/LIN Television      14       13       13       13
Other
KETV-TV...............  Tijuana, Mexico    VHF        Fox      Milmo, E.A.              7        7        8        7
KFMB-TV...............  San Diego          VHF        CBS      Midwest Television      13       12       12       12
KGTV-TV...............  San Diego          VHF        ABC      McGraw-Hill Bcstg.      12       10       13       11
XEWT-TV...............  Tijuana, Mexico    VHF        IND      Televisora DeCalimex    --       --
KUSI-TV...............  San Diego          UHF        UPN      McKinnon Family          7        7        8        7
KITY-TV...............  San Diego          UHF        WB       Tribune Bcstg. Co.      --       --       --       --

INDUSTRY OVERVIEW

  General Television Broadcasting

     Commercial television broadcasting began in the United States on a regular basis in the 1940s. Currently there are a limited number of channels available for broadcasting in any one geographic area. Television stations can be distinguished by the frequency on which they broadcast. Television stations which broadcast over the very high frequency ("VHF") band (channels 2-13) of the spectrum generally have some competitive advantage over television stations which broadcast over the ultra-high frequency ("UHF") band (channels 13 and higher) of the spectrum because the former usually have better signal coverage and operate at a lower transmission cost. However, the improvement of UHF transmitters and receivers, the complete elimination from the marketplace of VHF-only receivers and carriage by cable television systems have virtually equalized the reception of VHF and UHF signals. Nonetheless, based on historical patterns, VHF stations continue to have a competitive advantage over UHF stations.

     Of the approximately 1,200 commercial stations in the United States, approximately 850 are affiliated with one of the four major national networks (ABC, CBS, NBC and Fox), with the remaining being affiliated with WB or UPN or being "independents." The Company operates twelve network affiliated stations, including 3 CBS affiliates, 2 NBC affiliates and 2 ABC affiliates owned by the Company, and one independent station in Dallas-Fort Worth.

     All television stations in the country are grouped by A.C. Nielsen, a national audience measuring service, into approximately 211 DMAs that are ranked in size according to various formulae based upon actual or potential audience. Each DMA is determined as an exclusive geographic area consisting of all counties in which the home-market commercial stations receive the greatest percentage of total viewing hours. Nielsen periodically publishes data on estimated audiences for the television stations in the various television markets throughout the country. The estimates are expressed in terms of the percentage of the total potential audience in the market viewing a station (the station's "rating") and of their percentage of the audience actually watching television (the station's "share"). The Company operates five network affiliated stations and one independent station in top forty DMAs, which stations have an aggregate United States household reach of 5.8%.

     During a period of deregulation in the 1980s, inexpensive and abundant capital allowed entrepreneurs to build television groups. In the late 1980s, tighter lending practices began to shrink the size and volume of television station acquisitions. In the early 1990s, a retail recession curtailed advertising budgets and competition from cable and the emerging networks reduced the value of traditional affiliate operators, triggering a new wave of consolidation in the industry. Several other factors have influenced the consolidation, the most significant of which has been the relaxation of ownership restrictions pursuant to the 1996 Act. Prior to the 1996 Act, station ownership was limited to 12 stations on a national level with a maximum coverage of 25% of all U.S. households. As a result of the 1996 Act, the national limit on television station ownership is now subject to a limitation of coverage of 35% of U.S. households (UHF station coverage is counted as 50% of the households in each market).

     LMAs have also changed the competitive profile of the television industry. An LMA is a means of allowing a station owner to program and sell advertising for a second station in the same market or for a single station for which it does not hold the license. LMAs enable station operators to cut costs, broaden audience reach through counterprogramming and improve their negotiating position with programming distributors, networks and advertisers. Management estimates that there are approximately 70 such operations in the United States. LIN was one of the first operators to utilize LMAs and now has five such operations.

     The FCC also recently finalized its allotment of new ATV channels to existing broadcast stations. ATV is a digital television signal which delivers improved video and audio signals and also has substantial multiplexing and data transmission capabilities. The FCC and Congress have adopted a transition plan which calls for stations to provide dual analog and digital transmissions for the next eight years with broadcasters surrendering their analog channels in the year 2006, at which time they will be auctioned by the government. Stations are required to initiate digital transmissions as early as November 1998 in the largest markets, with a rollout in all markets to be completed by approximately 2002.

  Competition

     Competition in the television broadcasting industry takes place on several levels: competition for audience, competition for programming, and competition for advertisers. Additional factors that are material to a television station's competitive position include signal coverage and assigned frequency. The television broadcasting industry is continuously faced with technological change and innovation, the possible rise in popularity of competing forms of entertainment and entertainment media, and restrictions imposed by or actions of federal regulatory bodies, including the FCC and Federal Trade Commission, any of which could have a material effect on television station operators.

     Audience. Through the 1970s, network television broadcasting enjoyed virtual dominance in viewership and television advertising revenue because network-affiliated stations competed only with each other in most local markets. Beginning in the 1980s, however, this level of dominance began to change as more local stations were authorized by the FCC and marketplace choices for video services expanded with the growth of independent stations, cable television services and multipoint distribution services. Cable television systems, which grew at a rapid rate beginning in the early 1970s, were initially used to retransmit broadcast television programming to paying subscribers in areas with poor broadcast signal reception.

     In the aggregate, cable-originated programming has emerged as a significant competitor for viewers of broadcast television programming, although no single cable programming network regularly attains audience levels amounting to more than a small fraction of any single major broadcast network. With the increase in cable penetration in the 1980s, the advertising share of cable networks has increased. However, broadcast television still commands an estimated 91.3% of total television revenues and an estimated 70% of total viewership.

     The audience shares of television stations affiliated with ABC, NBC and CBS have declined during the 1980s and 1990s primarily because of the emergence of Fox and certain strong independent stations and because of increased cable penetration. In addition, there has been substantial growth in the number of home satellite dish receivers and VCRs, which has further expanded the number of programming alternatives for household audiences.

     Despite the increased popularity in cable television, broadcast television remains the dominant and most efficient medium to reach a mass audience. It can be argued that the proliferation of cable networks has, in fact, diluted the reach of individual cable networks and highlighted the mass reach of the broadcast networks and their local affiliates.

     Programming. A typical major network affiliate receives the majority of its programming each day from the network. This programming, along with cash payments ("network compensation"), is provided to the affiliate by the network in exchange for a substantial majority of the advertising time during network programs. The network then sells this advertising time and retains the revenues. The affiliate retains the revenues from time sold during breaks in and between network programs and programs the affiliate produces or purchases from non-network sources.

     A fully independent station purchases or produces all of the programming which it broadcasts, generally resulting in higher programming costs, which typically account for up to 20% of a station's net revenues. The independent station is able to retain its entire inventory of advertising and all of the revenue obtained therefrom. However, under increasingly popular barter arrangements, a national program distributor may receive advertising time in exchange for programming it supplies, with the station paying a reduced fee or no cash fee at all for such programming.

     For independent television stations, the largest non-payroll expense is programming. Film costs for affiliates of the emerging networks (WB and UPN) are generally lower than film costs for pure independents and have declined in recent years as the number of hours of major network-supplied prime-time programming has increased. Network affiliates typically have lower film costs than independent stations because they receive a higher percentage of their programming from the networks.

     As a result of the above factors, BCF margins for network affiliate stations historically have been higher than BCF margins for pure independents. However, cash flow margins are converging as film costs dramatically decline.

     Advertising. Television station revenues are derived primarily from local, regional and national advertising and, to a lesser extent, from network compensation revenues, studio rental and commercial production activities. For the fiscal year ending December 31, 1997, on a pro forma basis, advertising revenues accounted for approximately 86% of the Company's net revenues. With the exception of 1991, television advertising revenue has increased every year since 1971, growing at a compound annual rate of 10.5%.

     Advertising rates are based upon a variety of factors, including a program's popularity among the viewers an advertiser wishes to attract, the number of advertisers competing for the available time, the size and demographic makeup of the market served by the station and the availability of alternative advertising media in the market. Rates are also determined by a station's overall ratings and share in its market, as well as the station's ratings and share among particular demographic groups which an advertiser may be targeting.

LICENSING AND REGULATION

     The following is a brief discussion of certain provisions of the Communications Act of 1934, as amended (the "Communications Act"), and of FCC regulations and policies that affect the business operations of television broadcasting stations. Reference should be made to the Communications Act, FCC rules and the public notices and rulings of the FCC on which this discussion is based, for further information concerning the nature and extent of FCC regulation of television broadcasting stations.

     License Renewal, Assignments and Transfers. Television broadcast licenses are granted for a maximum term of eight years (five years prior to 1996) and are subject to renewal upon application to the FCC. The FCC prohibits the assignment of a license or the transfer of control of a broadcasting licensee without prior FCC approval. In determining whether to grant or renew a broadcasting license, the FCC considers a number of factors pertaining to the applicant, including compliance with a variety of ownership limitations and compliance with character and technical standards. During certain limited periods when a renewal application is pending, petitions to deny a license renewal may be filed by interested parties, including members of the public. Such petitions may raise various issues before the FCC. The FCC is required to hold evidentiary, trial-type hearings on renewal applications if a petition to deny renewal of such license raises a "substantial and material question of fact" as to whether the grant of the renewal application would be inconsistent with the public interest, convenience and necessity. The FCC must grant the renewal application if, after notice and opportunity for a hearing, it finds that the incumbent has served the public interest and has not committed any serious violation of FCC requirements. If the incumbent fails to meet that standard, and if it does not show mitigating factors warranting a lesser sanction, the FCC has authority to deny the renewal application.

     Failure to observe FCC rules and policies, including, but not limited to, those discussed above, can result in the imposition of various sanctions, including monetary forfeitures, the grant of short-term license renewals or, for particularly egregious violations, the denial of a license renewal application or revocation of a license.

     Multiple and Cross-Ownership Rules. On a national level, the FCC rules generally prevent an entity or individual from having an attributable interest in television stations with an aggregate audience reach in excess of 35% of all U.S. households. On a local level, the "duopoly" rules prohibit or restrict such interests in two or more television stations with overlapping service areas. Additional cross-ownership restrictions generally prohibit new television/radio, broadcast/daily newspaper or television/cable combinations in the same market. The FCC generally applies its ownership limits only to "attributable" interests held by an individual, corporation, partnership or other association. In the case of corporations holding broadcast licenses, the interest of officers, directors and those who, directly or indirectly, have the right to vote 5% or more of the corporation's voting stock (or 10% or more of such stock in the case of insurance companies, mutual funds, bank trust departments and certain other passive investors that are holding stock for investment purposes only) are generally deemed to be attributable, as are positions as an officer or director of a corporate parent of a broadcast licensee.

     Because of these multiple and cross-ownership rules, a purchaser of the Company's Common Stock who acquires an attributable interest in the Company may violate the FCC's rules if that purchaser also has an attributable interest in other television or radio stations, or in daily newspapers or cable systems, depending on the number and location of those radio or television stations or daily newspapers or cable systems. Such a purchaser also may be restricted in the companies in which it may invest to the extent that those investments give rise to an attributable interest. If an attributable stockholder of the Company violates any of these ownership rules or if a proposed acquisition by the Company would cause such a violation, the Company may be unable to obtain from the FCC one or more authorizations needed to conduct its television station business and may be unable to obtain FCC consents for certain future acquisitions. Given Hicks Muse's extensive interests in radio and television broadcasters, the Acquisition might limit future acquisition opportunities for the Company.

     The FCC has initiated rulemaking proceedings to consider proposals to relax its television ownership restrictions, including proposals that would permit the ownership, in some circumstances, of two television stations with overlapping service areas and relaxing the rules prohibiting cross-ownership of radio and television stations in the same market. The FCC is also considering in these proceedings whether to adopt new restrictions on television LMAs. The "duopoly" rules currently prevent the Company from acquiring the FCC licenses of its LMA stations, thereby preventing the Company from directly fulfilling its obligations under put options that such LMA stations have with the Company. If the Company should be unable to fulfill its obligation under a put option, it would be required to find an assignee who could perform such obligation. There is no assurance that the Company could find an assignee to fulfill the Company's obligations under the put options on favorable terms. Under the 1996 Act, the Company's LMAs were "grandfathered." The precise extent to which the FCC may nevertheless restrict existing LMAs or make them attributable ownership interests is uncertain. The FCC has proposed to make LMAs fully attributable ownership interests and thus prohibited with a possibility of case by case waivers for stations that meet specified criteria (e.g., VHF-UHF or UHF-UHF combinations; second station is a start-up, failed or failing station). Under the FCC's proposal, "grandfathering" rights for current LMAs which do not qualify for conversion to ownership could be limited to fulfilling the current lease term, and renewal rights and transferability rights could be eliminated. All of the Company's LMAs involve stations which are UHF stations and, at the time they were formed, were either start-up stations or failing stations and therefore would appear to be strong candidates for grandfathering and/or for conversion to ownership under the proposals. Nevertheless, it is possible that the FCC could prohibit such conversion or require the Company to modify its LMAs in ways which impair their viability. Further, if the FCC were to find that the licensee of one of the Company's LMA stations failed to maintain control over its operations, the licensee of the LMA station and/or the Company could be sanctioned. Sanctions could include, among other things, the short term renewal or loss of the station's FCC license. The Company is unable to predict the ultimate outcome of possible changes to these FCC rules and the impact such FCC rules would have on its broadcasting operations.

     The Congress and the FCC have under consideration, and in the future may consider and adopt, other new laws, regulations and policies regarding a wide variety of matters that could affect, directly or indirectly, the operation, ownership and profitability of the Company's broadcast stations, result in the loss of audience share and advertising revenues for the Company's broadcast stations, and affect the ability of the Company to acquire additional broadcast stations or finance such acquisitions.

     Alien Ownership. Under the Communications Act, broadcast licenses may not be granted to or held by any corporation having more than one-fifth of its capital stock owned of record or voted by non-U.S. citizens (including a non-U.S. corporation), foreign governments or their representatives (collectively, "Aliens"). The Communications Act also prohibits a corporation from holding a broadcast license if that corporation is controlled, directly or indirectly, by another corporation, more than one-fourth of the capital stock of which is owned of record or voted by Aliens, unless the FCC finds that such ownership would be in the public interest. The FCC has issued interpretations of existing law under which these restrictions in modified form apply to other forms of business organizations, including general and limited partnerships. As a result of these provisions, the Company, which serves as a holding company for its various television station licensee subsidiaries, cannot have more than 25% of its capital stock owned of record or voted by Aliens.

     Programming and Operation. The Communications Act requires broadcasters to serve "the public interest." Since the late 1970s, the FCC gradually has relaxed or eliminated many of the more formalized procedures it had developed to promote the broadcast of certain types of programming responsive to the needs of a station's community of license. Broadcast station licensees continue, however, to be required to present programming that is responsive to community problems, needs and interests and to maintain certain records demonstrating such responsiveness. Complaints from viewers concerning a station's programming may be considered by the FCC when it evaluates license renewal applications, although such complaints may be filed, and generally may be considered by the FCC, at any time. Stations also must follow various rules promulgated under the Communications Act that regulate, among other things, children's television programming, political advertising, sponsorship identifications, contest and lottery advertising, obscene and indecent broadcasts, and technical operations, including limits on radio frequency radiation. In addition, broadcast licensees must develop and implement affirmative action programs designed to promote equal employment opportunities, and must submit reports to the FCC with respect to these matters on an annual basis and in connection with a license renewal application. As a result of a Report and Order effective September 1, 1997, the FCC imposed revised rules and regulations increasing broadcasters' obligations under its rules implementing the Children's Television Act of 1990. These rules require television stations to present programming specifically directed to the "educational and informational" needs of children. In addition, on August 25, 1997, the FCC adopted standards for the exposure of the public and workers to potentially harmful radio frequency radiation emitted by broadcast station transmitting facilities.

     Syndicated Exclusivity/Territorial Exclusivity. Effective January 1, 1990, the FCC reimposed syndicated exclusivity rules and expanded the existing network nonduplication rules. The syndicated exclusivity rules allow local broadcast stations to require that cable operators black out certain syndicated, non-network programming carried on "distant signals" (i.e., signals of broadcast stations, including so-called super stations, that serve areas substantially removed from the cable system's local community). Under certain circumstances, the network nonduplication rules allow local broadcast network affiliates to demand that cable operators black out duplicative network broadcast programming carried on more distant signals.

     Restrictions on Broadcast Advertising. The advertising of cigarettes on broadcast stations has been banned for many years. The broadcast advertising of smokeless tobacco products has more recently been banned by Congress. Certain Congressional committees have examined legislative proposals to eliminate or severely restrict the advertising of beer and wine. The Company cannot predict whether any or all of the present proposals will be enacted into law and, if so, what the final form of such law might be. The elimination of all beer and wine advertising could have an adverse effect on the Stations' revenues and operating profits as well as the revenues and operating profits of other stations that carry beer and wine advertising. In 1996, some television stations began airing hard liquor advertising. In the past, this group of advertisers had a self-imposed ban on TV advertising. None of the Stations have aired this type of advertising. The Company cannot predict the effect the airing of these advertisements on competing stations will have on the Company's operating results.

     Other Programming Restrictions. The 1996 Act directs the FCC to establish, if the broadcast industry does not do so on a voluntary basis, guidelines and procedures for rating programming that contains sexual, violent, or other indecent material so as to inform parents. A multi-industry task force has developed a ratings plan which was submitted to the FCC in January 1997 and put out for public comment by the FCC. The FCC could either ratify the industry proposal or issue its own guidelines later this year. The 1996 Act also requires the FCC to issue rules that require TV set manufacturers to include in the sets that they manufacture appropriate technology (a "V-Chip" that can block programming based on an electronically encoded rating) to facilitate the implementation of the new rating guidelines.

     Cable "Must-Carry" or Retransmission Consent Rights. The 1992 Cable Act, enacted in October 1992, requires television broadcasters to make an election to exercise either certain "must-carry" or retransmission consent rights in connection with their carriage by cable television systems in the station's local market. If a broadcaster chooses to exercise its must-carry rights, it may demand carriage on a specified channel on cable systems within its DMA. Must-carry rights are not absolute, and their exercise is dependent on variables such as the number of activated channels on, and the location and size of, the cable system and the amount of duplicative programming on a broadcast station. Under certain circumstances, a cable system may decline to carry a given station. If a broadcaster chooses to exercise its retransmission consent rights, it may prohibit cable systems from carrying its signal, or permit carriage under a negotiated compensation arrangement. Generally, the stations operated by the Company have negotiated retransmission consent agreements with cable television systems in their markets, with terms generally ranging from three to 10 years, which provide for carriage of the stations' signals and the Local Weather Station. The licensees of the Company's LMA stations generally have opted for must-carry status.

     Telecommunications Act of 1996. The 1996 Act made various changes in the Communications Act that will affect the broadcast industry. Among other things and in addition to matters previously mentioned, the Act (i) directs the FCC to increase the national audience reach cap for television from 25% to 35% and to eliminate the 12-station numerical limit; (ii) directs the FCC to review its local broadcast ownership restrictions; (iii) clarifies that existing LMAs were in compliance with applicable FCC regulations, are "grandfathered," and that future LMAs are not inconsistent with the 1996 Act so long as they comply with applicable FCC regulations; (iv) directs the FCC to extend its liberal policy of permitting waivers of its television/radio cross-ownership restriction to proposed combinations in the top 50 markets; (v) lifts the statutory ban on cable-broadcast cross-ownership but does not direct the FCC to eliminate its parallel FCC rule prohibition; (vi) repeals the statutory ban against telephone companies providing video programming in their own service areas; and (vii) permits but does not require the FCC to award to broadcasters a second channel for ATV and other digital services and imposes a fee on subscription based services.

     Advanced Television Transmissions. The FCC has adopted rules for implementing ATV in the United States. Implementation of ATV will improve the technical quality of over-the-air broadcast television. Under certain circumstances, however, conversion to ATV operations may reduce a station's geographical coverage area. The FCC has adopted a plan which would allot a second broadcast channel to each regular commercial television station for ATV operation. Within the next five years, stations are required to phase in their ATV operations on the second channel, build necessary ATV facilities and begin operations, with certain stations in the largest markets, such as Dallas, initiating transmissions by November 1998. Stations may be required to surrender their non-ATV channel by the year 2006. Implementation of ATV will impose additional costs on television stations providing the new service due to increased equipment costs. The Company estimates that the adoption of ATV will require average capital expenditures of approximately $2 million per station to provide facilities necessary to pass along an ATV signal. The conversion of a station's equipment enabling it, for example, to produce and transmit ATV programming will be substantially more expensive. The introduction of this new technology will require that consumers purchase new receivers (television sets) for ATV signals or, if available by that time, adapters for their existing receivers. The FCC has also assigned to full-power ATV stations the channels currently occupied by many LPTVs and has "cleared" a portion of the current broadcast spectrum (e.g., channels 60-69) and has proposed to auction it off to other users, proposals which could adversely affect a significant proportion of the Company's LPTV channels. As required by the Telecommunications Act of 1996, the FCC has also proposed to levy fees on broadcasters with respect to any

"ancillary" or "supplementary" uses they make of their ATV channels, including data transmissions or subscriber services. The Company believes that it is essential to the long-term viability of the Company and the broadcast industry that the FCC authorize ATV in the United States, but the Company cannot otherwise predict when such authorization might be given or the precise effect such authorization might have on the Company's business.

     Proposed Legislation and Regulations. The FCC has initiated a Notice of Inquiry proceeding seeking comment on whether the public interest would be served by establishing limits on the amount of commercial matter broadcast by television stations. No prediction can be made at this time as to whether the FCC will impose any commercial limits at the conclusion of its deliberations. The Company is unable to determine what effect, if any, the imposition of limits on the commercial matter broadcast by television stations would have on the Company's operations. Other matters that could affect the Company's broadcast properties include technological innovations affecting the mass communications industry such as technical allocation matters, including assignment by the FCC of channels for additional broadcast stations, LPTVs and wireless cable systems and their relationship to and competition with full power television broadcasting service.

     Congress and the FCC also have under consideration, or may in the future consider and adopt, new laws, regulations and policies regarding a wide variety of matters that could, directly or indirectly, affect the operation, ownership and profitability of the Company and the Stations, result in the loss of audience share and advertising revenues of the Stations, and affect the Company's ability to acquire additional broadcast stations or finance such acquisitions. Such matters include, for example, (i) imposition of greater spectrum use or other governmental imposed fees upon a licensee; (ii) changes in the FCC's cross-interest multiple ownership, alien ownership and cross-ownership policies; (iii) proposals to expand the FCC's equal employment opportunity rules and other matters relating to minority and female involvement in broadcasting;
(iv) proposals to increase the benchmarks or thresholds for attributing ownership interest in broadcast media; (v) proposals to change rules or policies relating to political advertising and to require free advertising and/or program time for political candidates; (vi) technical and frequency allocation matters, including those relative to the implementation of ATV; (vii) proposals to restrict or prohibit the advertising of beer, wine and other alcoholic beverages on broadcast stations; (viii) changes to broadcast technical requirements; and
(ix) proposals to limit the tax deductibility of advertising expenses by advertisers.

     The Company cannot predict what other matters might be considered in the future, nor can it judge in advance what impact, if any, the implementation of any of these proposals or changes might have on its business.

     The foregoing does not purport to be a complete discussion of all the provisions of the Communications Act or other Congressional acts or the regulations and policies of the FCC promulgated thereunder. Reference is made to the Communications Act, other Congressional acts, such regulations, and the public notices promulgated by the FCC, on which the foregoing discussion is based, for further information. There are additional FCC regulations and policies, and regulations and policies of other federal agencies, that govern political broadcasts, public affairs programming, equal employment opportunities and other areas affecting the Stations' businesses and operations.

EMPLOYEES

     As of March 31, 1998, the Company employed approximately 1,200 full-time and 90 part-time employees in its broadcasting offices. Of these employees, approximately 220 were represented by unions. The Company believes that its employee relations are generally good.

PROPERTIES

     The Company maintains its corporate headquarters in Providence, Rhode Island. Each of the stations operated by the Company has facilities consisting of offices, studios, sales offices and transmitter and tower sites. Transmitter and tower sites are located to provide coverage of each station's market. The Company owns substantially all of the offices where the stations are located and owns all of the property where its towers and primary transmitters are located. The Company leases the remaining properties, consisting primarily of sales office locations and microwave transmitter sites. While none of the properties owned or leased by the Company is individually material to the Company's operations, if the Company were required to relocate any of its towers, the cost could be significant because the number of sites in any geographic area that permit a tower of reasonable height to provide good coverage of the market is limited, and zoning and other land use restrictions, as well as Federal Aviation Administration regulations, limit the number of alternative sites or increase the cost of acquiring them for tower siting.

LEGAL PROCEEDINGS

     On September 4, 1997, the Company announced that it had learned of four lawsuits regarding the then proposed merger. The Company and some or all of its then present directors are defendants in all of the lawsuits. AT&T is a defendant in three of the lawsuits, and an AT&T affiliate and Hicks Muse are defendants in one of the lawsuits. Each of the lawsuits was filed by a purported shareholder of the Company seeking to represent a putative class of all the Company's public shareholders. Three of the four lawsuits were filed in Delaware Chancery Court, while the fourth lawsuit was filed in New York Supreme Court.

     While the allegations of the complaints are not identical, all of the lawsuits basically assert that the terms of the original merger agreement were not in the best interests of the Company's public shareholders. All of the complaints allege breach of fiduciary duty in approving the merger agreement. Two of the complaints also allege breach of fiduciary duty in connection with the proposed sale of television station WOOD-TV by AT&T to Hicks Muse and the amendment to a Private Market Value Guarantee Agreement that was entered into simultaneously with the first merger agreement. The complaints seek the preliminary and permanent enjoinment of the merger or alternatively seek damages in an unspecified amount. The complaints have not been amended to reflect the terms of the merger itself.

     The plaintiffs in each of the actions have agreed to an indefinite extension of time for each of the defendants served to respond to the respective complaints. No discovery has taken place.

     While the Company believes each lawsuit is without merit, the Company is unable to determine the likelihood and possible impact on the Company's financial condition or results of operations of unfavorable outcomes.


     A Chancellor shareholder has filed a shareholders derivative lawsuit in a chancery court in the State of Delaware, purportedly on behalf of Chancellor, naming Chancellor, Chancellor's directors and the Company as defendants. The lawsuit seeks, among other things, money damages and an injunction prohibiting the consummation of the Chancellor Merger. The Company believes that the lawsuit is without substantial merit and intends to vigorously defend the action.


     In addition, the Company currently and from time to time is involved in litigation incidental to the conduct of its business. In the opinion of the Company's management, none of such litigation is likely to have a material adverse effect on the Company's financial condition, results of operations or cash flows.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF HOLDINGS AND THE COMPANY

     The following table provides information concerning the directors and executive officers of Holdings and the Company:

            NAME             AGE                         POSITION
            ----             ----                        --------
 Thomas O. Hicks...........   51   Chairman of the Board of Holdings and the Company
 Michael J. Levitt.........   39   Director of Holdings and the Company
 John R. Muse..............   47   Director of Holdings and the Company
 C. Dean Metropoulos.......   50   Director of Holdings and the Company
 Eric C. Neuman............   52   Director of Holdings and the Company
 Gary R. Chapman...........   54   Director, President and Chief Executive Officer of
                                     Holdings and the Company
 James G. Babb, Jr.........   65   Vice President of Industry Relations of Holdings and
                                     the Company
 Deborah R. Jacobson.......   38   Vice President of Corporate Development and Treasurer
                                     of Holdings and the Company
 Paul Karpowicz............   45   Vice President of Television of Holdings and the
                                     Company
 Peter E. Maloney..........   43   Vice President of Finance of Holdings and the Company
 C. Robert Ogren, Jr.......   54   Vice President of Engineering & Operations of
                                   Holdings and the Company
 Gregory M. Schmidt........   48   Vice President of New Development, General Counsel
                                     and Secretary of Holdings and the Company
 Denise M. Parent..........   35   Vice President-Deputy General Counsel of Holdings and
                                     the Company

     THOMAS O. HICKS is the Chairman of the Board of Holdings and the Company. Mr. Hicks has been Chairman and Chief Executive Officer of Hicks Muse since co-founding the Firm in 1989 and has over 25 years of experience in leveraged acquisitions and private investments. Mr. Hicks serves as a director of Chancellor Media, Capstar Broadcasting, Berg Electronics Corp., Sybron International Corporation and Neodata Corporation and is Vice Chairman of the Board of Regents of the University of Texas System.

     MICHAEL J. LEVITT is a director of Holdings and the Company. Mr. Levitt is a Managing Director and Principal of Hicks Muse. Before joining Hicks Muse, Mr. Levitt was a Managing Director and Deputy Head of Investment Banking with Smith Barney Inc. from 1993 through 1995. From 1986 through 1993, Mr. Levitt was with Morgan Stanley & Co. Incorporated, most recently as a Managing Director responsible for the New York-based Financial Entrepreneurs Group. Mr. Levitt also serves as a director of Chancellor Media, Capstar Broadcasting, STC Broadcasting, Inc., Atrium Companies, Inc. and International Home Foods, Inc.

     JOHN R. MUSE has been a director of Holdings and the Company since May 1998. Mr. Muse is Chief Operating Officer, Managing Director and co-founder of Hicks Muse. Prior to the formation of Hicks Muse in 1989, Mr. Muse headed the merchant/investment banking operations of Prudential Securities in the Southwestern region of the United States. Mr. Muse is Chairman of Arena Brands, Inc., Atrium Companies, Inc., Sunrise Television Corp. and serves as Director of International Home Foods, Inc., Olympus Real Estate Corporation, Arnold Palmer Golf Management Co. and Suiza Foods Corporation. Mr. Muse also serves on the Board of Directors for the SMU Edwin L. Cox School of Business, St. Philip's School and Community Center, and Goodwill Industries.

     C. DEAN METROPOULOS has been a director of Holdings and the Company since May 1998. Mr. Metropoulos is the Chairman of the Board of Directors and Chief Executive Officer of International Home Foods, Inc. and Chief Executive Officer of C. Dean Metropoulos & Co., a management services company. From 1993 through 1997, Mr. Metropoulos served as Chairman of the Board and Chief Executive Officer of the Morningstar Group, Inc. From 1983 through 1993, he served as President and Chief Executive Officer of Stella Foods, Inc. Before then, Mr. Metropoulos served in a variety of U.S. and international executive positions with GTE Corporation, including Vice President and General Manager -- Europe and Vice President and Controller, GTE International. Mr. Metropoulos also serves as a Director of Suiza Foods and Atrium Companies, Inc.

     ERIC C. NEUMAN is a director of Holdings and the Company. Mr. Neuman has served as an officer of Hicks Muse since 1993 and as a Senior Vice President thereof since 1996. Before joining Hicks Muse, Mr. Neuman served for eight years as Managing General Partner of Communications Partners, Ltd., a Dallas-based private investment firm. Mr. Neuman also serves as a director of Chancellor Media, Capstar Broadcasting, STC Broadcasting and Grupo MVS. Effective July 1, 1998, Mr. Neuman will become Senior Vice President of Strategic Development for Chancellor Media.

     GARY R. CHAPMAN has been President of the Company since 1989 and a director and CEO since November 1994 and became a director, the President and CEO of Holdings concurrently with the closing of the Acquisition. Mr. Chapman served as Joint Chairman of the National Association of Broadcasters from 1991 to 1993 and serves as a board member of the Advanced Television Test Center. Currently, Mr. Chapman serves on the Board of Directors of the Association for Maximum Service Television and is Co-Chairman of the Advisory Board of Governors for the National Association of Broadcasters Education Foundation.

     JAMES G. BABB, JR. has been the Company's Vice President of Industry Relations since April 1996 and became Holding's Vice President of Industry Relations concurrently with the closing of the Acquisition. Prior to joining the Company, Mr. Babb was Chairman, CEO and President of Outlet Communications, Inc. from May 1991 to February 1996. Mr. Babb currently serves as the Chairman of the Television Board of the National Association of Broadcasters.

     DEBORAH R. JACOBSON has been Vice President of Corporate Development and Treasurer of the Company since February 13, 1995. She became the Vice President of Corporate Development and Treasurer of Holdings concurrently with the closing of the Acquisition. From 1981 to 1995, Ms. Jacobson was employed by The Bank of New York, where most recently she served as Senior Vice President and Division Head of the Communications, Entertainment and Publishing Lending Division.

     PAUL KARPOWICZ has served as Vice President of Television of the Company since January 1994 and became the Vice President of Television of Holdings concurrently with the closing of the Acquisition. Prior to January 1994, Mr. Karpowicz served as a general manager of the Company's Indianapolis CBS affiliate station, WISH-TV, from July 1989 through July 1995.

     PETER E. MALONEY has been Vice President of Finance of the Company since January 1995 and became the Vice President of Finance of Holding concurrently with the closing of the Acquisition. Prior to January 1995, Mr. Maloney was employed by LIN Broadcasting as Vice President of Tax from June 1990 to December 1994 and as Director of Taxation and Financial Planning from January 1983 to June 1990.

     C. ROBERT OGREN, JR. has been Vice President of Engineering and Operations of the Company since November 1990 and became the Vice President of Engineering and Operations of Holdings concurrently with the closing of the Acquisition. Prior to November 1990, Mr. Ogren was Director of Engineering at WBAL-TV from June 1989 to October 1990 and Director of Engineering for Freedom Newspapers, Inc. from June 1984 to May 1989.

     GREGORY M. SCHMIDT has been Vice President of New Development, General Counsel and Secretary since March 1995. He became Vice President of New Development, General Counsel and Secretary of Holdings concurrently with the closing of the Acquisition. From 1985 to 1995, he was a partner at Covington & Burling, a Washington law firm with a high-profile presence in regulatory and communications law.

     DENISE M. PARENT has been Vice President-Deputy General Counsel since March 1997 and became the Vice President-Deputy General Counsel of Holdings concurrently with the closing of the Acquisition. From 1993 to 1997, she was employed by The Providence Journal Company as Senior Corporate Counsel. Prior to

1993, Ms. Parent was employed by Adler Pollock & Sheehan Incorporated, a law firm in Providence, Rhode Island.

COMPENSATION FOR EXECUTIVE OFFICERS

     The following table sets forth the compensation earned or paid, including deferred compensation, by the Company to the Chief Executive Officer of the Company (the "CEO") and the five other most highly compensated executive officers of the Company for services rendered for the years ended December 31, 1997, 1996 and 1995.

                                                                                         LONG-TERM
                                                     ANNUAL COMPENSATION               COMPENSATION
                                                 ---------------------------    ---------------------------
                                                                                OTHER ANNUAL
                                                                                COMPENSATION   OPTIONS/SARS
          NAME AND PRINCIPAL POSITION            YEAR   SALARY($)   BONUS($)       ($)(A)         (#)(B)
          ---------------------------            ----   ---------   --------    ------------   ------------
Gary R. Chapman................................  1997    500,000    205,000        22,305        100,000
  President & CEO                                1996    475,000    146,250        48,632         75,000
                                                 1995    475,000    134,000        24,978              0
Gregory M. Schmidt(c)..........................  1997    320,000    100,000        11,559         47,000
  Vice President -- New Development,             1996    310,000     95,000        21,764         39,500
  General Counsel & Secretary                    1995    251,539     85,000         8,526         90,000
Paul Karpowicz.................................  1997    300,000    110,000       237,708         47,000
Vice President -- Television                     1996    237,000    150,000       237,840         39,500
                                                 1995    230,000     85,000        27,672         90,000
Deborah R. Jacobson(c).........................  1997    180,000     65,000        11,665         35,000
  Vice President -- Corporate                    1996    175,000     78,000        11,400         29,000
  Development & Treasurer                        1995    150,385     75,000        34,228         70,000
Peter E. Maloney...............................  1997    165,000     80,000         6,898         35,000
  Vice President -- Finance                      1996    145,000     65,000         5,763         29,000
                                                 1995    140,000     45,000       118,457         55,000
C. Robert Ogren, Jr............................  1997    165,000     80,000        10,701         35,000
  Vice President -- Engineering &                1996    140,000     65,000         8,849         29,000
  Operations                                     1995    122,000     40,000         6,636         55,000

---------------

(a) The amount set forth in Other Annual Compensation includes as to all named executive officers the value of executive life and disability insurance and to most named executive officers the personal use of Company automobiles and nonqualified pension contributions. In addition, such amount includes relocation expenses of $16,669, $19,878 and $111,053 for Mr. Karpowicz, Ms. Jacobson and Mr. Maloney respectively in 1995, $196,345 for Mr. Karpowicz in 1996, and an additional $212,196 tax gross-up relocation payment for Mr. Karpowicz in 1997.

(b) "Special grant" options have a longer vesting period than normal options. The purpose of these options was to provide the Company's executive group with a strong incentive to maximize stockholder value. Of the options granted to Messrs. Karpowicz, Maloney and Ogren in January 1995, "special grant" options accounted for 15,000, 10,000 and 10,000, respectively, of their option grants. Of the options granted to Ms. Jacobson in February 1995, "special grant" options accounted for 15,000 of her option grant. Of the options granted to Mr. Schmidt in March 1995, "special grant" options accounted for 15,000 of his option grant. The "special grant" options become exercisable in four equal annual installments beginning December 31, 1996.

(c) Ms. Jacobson and Mr. Schmidt commenced employment with the Company on February 13, 1995 and March 1, 1995, respectively.

     The following table discloses for the CEO and the other named executive officers information on options granted during the 1997 fiscal year:

                   OPTION GRANTS DURING THE 1997 FISCAL YEAR

                                               INDIVIDUAL GRANTS(1)                                     POTENTIAL REALIZABLE
                                          -------------------------------                                 VALUE AT ASSUMED
                                           NUMBER OF     PERCENT OF TOTAL                              ANNUAL RATES OF STOCK
                                           SECURITIES      OPTIONS/SARS                                PRICE APPRECIATION FOR
                                           UNDERLYING       GRANTED TO      EXERCISE OR                    OPTION TERM(2)
                                          OPTIONS/SARS     EMPLOYEES IN     BASE PRICE    EXPIRATION   ----------------------
                  NAME                       SHARES       FISCAL YEAR(%)     ($/SHARE)       DATE        5%($)       10%($)
                  ----                    ------------   ----------------   -----------   ----------   ---------    ---------
Gary R. Chapman.........................    100,000            15.1            41.44        1/2/07     2,606,139    6,604,469
Gregory M. Schmidt......................     47,000             7.1            41.44        1/2/07     1,224,885    3,104,100
Paul Karpowicz..........................     47,000             7.1            41.44        1/2/07     1,224,885    3,104,100
Deborah R. Jacobson.....................     35,000             5.3            41.44        1/2/07       912,149    2,311,564
Peter E. Maloney........................     35,000             5.3            41.44        1/2/07       912,149    2,311,564
C. Robert Ogren Jr......................     35,000             5.3            41.44        1/2/07       912,149    2,311,564

---------------

(1) All options granted to the named executive officers become exercisable in four equal annual installments beginning one year after the grant date and have an option term of ten years. In the event of a change in control, the named executive officers may surrender their vested options to the Company in exchange for a cash payment. See "-- Employment Contracts and Termination and Change in Control Arrangements."

(2) The dollar amounts set forth under these columns are the result of calculations at the 5% and 10% assumed rates set by the SEC and therefore are not intended to forecast possible future appreciation, if any, of the Company's Common Stock price. The assumed annual rates of appreciation of 5% and 10% would result in the price of the Company's stock increasing to $67.50 and $107.49, respectively, from a base price of $41.44.

     The following table discloses, for the CEO and the other named executive officers, individual exercises of options in the last fiscal year and the number and value of options held by such named executive officer at December 31, 1997:

                AGGREGATE EXERCISES DURING THE 1997 FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                                          VALUE OF
                                                                                SHARES UNDERLYING       UNEXERCISED
                                   SHARES       OPTION    PRICE AT    VALUE        UNEXERCISED          IN-THE-MONEY
                                 ACQUIRED ON    PRICE     EXERCISE   REALIZED       OPTIONS AT           OPTIONS AT
             NAME                EXERCISE(#)   SHARE($)     ($)        ($)      FISCAL YEAR END(#)   FISCAL YEAR END($)
             ----                -----------   --------   --------   --------   ------------------   ------------------
Gary R. Chapman................        --           --         --         --         571,110             14,782,843
Gregory M. Schmidt.............     9,000       29.375     54.281    224,154         167,500              3,606,820
Paul Karpowicz.................        --           --         --         --         182,957              4,337,539
Deborah R. Jacobson............     3,500        30.25     53.315     80,728         127,500              2,700,225
Peter E. Maloney...............       917        5.466      42.00     35,501         129,889              3,126,101
                                       83        9.024      42.00      2,737              --                     --
                                    1,000        9.024     38.375     29,351              --                     --
C. Robert Ogren, Jr............        --           --         --         --         122,985              2,852,744

---------------

(1) Messrs. Chapman, Karpowicz, Maloney and Ogren hold options with respect to shares of AT&T Corp. common stock received as compensation from LIN Broadcasting prior to the Spin-off, which amounts are not reflected in the above chart.

EMPLOYMENT CONTRACTS AND TERMINATION AND CHANGE IN CONTROL ARRANGEMENTS

     Employment Agreement with Gary Chapman. The Company has an employment agreement with Mr. Chapman. The employment agreement provides for (i) a term that ends on December 31, 1999, (ii) a minimum annual base salary of $475,000 and (iii) a target bonus of at least $150,000. The agreement also provides for option grants, participation in certain of the Company's benefit programs, additional severance benefits upon termination without cause, and the vesting of unvested options in the event of certain changes in control of the Company.

     Severance Compensation Agreements. The Company has entered into Severance Compensation Agreements with Mr. Chapman and the other named executive officers of the Company. Under such agreements, if employment is terminated other than for cause (as defined in the Severance Compensation Agreements), the employee is entitled to certain severance benefits in addition to any compensation otherwise payable. Such severance benefits include a lump sum payment designed to provide the equivalent to the sum of (i) an amount equal to two times the employee's annual base salary on the Date of Termination (as defined in the Severance Compensation Agreements); (ii) an amount equal to two times the bonus compensation paid to the employee with respect to the last complete fiscal year; and (iii) the present value as of the Date of Termination, of the sum of (a) all benefits which have accrued to the employee but have not vested under the LIN Television Corporation Retirement Plan as of the Date of Termination and (b) all additional benefits which would have accrued to the employee under the Retirement Plan if the employee had continued to be employed by the Company on the same terms the employee was employed on the Date of Termination, from the Date of Termination to the date twelve months after the Date of Termination. In addition to such cash payments, the employee is entitled to (i) life, health and disability and accident insurance benefits substantially similar to those which the employee was receiving prior to the Notice of Termination (as defined) (or, if greater, immediately prior to a Change in Control, as defined in the Severance Compensation Agreements) for a period of two years; (ii) acceleration of all stock options granted under the Company's stock option plans; and (iii) the right within one year following the later of the Change in Control or the exercise of each stock option to sell to the Company shares of Common Stock that have been acquired upon the exercise of stock options at a price equal to the average market price of the Common Stock for the 30-day period prior to the change in control.

     The Company and Hicks Muse expect that the Company will enter into continuing employment and severance agreements with Mr. Chapman and the other named executive officers of the Company.

DIRECTOR COMPENSATION

     Directors of the Company and Holdings who are also employees of the company, Holdings or Hicks Muse serve without additional compensation. At present there are no independent directors of the Company or Holdings.

               SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The Company has 1,000 shares of common stock, par value $0.01 per share, issued and outstanding, all of which are owned by Holdings. Holdings has 1,000 shares of common stock, par value $0.01 per share, issued and outstanding, 630 of which are owned by Ranger Equity Holdings B Corp. (the "GECC Guarantor") and 370 of which are owned by Ranger Equity Holdings A Corp. All of the shares of capital stock of the GECC Guarantor and Ranger Equity Holdings A Corp. are held by Ranger Equity Holdings Corporation, which is controlled by a limited partnership controlled by a limited liability company which is in turn controlled by Thomas O. Hicks. For a description of the relationship between Hicks Muse and the Company, see "Certain Other Transactions."

                           CERTAIN OTHER TRANSACTIONS

     In connection with the Acquisition, Holdings, Company and certain of their respective affiliates (collectively, the "Clients") entered into a ten-year agreement (the "Monitoring and Oversight Agreement") with Hicks, Muse & Co. Partners, L.P., ("Hicks Muse Partners"), an affiliate of Hicks Muse, pursuant to which the Clients have agreed to pay Hicks Muse Partners an annual fee (payable quarterly) for oversight and monitoring services to the Clients. The aggregate annual fee is adjustable on January 1 of each calendar year to an amount equal to 1.0% of the budgeted consolidated annual EBITDA of Holdings and its subsidiaries for the then-current fiscal year. Upon the acquisition by Holdings and its subsidiaries of another entity or business, the fee shall be adjusted prospectively in the same manner using the pro forma consolidated annual EBITDA of Holdings and its subsidiaries. In no event shall the annual fee be less than $1,000,000. Thomas O. Hicks, Chairman of Holdings and the Company, and Michael
J. Levitt, director of Holdings and the Company, are each principals of Hicks Muse Partners. Hicks Muse Partners is also entitled to reimbursement for any expenses incurred by it in connection with rendering services allocable to the Clients. The Clients, jointly and severally, have agreed to indemnify Hicks Muse Partners, its affiliates, and their respective directors, officers, controlling persons, agents and employees from and against all claims, liabilities, losses, damages, expenses and fees related to or arising out of or in connection with the services rendered by Hicks Muse Partners under the Monitoring and Oversight Agreement and not resulting primarily from the bad faith, gross negligence, or willful misconduct of Hicks Muse Partners. The Monitoring and Oversight Agreement makes available the resources of Hicks Muse Partners concerning a variety of financial and operational matters. Holdings and the Company do not believe that the services that have been and will continue to be provided to them by Hicks Muse Partners could otherwise be obtained by them without the addition of personnel or the engagement of outside professional advisors. In the opinion of Holdings and the Company, the fees provided for under the Monitoring and Oversight Agreement reasonably reflect the benefits received and to be received by Holdings and the Company.

     In connection with the Acquisition, the Clients entered into a ten-year agreement (the "Financial Advisory Agreement") with Hicks Muse Partners, pursuant to which Hicks Muse Partners received a financial advisory fee at the closing of the Acquisition as compensation for its services as financial advisor to the Clients in connection with the Acquisition. Hicks Muse Partners also is entitled to receive a fee equal to 1.5% of the "transaction value" (as defined) for each "subsequent transaction" (as defined) in which a Client is involved. The term "transaction value" means the total value of the subsequent transaction including without limitation, the aggregate amount of the funds required to complete the subsequent transaction (excluding any fees payable pursuant to the Financial Advisory Agreement), including the amount of any indebtedness, preferred stock or similar obligations assumed (or remaining outstanding). The term "subsequent transaction" means any future proposal for a tender offer, acquisition, sale, merger, exchange offer, recapitalization, restructuring or other similar transaction directly involving the Holdings or any of its subsidiaries, and any other person or entity. In addition, the Clients, jointly and severally, have agreed to indemnify Hicks Muse Partners, its affiliates, and their respective directors, officers, controlling persons, agents and employees from and against all claims, liabilities, losses, damages, expenses and fees related to or arising out of or in connection with the services rendered by Hicks Muse Partners under the Financial Advisory Agreement and not resulting primarily from the bad faith, gross negligence, or willful misconduct of Hicks Muse Partners. The Financial Advisory Agreement makes available the resources of Hicks Muse Partners concerning a variety of financial and operation matters. Holdings and the Company do not believe that the services that will be provided by Hicks Muse Partners could otherwise be obtained by them without the addition of personnel or the engagement of outside professional advisors. In the opinion of Holdings and the Company, the fees provided for under the Financial Advisory Agreement reasonably reflect the benefits received and to be received by Holdings and the Company.

                              THE EXCHANGE OFFERS

PURPOSE AND EFFECT

     The Old Notes were sold by the Issuers on March 3, 1998, in the Original Offerings. In connection with the Original Offerings, the Company entered into an Exchange and Registration Rights Agreement dated March 3, 1998 and Holdings entered into an Exchange and Registration Rights Agreement dated March 3, 1998 (such agreements being collectively referred to herein as the "Registration Rights Agreements"). The Registration Rights Agreements require that the Issuers file a registration statement under the Securities Act with respect to the New Notes and, upon the effectiveness of that registration statement, offer (the "Exchange Offers") to the holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount (or principal amount at maturity) of New Notes, which will be issued without a restrictive legend and may be reoffered and resold by the holder without registration under the Securities Act. The Registration Rights Agreements further provide that the Issuers must use their respective best efforts to cause the registration statement with respect to the Exchange Offers to be declared effective on or before August 29, 1998. Except as provided below, upon the completion of the Exchange Offers, the Issuers' obligations with respect to the registration of the Old Notes and the New Notes will terminate. Copies of the Registration Rights Agreements have been filed as an exhibit to the Registration Statement of which this Prospectus is a part and although the Issuers believe that the summary herein of certain provisions thereof describes all material elements of the Registration Rights Agreements, such summary does not purport to be complete and is subject to, and is qualified in its entirety by reference thereto. As a result of the filing and the effectiveness of the Registration Statement, certain liquidated damages provided for in the Registration Rights Agreements will not become payable by the Issuers.

     In order to participate in an Exchange Offer, a holder must represent to the applicable Issuer, among other things, that (i) the New Notes acquired pursuant to such Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder of the Old Notes, (ii) neither the holder nor any such other person is engaging in or intends to engage in a distribution of the New Notes, (iii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes, (iv) neither the holder nor any such other person is an "affiliate," as defined under Rule 405 promulgated under the Securities Act, of Holdings, the Company or any Guarantor, and (v) if such holder or other person is a broker-dealer, that it will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities and that it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

     Pursuant to the Registration Rights Agreements, each Issuer is required to file a "shelf" registration statement for a continuous offering pursuant to Rule 415 under the Securities Act in respect of the Old Notes if (i) because of any change in law or applicable interpretations of the staff of the Commission, such Issuer is not permitted to effect its Exchange Offer, (ii) its Exchange Offer is not consummated within 225 days of the applicable Original Offering, (iii) any holder of Private Exchange Securities (as defined) requests within 60 days after the Exchange Offer, (iv) any applicable law or interpretations do not permit any holder of Old Notes to participate in the applicable Exchange Offer, (v) any holder of Old Notes participates in the applicable Exchange Offer and does not receive freely transferrable New Notes in exchange for Old Notes or (vi) the applicable Issuer so elects. In the event that an Issuer is obligated to file a "shelf" registration statement, it will be required to keep such "shelf" registration statement effective for up to two years. Other than as set forth in this paragraph, no holder will have the right to participate in the "shelf" registration statement nor otherwise to require that the applicable Issuer register such holder's shares of Old Notes under the Securities Act. See
"-- Procedures for Tendering."

     Based on an interpretation by the Commission's staff set forth in no-action letters issued to third-parties unrelated to the Issuers, the Issuers believe that New Notes issued pursuant to the Exchange Offers in exchange for Old Notes may be offered for resale, sold and otherwise transferred by any person receiving such New Notes, whether or not such person is the holder (other than any such holder or such other person which is an "affiliate" of Holdings, the Company or any of the Guarantors within the meaning of Rule 405 under the

Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that (i) the New Notes are acquired in the ordinary course of business of that holder or such other person,
(ii) neither the holder nor such other person is engaging in or intends to engage in a distribution of the New Notes, and (iii) neither the holder nor such other person has an arrangement or understanding with any person to participate in the distribution of the New Notes. Any holder who tenders in an Exchange Offer for the purpose of participating in a distribution of New Notes cannot rely on this interpretation by the Commission's staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, whether the Old Notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

CONSEQUENCES OF FAILURE TO EXCHANGE

     Following the completion of the Exchange Offers (except as set forth in the third paragraph under "-- Purpose and Effect" above), holders of Old Notes not tendered will not have any further registration rights and those Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for a holder's Old Notes could be adversely affected upon completion of the Exchange Offers if the holder does not participate in the Exchange Offers.

TERMS OF THE SENIOR SUBORDINATED NOTES EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Senior Subordinated Notes Letter of Transmittal, the Company will accept any and all Old Senior Subordinated Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of New Senior Subordinated Notes in exchange for each $1,000 principal amount of outstanding Old Senior Subordinated Notes accepted in the Senior Subordinated Notes Exchange Offer. Holders may tender some or all of their Old Senior Subordinated Notes pursuant to the Senior Subordinated Notes Exchange Offer. However, Old Senior Subordinated Notes may be tendered only in integral multiples of $1,000 in principal amount.

     The form and terms of the New Senior Subordinated Notes will be substantially the same as the form and terms of the Old Senior Subordinated Notes except that (i) interest on the New Senior Subordinated Notes will accrue from the date of issuance of the Old Senior Subordinated Notes or the date of the last periodic payment of interest on such Old Senior Subordinated Note, whichever is later, and (ii) the New Senior Subordinated Notes have been registered under the Securities Act and will not bear legends restricting their transfer. The New Senior Subordinated Notes will evidence the same debt as the Old Senior Subordinated Notes and will be issued pursuant to, and entitled to the benefits of, the Senior Subordinated Notes Indenture.

     As of March 31, 1998, the Old Subordinated Notes representing $300,000,000 aggregate principal amount were outstanding. This Prospectus, together with the Senior Subordinated Notes Letter of Transmittal, is being sent to registered holders and to others believed to have beneficial interests in the Old Senior Subordinated Notes. Holders of Old Senior Subordinated Notes do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or the Senior Subordinated Notes Indenture in connection with the Senior Subordinated Notes Exchange Offer. The Company intends to conduct the Senior Subordinated Notes Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder.

     The Company shall be deemed to have accepted validly tendered Old Senior Subordinated Notes when, as, and if the Company has given oral or written notice thereof, to the Senior Subordinated Notes Exchange Agent. The Senior Subordinated Notes Exchange Agent will act as agent for the tendering holders for the purpose of receiving the New Senior Subordinated Notes from the Company. If any tendered Old Senior Subordinated Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Senior Subordinated Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Old Senior Subordinated Notes in the Senior Subordinated Notes Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Senior Subordinated Notes Letter of Transmittal, transfer taxes with respect to the exchange of Old Senior Subordinated Notes pursuant to the Senior Subordinated Notes Exchange Offer, the Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Senior Subordinated Notes Exchange Offer. See "The Exchange Offers -- Fees and Expenses."

TERMS OF THE DISCOUNT NOTES EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Senior Discount Notes Letter of Transmittal, Holdings will accept any and all Old Senior Discount Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. Holdings will issue $1,000 principal amount at maturity of New Senior Discount Notes in exchange for each $1,000 principal amount at maturity of outstanding Old Senior Discount Notes accepted in the Senior Discount Notes Exchange Offer. Holders may tender some or all of their Old Senior Discount Notes pursuant to the Senior Discount Notes Exchange Offer. However, Old Senior Discount Notes may be tendered only in integral multiples of $1,000 in principal amount at maturity.

     The form and terms of the New Senior Discount Notes will be substantially the same as the form and terms of the Old Senior Discount Notes except that (i) the Accreted Value of the New Senior Discount Notes will be calculated from the date of issuance of the Old Senior Discount Notes and (ii) the New Senior Discount Notes have been registered under the Securities Act and will not bear legends restricting their transfer. The New Senior Discount Notes will evidence the same debt as the Old Senior Discount Notes and will be issued pursuant to, and entitled to the benefit of, the Senior Discount Notes Indenture.

     As of March 31, 1998, Old Discount Notes representing $325,000,000 aggregate principal amount at maturity were outstanding. This Prospectus, together with the Senior Discount Notes Letter of Transmittal, is being sent to registered holders and to others believed to have beneficial interests in the Old Senior Discount Notes. Holders of Old Senior Discount Notes do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or the Senior Discount Notes Indenture in connection with the Senior Discount Notes Exchange Offer. Holdings intends to conduct the Senior Discount Notes Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder.

     Holdings shall be deemed to have accepted validly tendered Old Senior Discount Notes when, as, and if Holdings has given oral or written notice thereof to the Senior Discount Notes Exchange Agent. The Senior Discount Notes Exchange Agent will act as agent for the tendering holders for the purpose of receiving the New Senior Discount Notes from Holdings. If any tendered Old Senior Discount Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Senior Discount Notes will be returned, without expense, to the tendering holder thereof as practicable after the Expiration Date.

     Holders who tender Old Senior Discount Notes in the Senior Discount Notes Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Senior Discount Notes Letter of Transmittal, transfer taxes with respect to the exchange of Old Senior Discount Notes pursuant to the Senior Discount Notes Exchange Offer. Holdings will pay all charges and expenses, other than certain applicable taxes, in connection with the Senior Discount Notes Exchange Offer. See "The Exchange Offers -- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean, with respect to either Exchange
Offer, 5:00 p.m., New York City time, on             , 1998, unless an Issuer,
in its sole discretion, extends the Exchange Offer applicable to its Old Notes, in which case the term "Expiration Date" shall mean the latest date and time to which such Exchange Offer is extended. In any event, each Exchange Offer will be held open for at least thirty days. In order to extend its Exchange Offer, the applicable Issuer will issue a notice of any extension by press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Each Issuer reserves the right, in its sole discretion (i) to delay accepting any Old Notes, to extend its Exchange Offer, or, if any of the conditions set forth under "The Exchange Offers -- Certain Conditions to Exchange Offers" shall not have been satisfied, to terminate such Exchange Offer, by giving oral or written notice of such delay, extension or termination to the applicable Exchange Agent, as the case may be, or (ii) to amend the terms of its Exchange Offer in any manner.

PROCEDURES FOR TENDERING

     Only a holder of Old Notes may tender the Old Notes in an Exchange Offer. Except as set forth under "The Exchange Offers -- Book Entry Transfer," to tender in an Exchange Offer a holder must complete, sign and date the Letter of Transmittal applicable to such Exchange Offer, or a copy thereof, have the signature thereon guaranteed if required by such Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or copy to the Exchange Agent for such Exchange Offer prior to the Expiration Date for such Exchange Offer. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent for such Exchange Offer along with the Letter of Transmittal applicable to such Exchange Offer, or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if that procedure is available, into the account of the Exchange Agent for such Exchange Offer at the DTC (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by such Exchange Agent prior to the Expiration Date, or (iii) the Holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, a Letter of Transmittal and other required documents must be received by the appropriate Exchange Agent at its address set forth under "The Exchange
Offers -- Exchange Agents" prior to the Expiration Date.

     The tender by a holder that is not withdrawn before the Expiration Date will constitute an agreement between that holder and the applicable Issuer in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal applicable to such Issuer's Exchange Offer.

     THE METHOD OF DELIVERY OF OLD NOTES, A LETTER OF TRANSMITTAL, AND ALL OTHER REQUIRED DOCUMENTS TO AN EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO AN EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE ISSUERS. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES, OR NOMINEES TO EFFECT THESE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on the owner's own behalf, the owner must, prior to completing and executing a Letter of Transmittal and delivering the owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in the beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on such Letter of Transmittal or (ii) for the account of an Eligible Institution. If signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by any eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program, the Stock Exchange Medallion Program, or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

     If a Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, the Old Notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder's name appears on the Old Notes.

     If a Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the relevant Issuer of their authority to so act must be submitted with such Letter of Transmittal unless waived by the relevant Issuer.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered Old Notes will be determined by the Issuers in their sole discretion, which determination will be final and binding. Each Issuer reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the acceptance of which would, in the opinion of counsel for such Issuer, be unlawful. Each Issuer also reserves the right to waive any defects, irregularities, or conditions of tender as to particular Old Notes. An Issuer's interpretation of the terms and conditions of its Exchange Offer (including the instructions in a Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Issuer of such Old Notes shall determine. Although each Issuer intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Issuers, the Exchange Agents, nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by an Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by such Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal accompanying such Old Notes, as soon as practicable following the Expiration Date.

     In addition, each Issuer reserves the right in its sole discretion to purchase or make offers for any Old Notes that remain outstanding after the Expiration Date or, as set forth under "The Exchange Offers -- Conditions to the Exchange Offer," to terminate its Exchange Offer and, to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of such Issuer's Exchange Offer.

     By tendering, each holder will represent that, among other things, (i) the New Notes acquired pursuant to such Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder of the Old Notes, (ii) neither the holder nor any such other person is engaging or intends to engage in a distribution of such New Notes, (iii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes within the meaning of the Securities Act, (iv) neither the holder nor any such other person is an "affiliate," as defined under Rule 405 promulgated under the Securities Act, of Holdings, the Company or any Guarantor, and (v) if such holder or other person is a broker-dealer, that it will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities and that it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

     In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to an Exchange Offer will be made only after timely receipt by the Exchange Agent for such Exchange Offer of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into such Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or, with respect to the DTC and its participants, electronic instructions in which the tendering holder acknowledges its receipt of and agreement to be bound by the Letter of Transmittal for such Exchange Offer) and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer for such Old Notes or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering Holder thereof (or, in the case of Old Notes tendered by book-entry transfer into an Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer for such Old Notes.

BOOK-ENTRY TRANSFER

     The Exchange Agents will make requests to establish accounts with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offers within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes being tendered by causing the Book-Entry Transfer Facility to transfer such Old Notes into the appropriate Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, a Letter of Transmittal or copy thereof, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the appropriate Exchange Agent at its address set forth under "The Exchange Offers -- Exchange Agents" on or prior to the Expiration Date or the guaranteed delivery below must be complied with.

     DTC's Automated Tender Offer Program ("ATOP") is the only method of processing exchange offers through DTC. To accept an Exchange Offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC's communication system in place of sending a signed, hard copy Letter of Transmittal. DTC is obligated to communicate those electronic instructions to the Exchange Agents. To tender Old Notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to an Exchange Agent must contain the participant's acknowledgment of its receipt of and agreement to be bound by the Letter of Transmittal for such Old Notes.

GUARANTEED DELIVERY PROCEDURES

     If a registered holder of Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the appropriate Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender if made through an Eligible Institution, (ii) prior to the Expiration Date, such Exchange Agent received from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Issuer of the Old Notes tendered (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of such Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the applicable Letter of Transmittal will be deposited by the Eligible Institution with the appropriate Exchange Agent, and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the applicable Letter of Transmittal, are received by such Exchange Agent within three NYSE trading days after the date of execution of the Notice of Delivery.

WITHDRAWAL RIGHTS

     Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     For a withdrawal of a tender of Old Notes to be effective, a written or (for a DTC participant) electronic ATOP transmission notice of withdrawal must be received by the appropriate Exchange Agent at its address set forth in this Prospectus prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal mount of such Old Notes), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee of such Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender, and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the holder who tendered such Old Notes. All questions as to the validity, form, and eligibility (including time of receipt) of such notices will be determined by the Issuer of the Old Notes subject to such notice, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer relating to such Old Notes. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender, or termination of the Exchange Offer relating to such Old Notes. Properly withdrawn Old Notes may be retendered by following one of the procedures under "The Exchange Offers -- Procedures for Tendering" at any time on or prior to the Expiration Date.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the Exchange Offers, an Issuer shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend such Issuer's Exchange Offer if at any time before the acceptance of such Old Notes for exchange or the exchange of the New Notes for such Old Notes, such Issuer determines that its Exchange Offer violates applicable law, any applicable interpretation of the staff of the Commission or any order of any governmental agency or court of competent jurisdiction.

     The foregoing conditions are for the sole benefit of the Issuers and may be asserted by the Issuers regardless of the circumstances giving rise to any such condition or may be waived by the Issuers in whole or in part at any time and from time to time in their sole discretion. The failure by an Issuer at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, an Issuer will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the indenture relating to such Issuer's Old Notes under the Trust Indenture Act of 1939, as amended (the "TIA"). In any such event each Issuer is required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

EXCHANGE AGENTS

     All executed Letters of Transmittal should be directed to the applicable Exchange Agent. The United States Trust Company of New York has been appointed as both the Senior Subordinated Notes Exchange Agent and the Discount Notes Exchange Agent. Questions, requests for assistance and requests for additional copies of the Prospectus or a Letter of Transmittal should be directed to the applicable Exchange Agent addressed as follows:

                To: THE UNITED STATES TRUST COMPANY OF NEW YORK,

     By Overnight Courier:                  By Hand:                By Registered or Certified
                                                                               Mail:
  United States Trust Company      United States Trust Company      United States Trust Company
          of New York                      of New York                      of New York
   770 Broadway, 13th Floor         111 Broadway, Lower Level              P. O. Box 844
   New York, New York 10003         New York, New York 10006              Cooper Station
Attn: Corporate Trust Services   Attn: Corporate Trust Services    New York, New York 10276-0844
   Telephone: (800) 548-6565                                      Attn: Corporate Trust Services
   Facsimile: (212) 420-6152                                         Telephone: (800) 548-6565
                                                                     Facsimile: (212) 420-6152

FEES AND EXPENSES

     The Issuers will not make any payments to brokers, dealers, or other soliciting acceptances of the Exchange Offers. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by officers and employees of the Issuers.

     The estimated cash expenses to be incurred in connection with the Exchange Offers will be paid by the Issuers and are estimated in the aggregate to be
$          , which includes fees and expenses of the Trustees for the Old Notes, accounting, legal, printing, and related fees and expenses.

TRANSFER TAXES

     Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection except that holders who instruct an Issuer to register New Notes in the name of, or request that Old Notes not tendered or not accepted in an Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

                DESCRIPTION OF THE NEW SENIOR SUBORDINATED NOTES

GENERAL

     The New Senior Subordinated Notes are to be issued under the Indenture, dated as of March 3, 1998 (the "Senior Subordinated Notes Indenture"), between LIN Acquisition (as predecessor to the Company), the Guarantors and United States Trust Company of New York, as trustee (the "Senior Subordinated Notes Trustee"), a copy of which is available upon request to the Company. The Old Senior Subordinated Notes were also issued under the Senior Subordinated Notes Indenture. The following summary of certain provisions of the Senior Subordinated Notes Indenture and the Senior Subordinated Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Senior Subordinated Notes Indenture (including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended) and the Senior Subordinated Notes. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Senior Subordinated Notes Indenture. For definitions of certain terms used in this section, see "-- Certain Definitions" below.

     Principal of, premium, if any, and interest on the Senior Subordinated Notes will be payable, and the Senior Subordinated Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York (which initially shall be the corporate trust office of the Senior Subordinated Notes Trustee in New York, New York), except that, at the option of the Company, payment of interest may be made by check mailed to the address of the holders as such address appears in the Senior Subordinated Notes register.

     The Senior Subordinated Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the Senior Subordinated Notes Trustee will act as Paying Agent and Registrar for the Senior Subordinated Notes. The Senior Subordinated Notes may be presented for registration of transfer and exchange at the offices of the Registrar, which initially will be the Senior Subordinated Notes Trustee's corporate trust office. The Company may change any Paying Agent and Registrar without notice to holders of the Senior Subordinated Notes.

PRINCIPAL, MATURITY AND INTEREST

     The Senior Subordinated Notes will be unsecured, senior subordinated obligations of the Company and will be limited to $300,000,000 aggregate principal amount, and will mature on March 1, 2008. Interest on the Senior Subordinated Notes will accrue at a rate of 8 3/8% per annum and will be payable in cash semi-annually on each March 1 and September 1, commencing on September 1, 1998, to the holders of record of Senior Subordinated Notes at the close of business on February 15 and August 15, respectively, immediately preceding such interest payment date. Interest on the Senior Subordinated Notes will accrue from the most recent interest payment date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

OPTIONAL REDEMPTION

     The Senior Subordinated Notes may be redeemed at any time on or after March 1, 2003, in whole or in part, at the option of the Company, at the redemption prices (expressed as a percentage of the principal amount thereof on the applicable redemption date) set forth below, plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the 12-month period beginning on March 1 of each of the years set forth below:

                            YEAR                              PERCENTAGE
                            ----                              ----------
2003........................................................   104.188%
2004........................................................   102.792%
2005........................................................   101.396%
2006 and thereafter.........................................   100.000%

     In addition, prior to March 1, 2001, the Company may, at its option, use the net cash proceeds of one or more Equity Offerings to redeem up to 35% of the principal amount of the Senior Subordinated Notes at a redemption price equal to 108.375% of the principal amount thereof plus accrued and unpaid interest to the redemption date; provided, however, that after any such redemption, at least 65% of the aggregate principal amount of the Senior Subordinated Notes originally issued would remain outstanding immediately after giving effect to such redemption. Any such redemption will be required to occur on or prior to the date that is one year after the receipt by the Company of the proceeds of an Equity Offering. The Company shall effect such redemption on a pro rata basis.

     In addition, prior to March 1, 2003, the Company may, at its option, redeem the Senior Subordinated Notes upon a Change of Control. See "-- Change of Control."

SELECTION AND NOTICE

     If less than all of the Senior Subordinated Notes are to be redeemed at any time, selection of Senior Subordinated Notes for redemption will be made by the Senior Subordinated Notes Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Senior Subordinated Notes are listed or, in the absence of such requirements or if the Senior Subordinated Notes are not so listed, on a pro rata basis, provided that no such Senior Subordinated Notes of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Senior Subordinated Notes to be redeemed at its registered address. If any Senior Subordinated Note is to be redeemed in part only, the notice of redemption that relates to such Senior Subordinated Note shall state the portion of the principal amount thereof to be redeemed. A new Senior Subordinated Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Senior Subordinated Note. On and after the redemption date, interest ceases to accrue on Senior Subordinated Notes or portions of them called for redemption.

CHANGE OF CONTROL

     Change of Control Offer. The Senior Subordinated Notes Indenture provides that, upon the occurrence of a Change of Control, each holder will have the right to require that the Company purchase all or a portion of such holder's Senior Subordinated Notes in cash pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase.

     The Senior Subordinated Notes Indenture provides that, prior to the mailing of the notice referred to below, but in any event within 30 days following the date on which the Company becomes aware that a Change of Control has occurred, if the purchase of the Senior Subordinated Notes would violate or constitute a default under any other Indebtedness of the Company, then the Company shall, to the extent needed to permit such purchase of Senior Subordinated Notes, either
(i) repay all such Indebtedness and terminate all commitments outstanding thereunder or (ii) obtain the requisite consents, if any, under such Indebtedness to permit the purchase of the Senior Subordinated Notes as provided below. The Company will first comply with the covenant in the preceding sentence before it will be required to make the Change of Control Offer or purchase the Senior Subordinated Notes pursuant to the provisions described below.

     Within 30 days following the date on which the Company becomes aware that a Change of Control has occurred, the Company must send, by first-class mail postage prepaid, a notice to each holder of Senior Subordinated Notes, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have any Senior Subordinated Notes purchased pursuant to a Change of Control Offer will be required to surrender such Senior Subordinated Notes to the Paying Agent and Registrar for the Senior Subordinated Notes at the address specified in the notice prior to the close of business on the business day prior to the Change of Control Payment Date.

     Change of Control Redemption. In addition, the Senior Subordinated Notes Indenture will provide that, prior to March 1, 2003, upon the occurrence of a Change of Control, the Company will have the option to redeem the Senior Subordinated Notes in whole but not in part (a "Change of Control Redemption") at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the redemption date plus the Applicable Premium. In order to effect a Change of Control Redemption, the Company must send a notice to each holder of Senior Subordinated Notes, which notice shall govern the terms of the Change of Control Redemption. Such notice must be mailed to holders of the Senior Subordinated Notes within 30 days following the date the Change of Control occurred (the "Change of Control Redemption Date") and state that the Company is effecting a Change of Control Redemption in lieu of a Change of Control Offer.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act of 1934, as amended (the "Exchange Act"), to the extent applicable in connection with the purchase of Senior Subordinated Notes pursuant to a Change of Control Offer.

     These "Change of Control" covenants will not apply in the event of (a) changes in a majority of the board of directors of the Company or Holdings so long as a majority of such board of directors continues to consist of Continuing Directors and (b) certain transactions with Permitted Holders (including Hicks Muse, its officers and directors, and their respective Affiliates). In addition, the Change of Control Offer requirement is not intended to afford holders of Senior Subordinated Notes protection in the event of certain highly leveraged transactions, reorganizations, restructurings, mergers and other similar transactions that might adversely affect the holders of Senior Subordinated Notes, but would not constitute a Change of Control. The Company could, in the future, enter into certain transactions including certain recapitalizations of the Company, that would not constitute a Change of Control with respect to the Change of Control purchase feature of the Senior Subordinated Notes, but would increase the amount of Indebtedness outstanding at such time. However, the Senior Subordinated Notes Indenture will contain limitations on the ability of the Company to incur additional Indebtedness and to engage in certain mergers, consolidations and sales of assets, whether or not a Change of Control is involved, subject, in each case, to limitations and qualifications. See "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness and Issuance of Capital Stock" and "-- Certain Covenants -- Merger, Consolidation and Sale of Assets" below.

     With respect to the sale of "all or substantially all" the assets of the Company, which would constitute a Change of Control for purposes of the Senior Subordinated Notes Indenture, the meaning of the phrase "all or substantially all" varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company and, therefore, it may be unclear whether a Change of Control has occurred and whether the Senior Subordinated Notes should be subject to a Change of Control Offer.

     The occurrence of certain of the events that would constitute a Change of Control would constitute a default under the Senior Credit Facilities. Future Senior Indebtedness of the Company and its Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Senior Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Senior Subordinated Notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. Even if sufficient funds were otherwise available, the terms of the Senior Credit Facilities may prohibit the Company's prepayment of Senior Subordinated Notes prior to their scheduled maturity. Consequently, if the Company is not able to prepay the Indebtedness under the Senior Credit Facilities and any other Senior Indebtedness containing similar restrictions or obtain the requisite consents, as described above, the Company will be unable to fulfill its repurchase obligations if holders of Senior Subordinated Notes exercise their repurchase rights following a Change of Control, thereby resulting in a default under the Senior Subordinated Notes Indenture.

     None of the provisions in the Senior Subordinated Notes Indenture relating to a purchase of Senior Subordinated Notes upon a Change of Control is waivable by the board of directors of the Company. Without the consent of each holder of Senior Subordinated Notes affected thereby, after the mailing of the notice of a Change of Control Offer, no amendment to the Senior Subordinated Notes Indenture may, directly or indirectly, affect the Company's obligation to purchase the outstanding Senior Subordinated Notes or amend, modify or change the obligation of the Company to consummate a Change of Control Offer or waive any default in the performance thereof or modify any of the provisions of the definitions with respect to any such offer.

RANKING AND SUBORDINATION

     The payment of the principal of, premium (if any), and interest on the Senior Subordinated Notes, and any liquidated damages ("Additional Amounts") under the Senior Subordinated Notes Exchange and Registration Rights Agreement (as defined), is subordinated in right of payment, to the extent set forth in the Senior Subordinated Notes Indenture, to the payment when due of all existing and future Senior Indebtedness of the Company. However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under "Satisfaction and Discharge of Senior Subordinated Notes Indenture; Defeasance" below is not subordinate to any Senior Indebtedness or subject to the restrictions described herein. As of December 31, 1997 on a pro forma basis, the Company would have had $170.0 million of Senior Indebtedness outstanding (excluding unused commitments). Although the Senior Subordinated Notes Indenture contains limitations on the amount of additional Indebtedness that the Company and its subsidiaries may incur, under certain circumstances the amount of such additional Indebtedness could be substantial and, in any case, all or a portion of such Indebtedness may be Senior Indebtedness and may be secured. See "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness and Issuance of Capital Stock."

     Only Indebtedness of the Company that is Senior Indebtedness will rank senior to the Senior Subordinated Notes in accordance with the provisions of the Senior Subordinated Notes Indenture. The Senior Subordinated Notes will in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Company. The Company has agreed in the Senior Subordinated Notes Indenture that it will not incur, directly or indirectly, any Indebtedness that is subordinate or junior in ranking in any respect to Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is contractually subordinated in right of payment to Senior Subordinated Indebtedness. Unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured, nor is any Indebtedness deemed to be subordinate or junior to other Indebtedness merely because it matures after such other Indebtedness. Secured Indebtedness is not deemed to be Senior Indebtedness merely because it is secured.

     The Company may not pay principal of, premium (if any) or interest on or Additional Amounts with respect to, the Senior Subordinated Notes or make any deposit pursuant to the provisions described under "-- Satisfaction and Discharge of Senior Subordinated Notes Indenture; Defeasance" below and may not otherwise redeem, purchase or retire any Senior Subordinated Notes (collectively, "pay the Senior Subordinated Notes") if (i) any Senior Indebtedness is not paid when due or (ii) any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and/or any such acceleration has been rescinded or such Senior Indebtedness has been paid; provided, however, that the Company may pay the Senior Subordinated Notes without regard to the foregoing if the Company and the Senior Subordinated Notes Trustee receive written notice approving such payment from the Representative of the Senior Indebtedness with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (i) or (ii) of the preceding sentence) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company may not pay the Senior Subordinated Notes (except (i) in Qualified Capital Stock issued by the Company to pay interest on the Senior Subordinated Notes or issued in exchange for the Senior Subordinated Notes, (ii) in securities substantially identical to the Senior Subordinated Notes issued by the Company in payment of interest accrued thereon or (iii) in securities issued by the Company which are subordinated to the Senior Indebtedness at least to the same extent as the Senior Subordinated Notes and having a Weighted Average Life to Maturity at least equal to the remaining Weighted Average Life to Maturity of the Senior Subordinated Notes) for a period (a "Payment Blockage Period") commencing upon the receipt by the Senior Subordinated Notes Trustee (with a copy to the Company) of written notice (a "Blockage Notice") of such default from the Representative of the holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Senior Subordinated Notes Trustee and the Company from the Person or Persons who gave such Blockage Notice, (ii) because the default giving rise to such Blockage Notice has been cured or waived or is no longer continuing or (iii) because such Designated Senior Indebtedness has been repaid in full). Notwithstanding the provisions described in the immediately preceding sentence, but subject to the provisions of the first sentence of this paragraph and the provisions of the immediately succeeding paragraph, the Company may resume payments on the Senior Subordinated Notes after the end of such Payment Blockage Period. Not more than one Blockage Notice may be given, and not more than one payment Blockage Period may occur, in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period. However, if any Blockage Notice within such 360-day period is given by or on behalf of any holders of Designated Senior Indebtedness (other than the agent under the Senior Credit Facilities), the agent under the Senior Credit Facilities may give another Blockage Notice within such period. In no event, however, may the total number of days during which any Payment Blockage Period or Payment Blockage Periods is in effect exceed 179 days in the aggregate during any 360-consecutive-day period. No nonpayment default that existed or was continuing on the date of delivery of any Blockage Notice to the Senior Subordinated Notes Trustee shall be, or be made, the basis for a subsequent Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 consecutive days.

     Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization or bankruptcy of or similar proceeding relating to the Company or its property, the holders of Senior Indebtedness will be entitled to receive payment in full, in cash or Cash Equivalents, of the Senior Indebtedness before the holders of the Senior Subordinated Notes are entitled to receive any payment or distribution, and until the Senior Indebtedness is paid in full, in cash or Cash Equivalents, any payment or distribution to which holders of the Senior Subordinated Notes would be entitled but for the subordination provisions of the Senior Subordinated Notes Indenture will be made to holders of the Senior Indebtedness as their interests may appear. If a distribution is made to the Senior Subordinated Notes Trustee or to holders of the Senior Subordinated Notes that, due to the subordination provisions, should not have been made to them, the Senior Subordinated Notes Trustee or such holders are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

     If payment of the Senior Subordinated Notes is accelerated because of an Event of Default, the Company or the Senior Subordinated Notes Trustee shall promptly notify the Representative (if any) of any issue of Designated Senior Indebtedness which is then outstanding; provided, however, that the Company and the Senior Subordinated Notes Trustee shall be obligated to notify such a Representative (other than with respect to the Senior Credit Facilities) only if such Representative has delivered or caused to be delivered an address for the service of such a notice to the Company and the Senior Subordinated Notes Trustee (and the Company and the Senior Subordinated Notes Trustee shall be obligated only to deliver the notice to the address so specified). If a notice is required pursuant to the immediately preceding sentence, the Company may not pay the Senior Subordinated Notes (except payment (i) in Qualified Capital Stock issued by the Company to pay interest on the Senior Subordinated Notes or issued in exchange for the Senior Subordinated Notes), (ii) in securities substantially identical to the Senior Subordinated Notes issued by the Company in payment of interest accrued thereon or (iii) in securities issued by the Company which are subordinated to the Senior Indebtedness at least to the same extent as the Senior Subordinated Notes and have a Weighted Average Life to Maturity at least equal to the remaining Weighted Average Life to Maturity of the Senior Subordinated Notes), until five Business Days after the respective Representative of the Designated Senior Indebtedness receives notice (at the address specified in the preceding sentence) of such acceleration and,

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

thereafter, may pay the Senior Subordinated Notes only if the subordination provisions of the Senior Subordinated Notes Indenture otherwise permit payment at that time.

     By reason of such subordination provisions contained in the Senior Subordinated Notes Indenture, in the event of liquidation or insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Senior Subordinated Notes, and creditors of the Company who are not holders of Senior Indebtedness (including holders of the Senior Subordinated Notes) may recover less, ratably, than holders of Senior Indebtedness. In addition, the Senior Subordinated Notes Indenture does not prohibit the transfer or contribution of assets of the Company to its Restricted Subsidiaries. In the event of any such transfer or contribution, holders of the Senior Subordinated Notes will be effectively subordinated to the claims of creditors of such Restricted Subsidiaries with respect to such assets.

SUBSIDIARY GUARANTEES OF THE SENIOR SUBORDINATED NOTES

     Each of the Guarantors will unconditionally guarantee on a joint and several basis (the "Subsidiary Guarantees") all of the Company's obligations under the Senior Subordinated Notes, including its obligations to pay principal, premium, if any, and interest with respect to the Senior Subordinated Notes. The Subsidiary Guarantees will be unsecured senior subordinated obligations of the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee will be subordinated and junior in right of payment to the prior payment in full of existing and future Senior Indebtedness of such Guarantor substantially to the same extent as the Senior Subordinated Notes are subordinated to all existing and future Senior Indebtedness of the Company. The Guarantors will also guarantee all obligations under the Senior Credit Facilities, and each Guarantor has granted a security interest in all or substantially all of its assets to secure the obligations under the Senior Credit Facilities. The obligations of each Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections or payments from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Senior Subordinated Notes Indenture, will result in the obligations of such Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under a Subsidiary Guarantee shall be entitled to a contribution from each other Guarantor in a pro rata amount, based on the net assets of each Guarantor determined in accordance with GAAP.

     The Senior Subordinated Notes Indenture provides that the Company shall cause each Restricted Subsidiary issuing a Subsidiary Guarantee after the Senior Subordinated Notes Issue Date pursuant to "Certain Covenants -- Subsidiary Guarantees by Restricted Subsidiaries" to (i) execute and deliver to the Senior Subordinated Notes Trustee a supplemental indenture in a form reasonably satisfactory to the Senior Subordinated Notes Trustee pursuant to which such Restricted Subsidiary shall become a party to the Senior Subordinated Notes Indenture and thereby unconditionally guarantee all of the Company's obligations under the Senior Subordinated Notes and the Senior Subordinated Notes Indenture on the terms set forth therein and (ii) deliver to the Senior Subordinated Notes Trustee an Opinion of Counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary (which opinion may be subject to customary assumptions and qualifications). Thereafter, such Restricted Subsidiary shall (unless released in accordance with the terms of the Senior Subordinated Notes Indenture) be a Guarantor for all purposes of the Senior Subordinated Notes Indenture.

     Each Subsidiary Guarantee will be a continuing Guarantee and will (a) remain in full force and effect until payment of all of the obligations covered thereby, except as provided below, (b) be binding upon each Guarantor and (c) inure to the benefit of and be enforceable by the Senior Subordinated Notes Trustee, holders of the Senior Subordinated Notes and their successors, transferees and assigns.

     The Senior Subordinated Notes Indenture provides that if the Senior Subordinated Notes thereunder are defeased in accordance with the terms of the Senior Subordinated Notes Indenture, or if all or substantially all of the assets of any Guarantor or all of the equity interest in any Guarantor are sold (including through merger, consolidation, by issuance or otherwise) by the Company in a transaction constituting an Asset Sale, and if (x) the Net Cash Proceeds from such Asset Sale are used in accordance with the covenant described under "-- Certain Covenants -- Limitation on Asset Sales" or (y) the Company delivers to the Senior Subordinated Notes Trustee an Officer's Certificate to the effect that the Net Cash Proceeds from such Asset Sale shall be used in accordance with the covenant described under "-- Certain Covenants -- Limitation on Asset Sales" and within the time limits specified by such covenant, then such Guarantor (in the event of a sale or other disposition of all of the equity interests of such Guarantor) or the Person acquiring the assets (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) shall be released and discharged of its Subsidiary Guarantee obligations in respect of the Senior Subordinated Notes Indenture and the Senior Subordinated Notes.

     Any Guarantor that is designated an Unrestricted Subsidiary shall upon such designation be released and discharged of its Subsidiary Guarantee obligations in respect of the Senior Subordinated Notes Indenture and the Senior Subordinated Notes and any Unrestricted Subsidiary that is redesignated as a Restricted Subsidiary shall upon such redesignation be required to become a Guarantor.

CERTAIN COVENANTS

     Limitation on Incurrence of Additional Indebtedness and Issuance of Capital Stock. The Senior Subordinated Notes Indenture provides that (a) the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (other than Permitted Indebtedness) and the Company will not issue any Disqualified Capital Stock and its Restricted Subsidiaries will not issue any Preferred Stock (except Preferred Stock issued to the Company or a Restricted Subsidiary of the Company so long as it is so held); provided, however, that the Company and its Restricted Subsidiaries that are Guarantors may incur Indebtedness or issue shares of such Capital Stock if, in either case, the Company's Leverage Ratio at the time of incurrence of such Indebtedness or the issuance of such Capital Stock, as the case may be, after giving pro forma effect to such incurrence or issuance as of such date and to the use of proceeds therefrom is less than 7.0 to 1.

     (b) The Company will not incur or suffer to exist, or permit any of its Restricted Subsidiaries to incur or suffer to exist, any Obligations with respect to an Unrestricted Subsidiary that would violate the provisions set forth in the definition of Unrestricted Subsidiary.

     Limitation on Layering. The Senior Subordinated Notes Indenture provides that the Company will not incur any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is contractually subordinated in right of payment to all Senior Subordinated Indebtedness (including the Senior Subordinated Notes).

     Limitation on Restricted Payments. The Senior Subordinated Notes Indenture provides that (a) the Company will not, and will not cause or permit any of its Restricted Subsidiaries, to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment and immediately after giving effect thereto:

          (i) a Default or Event of Default shall have occurred and be continuing; or

          (ii) the Company is not able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness and Issuance of Capital Stock" covenant; or

          (iii) the aggregate amount of Restricted Payments made subsequent to the Senior Subordinated Notes Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined by the board of directors of the Company in good faith) exceeds the sum of (a)(x) 100% of the aggregate Consolidated Cash Flow of the Company (or, in the event such Consolidated Cash Flow shall be a deficit, minus 100% of such deficit) accrued subsequent to the Senior Subordinated Notes Issue Date to the most recent date for which financial information is available to the Company, taken as one accounting period, less (y) 1.4 times Consolidated Interest Expense for the same period, plus (b) 100% of the aggregate net proceeds, including the fair market value of property other than cash as determined by the board of directors of the Company in good faith, received subsequent to the Senior Subordinated Notes Issue Date by the Company from any Person (other than a Restricted Subsidiary of the Company) from the issuance and sale subsequent to the Senior Subordinated Notes Issue Date of Qualified Capital Stock of the Company (excluding (i) any net proceeds from issuances and sales financed directly or indirectly using funds borrowed from the Company or any Restricted Subsidiary of the Company, until and to the extent such borrowing is repaid, but including the proceeds from the issuance and sale of any securities convertible into or exchangeable for Qualified Capital Stock to the extent such securities are so converted or exchanged and including any additional proceeds received by the Company upon such conversion or exchange and (ii) any net proceeds received from issuances and sales that are used to consummate a transaction described in clause (2) of paragraph (b) below), plus (c) without duplication of any amount included in clause (iii)(b) above, 100% of the aggregate net proceeds, including the fair market value of property other than cash (valued as provided in clause (iii)(b) above), received by the Company as a capital contribution subsequent to the Senior Subordinated Notes Issue Date, plus
     (d) the amount equal to the net reduction in Investments (other than Permitted Investments) made by the Company or any of its Restricted Subsidiaries in any Person resulting from, and without duplication, (i) repurchases or redemptions of such Investments by such Person, proceeds realized upon the sale of such Investment to an unaffiliated purchaser and repayments of loans or advances or other transfers of assets by such Person to the Company or any Restricted Subsidiary of the Company or (ii) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investment") not to exceed, in the case of any Restricted Subsidiary, the amount of Investments previously made by the Company or any of its Restricted Subsidiaries in such Unrestricted Subsidiary, which amount was included in the calculation of Restricted Payments; provided, however, that no amount shall be included under this clause (d) to the extent it is already included in Consolidated Cash Flow, plus (e) the aggregate net cash proceeds received by a Person in consideration for the issuance of such Person's Capital Stock (other than Disqualified Capital Stock) that are held by such Person at the time such Person is merged with and into the Company in accordance with the "Merger, Consolidation and Sale of Assets" covenant subsequent to the Senior Subordinated Notes Issue Date; provided, however, that concurrently with or immediately following such merger the Company uses an amount equal to such net cash proceeds to redeem or repurchase the Company's Capital Stock, plus
     (f) $15,000,000.

     (b) Notwithstanding the foregoing, these provisions do not prohibit: (1) the payment of any dividend or the making of any distribution within 60 days after the date of its declaration if such dividend or distribution would have been permitted on the date of declaration; (2) the purchase, redemption or other acquisition or retirement of any Capital Stock of the Company or any warrants, options or other rights to acquire shares of any class of such Capital Stock either (x) solely in exchange for shares of Qualified Capital Stock or other rights to acquire Qualified Capital Stock or (y) through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Company) of shares of Qualified Capital Stock or warrants, options or other rights to acquire Qualified Capital Stock or (z) in the case of Disqualified Capital Stock, solely in exchange for, or through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Company) of, Disqualified Capital Stock; (3) payments made pursuant to any merger, consolidation or sale of assets effected in accordance with the "Merger, Consolidation and Sale of Assets" covenant; provided, however, that no such payment may be made pursuant to this clause (3) unless, after giving effect to such transaction (and the incurrence of any Indebtedness in connection therewith and the use of the proceeds thereof), the Company would be able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness and Issuance of Capital Stock" covenant such that after incurring that $1.00 of additional Indebtedness, the Leverage Ratio would be less than 6.0 to 1; (4) payments to enable the Company or a Holding Company (as hereinafter defined) to pay dividends on its Capital Stock (other than Disqualified Capital Stock) after the first Public Equity Offering in an annual amount not to exceed 6.0% of the gross proceeds (before deducting underwriting discounts and commissions and other fees and expenses of the offering) received from shares of Capital Stock (other than Disqualified

Capital Stock) sold for the account of the issuer thereof (and not for the account of any stockholder) in such initial Public Equity Offering; (5) payments by the Company to fund the payment by any company as to which the Company is, directly or indirectly, a Subsidiary (a "Holding Company") of audit, accounting, legal or other similar expenses, to pay franchise or other similar taxes and to pay other corporate overhead expenses, so long as such dividends are paid as and when needed by its respective direct or indirect Holding Company and so long as the aggregate amount of payments pursuant to this clause (5) does not exceed $1,000,000 in any calendar year; (6) payments by the Company to repurchase, or to enable a Holding Company to repurchase, Capital Stock or other securities from employees of the Company or a Holding Company in an aggregate amount not to exceed $15,000,000; (7) payments by the Company to redeem or repurchase, or to enable a Holding Company to redeem or repurchase, stock purchase or similar rights granted by the Company or a Holding Company with respect to its Capital Stock in an aggregate amount not to exceed $500,000; (8) payments, not to exceed $200,000 in the aggregate, to enable the Company or a Holding Company to make cash payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock; (9) payments by the Company to fund taxes of a Holding Company for a given taxable year in an amount equal to the Company's "separate return liability," as if the Company were the parent of a consolidated group (for purposes of this clause (9) "separate return liability" for a given taxable year shall mean the hypothetical United States tax liability of the Company defined as if the Company had filed its own U.S. federal tax return for such taxable year); (10) the payment of any dividend or the making of any distribution to a Holding Company in amounts sufficient to permit a Holding Company (i) to pay interest when due on the Senior Discount Notes and (ii) to make any mandatory redemptions or principal payments in respect of the Senior Discount Notes; and (11) payments by the Company to Hicks Muse Partners in accordance with the terms of the Financial Advisory Agreement and the Monitoring and Oversight Agreement; provided, however, that in the case of clauses (3),
(4), (6), (7), (8) and (10), no Event of Default shall have occurred or be continuing at the time of such payment or as a result thereof. In determining the aggregate amount of Restricted Payments made subsequent to the Senior Subordinated Notes Issue Date, amounts expended pursuant to clauses (1), (4),
(6), (7) and (8) shall be included in such calculation.

     Limitation on Liens. The Senior Subordinated Notes Indenture provides that the Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur or assume any Lien securing Indebtedness on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, unless contemporaneously therewith effective provision is made, in the case of the Company, to secure the Senior Subordinated Notes and all other amounts due under the Senior Subordinated Notes Indenture, and in the case of a Restricted Subsidiary which is a Guarantor, to secure such Restricted Subsidiary's Subsidiary Guarantee of the Senior Subordinated Notes and all other amounts due under the Senior Subordinated Notes Indenture, equally and ratably with such Indebtedness (or, in the event that such Indebtedness is subordinated in right of payment to the Senior Subordinated Notes or such Subsidiary's Subsidiary Guarantee, prior to such Indebtedness) with a Lien on the same properties and assets securing such Indebtedness for so long as such Indebtedness is secured by such Lien, except for (i) Liens securing Senior Indebtedness and Guarantor Senior Indebtedness and (ii) Liens securing Indebtedness described in clause (xi) of the definition of Permitted Indebtedness; provided that such Liens cover only the property referred to in such definition.

     Merger, Consolidation and Sale of Assets. The Senior Subordinated Notes Indenture provides that the Company shall not, in a single transaction or a series of related transactions, consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the Company's or any Guarantor's assets determined on a consolidated basis for the Company to another Person or adopt a plan of liquidation unless (i) either (1) the Company is the Surviving Person or (2) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person that acquires by conveyance, transfer or lease the properties and assets of the Company substantially as an entirety or in the case of a plan of liquidation, the Person to which assets of the Company have been transferred, shall be a corporation, partnership, limited liability company or trust organized and existing under the laws of the United States or any State thereof or the District of Columbia; (ii) such Surviving Person shall assume all of the obligations of the Company under the Senior Subordinated Notes and the Senior Subordinated Notes Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Senior Subordinated

Notes Trustee; (iii) immediately after giving effect to such transaction and the use of the proceeds therefrom (on a pro forma basis, including giving effect to any Indebtedness incurred or anticipated to be incurred in connection with such transaction), (x) no Default or Event of Default shall have occurred and be continuing and (y) the Company (in the case of clause (1) of the foregoing clause (i)) or such Person (in the case of clause (2) of the foregoing clause
(i)) shall be able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness and Issuance of Capital Stock" covenant; and (iv) the Company has delivered to the Senior Subordinated Notes Trustee prior to the consummation of the proposed transaction an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with the Senior Subordinated Notes Indenture and that all conditions precedent in the Senior Subordinated Notes Indenture relating to such transaction have been satisfied. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties and assets of one or more Restricted Subsidiaries, the Capital Stock of which constitutes all or substantially all of the properties or assets of the Company, will be deemed to be the transfer of all or substantially all of the properties and assets of the Company. Notwithstanding the foregoing clauses (ii) and (iii), (1) any Restricted Subsidiary of the Company may consolidate with, merge into or transfer all or part of its properties and assets to the Company and (2) the Company may merge with an Affiliate thereof organized solely for the purpose of reorganizing the Company in another jurisdiction in the U.S. to realize tax or other benefits. Notwithstanding the foregoing, clauses (iii) and (iv) shall not apply to the Merger.

     In the event of any transaction (other than a lease) described in and complying with the conditions listed in the immediately preceding paragraph in which the Company, as the case may be, is not the Surviving Person and the Surviving Person is to assume all the obligations of the Company under the Senior Subordinated Notes and the Senior Subordinated Notes Indenture pursuant to a supplemental indenture, such Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of the Company, as the case may be, and the Company shall be discharged from its Obligations under the Senior Subordinated Notes Indenture and the Senior Subordinated Notes.

     Limitation on Asset Sales. The Senior Subordinated Notes Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by management of the Company or, if such Asset Sale involves consideration in excess of $10,000,000, by the board of directors of the Company, as evidenced by a board resolution), (ii) at least 75% of the consideration received by the Company or such Restricted Subsidiary, as the case may be, from such Asset Sale is in the form of cash or Cash Equivalents and is received at the time of such disposition and (iii) upon the consummation of an Asset Sale, the Company applies, or causes such Restricted Subsidiary to apply, such Net Cash Proceeds within 180 days of receipt thereof either (A) to repay any Senior Indebtedness of the Company or any Indebtedness of a Restricted Subsidiary of the Company (and, to the extent such Senior Indebtedness relates to principal under a revolving credit or similar facility, to obtain a corresponding reduction in the commitments thereunder, except that the Company may temporarily repay Senior Indebtedness using the Net Cash Proceeds from such Asset Sale and thereafter use such funds to reinvest pursuant to clause (B) below within the period set forth therein without having to obtain a corresponding reduction in the commitments thereunder), (B) to reinvest, or to be contractually committed to reinvest pursuant to a binding agreement, in Productive Assets and, in the latter case, to have so reinvested within 360 days of the date of receipt of such Net Cash Proceeds or (C) to purchase Senior Subordinated Notes and other Senior Subordinated Indebtedness, pro rata tendered to the Company for purchase at a price equal to 100% of the principal amount thereof (or the accreted value of such other Senior Subordinated Indebtedness, if such other Senior Subordinated Indebtedness is issued at a discount) plus accrued interest thereon, if any, to the date of purchase pursuant to an offer to purchase made by the Company as set forth below (a "Net Proceeds Offer"); provided, however, that the Company may defer making a Net Proceeds Offer until the aggregate Net Cash Proceeds from Asset Sales not otherwise applied in accordance with this covenant equal or exceed $15,000,000.

     Subject to the deferral right set forth in the final proviso of the preceding paragraph, each notice of a Net Proceeds Offer will be mailed, by first-class mail, to holders of Senior Subordinated Notes not more than 180 days after the relevant Asset Sale or, in the event the Company or a Restricted Subsidiary has entered into a binding agreement as provided in (B) above, within 180 days following the termination of such agreement but in no event later than 360 days after the relevant Asset Sale. Such notice will specify, among other things, the purchase date (which will be no earlier than 30 days nor later than 45 days from the date such notice is mailed, except as otherwise required by law) and will otherwise comply with the procedures set forth in the Senior Subordinated Notes Indenture. Upon receiving notice of the Net Proceeds Offer, holders of Senior Subordinated Notes may elect to tender their Senior Subordinated Notes in whole or in part in integral multiples of $1,000. To the extent holders properly tender Senior Subordinated Notes in an amount which, together with all other Senior Subordinated Indebtedness so tendered, exceeds the Net Proceeds Offer, Senior Subordinated Notes and other Senior Subordinated Indebtedness of tendering holders will be repurchased on a pro rata basis (based upon the aggregate principal amount tendered, or, if applicable, the aggregate accreted value tendered). To the extent that the aggregate principal amount of Senior Subordinated Notes tendered pursuant to any Net Proceeds Offer, which, together with the aggregate principal amount or aggregate accreted value, as the case may be, of all other Senior Subordinated Indebtedness so tendered, is less than the amount of Net Cash Proceeds subject to such Net Proceeds Offer, the Company may use any remaining portion of such Net Cash Proceeds not required to fund the repurchase of tendered Senior Subordinated Notes and other Senior Subordinated Indebtedness for any purposes not otherwise prohibited by the Senior Subordinated Notes Indenture. Upon the consummation of any Net Proceeds Offer, the amount of Net Cash Proceeds subject to any future Net Proceeds Offer from the Asset Sales giving rise to such Net Cash Proceeds shall be deemed to be zero.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act to the extent applicable in connection with the repurchase of Senior Subordinated Notes pursuant to a Net Proceeds Offer.

     Limitation on Asset Swaps. The Senior Subordinated Notes Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, engage in any Asset Swap unless: (i) at the time of entering into such Asset Swap, and immediately after giving effect to such Asset Swap, no Default or Event of Default shall have occurred and be continuing, (ii) in the event such Asset Swap involves an aggregate amount in excess of $10,000,000, the terms of such Asset Swap have been approved by a majority of the members of the board of directors of the Company and (iii) in the event such Asset Swap involves an aggregate amount in excess of $50,000,000, the Company has received a written opinion from an independent investment banking firm of nationally recognized standing that such Asset Swap is fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view.

     Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Senior Subordinated Notes Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause to permit to exist or become effective, by operation of the charter of such Restricted Subsidiary or by reason of any agreement, instrument, judgment, decree, rule, order, statute or governmental regulation, any encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock; (b) make loans or advances or pay any Indebtedness or other obligation owed to the Company or any of its Restricted Subsidiaries; or (c) transfer any of its property or assets to the Company, except for such encumbrances or restrictions existing under or by reason of: (1) applicable law; (2) the Senior Subordinated Notes Indenture; (3) customary non-assignment provisions of any lease governing a leasehold interest of the Company or any Restricted Subsidiary; (4) any instrument governing Acquired Indebtedness or Acquired Preferred Stock, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; (5) agreements existing on the Senior Subordinated Notes Issue Date (including the Credit Agreement) as such agreements are from time to time in effect; provided, however, that any amendments or modifications of such agreements that affect the encumbrances or restrictions of the types subject to this covenant shall not result in such encumbrances or restrictions being less favorable to the Company in any material respect, as determined in good faith by the board of directors of the Company, than the provisions as in effect before giving effect to the respective

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

amendment or modification; (6) any restriction with respect to such a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; (7) an agreement effecting a refinancing, replacement or substitution of Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2),
(4) or (5) above or any other agreement evidencing Indebtedness permitted under the Senior Subordinated Notes Indenture; provided, however, that the provisions relating to such encumbrance or restriction contained in any such refinancing, replacement or substitution agreement or any such other agreement are no less favorable to the Company in any material respect as determined in good faith by the board of directors of the Company than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause
(2), (4) or (5); (8) restrictions on the transfer of the assets subject to any Lien imposed by the holder of such Lien; (9) a licensing agreement to the extent such restrictions or encumbrances limit the transfer of property subject to such licensing agreement; (10) restrictions relating to Subsidiary Preferred Stock that require that due and payable dividends thereon to be paid in full prior to dividends on such Subsidiary's common stock or (11) any agreement or charter provision evidencing Indebtedness or Capital Stock permitted under the Senior Subordinated Notes Indenture; provided, however, that the provisions relating to such encumbrance or restriction contained in such agreement or charter provision are not less favorable to the Company in any material respect as determined in good faith by the board of directors of the Company than the provisions relating to such encumbrance or restriction contained in the Senior Subordinated Notes Indenture.

     Limitations on Transactions with Affiliates. The Senior Subordinated Notes Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease, contribution or exchange of any property or the rendering of any service) with or for the benefit of any of its Affiliates (other than transactions between the Company and a Restricted Subsidiary of the Company or among Restricted Subsidiaries of the Company) (an "Affiliate Transaction"), other than Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction on an arm's-length basis from a person that is not an Affiliate; provided, however, that for a transaction or series of related transactions involving value of $5,000,000 or more, such determination will be made in good faith by a majority of members of the board of directors of the Company and by a majority of the disinterested members of the board of directors of the Company, if any; provided, further, that for a transaction or series of related transactions involving value of $15,000,000 or more, the board of directors of the Company has received an opinion from an independent investment banking firm of nationally recognized standing that such Affiliate Transaction is fair, from a financial point of view, to the Company or such Restricted Subsidiary. The foregoing restrictions will not apply to (1) reasonable and customary directors' fees, indemnification and similar arrangements and payments thereunder; (2) any obligations of the Company under any employment agreement, noncompetition or confidentiality agreement with any officer of the Company, as in effect on the Senior Subordinated Notes Issue Date (provided that each amendment of any of the foregoing agreements shall be subject to the limitations of this covenant); (3) any Restricted Payment permitted to be made pursuant to the covenant described under "Limitation on Restricted Payments"; (4) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors of the Company; (5) loans or advances to employees in the ordinary course of business of the Company or any of its Restricted Subsidiaries consistent with past practices; (6) payments made in connection with the Transactions and the Grand Rapid Acquisition, including, without limitation, fees to Hicks Muse, as described in the Prospectus; and (7) payments by the Company to Hicks Muse Partners in accordance with the terms of the Financial Advisory Agreement and the Monitoring and Oversight Agreement.

     Subsidiary Guarantees by Restricted Subsidiaries. The Senior Subordinated Notes Indenture provides that the Company will not create or acquire, nor cause or permit any of its Restricted Subsidiaries, directly or indirectly, to create or acquire, any Subsidiary other than (A) an Unrestricted Subsidiary in accordance with the other terms of the Senior Subordinated Notes Indenture or
(B) a Restricted Subsidiary that, simultaneously with such creation or acquisition, executes and delivers a supplemental indenture to the Senior

Subordinated Notes Indenture pursuant to which it will become a Guarantor under the Senior Subordinated Notes Indenture in accordance with "-- Subsidiary Guarantees of the Senior Subordinated Notes" above.

     Reports. The Senior Subordinated Notes Indenture provides that so long as any of the Senior Subordinated Notes are outstanding, the Company will provide to the Senior Subordinated Notes Trustee and the holders of Senior Subordinated Notes and file with the Commission, to the extent such submissions are accepted for filing by the Commission, copies of the annual reports and of the information, documents and other reports that the Company would have been required to file with the Commission pursuant to Sections 13 or 15(d) of the Exchange Act of 1934, as amended (the "Exchange Act"), regardless of whether the Company is then obligated to file such reports.

EVENTS OF DEFAULT

     The following events are defined in the Senior Subordinated Notes Indenture as "Events of Default": (i) the failure to pay interest on the Senior Subordinated Notes when the same becomes due and payable and the Default continues for a period of 30 days (whether or not such payment is prohibited by the provisions described under "-- Ranking and Subordination" above); (ii) the failure to pay principal of or premium, if any, on any Senior Subordinated Notes when such principal or premium, if any, becomes due and payable, at maturity, upon redemption or otherwise (whether or not such payment is prohibited by the provisions described under "-- Ranking and Subordination" above); (iii) a default in the observance or performance of any other covenant or agreement contained in the Senior Subordinated Notes or the Senior Subordinated Notes Indenture, which default continues for a period of 30 days after the Company receives written notice thereof specifying the default from the Senior Subordinated Notes Trustee or holders of at least 25% in aggregate principal amount of outstanding Senior Subordinated Notes; (iv) the failure to pay at the stated maturity (giving effect to any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness, if the aggregate principal amount of such Indebtedness, together with the aggregate principal amount of any other such Indebtedness in default for failure to pay principal at the final stated maturity (giving effect to any extensions thereof) or which has been accelerated, aggregates $10,000,000 or more at any time in each case after a 10-day period during which such default shall not have been cured or such acceleration rescinded; (v) one or more judgments in an aggregate amount in excess of $15,000,000 (which are not covered by insurance as to which the insurer has not disclaimed coverage) being rendered against the Company or any of its Significant Restricted Subsidiaries and such judgment or judgments remain undischarged or unstayed for a period of 60 days after such judgment or judgments become final and nonappealable; and (vi) certain events of bankruptcy, insolvency or reorganization affecting the Company or any of its Significant Restricted Subsidiaries.

     Upon the happening of any Event of Default specified in the Senior Subordinated Notes Indenture, the Senior Subordinated Notes Trustee may, and the Senior Subordinated Notes Trustee upon the request of holders of 25% in principal amount of the outstanding Senior Subordinated Notes shall, or the holders of at least 25% in principal amount of outstanding Senior Subordinated Notes may, declare the principal of all the Senior Subordinated Notes, together with all accrued and unpaid interest and premium, if any, to be due and payable by notice in writing to the Company and the Senior Subordinated Notes Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same (i) shall become immediately due and payable or (ii) if there are any amounts outstanding under the Senior Credit Facilities, will become due and payable upon the first to occur of an acceleration under the Senior Credit Facilities or five Business Days after receipt by the Company and the agent under the Senior Credit Facilities of such Acceleration Notice (unless all Events of Default specified in such Acceleration Notice have been cured or waived). If an Event of Default with respect to bankruptcy proceedings relating to the Company or any Significant Restricted Subsidiaries occurs and is continuing, then such amount will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Senior Subordinated Notes Trustee or any holder of the Senior Subordinated Notes.

     At any time after a declaration of acceleration with respect to the Senior Subordinated Notes as described in the preceding paragraph, the holders of a majority in principal amount of the Senior Subordinated

Notes then outstanding (by notice to the Senior Subordinated Notes Trustee) may rescind and cancel such declaration and its consequences if (i) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction, (ii) all existing Defaults and Events of Default have been cured or waived except nonpayment of principal of or interest on the Senior Subordinated Notes that has become due solely by such declaration of acceleration, (iii) to the extent the payment of such interest is lawful, interest (at the same rate specified in the Senior Subordinated Notes) on overdue installments of interest and overdue payments of principal, which has become due otherwise than by such declaration of acceleration has been paid,
(iv) the Company has paid the Senior Subordinated Notes Trustee its reasonable compensation and reimbursed the Senior Subordinated Notes Trustee for its reasonable expenses, disbursements and advances and (v) in the event of the cure or waiver of a Default or Event of Default of the type described in clause (vi) of the first paragraph of "-- Events of Default" above, the Senior Subordinated Notes Trustee has received an Officers' Certificate and Opinion of Counsel that such Default or Event of Default has been cured or waived. The holders of a majority in principal amount of the Senior Subordinated Notes may waive any existing Default or Event of Default under the Senior Subordinated Notes Indenture, and its consequences, except a default in the payment of the principal of or interest on any Senior Subordinated Notes.

     The Company is required to deliver to the Senior Subordinated Notes Trustee, within 120 days after the end of the Company's fiscal year, a certificate indicating whether the signing officers know of any Default or Event of Default that occurred during the previous year and whether the Company has complied with its obligations under the Senior Subordinated Notes Indenture. In addition, the Company will be required to notify the Senior Subordinated Notes Trustee of the occurrence and continuation of any Default or Event of Default promptly after the Company becomes aware of the same.

     Subject to the provisions of the Senior Subordinated Notes Indenture relating to the duties of the Senior Subordinated Notes Trustee in case an Event of Default thereunder should occur and be continuing, the Senior Subordinated Notes Trustee will be under no obligation to exercise any of the rights or powers under the Senior Subordinated Notes Indenture at the request or direction of any of the holders of the Senior Subordinated Notes unless such holders have offered to the Senior Subordinated Notes Trustee reasonable indemnity or security against any loss, liability or expense. Subject to such provision for security or indemnification and certain limitations contained in the Senior Subordinated Notes Indenture, the holders of a majority in principal amount of the outstanding Senior Subordinated Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Subordinated Notes Trustee or exercising any trust or power conferred on the Senior Subordinated Notes Trustee.

SATISFACTION AND DISCHARGE OF SENIOR SUBORDINATED NOTES INDENTURE; DEFEASANCE

     The Company may terminate its obligations under the Senior Subordinated Notes Indenture at any time by delivering all outstanding Senior Subordinated Notes to the Senior Subordinated Notes Trustee for cancellation and paying all sums payable by it thereunder. The Company, at its option, (i) will be discharged from any and all obligations with respect to the Senior Subordinated Notes (except for certain obligations of the Company to register the transfer or exchange of such Senior Subordinated Notes, replace stolen, lost or mutilated Senior Subordinated Notes, maintain paying agencies and hold moneys for payment in trust) or (ii) need not comply with certain of the restrictive covenants with respect to the Senior Subordinated Notes Indenture, if the Company deposits with the Senior Subordinated Notes Trustee, in trust, U.S. legal tender or U.S. Government Obligations or a combination thereof that, through the payment of interest and premium thereon and principal in respect thereof in accordance with their terms, will be sufficient to pay all the principal of and interest and premium on the Senior Subordinated Notes on the dates such payments are due or through any date of redemption, if earlier than the dates such payments are due, in any case in accordance with the terms of such Senior Subordinated Notes, as well as the Senior Subordinated Notes Trustee's fees and expenses. To exercise either such option, the Company is required to deliver to the Senior Subordinated Notes Trustee (A) an Opinion of Counsel or a private letter ruling issued to the Company by the Internal Revenue Service (the "IRS") to the effect that the holders of the Senior Subordinated Notes will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and related defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised and, in the case of an Opinion of Counsel furnished in connection with a discharge pursuant to clause (i) above, accompanied by a private letter ruling issued to the Company by the IRS to such effect, (B) subject to certain qualifications, an Opinion of Counsel to the effect that funds so deposited will not be subject to avoidance under applicable bankruptcy law and (C) an Officers' Certificate and an Opinion of Counsel to the effect that the Company has complied with all conditions precedent to the defeasance. Notwithstanding the foregoing, the Opinion of Counsel required by clause (A) above need not be delivered if all Senior Subordinated Notes not theretofore delivered to the Senior Subordinated Notes Trustee for cancellation (i) have become due and payable, (ii) will become due and payable on the maturity date within one year or (iii) are to be called for redemption within one year under arrangements satisfactory to the Senior Subordinated Notes Trustee for the giving of notice of redemption by the Senior Subordinated Notes Trustee in the name, and at the expense, of the Company.

MODIFICATION OF THE SENIOR SUBORDINATED NOTES INDENTURE

     From time to time, the Company and the Senior Subordinated Notes Trustee, together, without the consent of the holders of the Senior Subordinated Notes, may amend or supplement the Senior Subordinated Notes Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies. Other modifications and amendments of the Senior Subordinated Notes Indenture may be made with the consent of the holders of a majority in principal amount of the then outstanding Senior Subordinated Notes, except that, without the consent of each holder of the Senior Subordinated Notes affected thereby, no amendment may, directly or indirectly: (i) reduce the amount of Senior Subordinated Notes whose holders must consent to an amendment; (ii) reduce the rate of or change the time for payment of interest, including defaulted interest, on any Senior Subordinated Notes; (iii) reduce the principal of or change the fixed maturity of any Senior Subordinated Notes, or change the date on which any Senior Subordinated Notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor; (iv) make any Senior Subordinated Notes payable in money other than that stated in the Senior Subordinated Notes and the Senior Subordinated Notes Indenture; (v) make any change in provisions of the Senior Subordinated Notes Indenture protecting the right of each holder of a Senior Subordinated Note to receive payment of principal of, premium on and interest on such Senior Subordinated Note on or after the due date thereof or to bring suit to enforce such payment or permitting holders of a majority in principal amount of the Senior Subordinated Notes to waive a Default or Event of Default; or (vi) after the Company's obligation to purchase the Senior Subordinated Notes arises under the Senior Subordinated Notes Indenture, amend, modify or change the obligation of the Company to make or consummate a Change of Control Offer or a Net Proceeds Offer or waive any default in the performance thereof or modify any of the provisions or definitions with respect to any such offers.

CONCERNING THE SENIOR SUBORDINATED NOTES TRUSTEE

     The Senior Subordinated Notes Indenture contains certain limitations on the rights of the Senior Subordinated Notes Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Senior Subordinated Notes Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The holders of a majority in principal amount of the then outstanding Senior Subordinated Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Senior Subordinated Notes Trustee, subject to certain exceptions. The Senior Subordinated Notes Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Senior Subordinated Notes Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person's own affairs. Subject to such provisions, the Senior Subordinated Notes Trustee will be under no obligation to exercise any of its rights or powers under the Senior Subordinated Notes Indenture at the request of any holder of Senior Subordinated Notes, unless such holder shall have offered to

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

the Senior Subordinated Notes Trustee security and indemnity satisfactory to it against any loss, liability or expense.

GOVERNING LAW

     The Senior Subordinated Notes Indenture provides that it and the Senior Subordinated Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Senior Subordinated Notes Indenture. Reference is made to the Senior Subordinated Notes Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

     "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person and not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

     "Acquired Preferred Stock" means the Preferred Stock of any Person at such time as such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Restricted Subsidiaries and not issued by such Person in connection with, or in anticipation or contemplation of, such acquisition, merger or consolidation.

     "Affiliate" means, as to any Person, any other Person which, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Chase and its Affiliates shall not be deemed Affiliates of the Company by reason of the Senior Credit Facilities or their direct or indirect investments in any fund managed by Hicks Muse or any Person in which any such fund is invested.

     "Applicable Premium" means, with respect to a Senior Subordinated Note at any Change of Control Redemption Date, the greater of (i) 1.0% of the principal amount of such Senior Subordinated Note and (ii) the excess of (A) the present value at such time of (1) the redemption price of such Senior Subordinated Note at March 1, 2003 (such redemption price being described under "-- Optional Redemption") plus (2) all semi-annual payments of interest through, March 1, 2003 computed using a discount rate equal to the Treasury Rate plus 75 basis points over (B) the principal amount of such Senior Subordinated Note.

     "Asset Acquisition" means (i) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or shall be consolidated or merged with the Company or any Restricted Subsidiary of the Company or (ii) the acquisition by the Company or any Restricted Subsidiary of the Company of assets of any Person comprising a division or line of business of such Person.

     "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (excluding any sale and leaseback transaction or any pledge of assets or stock by the Company or any of its Restricted Subsidiaries) to any Person other than the Company or a Restricted Subsidiary of the Company of (i) any Capital Stock of any Restricted Subsidiary of the Company or (ii) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; provided, however, that for purposes of the "Limitation on Asset Sales" covenant, Asset Sales shall not include (a) a transaction or series of related transactions in which the Company or any of its Restricted Subsidiaries receive aggregate consideration of less than $1,000,000,

(b) transactions permitted under the "Limitation on Asset Swaps" covenant, (c) transactions covered by the "Merger, Consolidation and Sale of Assets" covenant,
(d) a Restricted Payment that otherwise qualifies under the "Limitation on Restricted Payments" covenant, (e) any disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Company and its Subsidiaries and that is disposed of, in each case, in the ordinary course of business and (f) any transaction that constitutes a Change of Control. Solely for purposes of the second to last paragraph of "-- Subsidiary Guarantees of the Senior Subordinated Notes" an Asset Sale is deemed to include a sale, conveyance or transfer by the Representative following a foreclosure on such assets.

     "Asset Swap" means the execution of a definitive agreement, subject only to FCC approval, if applicable, and other customary closing conditions that the Company in good faith believes will be satisfied, for a substantially concurrent purchase and sale, or exchange, of Productive Assets between the Company or any of its Restricted Subsidiaries and another Person or group of affiliated Persons; provided that any amendment to or waiver of any closing condition that individually or in the aggregate is material to the Asset Swap shall be deemed to be a new Asset Swap; it being understood that an Asset Swap may include a cash equalization payment made in connection therewith provided that such cash payment, if received by the Company or its Subsidiaries, shall be deemed to be proceeds received from an Asset Sale and shall be applied in accordance with "Certain Covenants -- Limitation on Asset Sales."

     "Business Day" means any day (other than a day which is a Saturday, Sunday or legal holiday in State of New York) on which banks are open for business in New York, New York.

     "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of capital stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

     "Capitalized Lease Obligation" means, as to any Person, the obligation of such Person to pay rent or other amounts under a lease to which such Person is a party that is required to be classified and accounted for as a capital lease obligation under GAAP, and for purposes of this definition, the amount of such obligation at any date shall be the capitalized amount of such obligation at such date, determined in accordance with GAAP.

     "Cash Equivalents" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc.; (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor's Corporation or at least P-1 from Moody's Investors Service, Inc.; (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $200,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds that invest substantially all their assets in securities of the types described in clauses (i) through (v) above.

     "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group") (whether or not otherwise in compliance with the provisions of the Senior Subordinated Notes Indenture), other than to Hicks Muse or any of its Affiliates, officers or directors (the "Permitted Holders"); or
(ii) a majority of the board of directors of the Company or Holdings shall consist of Persons who are not Continuing Directors; or (iii) the acquisition by any Person or Group (other than the

Permitted Holders or any direct or indirect subsidiary of any Permitted Holder, including without limitation Holdings) of the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the ordinary voting power for the election of directors of the Company.

     "Commodity Agreement" means any commodity futures contract, commodity option or other similar agreement or arrangement.

     "Consolidated Cash Flow" means, with respect to any Person, for any period, the sum (without duplication) of (i) Consolidated Net Income, (ii) to the extent Consolidated Net Income has been reduced thereby, (a) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary or nonrecurring gains or losses), (b) Consolidated Interest Expense and (c) Consolidated Non-Cash Charges, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in conformity with GAAP and (iii) the lesser of (x) dividends or distributions paid in cash to such Person or its Restricted Subsidiary by another Person whose results are reflected as a minority interest in the consolidated financial statements of such first Person and (y) such Person's equity interest in the Consolidated Cash Flow of such other Person (but in no event less than zero), except, that in the case of the Joint Venture, (x) such amount shall not exceed 10% of the Consolidated Cash Flow of the Company for such period and (y) such first Person shall be deemed to have received by dividend its proportionate share of distributable cash retained by the Joint Venture to fund the interest reserve.

     "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication, the sum of (i) the interest expense of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount, (b) the net cost under Interest Swap Agreements (including any amortization of discounts), (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers' acceptance financing or similar facilities, and (e) all accrued interest and (ii) the interest component of Capitalized Lease Obligations paid or accrued by such Person and its Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Net Income" of any Person means, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, however, that there shall be excluded therefrom, without duplication,
(a) gains and losses from Asset Sales (without regard to the $1,000,000 limitation set forth in the definition thereof) or abandonments or reserves relating thereto and the related tax effects, (b) items classified as extraordinary or nonrecurring gains and losses, and the related tax effects according to GAAP, (c) the net income (or loss) of any Person acquired in a pooling of interests transaction accrued prior to the date it becomes a Restricted Subsidiary of such first referred to Person or is merged or consolidated with it or any of its Restricted Subsidiaries, (d) the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by contract, operation of law or otherwise, and (e) the net income or loss of any Person, other than a Restricted Subsidiary; and provided further, however, that (i) there shall be added to net income in an amount equal to the consolidated cash flow losses attributable to stations which the Company or any of its Restricted Subsidiaries operates pursuant to local marketing agreements provided that such addback shall not exceed $3,000,000 in any Four Quarter Period and (ii) in determining net income, pro forma effect shall be given to the reimbursement of promotional expenses as if such reimbursement obligation were in effect for the entire period with respect to periods ending prior to March 31, 1999 (but only if such reimbursement obligation is then in effect).

     "Consolidated Non-Cash Charges" means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such person and its Restricted Subsidiaries (excluding any such charges constituting an extraordinary or nonrecurring item) reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

     "Continuing Director" means, as of the date of determination, any Person who (i) was a member of the board of directors of the Company or Holdings on the Senior Subordinated Notes Issue Date, (ii) was nominated for election or elected to the board of directors of the Company or Holdings, as the case may be, with the affirmative vote of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election or (iii) is a representative of a Permitted Holder.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

     "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

     "Designated Senior Indebtedness" means (i) all obligations under the Senior Credit Facilities and (ii) any other Senior Indebtedness of the Company which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $20,000,000 and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Senior Subordinated Notes Indenture.

     "Disposition" means, with respect to any Person, any merger, consolidation or other business combination involving such Person (whether or not such Person is the Surviving Person) or the sale, assignment, or transfer, lease, conveyance or other disposition of all or substantially all of such Person's assets.

     "Disqualified Capital Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control), in whole or in part, on or prior to the final maturity date of the Senior Subordinated Notes; provided that only the portion of Capital Stock which so matures or is mandatorily redeemable or is so redeemable at the sole option of the holder thereof prior to March 1, 2008 shall be deemed Disqualified Capital Stock.

     "Equity Offering" means a private sale or public offering of Capital Stock (other than Disqualified Capital Stock) of the Company or a Holding Company (to the extent, in the case of a Holding Company, that the net cash proceeds thereof are contributed to the common or non-redeemable preferred equity capital of the Company).

     "Financial Advisory Agreement" means the Financial Advisory Agreement by and among the Company, Holdings and Hicks Muse Partners, as in effect on the Senior Subordinated Notes Issue Date.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the date of the Senior Subordinated Notes Indenture, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or the Commission or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Senior Subordinated Notes Indenture shall be computed in conformity with GAAP.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Guarantor" means each of the Company's direct and indirect, existing and future, Restricted Subsidiaries, other than a Subsidiary organized under the laws of a jurisdiction other than the United States or any State thereof, provided that such Subsidiary's assets and principal place of business are located outside the United States.

     "Guarantor Senior Indebtedness" means, as to any Guarantor, Senior Indebtedness of such Guarantor, it being understood that for the purpose of this definition, all references to the Company in the definition of Senior Indebtedness shall be deemed references to such Guarantor.

     "Indebtedness" means with respect to any Person, without duplication, any liability of such Person (i) for borrowed money, (ii) evidenced by bonds, debentures, notes or other similar instruments, (iii) constituting Capitalized Lease Obligations, (iv) incurred or assumed as the deferred purchase price of property, or pursuant to conditional sale obligations and title retention agreements (but excluding trade accounts payable arising in the ordinary course of business), (v) for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (vi) for Indebtedness of others guaranteed by such Person, (vii) for Interest Swap Agreements, Commodity Agreements and Currency Agreements and (viii) for Indebtedness of any other Person of the type referred to in clauses (i) through (vii) which is secured by any Lien on any property or asset of such first referred to Person, the amount of such Indebtedness being deemed to be the lesser of the value of such property or asset or the amount of the Indebtedness so secured. The amount of Indebtedness of any Person at any date shall be (i) the outstanding principal amount of all unconditional obligations described above, as such amount would be reflected on a balance sheet prepared in accordance with GAAP, and the maximum liability at such date of such Person for any contingent obligations described above, (ii) the accreted value thereof, in the case of any Indebtedness issued with original issue discount and (iii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

     "Interest Swap Agreements" means any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap or other interest rate hedge or arrangement.

     "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (in each case, including by way of Guarantee or similar arrangement, but excluding (i) any debt or extension of credit represented by a bank deposit other than a time deposit and (ii) advances to customers in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the "Limitation on Restricted Payments" covenant, (A) "Investment" shall include the portion (proportionate to the Company's equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of the Company at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" (if positive) equal to (1) the Company's "Investment" in such Unrestricted Subsidiary at the time of such redesignation less (2) the portion (proportionate to the Company's equity interest in such Unrestricted Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is so redesignated from an Unrestricted Subsidiary to a Restricted Subsidiary; and (B) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the board of directors of the Company.

     "Leverage Ratio" means, as to any Person, the ratio of (i) the aggregate outstanding amount of Indebtedness of such Person and its Restricted Subsidiaries as of the date of calculation on a consolidated basis in accordance with GAAP plus the aggregate liquidation preference of all Disqualified Capital Stock of such Person and of all outstanding Preferred Stock of Restricted Subsidiaries of such Person (other than any such Disqualified Capital Stock or Preferred Stock held by such Person or any of its Restricted Subsidiaries) to
(ii) the Consolidated Cash Flow of such Person for the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of determination.

     For purposes of this definition, the aggregate outstanding principal amount of Indebtedness of the Person and its Restricted Subsidiaries for which such calculation is made shall be determined on a pro forma basis as if the Indebtedness giving rise to the need to perform such calculation had been incurred and the proceeds therefrom had been applied, and all other transactions in respect of which such Indebtedness is being incurred has occurred, on the last day of the Four Quarter Period. In addition to the foregoing, for purposes of this definition, "Consolidated Cash Flow" shall be calculated on a pro forma basis after giving effect to (i) the Transactions,
(ii) the incurrence of the Indebtedness of such Person and its Restricted Subsidiaries (and the application of the proceeds therefrom) giving rise to the need to make such calculation and any incurrence (and the application of the proceeds therefrom) or repayment of other Indebtedness, other than the incurrence or repayment of Indebtedness pursuant to working capital facilities, at any time subsequent to the beginning of the Four Quarter Period and on or prior to the date of determination, as if such incurrence (and the application of the proceeds thereof), or the repayment, as the case may be, occurred on the first day of the Four Quarter Period, (iii) any Asset Sales (including those excluded from the definition thereof by clauses (b), (c) or (d) of the definition thereof) or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Subsidiaries (including any Person that becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring, assuming or otherwise becoming liable for Indebtedness) or Asset Swaps at any time on or subsequent to the first day of the Four Quarter Period and on or prior to the date of determination, as if such Asset Sale, Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness and also including any Consolidated Cash Flow associated with such Asset Acquisition) or Asset Swap occurred on the first day of the Four Quarter Period and (iv) cost savings resulting from employee termination, facilities consolidations and closings, standardization of employee benefits and compensation practices, consolidation of property, casualty and other insurance coverage and policies, standardization of sales representation commissions and other contract rates, and reductions in taxes other than income taxes (collectively, "Cost Savings Measures"), which cost savings the Company reasonably believes in good faith could have been achieved during the Four Quarter Period as a result of such Asset Acquisition or Asset Swap (regardless of whether such cost savings could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated by the Commission or any other regulation or policy of the Commission), less the amount of any additional expenses that the Company reasonably estimates would result from anticipated replacement of any items constituting Cost Savings Measures in connection with such Asset Acquisitions or Asset Swap; provided, however, that both (A) such cost savings and Cost Savings Measures were identified and such cost savings were quantified in an officer's certificate delivered to the Senior Subordinated Notes Trustee at the time of the consummation of the Asset Acquisition or Asset Swap and (B) with respect to each Asset Acquisition or Asset Swap completed prior to the 90th day preceding such date of determination, actions were commenced or initiated by the Company within 90 days of such Asset Acquisition or Asset Swap to effect the Cost Savings Measures identified in such officer's certificate (regardless, however, of whether the corresponding cost savings have been achieved). Furthermore, in calculating "Consolidated Interest Expense" for purposes of the calculation of "Consolidated Cash Flow," (i) interest on Indebtedness determined on a fluctuating basis as of the date of determination (including Indebtedness actually incurred on the date of the transaction giving rise to the need to calculate the Leverage Ratio) and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness as in effect on the date of determination and (ii) notwithstanding (i) above, interest determined on a fluctuating basis, to the extent such interest is covered by Interest Swap Agreements, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

     "Lien" means, with respect to any asset, any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

     "Monitoring and Oversight Agreement" means the Monitoring and Oversight Agreement by and among the Company, Holdings and Hicks Muse Partners, as in effect on the Senior Subordinated Notes Issue Date.

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents (including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents) received by the Company or any of its Subsidiaries from such Asset Sale net of
(i) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions, recording fees, relocation costs, title insurance premiums, appraisers fees and costs reasonably incurred in preparation of any asset or property for sale), (ii) taxes paid or reasonably estimated to be payable (calculated based on the combined state, federal and foreign statutory tax rates applicable to the Company or the Restricted Subsidiary engaged in such Asset Sale), (iii) all distributions and other payments required to be made to any Person owning a beneficial interest in the assets subject to sale or minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale, (iv) any reserves established in accordance with GAAP for adjustment in respect of the sales price of the asset or assets subject to such Asset Sale or for any liabilities associated with such Asset Sale and (v) repayment of Indebtedness secured by assets subject to such Asset Sale; provided, however, that if the instrument or agreement governing such Asset Sale requires the transferor to maintain a portion of the purchase price in escrow (whether as a reserve for adjustment of the purchase price or otherwise) or to indemnify the transferee for specified liabilities in a maximum specified amount, the portion of the cash or Cash Equivalents that is actually placed in escrow or segregated and set aside by the transferor for such indemnification obligation shall not be deemed to be Net Cash Proceeds until the escrow terminates or the transferor ceases to segregate and set aside such funds, in whole or in part, and then only to the extent of the proceeds released from escrow to the transferor or that are no longer segregated and set aside by the transferor.

     "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing, or otherwise relating to, any Indebtedness.

     "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the Senior Subordinated Notes Trustee. The counsel may be an employee of or counsel to the Company or the Senior Subordinated Notes Trustee.

     "Permitted Indebtedness" means, without duplication, (i) Indebtedness outstanding on the Senior Subordinated Notes Issue Date (including the Senior Discount Notes); (ii) Indebtedness of the Company and any of its Restricted Subsidiaries that is a Guarantor (a) outstanding under the Senior Credit Facilities (including letter of credit obligations); provided that the aggregate principal amount at any time outstanding does not exceed $570,000,000; provided that of such amount (x) $125,000,000 may be used under the Delayed Tranche A Facility only to finance the Grand Rapids Acquisition (and refinancings of such borrowings) and (y) $225,000,000 may be used under the Incremental Term Facility only to finance acquisitions of Productive Assets or to make distributions to a Holding Company to enable a Holding Company to make interest payments on the Senior Discount Notes (and refinancings of such borrowings) or (b) incurred under the Senior Credit Facilities pursuant to and in compliance with (x) clause
(v) of this definition or (y) the proviso in the covenant described under the caption "-- Limitation on Incurrence of Additional Indebtedness and Issuance of Capital Stock" above; (iii) Indebtedness evidenced by or arising under the Senior Subordinated Notes and the Senior Subordinated Notes Indenture; (iv) Interest Swap Agreements, Commodity Agreements and Currency Agreements; provided, however, that such agreements are entered into for bona fide hedging purposes and not for speculative purposes; (v) additional Indebtedness of the Company or any of its Restricted Subsidiaries that is a Guarantor not to exceed $20,000,000 in principal amount outstanding at any time (which amount may, but need not, be incurred under the Senior Credit Facilities); (vi) Refinancing Indebtedness; (vii) Indebtedness owed by the Company to any Restricted Subsidiary of the Company or by any Restricted Subsidiary of the Company to the Company or any Restricted Subsidiary of the Company; (viii) guarantees by the Company or Restricted Subsidiaries of any Indebtedness permitted to be incurred pursuant to the Senior Subordinated Notes Indenture; (ix) Indebtedness in respect of performance bonds, bankers' acceptances and surety or appeal bonds provided by the Company or any of its Restricted Subsidiaries to their customers in the ordinary course of their business; (x) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in each case incurred in connection with the disposition of any business assets or Restricted Subsidiaries of the Company (other than guarantees of Indebtedness or other obligations incurred by any Person acquiring all or any portion of such business assets or Restricted Subsidiaries of the Company for the purpose of financing such acquisition) in a principal amount not to exceed the gross proceeds actually received by the Company or any

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

of its Restricted Subsidiaries in connection with such disposition; provided, however, that the principal amount of any Indebtedness incurred pursuant to this clause (x), when taken together with all Indebtedness incurred pursuant to this clause (x) and then outstanding, shall not exceed $20,000,000; and (xi) Indebtedness represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property or assets used in a related business or incurred to refinance any such purchase price or cost of construction or improvement, in each case incurred no later than 365 days after the date of such acquisition or the date of completion of such construction or improvement; provided, however, that the principal amount of any Indebtedness incurred pursuant to this clause
(xi) shall not exceed $7,500,000 at any time outstanding.

     "Permitted Investments" means (i) Investments by the Company or any Restricted Subsidiary of the Company to acquire the stock or assets of any Person (or Acquired Indebtedness or Acquired Preferred Stock acquired in connection with a transaction in which such Person becomes a Restricted Subsidiary of the Company) engaged in the broadcast business or businesses reasonably related thereto; provided, however, that if any such Investment or series of related Investments involves an Investment by the Company in excess of $10,000,000, the Company is able, at the time of such Investment and immediately after giving effect thereto, to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness and Issuance of Capital Stock" covenant,
(ii) Investments received by the Company or its Restricted Subsidiaries as consideration for a sale of assets made in compliance with the other terms of the Senior Subordinated Notes Indenture, (iii) Investments by the Company or any Restricted Subsidiary of the Company in any Restricted Subsidiary of the Company (whether existing on the Senior Subordinated Notes Issue Date or created thereafter) or any Person that after such Investments, and as a result thereof, becomes a Restricted Subsidiary of the Company and Investments in the Company or any Restricted Subsidiary by any Restricted Subsidiary of the Company, (iv) Investments in cash and Cash Equivalents, (v) Investments in securities of trade creditors, wholesalers or customers received pursuant to any plan of reorganization or similar arrangement, (vi) loans or advances to employees of the Company or any Restricted Subsidiary thereof for purposes of purchasing the Company's or a Holding Company's Capital Stock and other loans and advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary, (vii) Investments in the Sports Joint Venture made at the time of the initial formation of the Sports Joint Venture and (viii) additional Investments in an aggregate amount not to exceed $5,000,000 at any time outstanding.

     "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

     "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

     "Productive Assets" means assets of a kind used or usable by the Company and its Restricted Subsidiaries in the broadcast business or businesses reasonably related, ancillary or complementary thereto (including any sports-related business acquired pursuant to the Sports Joint Venture), and specifically includes assets acquired through Asset Acquisitions (it being understood that "assets" may include Capital Stock of a Person that owns such Productive Assets, provided that either (x) such assets consist of ownership interests in the Sports Joint Venture or (y) after giving effect to such transaction, such Person would be a Restricted Subsidiary of the Company).

     "Public Equity Offering" means an underwritten public offering of Capital Stock (other than Disqualified Capital Stock) of the Company or a Holding Company (to the extent, in the case of a Holding Company, that the net cash proceeds thereof are contributed to the common or non-redeemable preferred equity capital of the Company), pursuant to an effective registration statement filed with the Commission in accordance with the Securities Act.

     "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

     "Refinancing Indebtedness" means any refinancing by the Company of Indebtedness of the Company or any of its Restricted Subsidiaries incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness and Issuance of Capital Stock" covenant (other than pursuant to clause (iii) or (iv) of the definition of Permitted Indebtedness) that does not (i) result in an increase in the aggregate principal amount of Indebtedness (such principal amount to include, for purposes of this definition, any premiums, penalties or accrued interest paid with the proceeds of the Refinancing Indebtedness) of such Person or (ii) create Indebtedness with (A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being refinanced or (B) a final maturity earlier than the final maturity of the Indebtedness being refinanced.

     "Representative" means the indenture trustee or other trustee, agent or representative in respect of any Senior Indebtedness; provided, however, that if, and for so long as, any issue of Senior Indebtedness lacks such a representative, then the Representative for such issue of Senior Indebtedness shall at all times constitute the holders of a majority in outstanding principal amount of such issue of Senior Indebtedness.

     "Restricted Payment" means (i) the declaration or payment of any dividend or the making of any other distribution (other than dividends or distributions payable in Qualified Capital Stock or in options, rights or warrants to acquire Qualified Capital Stock) on shares of the Company's Capital Stock, (ii) the purchase, redemption, retirement or other acquisition for value of any Capital Stock of the Company, or any warrants, rights or options to acquire shares of Capital Stock of the Company, other than through the exchange of such Capital Stock or any warrants, rights or options to acquire shares of any class of such Capital Stock for Qualified Capital Stock or warrants, rights or options to acquire Qualified Capital Stock or (iii) the making of any Investment (other than a Permitted Investment).

     "Restricted Subsidiary" means a Subsidiary of the Company other than an Unrestricted Subsidiary and includes all of the Subsidiaries of the Company existing as of the Senior Subordinated Notes Issue Date. The board of directors of the Company may designate any Unrestricted Subsidiary or any person that is to become a Subsidiary as a Restricted Subsidiary if immediately after giving effect to such action (and treating any Acquired Indebtedness as having been incurred at the time of such action), the Company could have incurred at least $1.00 of additional indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Incurrence of Additional Indebtedness and Issuance of Capital Stock" covenant.

     "Secured Indebtedness" means any Indebtedness of the Company or a Restricted Subsidiary secured by a Lien.

     "Senior Credit Facilities" means the Senior Credit Facilities, under that certain Credit Agreement dated as of March 3, 1998, among Holdings, the Company, The Chase Manhattan Bank, as administrative agent and collateral agent, The Bank of New York, as syndication agent, National Westminster Bank PLC, as documentation agent, and the other financial institutions from time to time party thereto, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including by way of adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders (or other institutions).

     "Senior Indebtedness" means, whether outstanding on the Senior Subordinated Notes Issue Date or thereafter issued, all Indebtedness of the Company, including interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceeding) and premium, if any, thereon, and other monetary amounts (including fees, expenses, reimbursement obligations under letters of credit and indemnities) owing in respect thereof unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that the obligations in respect of such Indebtedness ranks pari passu with the Senior Subordinated Notes; provided, however, that Senior Indebtedness will not include (1) any obligation of the Company to any Restricted Subsidiary, (2) any liability for federal, state, foreign, local or other taxes owed or owing by the Company, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities) (4) any Indebtedness, Guarantee or obligation of the Company that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of the Company, including any Senior Subordinated Indebtedness or (5) obligations in respect of any Capital Stock.

     "Senior Subordinated Indebtedness" means the Senior Subordinated Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank pari passu with the Senior Subordinated Notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness.

     "Senior Subordinated Notes Issue Date" means the date of original issuance of the Old Senior Subordinated Notes.

     "Significant Restricted Subsidiary" means, at any date of determination, any Restricted Subsidiary that would be a "significant subsidiary" as defined in
Article I, Rule 1-02 of Regulation S-X, promulgated under the Securities Act of 1933, as amended, as such rule is in effect on the Senior Subordinated Notes Issue Date.

     "Sports Joint Venture" means any Hicks Muse affiliated entity to which the Company contributes station KXTX-TV and related assets in exchange for a minority ownership interest therein, cash or a combination thereof.

     "Subsidiary," with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly through one or more intermediaries, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, through one or more intermediaries, owned by such Person. Notwithstanding anything in the Senior Subordinated Notes Indenture to the contrary, all references to the Company and its consolidated Subsidiaries or to financial information prepared on a consolidated basis in accordance with GAAP shall be deemed to include the Company and its Subsidiaries as to which financial statements are prepared on a combined basis in accordance with GAAP and to financial information prepared on such a combined basis. Notwithstanding anything in the Senior Subordinated Notes Indenture to the contrary, an Unrestricted Subsidiary shall not be deemed to be a Restricted Subsidiary for purposes of the Senior Subordinated Notes Indenture.

     "Surviving Person" means, with respect to any Person involved in or that makes any Disposition, the Person formed by or surviving such Disposition or the Person to which such Disposition is made.

     "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to the Change of Control Redemption Date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the Change of Control Redemption Date to March 1, 2003; provided, however, that if the period from the Change of Control Redemption Date to March 1, 2003 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given except that if the period from the Change of Control Redemption Date to March 1, 2003 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

     "Unrestricted Subsidiary" means a Subsidiary of the Company created after the Issue Date and so designated by a resolution adopted by the board of directors of the Company; provided, however, that (a) neither the Company nor any of its other Restricted Subsidiaries (1) provides any credit support for any Indebtedness or other Obligations of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or (2) is directly or indirectly liable for any Indebtedness or other Obligations of such Subsidiary and (b) at the time of designation of such Subsidiary, such Subsidiary has no property or assets (other than de minimis assets resulting from the initial capitalization of such Subsidiary). The board of directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock" covenant and (y) no Default or Event of Default shall have occurred or be continuing. Any designation pursuant to this definition by the board of directors of the Company shall be evidenced to the Senior Subordinated Notes Trustee by the filing with the Senior Subordinated Notes Trustee of a certified copy of the resolution of the Company's board of directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

                  DESCRIPTION OF THE NEW SENIOR DISCOUNT NOTES

GENERAL

     The New Senior Discount Notes are to be issued under the indenture, dated as of March 3, 1998 (the "Senior Discount Notes Indenture"), between Holdings and United States Trust Company of New York, as trustee (the "Senior Discount Notes Trustee"), a copy of which is available upon request to Holdings. The Old Senior Discount Notes were also issued under the Senior Discount Notes Indenture. The following summary of certain provisions of the Senior Discount Notes Indenture and the Senior Discount Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Senior Discount Notes Indenture (including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended) and the Senior Discount Notes. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Senior Discount Notes Indenture. For definitions of certain terms used in this section, see "-- Certain Definitions" below.

     Principal of, premium, if any, and interest on the Senior Discount Notes will be payable, and the Senior Discount Notes may be exchanged or transferred, at the office or agency of Holdings in the Borough of Manhattan, The City of New York (which initially shall be the corporate trust office of the Senior Discount Notes Trustee in New York, New York), except that, at the option of Holdings, payment of interest may be made by check mailed to the address of the holders as such address appears in the Senior Discount Notes register.

     The Senior Discount Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 (in principal amount at maturity) and integral multiples thereof. Initially, the Senior Discount Notes Trustee will act as Paying Agent and Registrar for the Senior Discount Notes. The Senior Discount Notes may be presented for registration of transfer and exchange at the offices of the Registrar, which initially will be the Senior Discount Notes Trustee's corporate trust office. Holdings may change any Paying Agent and Registrar without notice to holders of the Senior Discount Notes.

PRINCIPAL, MATURITY AND INTEREST

     The Senior Discount Notes will be unsecured, senior obligations of Holdings and will be limited to $325,000,000 aggregate principal amount at maturity, and will mature on March 1, 2008. The Senior Discount Notes will be issued at a discount to their aggregate principal amount at maturity and will generate gross proceeds to Holdings of $199,631,250. Based on the issue price thereof, the yield to maturity of the Senior Discount Notes is 10.00% (computed on a semi-annual bond equivalent basis), calculated from the original date of issuance. Cash interest will not accrue or be payable on the Senior Discount Notes prior to March 1, 2003. Thereafter, cash interest on the Senior Discount Notes will accrue at a rate of 10% per annum and will be payable semi-annually in arrears on March 1 and September 1 of each year, commencing on September 1, 2003 to the holder of record of Senior Discount Notes at the close of business on February 15 and August 15, respectively, immediately preceding such interest payment date. Interest on the Senior Discount Notes will accrue from the most recent interest payment date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

MANDATORY PRINCIPAL REDEMPTION

     Except as described below, Holdings may not redeem the Senior Discount Notes prior to March 1, 2003. On March 1, 2003, Holdings will be required to redeem Senior Discount Notes with an aggregate principal amount at maturity equal to (i) $125.0 million multiplied by (ii) the quotient obtained (other than Senior Discount Notes then held by Holdings or its Subsidiaries or the entities with respect to which Holdings is a direct or indirect Subsidiary) by dividing
(x) the aggregate principal amount at maturity of Senior Discount Notes then outstanding by (y) $325.0 million, (the "Mandatory Principal Redemption Amount") at a redemption price equal to 100% of the principal amount at maturity of the Senior Discount Notes so redeemed.

OPTIONAL REDEMPTION

     The Senior Discount Notes may be redeemed at any time on or after March 1, 2003, in whole or in part, at the option of Holdings, at the redemption prices (expressed as a percentage of the principal amount thereof on the applicable redemption date) set forth below, plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the 12-month period beginning on March 1 of each of the years set forth below:

                            YEAR                              PERCENTAGE
                            ----                              ----------
2003........................................................   105.000%
2004........................................................   103.333%
2005........................................................   101.667%
2006 and thereafter.........................................   100.000%

     In addition, prior to March 1, 2001, Holdings may, at its option, use the net cash proceeds of one or more Equity Offerings to redeem up to 35% of the principal amount at maturity of the Senior Discount Notes at a redemption price equal to 110% of the Accreted Value at the date of redemption, provided, however, that after any such redemption, at least 65% of the aggregate principal amount at maturity of the Senior Discount Notes originally issued would remain outstanding immediately after giving effect to such redemption. Any such redemption will be required to occur on or prior to the date that is one year after the receipt by Holdings of the proceeds of an Equity Offering. Holdings shall effect such redemption on a pro rata basis.

     In addition, prior to March 1, 2003, Holdings may, at its option, redeem the Senior Discount Notes upon a Change of Control. See "-- Change of Control."

SELECTION AND NOTICE

     If less than all of the Senior Discount Notes are to be redeemed at any time, selection of Senior Discount Notes for redemption will be made by the Senior Discount Notes Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Senior Discount Notes are listed or, in the absence of such requirements or if the Senior Discount Notes are not so listed, on a pro rata basis, provided that no such Notes of $1,000 principal amount at maturity or less shall be redeemed in part. Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Senior Discount Notes to be redeemed at its registered address. If any Senior Discount Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Senior Discount Note in principal amount at maturity equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Senior Discount Note. On and after the redemption date, interest ceases to accrue on Senior Discount Notes or portions of them called for redemption.

CHANGE OF CONTROL

     Change of Control Offer. The Senior Discount Notes Indenture provides that, upon the occurrence of a Change of Control, each holder will have the right to require that Holdings purchase all or a portion of such holder's Senior Discount Notes in cash pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to (a) 101% of the Accreted Value thereof if redeemed on or before March 1, 2003 and (b) 101% of the principal amount thereof plus accrued and unpaid interest, if any, thereon, if purchased after March 1, 2003.

     Prior to the mailing of the notice referred to below, but in any event within 30 days following the date on which Holdings becomes aware that a Change of Control has occurred, if the purchase of the Senior Discount Notes would violate or constitute a default under any other Indebtedness of Holdings or its Subsidiaries, or not be permitted by (including because Subsidiaries of Holdings could not provide adequate funds therefor), then Holdings shall and shall cause its Subsidiaries, to the extent needed to permit such purchase of Senior Discount Notes, either (i) to repay all such Indebtedness and terminate all commitments outstanding thereunder or (ii) to obtain the requisite consents, if any, under such Indebtedness to permit the purchase of the Senior Discount Notes as provided below. Holdings will first comply with the covenant in the preceding sentence before it will be required to make the Change of Control Offer or purchase the Senior Discount Notes pursuant to the provisions described below.

     Within 30 days following the date on which Holdings becomes aware that a Change of Control has occurred, Holdings must send, by first-class mail postage prepaid, a notice to each holder of Senior Discount Notes, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have any Senior Discount Notes purchased pursuant to a Change of Control Offer will be required to surrender such Senior Discount Notes to the Paying Agent and Registrar for the Senior Discount Notes at the address specified in the notice prior to the close of business on the business day prior to the Change of Control Payment Date.

     Change of Control Redemption. In addition, the Senior Discount Notes Indenture provides that, prior to March 1, 2003, upon the occurrence of a Change of Control, Holdings will have the option to redeem the Senior Discount Notes in whole but not in part (a "Change of Control Redemption") at a redemption price equal to 100% of the Accreted Value thereof plus the Applicable Premium. In order to effect a Change of Control Redemption, Holdings must send a notice to each holder of Senior Discount Notes, which notice shall govern the terms of the Change of Control Redemption. Such notice must be mailed to holders of the Senior Discount Notes within 30 days following the date the Change of Control occurred (the "Change of Control Redemption Date") and state that Holdings is effecting a Change of Control Redemption in lieu of a Change of Control Offer.

     Holdings will comply with the requirements of Rule 14e-1 under the Exchange Act to the extent applicable in connection with the purchase of Senior Discount Notes pursuant to a Change of Control Offer.

     These "Change of Control" covenants will not apply in the event of (a) changes in a majority of the board of directors of the Company or Holdings so long as a majority of such board of directors continues to consist of Continuing Directors and (b) certain transactions with Permitted Holders (including Hicks Muse, its officers and directors, and their respective Affiliates). In addition, the Change of Control Offer requirement is not intended to afford holders of Senior Discount Notes protection in the event of certain highly leveraged transactions, reorganizations, restructurings, mergers and other similar transactions that might adversely affect the holders of Senior Discount Notes, but would not constitute a Change of Control. Holdings could, in the future, enter into certain transactions including certain recapitalizations of Holdings, that would not constitute a Change of Control with respect to the Change of Control purchase feature of the Senior Discount Notes, but would increase the amount of Indebtedness outstanding at such time. However, the Senior Discount Notes Indenture will contain limitations on the ability of Holdings to incur additional Indebtedness and to engage in certain mergers, consolidations and sales of assets, whether or not a Change of Control is involved, subject, in each case, to limitations and qualifications. See "-- Certain
Covenants -- Limitation on Incurrence of Additional Indebtedness and Issuance of Capital Stock" and "-- Certain Covenants -- Merger, Consolidation and Sale of Assets" below.

     With respect to the sale of "all or substantially all" the assets of Holdings, which would constitute a Change of Control for purposes of the Senior Discount Notes Indenture, the meaning of the phrase "all or substantially all" varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of Holdings and, therefore, it may be unclear whether a Change of Control has occurred and whether the Senior Discount Notes should be subject to a Change of Control Offer.

     The occurrence of certain of the events that would constitute a Change of Control would constitute a default under the Senior Credit Facilities. Future Senior Indebtedness of Holdings and its Restricted Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Senior Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require Holdings to repurchase the Senior Discount Notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on Holdings. Finally, Holdings' ability to pay cash to the holders upon a repurchase may be limited by Holdings' then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. Even if sufficient funds were otherwise available, the terms of the Senior Credit Facilities may prohibit Holdings' prepayment of Senior Discount Notes prior to their scheduled maturity. Consequently, if Holdings is not able to prepay the Indebtedness under the Senior Credit Facilities and any other Senior Indebtedness containing similar restrictions or obtain the requisite consents, as described above, Holdings will be unable to fulfill its repurchase obligations if holders of Senior Discount Notes exercise their repurchase rights following a Change of Control, thereby resulting in a default under the Senior Discount Notes Indenture.

     None of the provisions in the Senior Discount Notes Indenture relating to a purchase of Senior Discount Notes upon a Change of Control is waivable by the board of directors of Holdings. Without the consent of each holder of Senior Discount Notes affected thereby, after the mailing of the notice of a Change of Control Offer, no amendment to the Senior Discount Notes Indenture may, directly or indirectly, affect Holdings' obligation to purchase the outstanding Senior Discount Notes or amend, modify or change the obligation of Holdings to consummate a Change of Control Offer or waive any default in the performance thereof or modify any of the provisions of the definitions with respect to any such offer.

GUARANTEES OF THE SENIOR DISCOUNT NOTES

     The Senior Discount Notes will not be guaranteed by any present or future Subsidiaries of Holdings. See "Risk Factors -- Ranking of the Notes and Guarantees."

CERTAIN COVENANTS

     Limitation on Incurrence of Additional Indebtedness and Issuance of Capital Stock. The Senior Discount Notes Indenture provides that (a) Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness (other than Permitted Indebtedness) and Holdings will not issue any Disqualified Capital Stock and its Restricted Subsidiaries will not issue any Preferred Stock (except Preferred Stock issued to Holdings or a Restricted Subsidiary of Holdings so long as it is so held); provided, however, that Holdings and its Restricted Subsidiaries may incur Indebtedness or issue shares of such Capital Stock if, in either case, Holdings' Leverage Ratio at the time of incurrence of such Indebtedness or the issuance of such Capital Stock, as the case may be, after giving pro forma effect to such incurrence or issuance as of such date and to the use of proceeds therefrom is less than 8.75 to 1 and, provided further, that if such Indebtedness is Indebtedness of Holdings, such Indebtedness is pari passu with the Senior Discount Notes as to right of payment and such Indebtedness shall not have the benefit of any security except to the extent that the New Senior Discount Notes are equally and ratably secured therewith.

     (b) Holdings will not incur or suffer to exist, or permit any of its Subsidiaries to incur or suffer to exist, any Obligations with respect to an Unrestricted Subsidiary that would violate the provisions set forth in the definition of Unrestricted Subsidiary.

     Limitation on Restricted Payments. The Senior Discount Notes Indenture provides that: (a) Holdings will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment and immediately after giving effect thereto:

          (i) a Default or Event of Default shall have occurred; or

          (ii) Holdings would be able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness and Issuance of Capital Stock" covenant; or

          (iii) the aggregate amount of Restricted Payments made subsequent to the Senior Discount Notes Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined by the board of directors of Holdings in good faith) exceeds the sum of

     (a) (x) 100% of the aggregate Consolidated Cash Flow of Holdings (or, in the event such Consolidated Cash Flow shall be a deficit, minus 100% of such deficit) accrued subsequent to the Senior Discount Notes Issue Date to the most recent date for which financial information is available to Holdings, taken as one accounting period, less (y) 1.4 times Consolidated Interest Expense for the same period, plus (b) 100% of the aggregate net proceeds, including the fair market value of property other than cash as determined by the board of directors of the Company in good faith, received subsequent to the Senior Discount Notes Issue Date by Holdings from any Person (other than a Restricted Subsidiary of Holdings) from the issuance and sale subsequent to the Senior Discount Notes Issue Date of Qualified Capital Stock of Holdings (excluding (i) any net proceeds from issuances and sales financed directly or indirectly using funds borrowed from Holdings or any Restricted Subsidiary of Holdings, until and to the extent such borrowing is repaid, but including the proceeds from the issuance and sale of any securities convertible into or exchangeable for Qualified Capital Stock to the extent such securities are so converted or exchanged and including any additional proceeds received by Holdings upon such conversion or exchange and (ii) any net proceeds received from issuances and sales that are used to consummate a transaction described in clause (2) of paragraph (b) below), plus (c) without duplication of any amount included in clause (iii)(b) above, 100% of the aggregate net proceeds, including the fair market value of property other than cash (valued as provided in clause (iii)(b) above), received by Holdings as a capital contribution subsequent to the Senior Discount Notes Issue Date, plus (d) the amount equal to the net reduction in Investments (other than Permitted Investments) made by Holdings or any of its Restricted Subsidiaries in any Person resulting from, and without duplication, (i) repurchases or redemptions of such Investments by such Person, proceeds realized upon the sale of such Investment to an unaffiliated purchaser and repayments of loans or advances or other transfers of assets by such Person to Holdings or any Restricted Subsidiary of Holdings or (ii) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investment") not to exceed, in the case of any Restricted Subsidiary, the amount of Investments previously made by Holdings or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount was included in the calculation of Restricted Payments; provided, however, that no amount shall be included under this clause (d) to the extent it is already included in Consolidated Cash Flow, plus (e) the aggregate net cash proceeds received by a Person in consideration for the issuance of such Person's Capital Stock (other than Disqualified Capital Stock) that are held by such Person at the time such Person is merged with and into the Company in accordance with the "Merger, Consolidation and Sale of Assets" covenant subsequent to the Senior Discount Notes Issue Date; provided, however, that concurrently with or immediately following such merger the Company uses an amount equal to such net cash proceeds to redeem or repurchase the Company's Capital Stock, plus
     (f) $15,000,000.

     (b) Notwithstanding the foregoing, these provisions do not prohibit: (1) the payment of any dividend or the making of any distribution within 60 days after the date of its declaration if such dividend or distribution would have been permitted on the date of declaration; (2) the purchase, redemption or other acquisition or retirement of any Capital Stock of Holdings or any warrants, options or other rights to acquire shares of any class of such Capital Stock either (x) solely in exchange for shares of Qualified Capital Stock or other rights to acquire Qualified Capital Stock or (y) through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of Holdings) of shares of Qualified Capital Stock or warrants, options or other rights to acquire Qualified Capital Stock or (z) in the case of Disqualified Capital Stock, solely in exchange for, or through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of Holdings) of, Disqualified Capital Stock; (3) payments made pursuant to any merger, consolidation or sale of assets effected in accordance with the "Merger, Consolidation and Sale of Assets" covenant; provided, however, that no such payment may be made pursuant to this clause (3) unless, after giving effect to such transaction (and the incurrence of any Indebtedness in connection therewith and the use of the proceeds thereof), Holdings would be able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness and Issuance of Capital Stock" covenant such that after incurring that $1.00 of Additional Indebtedness, the Leverage Ratio would be less than 7.75 to 1; (4) payments to enable Holdings or any holding company as to which Holdings is, directly or indirectly, a Restricted Subsidiary (a

"Holding Company") to pay dividends on its Capital Stock (other than Disqualified Capital Stock) after the first Public Equity Offering in an annual amount not to exceed 6.0% of the gross proceeds (before deducting underwriting discounts and commissions and other fees and expenses of the offering) received from shares of Capital Stock (other than Disqualified Capital Stock) sold for the account of the issuer thereof (and not for the account of any stockholder) in such initial Public Equity Offering; (5) payments by Holdings to fund the payment by any Holding Company of audit, accounting, legal or other similar expenses, to pay franchise or other similar taxes and to pay other corporate overhead expenses, so long as such dividends are paid as and when needed by its respective direct or indirect Holding Company and so long as the aggregate amount of payments pursuant to this clause (5) does not exceed $1,000,000 in any calendar year; (6) payments by Holdings to repurchase, or to enable a Holding Company to repurchase, Capital Stock or other securities from employees of the Company or a Holding Company in an aggregate amount not to exceed $15,000,000;
(7) payments by Holdings to redeem or repurchase or to enable a Holding Company to redeem or repurchase stock purchase or similar rights granted by Holdings with respect to its Capital Stock in an aggregate amount not to exceed $500,000;
(8) payments, not to exceed $200,000 in the aggregate, to enable Holdings or a Holding Company to make cash payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock; (9) payments by Holdings to fund taxes of a Holding Company for a given taxable year in an amount equal to Holdings' "separate return liability," as if the Company were the parent of a consolidated group (for purposes of this clause (9) "separate return liability" for a given taxable year shall mean the hypothetical United States tax liability of Holdings defined as if Holdings had filed its own U.S. federal tax return for such taxable year); and (10) payments by Holdings to Hicks Muse Partners in accordance with the terms of the Financial Advisory Agreement and the Monitoring and Oversight Agreement; provided, however, that in the case of clauses (3),
(4), (6), (7) and (8), no Event of Default shall have occurred or be continuing at the time of such payment or as a result thereof. In determining the aggregate amount of Restricted Payments made subsequent to the Senior Discount Notes Issue Date, amounts expended pursuant to clauses (1), (4), (6), (7) and (8) shall be included in such calculation.

     Merger, Consolidation and Sale of Assets. The Senior Discount Notes Indenture provides that Holdings shall not, in a single transaction or a series of related transactions, consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, another Person or adopt a plan of liquidation unless (i) either (1) Holdings is the surviving Person or (2) the Person (if other than Holdings) formed by such consolidation or into which Holdings is merged or the person that acquires by conveyance, transfer or lease the properties and assets of Holdings substantially as an entirety or in the case of a plan of liquidation, the Person to which assets of Holdings have been transferred, shall be a corporation, partnership, limited liability company or trust organized and existing under the laws of the United States or any State thereof or the District of Columbia; (ii) such surviving person shall assume all of the obligations of Holdings under the Senior Discount Notes and the Senior Discount Notes Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Senior Discount Notes Trustee; (iii) immediately after giving effect to such transaction and the use of the proceeds therefrom (on a pro forma basis, including giving effect to any Indebtedness incurred or anticipated to be incurred in connection with such transaction), (1) no Default or Event of Default shall have occurred and be continuing and (2) Holdings (in the case of clause (1) of the foregoing clause (i)) or such Person (in the case of clause (2) of the foregoing clause (i)) shall have a Leverage Ratio that would be less than 8.75 to 1; and (iv) Holdings has delivered to the Senior Discount Notes Trustee prior to the consummation of the proposed transaction an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with the Senior Discount Notes Indenture and that all conditions precedent in the Senior Discount Notes Indenture relating to such transaction have been satisfied. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties and assets of one or more Restricted Subsidiaries, the Capital Stock of which constitutes all or substantially all of the properties or assets of Holdings, will be deemed to be the transfer of all or substantially all of the properties and assets of Holdings. Notwithstanding the foregoing clauses
(ii) and (iii), (1) any Restricted Subsidiary of Holdings may consolidate with, merge into or transfer all or part of its properties and assets to Holdings and
(2) Holdings may merge with an Affiliate thereof organized solely for the purpose of reorganizing Holdings in another jurisdiction in the U.S. to realize tax or other benefits.

     In the event of any transaction (other than a lease) described in and complying with the conditions listed in the immediately preceding paragraph in which Holdings, as the case may be, is not the Surviving Person and the Surviving Person is to assume all the obligations of Holdings under the Senior Discount Notes and the Senior Discount Notes Indenture pursuant to a supplemental indenture, such Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of Holdings, as the case may be, and Holdings shall be discharged from its Obligations under the Senior Discount Notes Indenture and the Senior Discount Notes.

     Limitation on Asset Sales. The Senior Discount Notes Indenture provides that Holdings will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) Holdings or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by management of Holdings or, if such Asset Sale involves consideration in excess of $10,000,000, by the board of directors of Holdings, as evidenced by a board resolution), (ii) at least 75% of the consideration received by Holdings or such Restricted Subsidiary, as the case may be, from such Asset Sale is in the form of cash or Cash Equivalents and is received at the time of such disposition and (iii) upon the consummation of an Asset Sale, Holdings applies, or causes such Restricted Subsidiary to apply, such Net Cash Proceeds within 180 days of receipt thereof either (A) to repay any Indebtedness of a Restricted Subsidiary of Holdings (and, to the extent such Indebtedness relates to principal under a revolving credit or similar facility, to obtain a corresponding reduction in the commitments thereunder, except that the Company may temporarily repay Senior Indebtedness using the Net Cash Proceeds from such Asset Sale and thereafter use such funds to reinvest pursuant to clause (B) below within the period set forth therein without having to obtain a corresponding reduction in the commitments thereunder), (B) to reinvest, or to be contractually committed to reinvest pursuant to a binding agreement, in Productive Assets and, in the latter case, to have so reinvested within 360 days of the date of receipt of such Net Cash Proceeds or (C) to purchase Senior Discount Notes tendered to Holdings for purchase at a price equal to (a) 101% of the Accreted Value thereof if redeemed on or before March 1, 2003, and (b) 100% of the principal amount thereof plus accrued interest thereon, if any, if redeemed after March 1, 2003, pursuant to an offer to purchase made by Holdings as set forth below (a "Net Proceeds Offer"); provided, however, that Holdings may defer making a Net Proceeds Offer until the aggregate Net Cash Proceeds from Asset Sales not otherwise applied in accordance with this covenant equal or exceed $15,000,000. To the extent that the aggregate principal amount of Senior Discount Notes tendered pursuant to any Net Proceeds Offer is less than the amount of Net Cash Proceeds subject to such Net Proceeds Offer, Holdings may use any remaining portion of such Net Cash Proceeds not required to fund the repurchase of tendered Senior Discount Notes for any purposes not otherwise prohibited by the Senior Discount Notes Indenture. Upon the consummation of any Net Proceeds Offer, the amount of Net Cash Proceeds subject to any future Net Proceeds Offer from the Asset Sales giving rise to such Net Cash Proceeds shall be deemed to be zero.

     Holdings will comply with the requirements of Rule 14e-1 under the Exchange Act to the extent applicable in connection with the repurchase of Senior Discount Notes pursuant to a Net Proceeds Offer.

     Limitation on Asset Swaps. The Senior Discount Notes Indenture provides that Holdings will not, and will not permit any Restricted Subsidiary to, engage in any Asset Swap, unless: (i) at the time of entering into such Asset Swap, and immediately after giving effect to such Asset Swap, no Default or Event of Default shall have occurred and be continuing, (ii) in the event such Asset Swap involves an aggregate amount in excess of $10,000,000, the terms of such asset Swap have been approved by a majority of the members of the board of directors of Holdings and (iii) in the event such Asset Swap involves an aggregate amount in excess of $50,000,000, Holdings has received a written opinion from an independent investment banking firm of nationally recognized standing that such Asset Swap is fair to Holdings or such Restricted Subsidiary, as the case may be, from a financial point of view.

     Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Senior Discount Notes Indenture provides that Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause to permit to exist or become effective, by operation of the charter of such Restricted Subsidiary or by reason of any agreement, instrument, judgment, decree, rule, order, statute or governmental regulation, any encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock; (b) make loans or advances or pay any Indebtedness or other obligation owed to Holdings or any of its Restricted Subsidiaries; or (c) transfer any of its property or assets to Holdings, except for such encumbrances or restrictions existing under or by reason of: (1) applicable law; (2) the Senior Discount Notes Indenture; (3) customary non-assignment provisions of any lease governing a leasehold interest of Holdings or any Restricted Subsidiary; (4) any instrument governing Acquired Indebtedness or Acquired Preferred Stock, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; (5) agreements existing on the Senior Discount Notes Issue Date (including the Senior Subordinated Notes and the Credit Agreement) as such agreements are from time to time in effect; provided, however, that any amendments or modifications of such agreements that affect the encumbrances or restrictions of the types subject to this covenant shall not result in such encumbrances or restrictions being less favorable to Holdings in any material respect, as determined in good faith by the board of directors of Holdings, than the provisions as in effect before giving effect to the respective amendment or modification; (6) any restriction with respect to such a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; (7) an agreement effecting a refinancing, replacement or substitution of Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (4) or (5) above or any other agreement evidencing Indebtedness permitted under the Senior Discount Notes Indenture; provided, however, that the provisions relating to such encumbrance or restriction contained in any such refinancing, replacement or substitution agreement or any such other agreement are no less favorable to Holdings in any material respect as determined in good faith by the board of directors of Holdings than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (2), (4) or (5); (8) restrictions on the transfer of the assets subject to any Lien imposed by the holder of such Lien; (9) a licensing agreement to the extent such restrictions or encumbrances limit the transfer of property subject to such licensing agreement; (10) restrictions relating to Subsidiary Preferred Stock that require that due and payable dividends thereon to be paid in full prior to dividends on such Subsidiary's common stock; or (11) any agreement or charter provision evidencing Indebtedness or Capital Stock permitted under the Senior Discount Notes Indenture; provided, however, that the provisions relating to such encumbrance or restriction contained in such agreement or charter provision are not less favorable to Holdings in any material respect as determined in good faith by the board of directors of Holdings than the provisions relating to such encumbrance or restriction contained in the Senior Discount Notes Indenture.

     Limitations on Transactions with Affiliates. The Senior Discount Notes Indenture provides that Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease, contribution or exchange of any property or the rendering of any service) with or for the benefit of any of its Affiliates (other than transactions between Holdings and a Restricted Subsidiary of Holdings or among Restricted Subsidiaries of Holdings) (an "Affiliate Transaction"), other than Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction on an arm's-length basis from a person that is not an Affiliate; provided, however, that for a transaction or series of related transactions involving value of $5,000,000 or more, such determination will be made in good faith by a majority of members of the board of directors of Holdings and by a majority of the disinterested members of the board of directors of Holdings, if any; provided, further, that for a transaction or series of related transactions involving value of $15,000,000 or more, the board of directors of Holdings has received an opinion from an independent investment banking firm of nationally recognized standing that such Affiliate Transaction is fair, from a financial point of view, to Holdings or such Restricted Subsidiary. The foregoing restrictions will not apply to (1) reasonable and customary directors' fees, indemnification and similar arrangements and payments thereunder; (2) any obligations of Holdings under any employment agreement, noncompetition or confidentiality agreement with any officer of Holdings as in effect on the Senior Discount Notes Issue Date (provided that each amendment of any of the foregoing agreements shall be subject to the limitations of this covenant); (3) any Restricted Payment permitted to be made pursuant to the covenant described under "Limitation on Restricted

Payments"; (4) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors of Holdings; (5) loans or advances to employees in the ordinary course of business of Holdings or any of its Restricted Subsidiaries consistent with past practices; (6) payments made in connection with the Transaction and the Grand Rapids Acquisition, including, without limitation, fees to Hicks Muse, as described in the Prospectus; and (7) payments by Holdings to Hicks Muse Partners in accordance with the terms of the Financial Advisory Agreement and the Monitoring and Oversight Agreement.

     Reports. The Senior Discount Notes Indenture provides that so long as any of the Senior Discount Notes are outstanding, Holdings will provide to the Senior Discount Notes Trustee and the holders of Senior Discount Notes and file with the Commission, to the extent such submissions are accepted for filing by the Commission, copies of the annual reports and of the information, documents and other reports that Holdings would have been required to file with the Commission pursuant to Sections 13 or 15(d) of the Exchange Act of 1934, as amended (the "Exchange Act"), regardless of whether Holdings is then obligated to file such reports.

EVENTS OF DEFAULT

     The following events are defined in the Senior Discount Notes Indenture as "Events of Default": (i) the failure to pay interest on the Senior Discount Notes when the same becomes due and payable and the Default continues for a period of 30 days; (ii) the failure to pay principal of or premium, if any, on any Senior Discount Notes when such principal or premium, if any, becomes due and payable, at maturity, upon redemption or otherwise; (iii) a default in the observance or performance of any other covenant or agreement contained in the Senior Discount Notes or the Senior Discount Notes Indenture, which default continues for a period of 30 days after Holdings receives written notice thereof specifying the default from the Senior Discount Notes Trustee or holders of at least 25% in aggregate principal amount of outstanding Senior Discount Notes;
(iv) the failure to pay at the stated maturity (giving effect to any extensions thereof) the principal amount of any Indebtedness of Holdings or any Restricted Subsidiary of Holdings, or the acceleration of the final stated maturity of any such Indebtedness, if the aggregate principal amount of such Indebtedness, together with the aggregate principal amount of any other such Indebtedness in default for failure to pay principal at the final stated maturity (giving effect to any extensions thereof) or which has been accelerated, aggregates $10,000,000 or more at any time in each case after a 10-day period during which such default shall not have been cured or such acceleration rescinded; (v) one or more judgments in an aggregate amount in excess of $15,000,000 (which are not covered by insurance as to which the insurer has not disclaimed coverage) being rendered against Holdings or any of its Significant Restricted Subsidiaries and such judgment or judgments remain undischarged or unstayed for a period of 60 days after such judgment or judgments become final and nonappealable; (vi) Holdings ceasing for any reason to own directly all of the outstanding capital stock (including shares issuable upon conversion or exchange of other instruments or obligations) of the Company; and (vii) certain events of bankruptcy, insolvency or reorganization affecting Holdings or any of its Significant Restricted Subsidiaries.

     Upon the happening of any Event of Default specified in the Senior Discount Notes Indenture, the Senior Discount Notes Trustee may, and the Senior Discount Notes Trustee upon the request of holders of 25% in principal amount at maturity of the outstanding Senior Discount Notes shall, or the holders of at least 25% in principal amount at maturity of outstanding Senior Discount Notes may, declare (a) the Accreted Value of all the Senior Discount Notes, if on or before March 1, 2003, and (b) the principal amount of all the Senior Discount Notes, together with all accrued and unpaid interest and premium, if any, if after March 1, 2003, to be due and payable by notice in writing to Holdings and the Senior Discount Notes Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same shall become immediately due and payable. If an Event of Default with respect to bankruptcy proceedings relating to Holdings or any Significant Restricted Subsidiaries occurs and is continuing, then such amount will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Senior Discount Notes Trustee or any holder of the Senior Discount Notes.

     At any time after a declaration of acceleration with respect to the Senior Discount Notes as described in the preceding paragraph, the holders of a majority in principal amount at maturity of the Senior Discount Notes then outstanding (by notice to the Senior Discount Notes Trustee) may rescind and cancel such declaration and its consequences if (i) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction, (ii) all existing Defaults and Events of Default have been cured or waived except nonpayment of principal of or interest on the Senior Discount Notes that has become due solely by such declaration of acceleration, (iii) to the extent the payment of such interest is lawful, interest (at the same rate specified in the Senior Discount Notes) on overdue installments of interest and overdue payments of principal, which has become due otherwise than by such declaration of acceleration has been paid, (iv) Holdings has paid the Senior Discount Notes Trustee its reasonable compensation and reimbursed the Senior Discount Notes Trustee for its reasonable expenses, disbursements and advances and (v) in the event of the cure or waiver of a Default or Event of Default of the type described in clause (vi) of the first paragraph of "-- Events of Default" above, the Senior Discount Notes Trustee has received an Officers' Certificate and Opinion of Counsel that such Default or Event of Default has been cured or waived. The holders of a majority in principal amount at maturity of the Senior Discount Notes may waive any existing Default or Event of Default under the Senior Discount Notes Indenture, and its consequences, except a default in the payment of the principal of or interest on any Senior Discount Notes.

     Holdings is required to deliver to the Senior Discount Notes Trustee, within 120 days after the end of Holdings' fiscal year, a certificate indicating whether the signing officers know of any Default or Event of Default that occurred during the previous year and whether Holdings has complied with its obligations under the Senior Discount Notes Indenture. In addition, Holdings will be required to notify the Senior Discount Notes Trustee of the occurrence and continuation of any Default or Event of Default promptly after Holdings becomes aware of the same.

     Subject to the provisions of the Senior Discount Notes Indenture relating to the duties of the Senior Discount Notes Trustee in case an Event of Default thereunder should occur and be continuing, the Senior Discount Notes Trustee will be under no obligation to exercise any of the rights or powers under the Senior Discount Notes Indenture at the request or direction of any of the holders of the Senior Discount Notes unless such holders have offered to the Senior Discount Notes Trustee reasonable indemnity or security against any loss, liability or expense. Subject to such provision for security or indemnification and certain limitations contained in the Senior Discount Notes Indenture, the holders of a majority in principal amount at maturity of the outstanding Senior Discount Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Discount Notes Trustee or exercising any trust or power conferred on the Senior Discount Notes Trustee.

SATISFACTION AND DISCHARGE OF SENIOR DISCOUNT NOTES INDENTURE; DEFEASANCE

     Holdings may terminate its obligations under the Senior Discount Notes Indenture at any time by delivering all outstanding Senior Discount Notes to the Senior Discount Notes Trustee for cancellation and paying all sums payable by it thereunder. Holdings, at its option, (i) will be discharged from any and all obligations with respect to the Senior Discount Notes (except for certain obligations of Holdings to register the transfer or exchange of such Senior Discount Notes, replace stolen, lost or mutilated Senior Discount Notes, maintain paying agencies and hold moneys for payment in trust) or (ii) need not comply with certain of the restrictive covenants with respect to the Senior Discount Notes Indenture, if Holdings deposits with the Senior Discount Notes Trustee, in trust, U.S. legal tender or U.S. Government Obligations or a combination thereof that, through the payment of interest and premium thereon and principal in respect thereof in accordance with their terms, will be sufficient to pay all the principal of and interest and premium on the Senior Discount Notes on the dates such payments are due or through any date of redemption, if earlier than the dates such payments are due, in any case in accordance with the terms of such Senior Discount Notes, as well as the Senior Discount Notes Trustee's fees and expenses. To exercise either such option, Holdings is required to deliver to the Senior Discount Notes Trustee (A) an Opinion of Counsel or a private letter ruling issued to Holdings by the Internal Revenue Service (the "IRS") to the effect that the holders of the Senior Discount Notes will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and related defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised and, in the case of an Opinion of Counsel furnished in connection with a discharge pursuant to clause (i) above, accompanied by a private letter ruling issued to Holdings by the IRS to such effect, (B) subject to certain qualifications, an opinion of counsel to the effect that funds so deposited will not be subject to avoidance under applicable bankruptcy law and (C) an Officers' Certificate and an Opinion of Counsel to the effect that Holdings has complied with all conditions precedent to the defeasance. Notwithstanding the foregoing, the Opinion of Counsel required by clause (A) above need not be delivered if all Senior Discount Notes not theretofore delivered to the Senior Discount Notes Trustee for cancellation (i) have become due and payable, (ii) will become due and payable on the maturity date within one year or (iii) are to be called for redemption within one year under arrangements satisfactory to the Senior Discount Notes Trustee for the giving of notice of redemption by the Senior Discount Notes Trustee in the name, and at the expense, of Holdings.

MODIFICATION OF THE SENIOR DISCOUNT NOTES INDENTURE

     From time to time, Holdings and the Senior Discount Notes Trustee, together, without the consent of the holders of the Senior Discount Notes, may amend or supplement the Senior Discount Notes Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies. Other modifications and amendments of the Senior Discount Notes Indenture may be made with the consent of the holders of a majority in principal amount at maturity of the then outstanding Senior Discount Notes, except that, without the consent of each holder of the Senior Discount Notes affected thereby, no amendment may, directly or indirectly: (i) reduce the amount of Senior Discount Notes whose holders must consent to an amendment; (ii) reduce the rate of or change the time for payment of interest, including defaulted interest, on any Senior Discount Notes; (iii) reduce the principal of or change the fixed maturity of any Senior Discount Notes, or change the date on which any Senior Discount Notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor; (iv) make any Senior Discount Notes payable in money other than that stated in the Senior Discount Notes and the Senior Discount Notes Indenture; (v) make any change in provisions of the Senior Discount Notes Indenture protecting the right of each holder of a Senior Discount Note to receive payment of principal of, premium on and interest on such Senior Discount Note on or after the due date thereof or to bring suit to enforce such payment or permitting holders of a majority in principal amount of the Senior Discount Notes to waive a Default or Event of Default; or (vi) after Holdings' obligation to purchase the Senior Discount Notes arises under the Senior Discount Notes Indenture, amend, modify or change the obligation of Holdings to make or consummate a Change of Control Offer or a Net Proceeds Offer or waive any default in the performance thereof or modify any of the provisions or definitions with respect to any such offers.

CONCERNING THE SENIOR DISCOUNT NOTES TRUSTEE

     The Senior Discount Notes Indenture contains certain limitations on the rights of the Senior Discount Notes Trustee, should it become a creditor of Holdings, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Senior Discount Notes Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The holders of a majority in principal amount of the then outstanding Senior Discount Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Senior Discount Notes Trustee, subject to certain exceptions. The Senior Discount Notes Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Senior Discount Notes Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person's own affairs. Subject to such provisions, the Senior Discount Notes Trustee will be under no obligation to exercise any of its rights or powers under the Senior Discount Notes Indenture at the request of any holder of Senior Discount Notes, unless such holder shall have offered to the Senior Discount Notes Trustee security and indemnity satisfactory to it against any loss, liability or expense.

GOVERNING LAW

     The Senior Discount Notes Indenture provides that it and the Senior Discount Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Senior Discount Notes Indenture. Reference is made to the Senior Discount Notes Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

     "Accreted Value" as of any date (the "Specified Date") means, with respect to each $1,000 principal amount at maturity of Senior Discount Notes:

     (i) if the Specified Date is one of the following dates (each a "Semi-Annual Accretion Date"), the amount set forth opposite such date below:

                                                              ACCRETED
                 SEMI-ANNUAL ACCRETION DATE                     VALUE
                 --------------------------                   ---------
Issue Date..................................................  $  614.25
September 1, 1998...........................................     644.61
March 1, 1999...............................................     676.84
September 1, 1999...........................................     710.68
March 1, 2000...............................................     746.22
September 1, 2000...........................................     783.53
March 1, 2001...............................................     822.70
September 1, 2001...........................................     863.84
March 1, 2002...............................................     907.03
September 1, 2002...........................................     952.38
March 1, 2003...............................................  $1,000.00

     (ii) if the Specified Date occurs between two Semi-Annual Accretion Dates, the sum of (a) the Accreted Value for the Semi-Annual Accretion Date immediately preceding the Specified Date and (b) an amount equal to the product of (x) the Accreted Value for the immediately following Semi-Annual Accretion Date less the Accreted Value for the immediately preceding Semi-Annual Accretion Date and (y) a fraction, the numerator of which is the number of days actually elapsed from the immediately preceding Semi-Annual Accretion Date to the Specified Date and the denominator of which is 180, and

     (iii) if the Specified date is after March 1, 2003, $1000.00.

     "Acquired Indebtedness" means Indebtedness of a Person or any of its Restricted Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of Holdings or at the time it merges or consolidates with Holdings or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person and not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of Holdings or such acquisition, merger or consolidation.

     "Acquired Preferred Stock" means the Preferred Stock of any Person at such time as such Person becomes a Restricted Subsidiary of Holdings or at the time it merges or consolidates with Holdings or any of its Restricted Subsidiaries and not issued by such Person in connection with, or in anticipation or contemplation of, such acquisition, merger or consolidation.

     "Affiliate" means, as to any Person, any other Person which, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Chase and its Affiliates shall not be deemed Affiliates of the Company by reason of the Senior Credit Facilities or their direct or indirect investments in any fund managed by Hicks Muse or any Person in which such fund is invested.

     "Applicable Premium" means, with respect to a Senior Discount Note at any Change of Control Redemption Date, the greater of (i) 1.0% of the accreted value of such Senior Discount Note and (ii) the excess of (A) the present value at such time of the redemption price of such Senior Discount Note at March 1, 2003 (such redemption price being described under "-- Optional Redemption") computed using a discount rate equal to the Treasury Rate plus 87.5 basis points over (B) the accreted value of such Senior Discount Note.

     "Asset Acquisition" means (i) an Investment by Holdings or any Restricted Subsidiary of Holdings in any other Person pursuant to which such Person shall become a Restricted Subsidiary of Holdings or shall be consolidated or merged with Holdings or any Restricted Subsidiary of Holdings or (ii) the acquisition by Holdings or any Restricted Subsidiary of Holdings of assets of any Person comprising a division or line of business of such Person.

     "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by Holdings or any of its Restricted Subsidiaries (excluding any Sale and Leaseback Transaction or any pledge of assets or stock by Holdings or any of its Restricted Subsidiaries) to any Person other than Holdings or a Restricted Subsidiary of Holdings of (i) any Capital Stock of any Restricted Subsidiary of Holdings or (ii) any other property or assets of Holdings or any Restricted Subsidiary of Holdings other than in the ordinary course of business; provided, however, that for purposes of the "Limitation on Asset Sales" covenant, Asset Sales shall not include (a) a transaction or series of related transactions in which Holdings or its Restricted Subsidiaries receive aggregate consideration of less than $1,000,000,
(b) transactions permitted under the "Limitation on Asset Swaps" covenant, (c) transactions covered by the "Merger, Consolidation and Sale of Assets" covenant,
(d) a Restricted Payment that otherwise qualifies under the "Limitation on Restricted Payment" covenant, (e) any disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of Holdings and its Subsidiaries and that is disposed of, in each case, in the ordinary course of business and (f) any transaction that constitutes a Change of Control.

     "Asset Swap" means the execution of a definitive agreement, subject only to FCC approval, if applicable, and other customary closing conditions that Holdings in good faith believes will be satisfied for a substantially concurrent purchase and sale, or exchange, of Productive Assets between Holdings and any of its Restricted Subsidiaries and another Person or group of affiliated Persons; provided that any amendment to or waiver of any closing condition that individually or in the aggregate is material to the Asset Swap shall be deemed to be a new Asset Swap; it being understood that an Asset Swap may include a cash equalization payment made in connection therewith provided that such cash payment, if received by Holdings or its Subsidiaries, shall be deemed to be proceeds received from an Asset Sale and shall be applied in accordance with "Certain Covenants -- Limitation on Asset Sales."

     "Business Day" means any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in New York, New York.

     "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of capital stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

     "Capitalized Lease Obligation" means, as to any Person, the obligation of such Person to pay rent or other amounts under a lease to which such Person is a party that is required to be classified and accounted for as a capital lease obligation under GAAP, and for purposes of this definition, the amount of such obligation at any date shall be the capitalized amount of such obligation at such date, determined in accordance with GAAP.

     "Cash Equivalents" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable

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direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc.; (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor's Corporation or at least P-1 from Moody's Investors Service, Inc.; (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $200,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds that invest substantially all their assets in securities of the types described in clauses (i) through (v) above.

     "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Holdings to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group") (whether or not otherwise in compliance with the provisions of the Senior Discount Notes Indenture), other than to Hicks Muse or any of its Affiliates, officers or directors (the "Permitted Holders"); or (ii) a majority of the board of directors of Holdings or Holdings shall consist of Persons who are not Continuing Directors; or (iii) the acquisition by any Person or Group (other than the Permitted Holders or any direct or indirect Subsidiary of any Permitted Holder) of the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the ordinary voting power for the election of directors of Holdings or Holdings.

     "Commodity Agreement" means any commodity futures contract, commodity option or other similar agreement or arrangement.

     "Consolidated Cash Flow" means, with respect to any Person, for any period, the sum (without duplication) of (i) Consolidated Net Income, (ii) to the extent Consolidated Net Income has been reduced thereby, (a) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary or nonrecurring gains or losses), (b) Consolidated Interest Expense and (c) Consolidated Non-Cash Charges, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in conformity with GAAP and (iii) the lesser of (x) dividends or distributions paid to such first referred to Person or its Restricted Subsidiary by another Person whose results are reflected as a minority interest in the consolidated financial statements of such Person and (y) such Person's equity interest in the Consolidated Cash Flow of such other Person (but in no event less than zero), except, that in the case of the Joint Venture, (x) such amount shall not exceed 10% of the Consolidated Cash Flow of the Company for such period and (y) such first Person shall be deemed to have received by dividend its proportionate share of distributable cash retained by the Joint Venture to fund the interest reserve.

     "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication, the sum of (i) the interest expense of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount, (b) the net cost under Interest Swap Agreements (including any amortization of discounts), (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers' acceptance financing or similar facilities, and (e) all accrued interest and (ii) the interest component of Capitalized Lease Obligations paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Net Income" of any Person means, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, however, that there shall be excluded therefrom, without duplication,
(a) gains and

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

losses from Asset Sales (without regard to the $1,000,000 limitation set forth in the definition thereof) or abandonments or reserves relating thereto and the related tax effects, (b) items classified as extraordinary or nonrecurring gains and losses, and the related tax effects according to GAAP, (c) the net income (or loss) of any Person acquired in a pooling of interests transaction accrued prior to the date it becomes a Restricted Subsidiary of such first referred to Person or is merged or consolidated with it or any of its Restricted Subsidiaries, (d) the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by contract, operation of law or otherwise and (e) the net income or loss of any Person, other than a Restricted Subsidiary; and provided further, however, that (i) there shall be added to net income Consolidated Cash Flow losses attributable to stations which Holdings or any of its Restricted Subsidiaries operates pursuant to local market agreements provided that such addback shall not exceed $3,000,000 in any four quarter period and (ii) in determining net income, pro forma effect shall be given to the reimbursement of promotional expenses as if such reimbursement obligation were in effect for the entire period with respect to periods ending prior to March 31, 1999 (but only if such reimbursement obligation is then in effect).

     "Consolidated Non-Cash Charges" means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries (excluding any such charges constituting an extraordinary or nonrecurring item) reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

     "Continuing Director" means, as of the date of determination, any Person who (i) was a member of the board of directors of the Company or Holdings on the Senior Discount Notes Issue Date, (ii) was nominated for election or elected to the board of directors of the Company or Holdings, as the case may be, with the affirmative vote of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election or (iii) is a Representative of a Permitted Holder.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

     "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

     "Disqualified Capital Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control), in whole or in part, on or prior to the final maturity date of the Senior Discount Notes; provided that only the portion of Capital Stock which so matures or is mandatorily redeemable or is so redeemable at the sole option of the holder thereof prior to March 1, 2008 shall be deemed Disqualified Capital Stock.

     "Equity Offering" means a private sale or public offering of Capital Stock (other than Disqualified Capital Stock) of Holdings or a Holding Company (to the extent, in the case of a Holding Company, that the net cash proceeds thereof are contributed to the common or non-redeemable preferred equity capital of Holdings).

     "Financial Advisory Agreement" means the Financial Advisory Agreement by and among the Company, Holdings and Hicks Muse Partners, as in effect on the Senior Discount Notes Issue Date.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the date of the Senior Discount Notes Indenture, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or the Commission or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Senior Discount Notes Indenture shall be computed in conformity with GAAP.

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

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Guarantor" means a Guarantor under the Senior Subordinated Notes
Indenture.

     "Indebtedness" means with respect to any Person, without duplication, any liability of such Person (i) for borrowed money, (ii) evidenced by bonds, debentures, notes or other similar instruments, (iii) constituting Capitalized Lease Obligations, (iv) incurred or assumed as the deferred purchase price of property, or pursuant to conditional sale obligations and title retention agreements (but excluding trade accounts payable arising in the ordinary course of business), (v) for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (vi) for Indebtedness of others guaranteed by such Person, (vii) for Interest Swap Agreements, Commodity Agreements and Currency Agreements and (viii) for Indebtedness of any other Person of the type referred to in clauses (i) through (vii) which is secured by any Lien on any property or asset of such first referred to Person, the amount of such Indebtedness being deemed to be the lesser of the value of such property or asset or the amount of the Indebtedness so secured. The amount of Indebtedness of any Person at any date shall be (i) the outstanding principal amount of all unconditional obligations described above, as such amount would be reflected on a balance sheet prepared in accordance with GAAP, and the maximum liability at such date of such Person for any contingent obligations described above, (ii) the accreted value thereof, in the case of any Indebtedness issued with original issue discount and (iii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

     "Interest Swap Agreements" means any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap or other interest rate hedge or arrangement.

     "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (in each case, including by way of Guarantee or similar arrangement, but excluding (i) any debt or extension of credit represented by a bank deposit other than a time deposit and (ii) advances to customers in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the "Limitation on Restricted Payments" covenant, (A) "Investment" shall include the portion (proportionate to Holdings' equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of Holdings at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, Holdings shall be deemed to continue to have a permanent "Investment" (if positive) equal to (1) Holdings' "Investment" in such Unrestricted Subsidiary at the time of such redesignation less (2) the portion (proportionate to Holdings' equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is so redesignated from an Unrestricted Subsidiary to a Restricted Subsidiary; and (B) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the board of directors of Holdings.

     "Leverage Ratio" means, as to any Person, the ratio of (i) the aggregate outstanding amount of Indebtedness of such Person and its Restricted Subsidiaries as of the date of calculation on a consolidated basis in accordance with GAAP plus the aggregate liquidation preference of all Disqualified Capital Stock of such Person and of all outstanding Preferred Stock of Restricted Subsidiaries of such Person (other than any such Disqualified Capital Stock or Preferred Stock held by such Person or any of its Restricted Subsidiaries) to
(ii) the Consolidated Cash Flow of such Person for the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of determination.

     For purposes of this definition, the aggregate outstanding principal amount of Indebtedness of the Person and its Restricted Subsidiaries for which such calculation is made shall be determined on a pro forma basis as if the Indebtedness giving rise to the need to perform such calculation had been incurred and the proceeds

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

therefrom had been applied, and all other transactions in respect of which such Indebtedness is being incurred has occurred, on the last day of the Four Quarter Period. In addition to the foregoing, for purposes of this definition, "Consolidated Cash Flow" shall be calculated on a pro forma basis after giving effect to (i) the Transactions, (ii) the incurrence of the Indebtedness of such Person and its Restricted Subsidiaries (and the application of the proceeds therefrom) giving rise to the need to make such calculation and any incurrence (and the application of the proceeds therefrom) or repayment of other Indebtedness, other than the incurrence or repayment of Indebtedness pursuant to working capital facilities, at any time subsequent to the beginning of the Four Quarter Period and on or prior to the date of determination, as if such incurrence (and the application of the proceeds thereof), or the repayment, as the case may be, occurred on the first day of the Four Quarter Period, (iii) any Asset Sales (including those excluded from the definitions thereof by clauses
(b), (c) or (d) of the definition thereof) or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person that becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring, assuming or otherwise becoming liable for Indebtedness) or Asset Swaps at any time on or subsequent to the first day of the Four Quarter Period and on or prior to the date of determination, as if such Asset Sale, Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness and also including any Consolidated Cash Flow associated with such Asset Acquisition) or Asset Swap occurred on the first day of the Four Quarter Period and (iv) cost savings resulting from employee terminations, facilities consolidations and closings, standardization of employee benefits and compensation practices, consolidation of property, casualty and other insurance coverage and policies, standardization of sales representation commissions and other contract rates, and reductions in taxes other than income taxes (collectively, "Cost Savings Measures"), which cost savings such Person reasonably believes in good faith could have been achieved during the Four Quarter Period as a result of such Asset Acquisition or Asset Swap (regardless of whether such cost savings could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated by the Commission or any other regulation or policy of the Commission), less the amount of any additional expenses that such Person reasonably estimates would result from anticipated replacement of any items constituting Cost Savings Measures in connection with such Asset Acquisitions or Asset Swap; provided, however, that both (A) such cost savings and Cost Savings Measures were identified and such cost savings were quantified in an officer's certificate delivered to the Senior Discount Notes Trustee at the time of the consummation of the Asset Acquisition or Asset Swap and (B) with respect to each Asset Acquisition or Asset Swap completed prior to the 90th day preceding such date of determination, actions were commenced or initiated by Holdings within 90 days of such Asset Acquisition or Asset Swap to effect the Cost Savings Measures identified in such officer's certificate (regardless, however, of whether the corresponding cost savings have been achieved). Furthermore, in calculating "Consolidated Interest Expense" for purposes of the calculation of "Consolidated Cash Flow," (i) interest on Indebtedness determined on a fluctuating basis as of the date of determination (including Indebtedness actually incurred on the date of the transaction giving rise to the need to calculate the Leverage Ratio) and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness as in effect on the date of determination and (ii) notwithstanding (i) above, interest determined on a fluctuating basis, to the extent such interest is covered by Interest Swap Agreements, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

     "Lien" means, with respect to any asset, any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

     "Monitoring and Oversight Agreement" means the Monitoring and Oversight Agreement by and among the Company, Holdings and Hicks Muse Partners, as in effect on the Senior Discount Notes Issue Date.

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents (including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents) received by Holdings or any of its Restricted Subsidiaries from such Asset Sale net of (i) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation,

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

relocation costs, legal, accounting and investment banking fees and sales commissions, recording fees, relocation costs, title insurance premiums, appraisers, fees and costs reasonably incurred in preparation of any asset or property for sale), (ii) taxes paid or reasonably estimated to be payable (calculated based on the combined state, federal and foreign statutory tax rates applicable to Holdings or the Restricted Subsidiary engaged in such Asset Sale),
(iii) all distributions and other payments required to be made to any Person owning a beneficial interest in the assets subject to sale or minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale, (iv) any reserves established in accordance with GAAP for adjustment in respect of the sales price of the asset or assets subject to such Asset Sale or for any liabilities associated with such Asset Sale and (v) repayment of Indebtedness secured by assets subject to such Asset Sale; provided, however, that if the instrument or agreement governing such Asset Sale requires the transferor to maintain a portion of the purchase price in escrow (whether as a reserve for adjustment of the purchase price or otherwise) or to indemnify the transferee for specified liabilities in a maximum specified amount, the portion of the cash or Cash Equivalents that is actually placed in escrow or segregated and set aside by the transferor for such indemnification obligation shall not be deemed to be Net Cash Proceeds until the escrow terminates or the transferor ceases to segregate and set aside such funds, in whole or in part, and then only to the extent of the proceeds released from escrow to the transferor or that are no longer segregated and set aside by the transferor.

     "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing, or otherwise relating to, any Indebtedness.

     "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the Senior Discount Notes Trustee. The counsel may be an employee of or counsel to Holdings or the Senior Discount Notes Trustee.

     "Permitted Indebtedness" means, without duplication, (i) Indebtedness outstanding on the Senior Discount Notes Issue Date (including the Senior Subordinated Notes); (ii) Indebtedness of Holdings, the Company and any of its Restricted Subsidiaries that is a Guarantor (a) outstanding under the Senior Credit Facilities (including letter of credit obligations); provided that the aggregate principal amount at any time outstanding does not exceed $570,000,000; provided that, of such amount (x) $125,000,000 may be used under the Delayed Tranche A Facility only to finance the Grand Rapids Acquisition (and refinancings of such borrowings) and (y) $225,000,000 may be used under the Incremental Term Facility only to finance acquisitions of Productive Assets or to make interest payments on the Senior Discount Notes (and refinancings of such borrowings); or (b) incurred under the Senior Credit Facilities pursuant to and in compliance with (x) clause (v) of this definition or (y) the proviso in the covenant described under the caption "-- Limitation on Incurrence of Additional Indebtedness and Issuance of Capital Stock" above; (iii) Indebtedness evidenced by or arising under the Senior Discount Notes and the Senior Discount Notes Indenture; (iv) Interest Swap Agreements, Commodity Agreements and Currency Agreements; provided, however, that such agreements are entered into for bona fide hedging purposes and not for speculative purposes; (v) additional Indebtedness of Holdings or any of its Restricted Subsidiaries that is a Guarantor not to exceed $20,000,000 in principal amount outstanding at any time (which amount may, but need not, be incurred under the Senior Credit Facilities); (vi) Refinancing Indebtedness; (vii) Indebtedness owed by Holdings to any Subsidiary of Holdings or by any Restricted Subsidiary of Holdings to Holdings or any Subsidiary of Holdings; (viii) guarantees by Restricted Subsidiaries of any Indebtedness permitted to be incurred pursuant to the Senior Discount Notes Indenture; (ix) Indebtedness in respect of performance bonds, bankers' acceptances and surety or appeal bonds provided by Holdings or any of its Restricted Subsidiaries to their customers in the ordinary course of their business; (x) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of Holdings or any of its Restricted Subsidiaries pursuant to such agreements, in each case incurred in connection with the disposition of any business assets or Restricted Subsidiaries of Holdings (other than guarantees of Indebtedness or other obligations incurred by any Person acquiring all or any portion of such business assets or Restricted Subsidiaries of Holdings for the purpose of financing such acquisition) in a principal amount not to

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

exceed the gross proceeds actually received by Holdings or any of its Restricted Subsidiaries in connection with such disposition; provided, however, that the principal amount of any Indebtedness incurred pursuant to this clause (x), when taken together with all Indebtedness incurred pursuant to this clause (x) and then outstanding, shall not exceed $20,000,000; and (xi) Indebtedness represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property or assets used in a related business or incurred to refinance any such purchase price or cost of construction or improvement, in each case incurred no later than 365 days after the date of such acquisition or the date of completion of such construction or improvement; provided, however, that the principal amount of any Indebtedness incurred pursuant to this clause (xi) shall not exceed $7,500,000 at any time outstanding.

     "Permitted Investments" means (i) Investments by Holdings or any Restricted Subsidiary of Holdings to acquire the stock or assets of any Person (or Acquired Indebtedness or Acquired Preferred Stock acquired in connection with a transaction in which such Person becomes a Restricted Subsidiary of Holdings) engaged in the broadcast business or businesses reasonably related thereto; provided, however, that if any such Investment or series of related Investments involves an Investment by Holdings in excess of $10,000,000, at the time of such Investment and immediately after giving effect thereto (1) Holdings has incurred no additional Indebtedness and (2) Holdings is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness and Issuance of Capital Stock" covenant, (ii) Investments received by Holdings or its Restricted Subsidiaries as consideration for a sale of assets made in compliance with the other terms of the Senior Discount Notes Indenture, (iii) Investments by Holdings or any Restricted Subsidiary of Holdings in any Restricted Subsidiary of Holdings (whether existing on the Senior Discount Notes Issue Date or created thereafter) or any Person that after such Investments, and as a result thereof, becomes a Restricted Subsidiary of Holdings and Investments in Holdings or any Restricted Subsidiary by any Restricted Subsidiary of Holdings, (iv) Investments in cash and Cash Equivalents, (v) Investments in securities of trade creditors, wholesalers or customers received pursuant to any plan of reorganization or similar arrangement, (vi) loans or advances to employees of Holdings or any Restricted Subsidiary thereof for purposes of purchasing Holdings' or a Holding Company's Capital Stock and other loans and advances to employees made in the ordinary course of business consistent with past practices of Holdings or such Restricted Subsidiary, (vii) Investments in the Sports Joint Venture made at the time of the initial formation of the Sports Joint Venture, and (viii) additional Investments in an aggregate amount not to exceed $5,000,000 at any time outstanding.

     "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

     "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

     "Productive Assets" means assets of a kind used or usable by Holdings and its Restricted Subsidiaries in broadcast business or businesses reasonably related, ancillary or complementary thereto (including any sports-related business acquired pursuant to the Sports Joint Venture), and specifically includes assets acquired through Asset Acquisitions (it being understood that "assets" may include Capital Stock of a Person that owns such Productive Assets, provided that either (x) such assets consist of ownership interests in the Sports Joint Venture or (y) after giving effect to such transaction, such Person would be a Restricted Subsidiary of Holdings).

     "Public Equity Offering" means an underwritten public offering of Capital Stock (other than Disqualified Capital Stock) of Holdings or a Holding Company (to the extent, in the case of a Holding Company, that the net cash proceeds thereof are contributed to the common or non-redeemable preferred equity capital of Holdings), pursuant to an effective registration statement filed with the Commission in accordance with the Securities Act.

     "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

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

     "Refinancing Indebtedness" means any refinancing of Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness and Issuance of Capital Stock" covenant (other than pursuant to clause (iii) or (iv) of the definition of Permitted Indebtedness) that does not (i) result in an increase in the aggregate principal amount of Indebtedness (such principal amount to include, for purposes of this definition, any premiums, penalties or accrued interest paid with the proceeds of the Refinancing Indebtedness) of such Person or (ii) create Indebtedness with (A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being refinanced or (B) a final maturity earlier than the final maturity of the Indebtedness being refinanced.

     "Representative" means the indenture Senior Discount Notes Trustee or other Senior Discount Notes Trustee, agent or representative in respect of any Senior Indebtedness; provided, however, that if, and for so long as, any issue of Senior Indebtedness lacks such a representative, then the Representative for such issue of Senior Indebtedness shall at all times constitute the holders of a majority in outstanding principal amount of such issue of Senior Indebtedness.

     "Restricted Payment" means (i) the declaration or payment of any dividend or the making of any other distribution (other than dividends or distributions payable in Qualified Capital Stock or in options, rights or warrants to acquire Qualified Capital Stock) on shares of Holdings' Capital Stock, (ii) the purchase, redemption, retirement or other acquisition for value of any Capital Stock of Holdings, or any warrants, rights or options to acquire shares of Capital Stock of Holdings, other than through the exchange of such Capital Stock or any warrants, rights or options to acquire shares of any class of such Capital Stock for Qualified Capital Stock or warrants, rights or options to acquire Qualified Capital Stock or (iii) the making of any Investment (other than a Permitted Investment).

     "Restricted Subsidiary" means a Subsidiary of Holdings other than an Unrestricted Subsidiary and includes all of the Subsidiaries of Holdings existing as of the Senior Discount Notes Issue Date. The board of directors of Holdings may designate any Unrestricted Subsidiary or any person that is to become a Subsidiary as a Restricted Subsidiary if immediately after giving effect to such action (and treating any Acquired Indebtedness as having been incurred at the time of such action), Holdings could have incurred at least $1.00 of additional indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Incurrence of Additional Indebtedness and Issuance of Capital Stock" covenant.

     "Senior Credit Facilities" means the Senior Credit Facilities under that certain Credit Agreement, dated as of March 1, 1998, among Holdings, the Company, The Chase Manhattan Bank, as administrative agent and collateral agent, The Bank of New York as syndication agent and National Westminster Bank PLC as documentation agent, and any other financial institutions from time to time party thereto, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including by way of adding Restricted Subsidiaries of Holdings as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders (or other institutions).

     "Senior Discount Notes Issue Date" means the date of original issuance of the Old Senior Discount Notes.

     "Senior Indebtedness" means, whether outstanding on the Senior Discount Notes Issue Date or thereafter issued, (x) the Senior Discount Notes and (y) all other Indebtedness of Holdings, including interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Holdings or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceeding) and premium, if any, thereon, and other monetary amounts (including fees, expenses, reimbursement obligations under letters of credit and indemnities) owing in respect thereof unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that the obligations in respect of such Indebtedness ranks pari passu with the Senior Discount Notes; provided however, that Senior Indebtedness will not include (1) any obligation of Holdings to any Restricted

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

Subsidiary, (2) any liability for federal, state, foreign, local or other taxes owed or owing by Holdings, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities), (4) any Indebtedness, Guarantee, or obligation of Holdings that is expressly subordinate or junior in right of payment to any other Indebtedness, guarantee or obligation of Holdings, including any Senior Subordinated Indebtedness and any Subordinated Obligations or (5) obligations in respect of any Capital Stock.

     "Significant Restricted Subsidiary" means, at any date of determination, any Restricted Subsidiary that would be a "significant subsidiary" as defined in
Article I, Rule 1-02 of Regulation S-X, promulgated under the Securities Act of 1933, as amended, as such rule is in effect on the Senior Discount Notes Issue Date.

     "Sports Joint Venture" means any Hicks Muse affiliated entity to which the Company contributes station KXTX-TV and related assets in exchange for a minority ownership interest therein, cash or a combination thereof.

     "Subsidiary," with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly through one or more intermediaries, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, through one or more intermediaries, owned by such Person. Notwithstanding anything in the Senior Discount Notes Indenture to the contrary, all references to Holdings and its consolidated Restricted Subsidiaries or to financial information prepared on a consolidated basis in accordance with GAAP shall be deemed to include Holdings and its Restricted Subsidiaries as to which financial statements are prepared on a combined basis in accordance with GAAP and to financial information prepared on such a combined basis. Notwithstanding anything in the Senior Discount Notes Indenture to the contrary, an Unrestricted Subsidiary shall not be deemed to be a Restricted Subsidiary for purposes of the Senior Discount Notes Indenture.

     "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to the Change of Control Redemption Date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the Change of Control Redemption Date to March 1, 2003; provided, however, that if the period from the Change of Control Redemption Date to March 1, 2003 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given except that if the period from the Change of Control Redemption Date to March 1, 2003 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

     "Unrestricted Subsidiary" means a Subsidiary of Holdings created after the Issue Date and so designated by a resolution adopted by the board of directors of Holdings; provided, however, that (a) neither Holdings nor any of its other Restricted Subsidiaries (1) provides any credit support for any Indebtedness or other Obligations of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or (2) is directly or indirectly liable for any Indebtedness or other Obligations of such Subsidiary and (b) at the time of designation of such Subsidiary, such Subsidiary has no property or assets (other than de minimis assets resulting from the initial capitalization of such Subsidiary). The board of directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (1)(x) Holdings has incurred no additional Indebtedness and (y) the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock" covenant and (2) no Default or Event of Default shall have occurred or be continuing. Any designation pursuant to this definition by the board of directors of Holdings shall be evidenced to the Senior Discount Notes Trustee by the filing with the Senior Discount Notes Trustee of a certified copy of the

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

resolution of Holdings' board of directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

     "Unsubordinated Indebtedness" means the Senior Discount Notes and any other Indebtedness of Holdings that specifically provides that such Indebtedness is to rank pari passu with the Senior Discount Notes in right of payment and is not subordinated by its terms in right of payment to any Senior Indebtedness of Holdings.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

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

                  DESCRIPTION OF THE SENIOR CREDIT FACILITIES

     Concurrently with the consummation of the Acquisition, Holdings and the Company entered into a credit agreement (the "Credit Agreement") with The Chase Manhattan Bank, as administrative agent (the "Agent"), and the lenders named therein (the "Lenders") that provide term loans of $295.0 million, a revolving credit facility of $50.0 million and an incremental term loan facility of $225.0 million. Chase Securities Inc. acted as advisor and arranger (the "Arranger") in connection with the Senior Credit Facilities. The following is a summary description of the principal terms of the Senior Credit Facilities and is subject to and qualified in its entirety by reference to the Credit Agreement.

     Structure. Loans under the Credit Agreement consist of (i) initial Tranche A term loans (the "Initial Tranche A Term Loans") in the amount of $50.0 million; (ii) delayed Tranche A term loans (the "Delayed Tranche A Term Loans" and, together with the Initial Tranche A Term Loans, the "Tranche A Term Loans") in the amount of $125.0 million to finance the Grand Rapids Acquisition (iii) Tranche B term loans (the "Tranche B Term Loans" and, together with the Tranche A Term Loans, the "Term Loans") in the amount of $120.0 million; (iv) a revolving credit facility (the "Revolving Credit Facility") in the amount of $50.0 million (which will be available for letters of credit and in the form of swingline loans); and (v) incremental term loans (the "Incremental Term Loans" and, together with the Term Loans and the Revolving Credit Facility, the "Senior Credit Facilities") under an incremental term loan facility (the "Incremental Facility") in an amount up to $225.0 million. The Company used the Initial Tranche A Term Loans and the Tranche B Term Loans to provide a portion of the funding necessary to consummate the Acquisition and refinance $260.0 million of LIN Television's then existing indebtedness. The Company will use the Delayed Tranche A Term Loans to fund the Grand Rapids Acquisition and the Incremental Term Loans to provide funding for permitted acquisitions, including the acquisition of WVTM-TV in Birmingham, Alabama, or for the Mandatory Principle Redemption in respect of the Senior Discount Notes on March 1, 2003. The Company will use the Revolving Credit Facility for general corporate purposes including, without limitation, permitted acquisitions.

     Security; Guaranty. The obligations of the Company under the Senior Credit Facilities are unconditionally and irrevocably guaranteed, jointly and severally, by Holdings and by each existing and subsequently acquired or organized subsidiary of the Company. In addition, the Senior Credit Facilities and the guarantees thereunder are secured by substantially all of the assets of the Company and its subsidiaries (collectively, the "Collateral"), including but not limited to (i) a first priority pledge of all the capital stock of the Company and of each existing and subsequently acquired or organized subsidiary of the Company; (ii) a perfected first priority security interest in, and mortgage on, substantially all tangible and intangible assets of the Company and the guarantors (including but not limited to accounts receivable, documents, inventory, equipment, intellectual property, investment property, general intangibles, real property, cash and cash accounts and proceeds of the foregoing), in each case subject to certain limited exceptions. The Credit Agreement provides for the release of guarantees under certain limited circumstances.

     Availability. The availability of the Senior Credit Facilities will be subject to various conditions precedent typical of bank loans including, among other things, the absence of any material adverse effect on the part of the Company. The full amount of the Initial Tranche A Term Loans and the Tranche B Term Loans were drawn at the closing of the Acquisition. The full amount of the Delayed Tranche A Term Loans must be drawn in a single drawing at a time not later than June 3, 1999. Amounts under the Incremental Facility may be drawn in up to five drawings before March 3, 2003 (subject to the consent of the lenders after March 3, 2001). Amounts repaid or prepaid under the Term Loans and the Incremental Facility may not be reborrowed. Amounts under the Revolving Credit Facility will be available on a revolving basis.

     Amortization, Interest. The Tranche A Term Loans are repayable in quarterly principal payments over seven years, commencing on December 31, 1998. The Tranche A Term Loans bear interest at a rate per annum equal (at the Company's option) to: (i) an adjusted London inter-bank offered rate ("Adjusted LIBOR") plus a percentage based on the Company's financial performance or (ii) a rate equal to the highest of the Agent's prime rate, a certificate of deposit rate plus 1.00% and the Federal Funds effective rate plus 1/2 of 1.00% (the "Alternate Base Rate") plus a percentage based on the Company's financial performance. The Tranche B Term Loans are repayable in quarterly principal payments over nine years, in the aggregate amount

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

of $240,000 in 1998, $480,000 in each of 1999 through 2004, $28,920,000 in 2005,
$68,400,000 in 2006 and $19,560,000 in 2007, and bear interest at a rate per annum equal (at the Company's option) to: (i) Adjusted LIBOR plus a percentage based on the Company's financial performance or (ii) the Alternate Base Rate plus a percentage based on the Company's financial performance. The Incremental Term Loans, if any, will be repayable based on an amortization schedule to be determined at each time such loans are made; provided that such amortization will be nominal prior to six months after final maturity of the Tranche B Term Loans, and will bear interest at a rate per annum equal (at the Company's option) to (i) Adjusted LIBOR plus an applicable margin to be determined or (ii) the Alternate Base Rate plus an applicable margin to be determined, in each case subject to certain reductions based on the Company's financial performance. The Revolving Credit Facility is a seven year facility and outstanding balances thereunder bear interest at a rate per annum equal (at the Company's option) to
(i) Adjusted LIBOR plus a percentage based on the Company's financial performance or (ii) the Alternate Base Rate plus a percentage based on the Company's financial performance. Amounts under the Senior Credit Facilities not paid when due bear interest at a default rate equal to 2.00% above the otherwise applicable rate.

     Prepayments. The Senior Credit Facilities permit the Company to prepay loans and to permanently reduce revolving credit commitments and Delayed Tranche A Term Loan commitments, in whole or in part, at any time. In addition, the Company is required to make mandatory prepayments of Term Loans, subject to certain exceptions, in amounts equal to (i) 75% of Excess Cash Flow (as defined in the Credit Agreement); and (ii) 100% of the net cash proceeds of certain dispositions of assets or issuances of debt or equity of Holdings, the Company or any of its subsidiaries (in each case, subject to certain exceptions and subject to a reduction to zero based upon the Company's financial performance). Mandatory and optional prepayments of the Term Loans will be allocated pro rata between the Tranche A Term Loans, the Tranche B Term Loan and the Incremental Term Loans, as applicable, and applied ratably based on the number of remaining installments under each, except that, so long as the Tranche A Term Loans are outstanding, the Lenders participating in the Tranche B Term Loans and the Incremental Term Loans, as applicable, will have the right to refuse mandatory prepayments, in which case such prepayments will be applied to the Tranche A Term Loans. Any prepayment of Adjusted LIBOR loans other than at the end of an interest period will be subject to reimbursement of breakage costs.

     Fees. The Company is required to pay the Lenders, on a quarterly basis, a commitment fee equal to 1/2 of 1.00% per annum on the undrawn portion of the unused commitments, subject to reductions based upon the Company's financial performance. The Company is also be required to pay (i) a commission on the face amount of all outstanding letters of credit equal to the applicable margin then in effect for Adjusted LIBOR loans under the Revolving Credit Facility, less amounts paid under clause (ii) below, (ii) a fronting fee in the amount of 0.25% per annum on each letter of credit, to the issuing bank on a quarterly basis,
(iii) annual administration fees and (iv) agent, arrangement and other similar fees.

     Covenants. The Credit Agreement contains covenants that, among other things, restrict the ability of Holdings, the Company and its subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness or amend other debt instruments, pay dividends, create liens on assets, enter into sale and leaseback transactions, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, change the business conducted by the Company, make capital expenditures, or engage in certain transactions with affiliates and otherwise restrict certain corporate activities. In addition, under the Credit Agreement, the Company will be required to comply with specified financial ratios, including minimum interest coverage ratios, maximum leverage ratios and minimum fixed charge coverage ratios.

     The Credit Agreement also contains provisions that prohibit any modification of the Senior Subordinated Notes Indenture in any manner adverse to the Lenders and that will limit the Company's ability to refinance or otherwise prepay the Senior Subordinated Notes without the consent of such Lenders.

     Events of Default. The Credit Agreement contains customary events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain other indebtedness, certain events of bankruptcy and insolvency, ERISA events, judgment defaults, actual or asserted invalidity of any security interest and change of control.

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

                         BOOK-ENTRY; DELIVERY AND FORM

     Except as described in the next paragraph, both the New Senior Subordinated Notes and the New Senior Discount Notes initially will be represented by one or more permanent global certificates in definitive, duly registered form (collectively, the "Global Notes"). The Global Notes will be deposited on their date of issue with, or on behalf of, The Depository Trust Company, New York, New York ("DTC") and registered in the name of a nominee of DTC.

     The Global Notes. The Issuers expect that pursuant to procedures established by DTC (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount of New Notes of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants.

     So long as DTC, or its nominee, is the registered owner or holder of the New Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the New Notes represented by such Global Notes for all purposes under the Indentures. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC's procedures.

     Payments of the principal of, premium (if any) and interest on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, Holdings, the Trustees or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     The Issuers expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, and interest on the Global Notes, will credit participants' accounts with payments in amounts proportionate to their beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. The Issuers also expect that payments by participants to owners of beneficial owners in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a certificated Note for any reason, including to sell Notes to persons in states in which require physical delivery of the Notes, or to pledge such securities, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC.

     DTC has advised the Issuers that it will take any action permitted to be taken by a holder of Notes (including the presentation of New Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of New Notes as to which such participant or participants has or have given such direction.

     DTC has advised the Issuers as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither of the Issuers nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     Certificated Notes. If DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by the Issuer within 90 days, certificated Notes will be issued in exchange for the Global Notes.

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

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In
addition, until             , 1998, all dealers effecting transactions in the
New Notes may be required to deliver a Prospectus.

     The Issuers will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 90 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the applicable Letter of Transmittal. The Issuers have agreed to pay all expenses incident to the Exchange Offers (including the expenses of one counsel for the holders of the Notes) other than commissions or concessions of any broker-dealers and will indemnify holders of the Old Notes (including any broker-dealers) against certain liabilities, including certain liabilities under the Securities Act.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated and proposed thereunder, judicial authority and current administrative rulings and practice, all of which are subject to change, possibly with retroactive effect. Except as specifically provided below, the following discussion is limited to the U.S. federal income tax consequences relevant to a holder of a Note who or which is (i) an individual who is a citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States, or any political subdivision thereof, (iii) an estate whose income is includable in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust (each a "U.S. Holder"). For purposes of the withholding tax on interest, a non-resident alien or other non-resident fiduciary of an estate or trust will be considered to be a holder other than a U.S. Holder (a "Non-U.S. Holder"). This discussion does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or status, nor does it discuss the U.S. federal income tax consequences to certain types of holders subject to special treatment under the U.S. federal income tax laws (for example, financial institutions, insurance companies, dealers in securities, tax-exempt organizations, or taxpayers holding the Notes as part of a "straddle," "hedge" or "conversion transaction"). Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

     Except as otherwise indicated below, this discussion assumes that the Notes are held as capital assets (as defined in Section 1221 of the Code) by the holders thereof. This discussion is limited to the U.S. federal income tax consequences to holders acquiring Notes on original issue for cash. The Issuers will treat the Notes as indebtedness for U.S. federal income tax purposes, and the balance of the discussion is based on the assumption that such treatment will be respected.

     Prospective holders are urged to consult their own tax advisors regarding the federal, state, local and other tax considerations of the acquisition, ownership and disposition of the Notes.

U.S. HOLDERS

     Stated Interest on the Senior Subordinated Notes. The stated interest on the Senior Subordinated Notes will be included in income by a U.S. Holder in accordance with such U.S. Holder's usual method of accounting. It is anticipated that the Senior Subordinated Notes will be issued without any original issue discount ("OID"), as described below.

     Stated Interest on the Senior Discount Notes. The stated interest on the Senior Discount Notes will be included in the amount of OID on such Senior Discount Notes. A U.S. Holder will not be required to report separately as taxable income actual payments of stated interest with respect to the Senior Discount Notes.

     Original Issue Discount on the Senior Discount Notes. For the reasons discussed below, the Senior Discount Notes will be deemed to have been issued with OID. Accordingly, each U.S. Holder will be required to include in income (regardless of whether such U.S. Holder is a cash or accrual basis taxpayer) in each taxable year, in advance of the receipt of cash payments on such Senior Discount Notes, that portion of the OID, computed on a constant yield basis, attributable to each day during such year on which the holder held the Senior Discount Notes. See "Taxation of Original Issue Discount" below.

     The amount of OID with respect to each Senior Discount Note will be equal to the excess of (i) its "stated redemption price at maturity" over (ii) its "issue price." The "issue price" of a Senior Discount Note will be equal to the first price at which a substantial amount of the Senior Discount Notes are sold. For purposes of determining the issue price of the Senior Discount Notes, sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers are ignored.

     Under the Treasury Regulations, the "stated redemption price at maturity" of a Senior Note Note will equal the sum of all cash payments required to be made on such Senior Discount Note (including principal and stated interest) and the excess of the aggregate of such amounts over the issue price of a Senior Discount Note would be included in the holder's income as OID.

     Taxation of Original Issue Discount. A U.S. Holder of a debt instrument issued with OID is required to include in gross income for U.S. federal income tax purposes an amount equal to the sum of the "daily portions" of such OID for all days during the taxable year on which such holder holds the debt instrument. The daily portions of OID required to be included in a U.S. Holder's gross income in a taxable year will be determined under a constant yield method by allocating to each day during the taxable year on which the U.S. Holder holds the debt instrument a pro rata portion of the OID on such debt instrument which is attributable to the "accrual period" in which such day is included. The amount of the OID attributable to each accrual period will be the product of the "adjusted issue price" of the Senior Discount Note at the beginning of such accrual period multiplied by the "yield to maturity" of the Senior Discount Note (properly adjusted for the length of the accrual period). The Senior Discount Note's "yield to maturity" is that discount rate which, when used in computing the present value of all principal and stated interest payments to be made under a Senior Discount Note, produces an amount equal to the issue price of a Senior Discount Note. The "adjusted issue price" of the Senior Discount Note at the beginning of an accrual period will generally be its issue price plus the aggregate amount of OID that accrued in all prior accrual periods (determined without regard to the rules described below concerning acquisition premium) less any cash payments on the Senior Discount Note. An "accrual period" may be of any length and may vary in length over the term of the debt instrument, provided that each accrual period is not longer than one year and each scheduled payment of principal or interest occurs either on the final day or the first day of an accrual period.

     Acquisition Premium on Senior Discount Notes. A U.S. Holder of a Senior Discount Note who purchases such Senior Discount Note for an amount that is greater than its then adjusted issue price but equal to or less than the sum of all amounts payable on the Senior Discount Note after the purchase date will be considered to have purchased such Senior Discount Note at an "acquisition premium." Under the acquisition premium rules, the amount of OID which such U.S. Holder must include in income with respect to such Senior Discount Note for any taxable year will be reduced by the portion of such acquisition premium properly allocable to such year.

     Amortizable Bond Premium on Senior Subordinated Notes. If a U.S. Holder's basis in the Notes exceeds the sum of all amounts payable on the bond after the acquisition date (other than payments of qualified stated interest, which includes interest on the Senior Subordinated Notes), such excess will be deductible by the holder of the Senior Subordinated Notes (or, if it would result in a smaller amortizable bond premium, an amount equal to the excess of the U.S. Holder's adjusted basis in such bond over the amount payable upon the exercise of an issuer call, over the period to such earlier call date) as amortizable bond premium over the term of the Senior Subordinated Notes on a constant yield basis, if an election by the holder under Section 171 of the Code is made or is already in effect. An election under Section 171 of the Code is available only if the Senior Subordinated Notes are held as capital assets. This election is revocable only with the consent of the Internal Revenue Service and applies to all obligations held by the holder during or after the taxable year for which the election is made. To the extent the excess is deducted as amortizable bond premium, the holder's adjusted tax basis in the Senior Subordinated Notes will be reduced. The amortizable bond premium will be treated as an offset to interest income on the Notes rather than as a separate deduction item.

     Market Discount on Notes. Generally, the market discount rules discussed below will not apply to a U.S. Holder who acquired a Note when it was originally issued. These rules would apply, however, to an original holder whose tax basis in a Note is less than such Note's "issue price" (as defined above).

     Gain recognized on the disposition (including a redemption) by a U.S. Holder of a Note that has accrued market discount will be treated as ordinary income, and not capital gain, to the extent of the accrued market discount, provided that the amount of market discount exceeds a statutorily defined de minimis amount. "Market discount" is defined as the excess, if any, of the "revised issue price" (as defined below) in the case of the Senior Discount Notes or the "stated redemption price at maturity" in the case of the Senior Subordinated Notes over the tax basis of the debt obligation in the hands of the holder immediately after its acquisition. The "revised issue price" of a debt obligation generally equals the sum of its issue price and the total amount of OID includible in the gross income of all holders for periods before the acquisition of the debt obligation by the current holder (without regard to any reduction in such income resulting from any prior purchase at an acquisition premium) and less any cash payments in respect of such debt obligation. The "stated redemption price at maturity" of the Senior Subordinated Notes will equal the stated principal amount thereof.

     Unless the U.S. Holder elects otherwise, the accrued market discount would be the amount calculated by multiplying the market discount by a fraction, the numerator of which is the number of days the obligation has been held by the U.S. Holder and the denominator of which is the number of days after the U.S. Holder's acquisition of the obligation up to and including its maturity date.

     A U.S. Holder of a Note acquired at a market discount also may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to carry such Note until it is disposed of in a taxable transaction. Moreover, to the extent of any accrued market discount on such Notes, any partial principal payment with respect such Notes will be includible as ordinary income upon receipt as will such Note's fair market value on certain otherwise non-taxable transfers (such as gifts).

     A U.S. Holder of a Note acquired at market discount may elect to include the market discount in income as it accrues (on either a straight-line or constant yield to maturity basis). This election would apply to all market discount obligations acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies. The election may be revoked only with the consent of the Internal Revenue Service. If a holder of a Note so elects to include market discount in income currently, the above-discussed rules with respect to ordinary income recognition resulting from sales and certain other disposition transactions and to deferral of interest deductions would not apply.

     Election to Apply OID Principles. A U.S. Holder may generally, upon election, include in income all interest (including stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a Note by using the constant yield method applicable to OID obligations, subject to certain limitations and exceptions. The election is to be made for the taxable year in which the U.S. Holder acquired such Note, and may not be revoked without the consent of the Internal Revenue Service. If such election to apply the constant yield method is made with respect to a bond that bears market discount, the electing holder will be treated as having made the election described above to include market discount in income currently.

     Tax Basis. A U.S. Holder's initial tax basis in a Note will be equal to the purchase price paid by such holder for such Note.

     A U.S. Holder's tax basis in a Senior Discount Note will be increased by the amount of OID that is included in such U.S. Holder's income pursuant to the foregoing rules (taking into account acquisition premium) through the day preceding the day of disposition (and the accruals of market discount, if any, which the U.S. Holder elected to include in gross income on an annual basis) and will be decreased by the amount of any cash payments received. A U.S. Holder's tax basis in a Senior Subordinated Note will be increased by the amount of accrued market discount, if any, which the U.S. Holder elected to include in gross income on an annual basis and decreased by the amortizable bond premium, if any, which the U.S. Holder has elected to offset against interest income.

     Sale or Redemption. Unless a nonrecognition provision applies, the sale, exchange, redemption or other disposition of Notes will be a taxable event for U.S. federal income tax purposes. In such event, a U.S. Holder will recognize gain or loss equal to the difference between (i) the amount of cash plus the fair market value of any property received upon such sale, exchange, redemption or other taxable disposition (except to the extent that amounts received are attributable, in the case of the Senior Subordinated Notes, to accrued interest, which portion of the consideration would be taxed as ordinary income if the interest was previously untaxed) and (ii) the holder's adjusted tax basis therein. Subject to the discussion above under the caption "Market Discount" with respect to the Notes, such gain or loss should be capital gain or loss. In the case of non-corporate U.S. Holders, any such gain will be long-term capital gain if the Notes have been held for more than eighteen months at the time of such sale, exchange, redemption or other disposition and will be mid-term capital gain if the Notes have been held for more than one year but not more than eighteen months at the time of such sale, exchange, redemption or other disposition.

     Exchange Offer. The exchange of Old Notes for New Notes pursuant to the Exchange Offers should not constitute a significant modification of the terms of the Old Notes and, therefore, such exchange should not constitute an exchange for U.S. federal income tax purposes. Accordingly, such exchange should have no U.S. federal income tax consequences to U.S. Holders of Old Notes.

     Upon the failure to comply with certain of its obligations with respect to the Exchange Offers, the Company (in the case of the Senior Subordinated Notes) or Holdings (in the case of the Senior Discount Notes) would be required to pay additional cash interest (the "Additional Interest") on the Senior Subordinated Notes or Senior Discount Notes, as the case may be. In general, the Additional Interest should be recognized as ordinary income by U.S. Holders when paid.

     Backup Withholding and Information Reporting. Under the Code, U.S. Holders of Notes may be subject, under certain circumstances, to information reporting and "backup withholding" at a 31% rate with respect to cash payments in respect of principal (and premium, if any), OID, interest, and the gross proceeds from dispositions thereof. Backup withholding applies only if the U.S. Holder (i) fails to furnish its social security or other taxpayer identification number ("TIN") within a reasonable time after a request therefor, (ii) furnishes an incorrect TIN, (iii) fails to report properly interest or dividends, or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit (and may entitle such holder to a refund) against such U.S. Holder's U.S. federal income tax liability, provided that the required information is furnished to the Service. Certain persons are exempt from backup withholding, including corporations and financial institutions. U.S. Holders of Notes should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

     Holdings and the Company will furnish annually to the Internal Revenue Service and to record holders of the Notes (to whom it is required to furnish such information) information relating to the amount of OID and interest. Because this information will be based upon the adjusted issue price of the Senior Discount Notes as if the holder were an original holder, purchasers who purchase Senior Discount Notes for an amount other than the adjusted issue price at the time of purchase will be required to determine for themselves the amount of OID, if any, that they are required to report. See also " -- Acquisition Premium on Senior Discount Notes" and "-- Market Discount on Notes."

     THE FOREGOING DISCUSSION IS BASED ON THE PROVISIONS OF THE CODE, REGULATIONS, RULINGS AND JUDICIAL DECISIONS NOW IN EFFECT, ALL OF WHICH ARE SUBJECT TO CHANGE. ANY SUCH CHANGES MAY BE APPLIED RETROACTIVELY IN A MANNER THAT COULD ADVERSELY AFFECT U.S. HOLDERS OF NOTES. EACH PURCHASER OF ANY OF THE NOTES SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO IT, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS, OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES.

NON-U.S. HOLDERS

     The following discussion is limited to the U.S. federal income tax consequences relevant to a Non-U.S. Holder of a Note.

     For purposes of the following discussion, interest and gain on the sale, exchange or other disposition of a Note will be considered to be "U.S. trade or business income" if such income or gain is (i) effectively connected with the conduct of a U.S. trade or business or (ii) in the case of a treaty resident, attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States.

     Stated Interest and OID on Notes. Generally any interest or OID paid to a Non-U.S. Holder of a Note that is not U.S. trade or business income will not be subject to U.S. federal income tax if the interest or OID qualifies as "portfolio interest." Generally interest and OID on the Notes will qualify as portfolio interest if (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all voting stock of the Company (in the case of the Senior Subordinated Notes) or Holdings (in the case of the Senior Discount Notes) and (ii) such holder is not a "controlled foreign corporation" with respect to which the Company or Holdings, as the case may be, is a "related person" within the meaning of the Code, and (iii) either the beneficial owner, under penalty of perjury, certifies that the beneficial owner is not a United States person and such certificate provides the beneficial owner's name and address, or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the Notes certifies under penalties of perjury, that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner, and (iv) the Non-U.S. Holder is not a bank receiving interest on the extension of credit made pursuant to a loan agreement made in the ordinary course of its trade or business.

     The gross amount of payments to a Non-U.S. Holder of interest or OID that do not qualify for the portfolio interest exception and that are not effectively connected with the conduct of a U.S. trade or business will be subject to U.S. federal income tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed on a net basis at regular U.S. rates rather than the 30% gross rate. In the case of a Non-U.S. Holder that is a corporation, such United States trade or business income may also be subject to the branch profits tax (which is generally imposed on a foreign corporation on the actual or deemed repatriation from the United States of earnings and profits attributable to United States trade or business income) at a 30% rate. The branch profits tax may not apply (or may apply at a reduced rate) if a recipient is a qualified resident of certain countries with which the United States has an income tax treaty. To claim the benefit of a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, the Non-U.S. Holder must provide a properly executed Form 1001 or 4224 (or such successor forms as the Internal Revenue Service designates), as applicable, prior to the payment of interest. These forms must be periodically updated. Also under these regulations, a Non-U.S. Holder who is claiming the benefits of a treaty may be required in certain instances to obtain a U.S. taxpayer identification number and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country. If the Senior Discount Notes are AHYDOs, the recharacterization of a portion of OID as dividends as described above will not apply for purposes of U.S. withholding tax.

     Sale, Exchange or Redemption of Notes. A Non-U.S. Holder will generally not be subject to U.S. federal income tax recognized on a sale, redemption or other disposition of a Note unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder;
(ii) in the case of a Non-U.S. Holder who is a nonresident alien individual and holds such Note as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met; or (iii) the Non-U.S. Holder is subject to the special rules applicable to former citizens and residents of the United States

     Federal Estate Tax. If interest on the Notes is exempt from withholding of U.S. federal income tax as portfolio interest described above, the Notes will not be included in the estate of a deceased Non-U.S. Holder for U.S. federal estate tax purposes.

     Information Reporting and Backup Withholding. The Company and Holdings must report annually to the Internal Revenue Service and to each Non-U.S. Holder any interest or OID that is subject to withholding, or that is exempt from U.S. withholding tax pursuant to a tax treaty, or interest or OID that is exempt from United States tax under the portfolio interest exception. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

     In the case of payments of interest (including OID) to Non-U.S. Holders, Treasury Regulations provide that information reporting and backup withholding at a rate of 31% will not apply to such payments with respect to which either the requisite certification has been received or an exemption has otherwise been established (provided that neither the payor nor its paying agent has actual knowledge that the holder is a U.S. person or the conditions of any other exemption are not, in fact, satisfied).

     The Treasury Regulations provide that backup withholding and information reporting will not apply to payments of principal on the Notes by the Company or Holdings to a Non-U.S. Holder, if the Holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption (provided that neither the Company nor Holdings nor their paying agents has actual knowledge that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied).

     The payment of the proceeds from the disposition of the Notes to or through the United States office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a Note to or through a non-U.S. office of a non-U.S. broker that is not a U.S. related person will not be subject to information reporting or backup withholding. For this purpose, a "U.S. related person" is (i) a "controlled foreign corporation" for U.S. federal income tax purposes or (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a United States trade or business.

     In the case of the payment of proceeds from the disposition of Notes to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the regulations require information reporting on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is not a U.S. person or a U.S. related person (absent actual knowledge that the payee is a U.S. person).

     The Treasury Department recently promulgated final Treasury Regulations regarding the withholding and information reporting rules discussed above. In general, the final regulations do not significantly alter the substantive withholding and information reporting requirements but rather unify current certification procedures and forms and clarify reliance standards. The final regulations are generally effective for payments made after December 31, 1998, subject to certain transition rules. Non-U.S. Holders should consult their own tax advisors with respect to the impact, if any, of the new final Treasury Regulations.

     Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder's U.S. federal income tax liability, provided that the requisite procedures are followed.

     THE PRECEDING DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT ITS OWN TAX ADVISER AS TO PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

                                 LEGAL MATTERS


     The validity of the Notes offered hereby will be passed upon for the Issuers by Weil Gotshal & Manges LLP, New York, New York.


                              CHANGE IN ACCOUNTANT


     The Company on March 27, 1998 changed its independent accountants from Ernst & Young LLP ("Ernst & Young") to PricewaterhouseCoopers LLP. Ernst & Young's report on the consolidated financial statements of LIN Television for fiscal years 1997 and 1996 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles. Additionally, no reportable conditions as described in
Item 304(a)(1)(v) of Regulation S-K were identified during Ernst & Young's audits of the consolidated financial statements. During Ernst & Young's appointment as independent accountants, there were no disagreements on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which if not resolved to Ernst & Young's satisfaction would have caused Ernst & Young to make reference to the subject matter of the disagreement in their reports on LIN Television's consolidated financial statements.


                                    EXPERTS

     The consolidated financial statements of LIN Television Corporation at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, appearing in this Prospectus and the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


     The consolidated balance sheet of LIN Holdings Corp. as of December 31, 1997 included in this Prospectus and the Registration Statement, has been included herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS


LIN TELEVISION CORPORATION
Report of Independent Auditors..............................   F-2
Consolidated Balance Sheets as of December 31, 1997 and
  1996......................................................   F-3
Consolidated Statements of Income for each of the years
  ended December 31, 1997, 1996
  and 1995..................................................   F-4
Consolidated Statements of Stockholders' Equity for each of
  the years ended December 31, 1997, 1996 and 1995..........   F-5
Consolidated Statements of Cash Flows for each of the years
  ended December 31, 1997, 1996 and 1995....................   F-6
Notes to Consolidated Financial Statements..................   F-7
Consolidated Balance Sheets as of March 31, 1998 (unaudited)
  and December 31, 1997.....................................  F-21
Consolidated Statements of Income for the three months ended
  March 31, 1998 and 1997 (unaudited).......................  F-22
Consolidated Statements of Cash Flows for the three months
  ended March 31, 1998 and 1997 (unaudited).................  F-23
Notes to Consolidated Financial Statements (unaudited)......  F-24
LIN HOLDINGS CORP.
Report of Independent Accountants...........................  F-31
Consolidated Balance Sheet as of December 31, 1997..........  F-32
Notes to Consolidated Balance Sheet.........................  F-33
Consolidated Balance Sheets as of March 31, 1998 (unaudited)
  and December 31, 1997.....................................  F-36
Consolidated Statements of Income for the three months ended
  March 31, 1998 and 1997 (unaudited).......................  F-37
Consolidated Statements of Cash Flows for the three months
  ended March 31, 1998 and 1997 (unaudited).................  F-38
Notes to Consolidated Financial Statements (unaudited)......  F-39

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
LIN Television Corporation

     We have audited the accompanying consolidated balance sheets of LIN Television Corporation as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform our audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of LIN Television Corporation at December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                            ERNST & YOUNG LLP

Fort Worth, Texas
January 19, 1998, except for
Note 2, as to which the
date is March 3, 1998

                           LIN TELEVISION CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                1997          1996
                                                              --------      ---------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  8,046      $  27,952
  Accounts receivable, less allowance for doubtful accounts
     (1997 -- $2,197; 1996 -- $1,960).......................    57,645         52,666
  Program rights............................................     9,916         10,133
  Other current assets......................................     1,865          6,675
                                                              --------      ---------
          Total current assets..............................    77,472         97,426
Property and equipment, less accumulated depreciation.......   107,593        106,441
Program rights and other non current assets.................    14,199         10,427
Equity in joint venture.....................................       473            505
Intangible assets, less accumulated amortization
  (1997 -- $70,905;
  1996 -- $59,348)..........................................   369,588        381,145
                                                              --------      ---------
          Total assets......................................  $569,325      $ 595,944
                                                              ========      =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  7,553      $   7,593
  Program obligations.......................................    11,320         10,724
  Accrued income taxes......................................     3,444          2,518
  Other accruals............................................    26,891         20,023
                                                              --------      ---------
          Total current liabilities.........................    49,208         40,858
Long-term debt..............................................   260,000        350,000
Deferred income taxes.......................................    65,248         64,211
Other non current liabilities...............................     2,304          2,427
Stockholders' equity:
  Preferred stock, $.01 par value:
     Authorized shares -- 15,000,000
     Issued and outstanding shares -- none..................        --             --
  Common stock, $0.01 par value:
     Authorized shares -- 90,000,000
     Issued and outstanding shares(1997 -- 29,857,000;
      29,717,000 -- 1996)...................................       299            297
  Treasury stock............................................        (3)            --
  Additional paid-in capital................................   283,177        276,997
  Accumulated deficit.......................................   (90,908)      (138,846)
                                                              --------      ---------
          Total stockholders' equity........................   192,565        138,448
                                                              --------      ---------
          Total liabilities and stockholders' equity........  $569,325      $ 595,944
                                                              ========      =========

                            See accompanying notes.

                           LIN TELEVISION CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 YEAR ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1997        1996        1995
                                                             --------    --------    --------
Net revenues...............................................  $291,519    $273,367    $217,247
Operating costs and expenses:
  Direct operating.........................................    70,746      68,954      49,342
  Selling, general & administrative........................    63,473      59,974      47,646
  Corporate expense........................................     6,763       6,998       5,747
  Amortization of program rights...........................    15,596      14,464      12,357
  Depreciation and amortization of intangible assets.......    24,789      23,817      17,127
  Tower write-offs.........................................     2,697          --          --
                                                             --------    --------    --------
          Total operating costs and expenses...............   184,064     174,207     132,219
                                                             --------    --------    --------
Operating income...........................................   107,455      99,160      85,028
Other (income) expense:
  Interest expense.........................................    21,340      26,582      26,262
  Investment income........................................    (1,332)     (1,354)     (1,258)
  Other expense............................................        --          --         320
  Equity in loss of joint venture..........................     1,532         995          --
  Merger expense...........................................     7,206          --          --
                                                             --------    --------    --------
          Total other expense..............................    28,746      26,223      25,324
                                                             --------    --------    --------
Income before provision for income taxes...................    78,709      72,937      59,704
Provision for income taxes.................................    30,602      26,476      21,674
                                                             --------    --------    --------
Net income.................................................  $ 48,107    $ 46,461    $ 38,030
                                                             ========    ========    ========
Net income per share:
  Net income...............................................  $   1.62    $   1.57    $   1.29
                                                             ========    ========    ========
  Net income-assuming dilution.............................  $   1.58    $   1.54    $   1.28
                                                             ========    ========    ========
Weighted average shares outstanding........................    29,781      29,631      29,367
                                                             ========    ========    ========
Weighted average shares outstanding-assuming dilution......    30,534      30,120      29,757
                                                             ========    ========    ========

                            See accompanying notes.

                           LIN TELEVISION CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (DOLLARS AND SHARES IN THOUSANDS)

                                         COMMON STOCK                ADDITIONAL                     TOTAL
                                        ---------------   TREASURY    PAID-IN     ACCUMULATED   STOCKHOLDERS'
                                        SHARES   AMOUNT    STOCK      CAPITAL       DEFICIT        EQUITY
                                        ------   ------   --------   ----------   -----------   -------------
Balance at January 1, 1995............  29,183    $292     $  --      $263,205     $(223,337)     $ 40,160
  Net income..........................      --      --        --            --        38,030        38,030
  Proceeds from exercises of stock
     options and issuance of Employee
     Stock Purchase Plan shares.......     306       3        --         5,144            --         5,147
  Adjustment of prior year LIN
     Broadcasting corporate service
     charges..........................      --      --        --          (365)           --          (365)
  Tax benefit from exercises of stock
     options..........................      --      --        --         3,462            --         3,462
                                        ------    ----     -----      --------     ---------      --------
Balance at December 31, 1995..........  29,489     295        --       271,446      (185,307)       86,434
  Net income..........................      --      --        --            --        46,461        46,461
  Proceeds from exercises of stock
     options and issuance of Employee
     Stock Purchase Plan shares.......     228       2        --         4,800            --         4,802
  Tax benefit from exercises of stock
     options..........................      --      --        --           751            --           751
                                        ------    ----     -----      --------     ---------      --------
Balance at December 31, 1996..........  29,717     297        --       276,997      (138,846)      138,448
  Net income..........................      --      --        --            --        48,107        48,107
  Proceeds from exercises of stock
     options and issuance of Employee
     Stock Purchase Plan shares.......     140       2        --         3,633            --         3,635
  Treasury stock purchases............      --      --      (816)           --            --          (816)
  Treasury stock reissuances..........      --      --       813            --          (169)          644
  Tax benefit from exercises of stock
     options..........................      --      --        --         2,547            --         2,547
                                        ------    ----     -----      --------     ---------      --------
Balance at December 31, 1997..........  29,857    $299     $  (3)     $283,177     $ (90,908)     $192,565
                                        ======    ====     =====      ========     =========      ========

                            See accompanying notes.

                           LIN TELEVISION CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                  YEAR ENDED DECEMBER 31,
                                                             ---------------------------------
                                                               1997        1996        1995
                                                             --------    --------    ---------
OPERATING ACTIVITIES
Net income.................................................  $ 48,107    $ 46,461    $  38,030
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization (includes amortization of
     financing costs)......................................    25,688      24,818       18,242
  LIN Broadcasting corporate service charges forgiven......        --          --         (365)
  Tax benefit from exercises of stock options..............     2,547         751        3,462
  Deferred income taxes....................................        54       3,127        2,719
  Net loss (gain) on disposition of assets.................     3,067        (158)         422
  Amortization of program rights...........................    15,596      14,464       12,357
  Program payments.........................................   (13,179)    (15,536)     (14,311)
  Equity in joint venture..................................     1,532         995           --
  Changes in operating assets and liabilities:
     Accounts receivable...................................    (4,979)     (1,934)      (4,954)
     Other assets..........................................    (3,976)      3,514       (3,148)
     Liabilities...........................................     7,234      (5,703)       3,586
                                                             --------    --------    ---------
          Total adjustments................................    33,584      24,338       18,010
                                                             --------    --------    ---------
Net cash provided by operating activities..................    81,691      70,799       56,040
INVESTING ACTIVITIES
Capital expenditures.......................................   (20,605)    (27,557)     (27,715)
Asset dispositions.........................................     7,045         693           56
Investment in joint venture................................    (1,500)     (1,000)        (500)
Acquisitions...............................................        --          --      (97,563)
Local Marketing Agreement expenditures.....................        --          --       (2,001)
                                                             --------    --------    ---------
Net cash used in investing activities......................   (15,060)    (27,864)    (127,723)
FINANCING ACTIVITIES
Proceeds from exercise of stock options and sale of
  Employee Stock Purchase Plan shares......................     4,279       4,802        5,147
Treasury stock purchases...................................      (816)         --           --
Principal payments on long-term debt.......................   (90,000)    (37,000)     (25,000)
Proceeds from long-term debt...............................        --          --       92,000
Purchase of interest rate caps.............................        --          --         (346)
Loan fees incurred on long-term debt.......................        --        (810)          --
                                                             --------    --------    ---------
Net cash provided by (used in) financing activities........   (86,537)    (33,008)      71,801
                                                             --------    --------    ---------
Net increase (decrease) in cash and cash equivalents.......   (19,906)      9,927          118
Cash and cash equivalents at beginning of the year.........    27,952      18,025       17,907
                                                             --------    --------    ---------
Cash and cash equivalents at end of the year...............  $  8,046    $ 27,952    $  18,025
                                                             ========    ========    =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for:
  Interest.................................................  $ 20,608    $ 28,866    $  21,733
  Income taxes.............................................  $ 26,092    $ 25,285    $  14,175

                            See accompanying notes.

                        LIN TELEVISION CORPORATION, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION

     On December 28, 1994, the Company became an independent public company when its common stock was distributed to LIN Broadcasting Corp. ("LIN Broadcasting") shareholders on a tax-free basis (the "Spin-Off"). The Company's common stock was distributed to the LIN Broadcasting shareholders on the basis of one share of the Company's common stock for every two shares of LIN Broadcasting common stock held of record as of December 9, 1994.

     The Company operates twelve television stations (including KXAS-TV) and provides consulting services to two additional television stations. (See Note
8). Thirteen of these stations are network affiliates and ten are in the forty largest domestic television markets. The twelve television stations operated by the Company include four stations to which the Company provides programming and marketing services pursuant to local marketing agreements. See Note 14. The Company serves additional programming outlets through operation of low-power television stations and satellite broadcasting facilities. The Company, with its predecessors, has been engaged in commercial television broadcasting since 1966.

     Stations in larger markets traditionally command higher revenues than stations in smaller markets due to a larger audience. Station KXAS-TV, in the Dallas-Fort Worth market, has generated a substantial portion of the Company's net revenues. Approximately 33%, 34% and 36% of the Company's 1997, 1996 and 1995 net revenues, respectively, were attributable to KXAS-TV. A significant downturn in the economy of that station's market could substantially affect the operating results of the Company. The Company is also dependent on automotive-related advertising. Approximately 24% of the Company's gross advertising revenues for the years ended December 31, 1997, 1996 and 1995 consisted of automotive advertising. A significant decrease in such advertising could materially effect the Company's operating results.

     The Company currently owns the following network-affiliated television broadcasting stations:

                  STATION AND LOCATION                    CHANNEL    NETWORK AFFILIATION
                  --------------------                    -------    -------------------
KXAS-TV, Fort Worth-Dallas, TX..........................   5(VHF)            NBC
WISH-TV, Indianapolis, IN...............................   8(VHF)            CBS
WTNH-TV, New Haven-Hartford, CT.........................   8(VHF)            ABC
WIVB-TV, Buffalo, NY....................................   4(VHF)            CBS
WAVY-TV, Portsmouth-Norfolk, VA.........................  10(VHF)            NBC
KXAN-TV, Austin, TX.....................................  36(UHF)            NBC
WAND-TV, Decatur, IL....................................  17(UHF)            ABC
WANE-TV, Fort Wayne, IN.................................  15(UHF)            CBS

     The Company also provides programming and marketing services to the following stations pursuant to local marketing agreements ("LMAs"):

                  STATION AND LOCATION                    CHANNEL    NETWORK AFFILIATION
                  --------------------                    -------    -------------------
KXTX-TV, Fort Worth-Dallas, TX..........................  39(UHF)        Ind.
WBNE-TV, New Haven-Hartford, CT.........................  59(UHF)         WB
WVBT-TV, Portsmouth-Norfolk, VA.........................  43(UHF)       WB/Fox
KNVA-TV, Austin, TX.....................................  54(UHF)         WB

2. SUBSEQUENT EVENT

     The Company and two newly formed affiliates of Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse"), the predecessors-in-interest of LIN Holdings Corp. ("Holdings") and LIN Acquisition Company ("LIN Acquisition"), entered into an Agreement and Plan of Merger on August 12, 1997 (as amended, the

                        LIN TELEVISION CORPORATION, INC.

"Merger Agreement"). On January 7, 1998, the stockholders of the Company adopted and approved the Merger Agreement.

     Pursuant to, and upon the terms and conditions of, the Merger Agreement, Holdings acquired the Company (the "Acquisition") on March 3, 1998 by merging LIN Acquisition, its wholly owned subsidiary, with and into the Company (the "Merger"), with the Company surviving the merger and becoming a direct, wholly owned subsidiary of Holdings. The total purchase price for the common equity of the Company was approximately $1.7 billion (subject to the payment of 8.0% per annum thereon from and including February 15, 1998 up to but excluding March 3, 1998, the date on which the Merger became effective). The Company incurred additional financing and legal fees in connection with the closing of the Merger.

     The Acquisition was funded by (i) $6.9 million of excess cash on the Company's balance sheet; (ii) $50.0 million aggregate principal amount of senior secured Tranche A term loans ("Tranche A Term Loans"); (iii) $120.0 million aggregate principal amount of senior secured Tranche B term loans ("Tranche B Term Loans"); (iv) $299.3 million of gross proceeds from the issuance by LIN Television of $300.0 million aggregate principal amount of unregistered 8 3/8% senior subordinated notes due 2008 (the "Old Senior Subordinated Notes"); (v) $199.6 million of gross proceeds from the issuance by Holdings of $325.0 million aggregate principal amount at maturity of unregistered 10% senior discount notes due 2008 (the "Old Senior Discount Notes"), which proceeds were contributed by Holdings to the common equity of the Company; (vi) $815.5 million of proceeds of the GECC Note (as defined below) and (vii) $558.1 million of common equity provided by affiliates of Hicks Muse, management and other co-investors to the equity of the corporate parents of Holdings, which in turn, through Holdings, contributed such amount to the common equity of the Company (collectively, the "Financings").

     In connection with the Acquisition, Hicks Muse and NBC formed a television station joint venture (the "Joint Venture"). The Joint Venture consists of KXAS-TV, formerly the Company's Dallas-Fort Worth NBC affiliate, and KNSD-TV, formerly NBC's San Diego station. A wholly owned subsidiary of NBC is the general partner of the Joint Venture (the "NBC General Partner") and NBC operates the stations owned by the Joint Venture. The NBC General Partner holds an approximate 80% equity interest and the Company holds an approximate 20% equity interest in the Joint Venture. General Electric Capital Corporation ("GECC") provided debt financing for the Joint Venture in the form of an $815.5 million 25-year non-amortizing senior secured note bearing an interest rate of 8% per annum for the first fifteen years of its term, and at a rate of 9.0% per annum thereafter (the "GECC Note") The Company expects that the interest payments on the GECC Note will be serviced solely by the cash flow of the Joint Venture.

     The GECC Note was issued by LIN Television of Texas, L.P., the Company's indirect wholly owned partnership ("LIN-Texas"), which distributed the proceeds to the Company. The obligations to GECC under the GECC Note were assumed by a limited liability company to finance a portion of the cost of the Acquisition. The obligations to GECC under the GECC note were assumed by the Joint Venture and LIN Texas was simultaneously released from all obligations under the GECC Note. The GECC Note is not an obligation of Holdings, the Company, or any of their respective subsidiaries and is recourse only to the Joint Venture, the Company's interest therein and to one of Holdings two corporate parents pursuant to a guarantee.

     In connection with the formation of the Joint Venture, the Company received an extension of its NBC network affiliation agreements to 2010 and the option (exercisable through December 31, 1999) to purchase WVTM-TV, the NBC affiliate in Birmingham, Alabama.

     Additionally, on August 12, 1997, the Company entered into an asset purchase agreement with AT&T Corp. ("AT&T") pursuant to which it will acquire WOOD-TV, a television station in Grand Rapids, and the LMA rights relating to station WOTV-TV, for approximately $125.5 million (the "Grand Rapids Acquisition"). The funding for this acquisition is expected to be provided under the new credit facility arranged in connection with the Acquisition funding. The Company expects to acquire the Grand Rapids stations from

                        LIN TELEVISION CORPORATION, INC.

AT&T in 1998. Management has been providing consulting services to the Grand Rapids stations under a consulting agreement with AT&T since 1994.

     The summarized unaudited pro forma consolidated results of operations set forth below for the year ended December 31, 1997, assume the Acquisition and the Joint Venture had taken place on January 1, 1997. Such results do not give effect to the Grand Rapids acquisition.

                                                           YEAR ENDED
                                                        DECEMBER 31, 1997
                                                        -----------------
                                                         (IN THOUSANDS)
Net revenues..........................................      $196,115
Net loss..............................................      $(43,415)

     The pro forma results do not necessarily represent results that would have occurred if the Acquisition and Joint Venture had taken place on the dates indicated nor are they necessarily indicative of the results of future operations.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned. All significant intercompany accounts and transactions have been eliminated.

  Use of Estimates

     The management of the Company is required, in certain instances, to use estimates and assumptions that affect the amounts reported in the financial statements, and the notes thereto, in order to conform with generally accepted accounting principles. The Company's actual results could differ from these estimates.

  Cash and Cash Equivalents

     Cash equivalents consist of highly liquid, short-term investments which have a maturity of three months or less when purchased. The Company's excess cash is invested primarily in commercial paper.

  Property and Equipment

     Property and equipment is recorded at cost and is depreciated by the straight-line method over the estimated useful lives of the assets. The Company recorded depreciation expense of $13.2, $12.3 million, and $8.2 million during 1997, 1996, and 1995, respectively.

     In 1997, the Company completed the upgrade of several of its analog transmitter towers and transmitter buildings to digital equipment. In accordance with Financial Accounting Standards Board (the "FASB") Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, the Company disposed of towers and other broadcast equipment that could no longer be used with digital technology. The net book loss on this equipment of approximately $2.7 million is reflected on the Company's Consolidated Statements of Income as "tower write-off."

  Revenue Recognition

     Broadcast revenue is recognized during the period in which the advertising is aired. Barter revenue is recognized based on the estimated fair value of the product or service received.

                        LIN TELEVISION CORPORATION, INC.

  Advertising Expense

     The cost of advertising is expensed as incurred. The Company incurred $5.6 million, $4.8 million, and $4.1 million in advertising costs during 1997, 1996, and 1995, respectively.

  Intangible Assets

     Intangible assets represent the excess of the purchase price over the estimated fair value of identifiable assets acquired in business acquisitions, and is attributable to FCC licenses, network affiliations, and goodwill. Intangible assets acquired subsequent to October 31, 1970, the effective date of Accounting Principles Board Opinion No. 17, are being amortized over 40 years. Intangible assets of $5.8 million acquired prior to October 31, 1970 are not being amortized. The carrying value of intangible assets will be evaluated, in terms of undiscounted cash flows, if the facts and circumstances suggest that they may be impaired. If this review indicates that intangible assets will not be recoverable, the Company's carrying value of the intangible assets will be reduced to their fair value.

  Program Rights

     Program rights are recorded as assets when the license period begins and the programs are available for broadcasting. Costs incurred in connection with the purchase of programs to be broadcast within one year are classified as current assets, while costs of those programs to be broadcast subsequently are considered non-current. The program costs are charged to expense over their estimated broadcast periods using the straight-line method. Program obligations are classified as current or non-current in accordance with the payment terms of the license agreement.

  Net Income Per Share

     Net income per share is based on the average number of shares of common stock outstanding during each year presented. Net income per share assuming dilution is based on the average number of shares of common stock outstanding during each year presented and the dilutive effect of common stock equivalents of 753,000, 489,000 and 390,000 for the years ended December 31, 1997, 1996 and
1995, respectively.

  Reclassification

     Certain reclassifications have been made to the prior period financial statements to conform to the current period financial statement presentation.

  Impact of Recently Issued Accounting Standards

     In February 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings Per Share (Statement 128), which is required to be adopted on December 31, 1997. Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effect of options, warrants and convertible securities. Dilutive earnings per share is calculated similarly to the previously recorded fully diluted earnings per share using the average market price of the weighted-average shares outstanding. All earnings per share amounts for all periods have been presented and, where appropriate, restated to conform to the Statement 128 requirements.

     In June 1997, the FASB issued Statement No. 130, Reporting Comprehensive Income(Statement 130) effective for years beginning after December 15, 1997. Statement 130 requires that a public company report items of other comprehensive income either below the total for net income in the income statement, or in a statement of changes in equity, and to disclose the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in-capital in the equity section of the balance sheet. The

                        LIN TELEVISION CORPORATION, INC.

Company does not expect the adoption of Statement 130 to have a material impact on financial statement disclosures.

     In June 1997, the FASB issued Statement No. 131, Disclosures about Segments of an Enterprise and Related Information (Statement 131) effective for years beginning after December 15, 1997. Statement 131 requires that a public company report financial and descriptive information about its reportable operating segments pursuant to criteria that differ from current accounting practice. Operating segments, as defined, are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance. The financial information to be reported includes segment profit or loss, certain revenue and expense items and segment assets and reconciliations to corresponding amounts in the general-purpose financial statements. SFAS 131 also requires information about revenues from products or services, countries where the company has operations or assets and major customers. The Company does not expect the adoption of Statement 131 to have a material impact on financial statement disclosures.

4. PROPERTY AND EQUIPMENT

     The major classifications of property and equipment for the years ended December 31 were as follows:

                                                                1997        1996
                                                              --------    --------
                                                                 (IN THOUSANDS)
Land........................................................  $ 10,550    $ 11,533
Buildings...................................................    39,977      34,677
Broadcasting equipment......................................   129,238     122,807
                                                              --------    --------
                                                               179,765     169,017
Less accumulated depreciation...............................    72,172      62,576
                                                              --------    --------
                                                              $107,593    $106,441
                                                              ========    ========

5. LONG-TERM DEBT

     In August 1996, the Company renegotiated the terms of its existing $305 million bank credit facility (the "Credit Facility") primarily to reduce the interest attributable to outstanding debt. The Credit Facility, as amended, permits the Company to borrow up to $600 million of an eight-year, reducing revolving credit facility. In August 1997, the Company decided to reduce the available borrowing under the Credit Facility to $305 million. The Company has indebtedness outstanding of $260 million and funds of $45 million available under the Credit Facility as of December 31, 1997 (see Note 2 -- "Subsequent Events" for a discussion of the financing related to the Merger).

     The Company incurred financing and legal fees totaling approximately $7.1 million in connection with the Credit Facility in 1994 and an additional $0.8 million in financing and legal fees associated with the amendment to the Credit Facility in 1996 which are being amortized over the contractual term of the Credit Facility.

     Under the renegotiated terms of the Credit Facility, interest is payable at the higher of the prevailing prime rate or an adjusted Federal Funds Rate, or LIBOR, plus an applicable margin that varies from 0.4% to 1.0% based upon the ratio of the Company's consolidated total debt to consolidated operating cash flow.

     The commitment of the Credit Facility will begin to reduce in semi-annual installments commencing June 30, 1999 such that the annual commitment reduction will be $15.25 million in 1999, $61.0 million per year in years 2000-2003, and the remaining $45.75 million in 2004. As of December 31, 1997, the Company would be required, in 2000, to begin making payments to the extent that the balance outstanding under the Credit Facility exceeded the reduced commitment available and continue making semi-annual installments

                        LIN TELEVISION CORPORATION, INC.

under the revolving facility through December 31, 2004, at which time the debt will be fully repaid. The Company is required to apply cash proceeds from certain sales of assets which are not reinvested in similar assets to the prepayment of loans. The Credit Facility, as amended, also permits the Company to solicit commitments for an incremental $300 million, eight-year, reducing revolving credit facility (the "Incremental Facility"). Aggregate commitments to the Incremental Facility, if any, will reduce in eight equal semi-annual amounts beginning 2001 and ending 2004. The weighted average interest rate on outstanding borrowings was 6.4%, 6.16% and 6.64% at December 31, 1997, 1996 and 1995, respectively. The Company is also required to pay quarterly commitment fees ranging from 0.1875% to 0.2500%, based upon the Company's leverage ratio for that particular quarter, on any unused portion of the Credit Facility. The Company incurred commitment fees of approximately $343,724, $449,000 and $811,000 for the three years ended December 31, 1997, 1996, and 1995, respectively. In order to comply with covenants under the Credit Facility, prior to the renegotiated terms, and to provide interest rate protection, the Company purchased interest rate caps at a cost of $346,000 during the year ended December 31, 1995. The interest rate caps cover notional amounts totaling $190.0 million, are based on three-month LIBOR, and have strike rates of 9%. Each of these interest rate cap agreements terminated on December 31, 1997. The costs of the interest rate caps were capitalized and charged to interest expense over the lives of the caps. During the past three years, the prevailing market rates have been below the rate caps in effect. Therefore, the only effect on the Company's interest expense from such transactions has been the amortization of the cost of these caps of $124,588, $124,588 and $187,073 during the years ended December 31, 1997, 1996 and 1995, respectively. Under the renegotiated terms of the Credit Facility the Company is no longer required to purchase interest rate caps.

     The Credit Facility contains covenants restricting or limiting certain activities, including (i) acquisitions and investments, including treasury stock, (ii) incurrence of debt, (iii) distributions and dividends to stockholders, (iv) mergers and sales of assets, (v) prepayments and subordinated indebtedness, and (vi) creations of liens. The Company is required to apply cash proceeds from certain sales of assets which are not reinvested in similar assets and excess cash flow to the prepayment of loans. As security under the Credit Facility, the Company has given a negative pledge on the assets and capital stock of each of its subsidiaries, which own all of the Company's television properties. Such subsidiaries are restricted from making certain distributions or payments to the Company. Under the Credit Facility, the Company must remain in compliance with a series of financial covenants, which compare the levels of the Company's indebtedness to its cash flows as of the end of each quarter. As of December 31, 1997, the Company was in compliance with all covenants.

     The aggregate amounts of principal maturities under the Credit Facility subsequent to December 31, 1997 are as follows:

                         YEAR                                AMOUNT
                         ----                            --------------
                                                         (IN THOUSANDS)
1998-1999..............................................     $     --
2000...................................................       31,250
2001...................................................       61,000
2002...................................................       61,000
Thereafter.............................................      106,750
                                                            --------
                                                            $260,000
                                                            ========

6. PRIVATE MARKET VALUE GUARANTEE

     AT&T through its wholly-owned subsidiary, AT&T Wireless Services Inc. ("AT&T Wireless"), currently owns approximately 45% of the outstanding common stock of the Company. AT&T Wireless has agreed, pursuant to a Private Market Value Guarantee ("PMVG"), to either offer to purchase the remaining shares of the Company in 1998 for the private market value (as defined) or put the Company up for sale. If

                        LIN TELEVISION CORPORATION, INC.

AT&T Wireless does not agree to acquire such remaining shares, the Company will be sold in its entirety in a manner intended to maximize shareholder value. There is no assurance that AT&T Wireless will agree to acquire shares of the Company's Common Stock for private market value. If AT&T Wireless does not offer to acquire such shares, there is no assurance that the Company will be sold in its entirety, or, if sold, that the consideration obtained will be considered favorable to holders of shares of the Company's Common Stock. The PMVG also provides for the selection of three independent directors who serve on the Company's Board of Directors.

     As previously mentioned, on August 12, 1997, the Company entered into the Merger Agreement pursuant to which newly formed affiliates of Hicks Muse will acquire the Company (See Note 2 -- "Subsequent Events"). The total purchase price for the Company's Common Stock, par value $0.01 per share, will be approximately $1.7 billion (subject to the payment of 8% per annum thereon from and including February 15, 1998 up to but excluding the date on which the Merger becomes effective). In addition the Company will refinance the $260 million of LIN Television indebtedness outstanding as of December 31, 1997.

7. STOCKHOLDERS' EQUITY

     Pursuant to the Company's 1994 Adjustment Stock Incentive Plan, nonqualified options have been granted to officers and key employees of the Company and LIN Broadcasting who held options to purchase LIN Broadcasting stock at the date of the Spin-Off. On December 28, 1994, one option to purchase stock of the Company was granted for every two LIN Broadcasting options held, resulting in 701,175 options to purchase common stock of the Company being granted at exercise prices ranging from $2.74 to $20.02.

     The Company and LIN Broadcasting have agreed to divide the income tax benefits of such stock option exercises between the two companies with such benefits accruing to the company whose employee exercises an option. A total of 4,701,175 options to purchase common stock are authorized to be granted under the Company's 1994 Adjustment Stock Incentive Plan, 1994 Amended and Restated Stock Incentive Plan and the 1994 Non-employee Director Stock Incentive Plan. Options are generally not exercisable until one year after grant, have vesting terms of four years or less, and expire ten years from date of grant.

     Pursuant to the Company's stock option plans, in the event of a "change in control" (as defined in the plans) of the Company, vested options at the time of the change in control may be surrendered by officers of the Company, subject to
Section 16 of the Securities Exchange Act of 1934, as amended, in exchange for a cash payment per share by the Company equal to the difference between the exercise price for the option and the greater of the highest amount paid to any holder of common stock by the acquirer in connection with the resulting change in control or the highest selling price of the common stock during the 90-day period prior to the date of surrender of the option. Notwithstanding the foregoing, if a change in control results in the consolidation or merger of the Company with AT&T or a successor to AT&T under the PMVG and AT&T or any successor is the surviving company, or if AT&T becomes the beneficial owner of 80% or more of the Company's stock (other than pursuant to a private market sale, as defined in the Company's PMVG with AT&T), each outstanding option shall be converted into an option to purchase AT&T's Class A Common Stock. If a change in control results from a private market sale, upon a vote by a majority of the Company's Independent Directors (as defined in the plans), each outstanding option will be converted into an option to purchase the common stock of the acquirer. If the Independent Directors do not approve the conversion, the Company may (but is not required to) cancel each such option in exchange for a payment per share in cash equal to the excess of the purchase price per share in the private market sale over the exercise price of such option.

     The Company's Employee Stock Purchase Plan (the "ESPP") allows eligible employees to purchase shares of the Company's common stock, through regular payroll deductions, at 85% of the closing market price of the stock as of the last trading day of each month. The ESPP restricts a participant to purchase no

                        LIN TELEVISION CORPORATION, INC.

more than $25,000 of stock in any calendar year. A total of 300,000 shares have been authorized under the ESPP. Common shares of 38,156, 48,280 and 48,823 were purchased and distributed to employees participating in the plan during 1997, 1996 and 1995, respectively, at prices ranging from $30.65 to $46.22 per share in 1997, $26.56 to $35.38 per share in 1996 and $21.89 to $31.98 per share in
1995.

     The Company has elected to follow Opinion 25 and the related
Interpretations in accounting for these plans. There has been no compensation expense associated with these fixed-option plans recognized under Opinion 25 because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant.

     Pro forma information regarding net income and earnings per share is required by Statement 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for grants in 1997, 1996 and 1995: risk-free interest rates of 5.92%, 5.48% and 7.63% for 1997, 1996 and 1995, respectively; volatility factors of the expected market price of the Company's Common Stock of 0.30; and a weighted-average expected life of the option of seven years. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period.

     Because the rules for pro forma disclosure under Statement 123 expressly prohibit retroactive recognition of compensation expense, the following disclosures will not be indicative of future compensation expense until the new rules are applied to all outstanding non-vested awards. The Company's pro forma information follows (in thousands except for earnings per share information):

                                                     1997         1996         1995
                                                    -------      -------      -------
Pro forma net income..........................      $45,532      $43,611      $36,447
Pro forma per share amounts:
  Net income..................................         1.53         1.47         1.24
  Net income-assuming dilution................         1.49         1.45         1.22

     A summary of the Company's stock option activity, and related information for the years ended December 31 follows:

                                              1997                         1996                         1995
                                   --------------------------   --------------------------   --------------------------
                                                  WEIGHTED                     WEIGHTED                     WEIGHTED
                                                  AVERAGE                      AVERAGE                      AVERAGE
                                    OPTIONS    EXERCISE PRICE    OPTIONS    EXERCISE PRICE    OPTIONS    EXERCISE PRICE
                                   ---------   --------------   ---------   --------------   ---------   --------------
Outstanding -- beginning of
  year...........................  1,859,798       $26.75       1,621,305       $24.43       1,282,169       $20.23
Granted..........................    662,400        41.08         581,311        30.44         714,600        28.05
Exercised........................   (120,995)       23.32        (179,604)       18.61        (257,257)       16.37
Canceled or Expired..............    (28,770)       22.28        (163,214)       25.93        (118,207)       21.68
                                   ---------                    ---------                    ---------
Outstanding -- end of year.......  2,372,433        31.02       1,859,798        26.75       1,621,305        24.43
                                   =========                    =========                    =========
Exercisable at end of year.......  1,013,187        25.96         722,833        23.44         552,195        19.95
Weighted-average fair value of
  options granted during the
  year...........................                   18.61                        13.49                        13.85

     Exercise prices for options outstanding as of December 31, 1997 range from $7.88 to $44.125 with approximately 92% of those options ranging in exercise price from $26.63 to $44.125. The weighted-average remaining contractual life of those options is eight years. Exercise prices for options exercised during 1997

                        LIN TELEVISION CORPORATION, INC.

ranged from $4.05 to $34.25. As of December 31, 1997, there were 1,681,867 options available for future grants.

8. INCOME TAXES

     Deferred taxes are determined based on the estimated future tax effects of differences between the financial statement and the tax basis of assets and liabilities given the provisions of enacted tax laws.

     The components of the deferred tax liability are as follows at December 31:

                                                               1997         1996
                                                              -------      -------
                                                                 (IN THOUSANDS)
Intangible assets...........................................  $52,957      $50,353
Property and equipment......................................   14,389       12,164
Other.......................................................   (2,098)       1,694
                                                              -------      -------
                                                              $65,248      $64,211
                                                              =======      =======

     Income tax expense included in the accompanying consolidated statements of income consisted of the following:

                                                         1997       1996       1995
                                                        -------    -------    -------
                                                               (IN THOUSANDS)
Current:
  Federal...........................................    $29,325    $22,439    $18,816
  State.............................................      1,223        910        139
                                                        -------    -------    -------
                                                         30,548     23,349     18,955
Deferred:
  Federal...........................................        210      3,258      2,220
  State.............................................       (156)      (131)       499
                                                        -------    -------    -------
                                                             54      3,127      2,719
                                                        -------    -------    -------
                                                        $30,602    $26,476    $21,674
                                                        =======    =======    =======

     The following table reconciles the amount that would be provided by applying the 35% federal statutory rate to income before income tax expense to the actual income tax expense:

                                                         1997       1996       1995
                                                        -------    -------    -------
                                                               (IN THOUSANDS)
Expense assuming federal statutory rate.............    $27,548    $25,528    $20,896
State taxes, net of federal tax benefit.............        846        962        793
Amortization........................................      1,077      1,077        740
Other...............................................      1,131     (1,091)      (755)
                                                        -------    -------    -------
                                                        $30,602    $26,476    $21,674
                                                        =======    =======    =======

9. RELATED-PARTY TRANSACTIONS

     On December 28, 1994, the Company entered into an agreement with LCH Communications, Inc. ("LCH") and LIN Michigan Broadcasting Corporation (collectively the "Companies") to provide certain management and operations consulting for WOOD-TV and WOTV-TV. The agreement had an initial eighteen month term and granted the Companies the right to renew the agreement for an additional twelve months. In accordance with that provision, the Companies renewed the consulting agreement for an additional twelve months, until June 28, 1997. At that date the Company and the Companies entered into a new

                        LIN TELEVISION CORPORATION, INC.

consulting agreement for a period equal to the shorter of (i) from the date of June 28, 1997 until a date which is ninety days after the transfer of control of WOOD-TV from LCH to an unrelated third party; or (ii) an additional twenty four month term, from June 28, 1997 to June 28, 1999 at a revised consulting fee of $360,000 per year. The Company received $304,500 for these services in 1997 and $250,000 during each of the years ended December 31, 1996 and 1995. In addition, WOOD-TV participates in the Company's programming joint ventures. Costs are allocated to WOOD-TV based on relative market size. Programming and service purchases are directly charged to WOOD-TV and WOTV-TV based on the actual contract or a relative-market-size allocation.

     In addition, on August 12, 1997, the Company entered into an asset purchase agreement with AT&T pursuant to which it will acquire WOOD-TV, a television station in Grand Rapids, and its LMA station WOTV-TV, for approximately $125.5 million. The funding for this acquisition is expected to be provided under the new credit facility arranged in connection with the Acquisition funding. The Company expects to acquire the Grand Rapids stations from AT&T in 1998.

10. RETIREMENT PLANS

     The Retirement Plan is a defined benefit retirement plan covering employees of the Company who meet eligibility requirements, including length of service and age. Pension benefits vest on completion of five years of service and are computed, subject to certain adjustments, by multiplying 1.25% of the employee's last three years' average annual compensation by the number of years of credited service. The assets of the pension plan are invested primarily in long-term fixed income securities, large and small cap U.S. equities, and international equities. The Company's policy is to fund at least the minimum requirement and is further based on legal requirements and tax considerations. No funding was required for the Retirement Plan during 1997 and 1996.

     As a result of the WIVB-TV Acquisition, LIN Television Corporation assumed sponsorship of the Buffalo Broadcasting Company Retirement Plan. On January 1, 1996, the Buffalo Broadcasting Company Retirement Plan was merged into the LIN Television Retirement Plan.

     The Company's net pension expense is based on actuarial valuations of the Company's employees participating in the Retirement Plan. The components of net pension expense were as follows for the years ended December 31:

                                                         1997       1996       1995
                                                        -------    -------    -------
                                                               (IN THOUSANDS)
Service cost of current period........................  $   963    $   891    $   573
Interest cost on projected benefit obligation.........    3,511      3,312      2,887
Actual return on plan assets..........................   (5,883)    (5,960)    (9,609)
Net amortization of unrecognized net transition assets
  and deferral of variance from actual return on
  assets..............................................    2,758      3,253      7,017
                                                        -------    -------    -------
Net pension expense...................................    1,349      1,496        868
Net pension expense allocated to LIN Broadcasting.....       --         --         16
                                                        -------    -------    -------
Net pension expense allocated to the Company..........  $ 1,349    $ 1,496    $   852
                                                        =======    =======    =======

                        LIN TELEVISION CORPORATION, INC.

     The following table sets forth the Retirement Plans' funded status and amounts recognized in the Company's balance sheet at December 31:

                                                     1997                   1996
                                              -------------------    -------------------
                                              FUNDED     UNFUNDED    FUNDED     UNFUNDED
                                              -------    --------    -------    --------
                                                            (IN THOUSANDS)
Actuarial present value of accumulated plan
  benefits, including vested benefits of
  $49,636 and $44,948 in 1997 and 1996,
  respectively..............................  $49,843    $   823     $45,222    $   651
                                              =======    =======     =======    =======
Plan assets at fair value, primarily
  publicly traded stocks and bonds..........  $58,015    $    --     $50,631    $    --
Less projected benefit obligation for
  service rendered to date..................   52,440      1,801      47,338      1,167
                                              -------    -------     -------    -------
Plan assets in excess of (less than)
  projected benefit obligation..............    5,575     (1,801)      3,293     (1,167)
Unrecognized prior service cost.............    1,123         12       2,435         14
Unrecognized net (gain) loss................   (8,912)       665      (6,641)       330
Unrecognized net transition asset being
  recognized over 15 years..................   (1,253)       (65)     (1,567)       (81)
                                              -------    -------     -------    -------
Accrued pension cost included in balance
  sheet.....................................  $(3,467)   $(1,189)    $(2,480)   $  (904)
                                              =======    =======     =======    =======

     The assumptions used in accounting for the Retirement Plan are as follows:

                                                              1997     1996     1995
                                                              -----    -----    -----
Weighted average assumed discount rate......................   7.0%    7.25%     7.0%
Assumed rate of increases in future compensation levels.....   5.0%     5.0%     5.0%
Expected long-term rate of return on plan assets............   8.0%     8.0%     8.0%

11. COMMITMENTS

     The Company leases land, buildings, vehicles, and equipment under operating lease agreements that expire at various dates through the year 2007. Commitments for these non-cancelable operating lease payments subsequent to December 31, 1997 are as follows:

                          YEAR                                AMOUNT
                          ----                            --------------
                                                          (IN THOUSANDS)
1998....................................................      $  957
1999....................................................         612
2000....................................................         353
2001....................................................         290
2002....................................................         153
Thereafter..............................................         294
                                                              ------
                                                              $2,659
                                                              ======

     Rent expense included in the consolidated statements of income was $1.2 million, $1.2 million and $1.0 million for the years ended December 31, 1997, 1996 and 1995, respectively.

                        LIN TELEVISION CORPORATION, INC.

     The Company has also entered into commitments for future syndicated news, entertainment, and sports programming. Future payments associated with these commitments subsequent to December 31, 1997 are as follows:

                        YEAR                                 AMOUNT
                        ----                             --------------
                                                         (IN THOUSANDS)
1998.................................................       $13,317
1999.................................................        19,128
2000.................................................        17,070
2001.................................................         3,655
2002.................................................         2,328
Thereafter...........................................            --
                                                            -------
                                                            $55,498
                                                            =======

12. CONTINGENCIES

     On September 4, 1997, the Company announced that it had learned of four lawsuits regarding the Merger. The Company and its directors are defendants in all of the lawsuits. AT&T is a defendant in three of the lawsuits, and Hicks Muse is a defendant in one of the lawsuits. Each of the lawsuits was filed by a shareholder seeking to represent a putative class of all the Company's public shareholders. Three of the four lawsuits were filed in Delaware Chancery Court, New Castle County, while the fourth lawsuit was filed in New York Supreme Court, New York County.

     While the allegations of each complaint are not identical, all of the lawsuits basically assert that the Merger is not in the interests of the Company's public shareholders. All of the complaints allege breach of fiduciary duty in approving the Merger. Two of the complaints also allege breach of fiduciary duty in connection with the proposed sale of the television station WOOD-TV by AT&T to Hicks Muse and the amendment to a Private Market Value Guarantee Agreement that was entered into simultaneously with the Merger Agreement. The complaints seek the preliminary and permanent enjoinment of the Merger or alternatively seek damages in an undetermined amount.

     While the Company intends to vigorously defend against the allegations in each complaint and believes each lawsuit is without merit, these lawsuits are in their early stages and the Company is unable to determine the likelihood and possible impact on the Company's financial condition or results of operations of unfavorable outcomes.

     In addition, the Company currently and from time to time is involved in litigation incidental to the conduct of its business. In the opinion of the Company's management, none of such litigation is likely to have a material adverse effect on the Company's financial condition, results of operations or cash flows.

13. FINANCIAL INSTRUMENTS

  Concentrations of credit risk

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments and unsecured trade accounts receivable.

     The Company maintains cash and cash equivalents at various financial institutions. These financial institutions are located throughout the country. The Company's cash equivalents consist of investments in the commercial paper of various companies. The Company performs periodic evaluations of the relative credit standing of these entities.

                        LIN TELEVISION CORPORATION, INC.

     Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of agencies comprising the Company's accounts receivable. Trade receivables are generally not collateralized. The Company performs credit evaluations of its customers' financial condition.

14. FAIR VALUE OF FINANCIAL INSTRUMENTS

  Cash and cash equivalents

     The carrying amount of cash and cash equivalents reported in the Company's Balance Sheet approximates fair value.

  Accounts receivable and accounts payable

     The carrying amounts reported in the Company's Balance Sheet for accounts receivable and accounts payable approximates their fair value.

  Long-term debt

     Interest rates associated with the Company's long-term debt are based on the prevailing prime rate or LIBOR rates plus an applicable margin. Interest is fixed for a period ranging from one month to 12 months, depending on availability of the interest basis selected, except if the Company selects a prime-based loan, in which case the interest rate will fluctuate during the period as the prime rate fluctuates. Due to the frequent re-pricing of the borrowings, the book values of the liabilities at December 31, 1997 approximate market values.

15. LOCAL MARKETING AGREEMENTS

     The Company entered into Local Marketing Agreements ("LMAs") with the owners of KXTX-TV in Dallas-Fort Worth, Texas in June 1994, KNVA-TV in Austin, Texas in August 1994, WBNE-TV in New Haven-Hartford, Connecticut in December 1994 and WVBT-TV in Norfolk-Portsmouth, Virginia in December 1994. Under the LMAs, the Company is required to pay fixed periodic fees and incur programming and operating costs relating to the LMA stations, but retains all advertising revenues.

     In connection with the KXTX-TV and KNVA-TV LMAs, the Company purchased 4.49% ownership interests in the licensees of the stations and entered into option and put agreements that would enable or require the Company to purchase the stations for a fixed amount under certain conditions, including a change by the FCC in its "duopoly" rules to permit such acquisitions. The aggregate purchase price for these interests and the purchase options was approximately $1.6 million. The "duopoly" rules currently prevent the Company from acquiring its LMA stations, thereby preventing the Company from directly fulfilling its obligations under put options that such LMAs have with the Company. Should future legislation amend the current single-market ownership limits, the Company, at the option of the parties involved in the LMA contracts, could be required to purchase certain of the LMA stations. Potential commitments for fulfilling these put options totaled a maximum of $9.1 million at December 31, 1997.

     LMA rent expense included in the consolidated statements of income was $1.4 million, $1.5 million and $1.4 million for the years ended December 31, 1997, 1996 and 1995, respectively.

                        LIN TELEVISION CORPORATION, INC.

     Future minimum rental payments required under all four of these LMAs (assuming that the put options relating to these LMAs are not exercised) for the years ending December 31 are as follows:

                        YEAR                                 AMOUNT
                        ----                             --------------
                                                         (IN THOUSANDS)
1998.................................................       $ 2,096
1999.................................................         2,054
2000.................................................         2,079
2001.................................................         1,533
2002.................................................         1,404
Thereafter...........................................         2,381
                                                            -------
                                                            $11,547
                                                            =======

16. UNAUDITED QUARTERLY DATA

     The first three quarters of 1997, 1996 and 1995 per share amounts have been restated to comply with Statement 128.

                                            FIRST QUARTER   SECOND QUARTER   THIRD QUARTER   FOURTH QUARTER
                                            -------------   --------------   -------------   --------------
                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
1997
  Net revenues............................     $61,662         $83,305          $71,911         $74,641
  Operating income........................      17,117          30,468           25,129          34,741
  Net income..............................       7,137          15,550            9,935          15,485
  Per share amounts:
     Net income...........................     $  0.24         $  0.52          $  0.34         $  0.52
     Net income-assuming dilution.........     $  0.23         $  0.51          $  0.34         $  0.50
1996
  Net revenues............................     $57,539         $75,576          $68,780         $71,472
  Operating income........................      15,990          28,274           22,378          32,518
  Net income..............................       5,952          13,841            9,745          16,923
  Per share amounts:
     Net income...........................     $  0.20         $  0.47          $  0.33         $  0.57
     Net income-assuming dilution.........     $  0.20         $  0.46          $  0.32         $  0.56
1995
  Net revenues............................     $48,417         $55,861          $49,066         $63,903
  Operating income........................      14,912          24,601           18,502          27,013
  Net income..............................       5,312          11,157            7,913          13,648
  Per share amounts:
     Net income...........................     $  0.18         $  0.38          $  0.27         $  0.46
     Net income-assuming dilution.........     $  0.18         $  0.37          $  0.27         $  0.46

                  LIN TELEVISION CORPORATION AND SUBSIDIARIES

                    CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                               COMPANY     PREDECESSOR
                                                              ----------   ------------
                                                              MARCH 31,    DECEMBER 31,
                                                                 1998          1997
                                                              ----------   ------------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $   17,722     $  8,046
  Accounts receivable, less allowance for doubtful accounts
     (1998 - $2,067; 1997 - $2,197).........................      34,769       57,645
  Program rights............................................       5,736        9,916
  Other current assets......................................      21,276        1,865
                                                              ----------     --------
          Total current assets..............................      79,503       77,472
Property and equipment, less accumulated depreciation.......     123,575      107,593
Program rights and other non current assets.................       4,490        8,778
Deferred financing costs....................................      37,589        5,421
Equity in joint venture.....................................      76,017          473
Intangible assets, less accumulated amortization
  (1998 - $3,208;
  1997 - $70,905)...........................................   1,469,096      369,588
                                                              ----------     --------
          Total assets......................................  $1,790,270     $569,325
                                                              ==========     ========
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable..........................................  $    9,904     $  7,553
  Program obligations.......................................       6,179       11,320
  Accrued income taxes......................................       3,263        3,444
  Current portion of long-term debt.........................       3,931           --
  Other accruals............................................      33,319       26,891
                                                              ----------     --------
          Total current liabilities.........................      56,596       49,208
Long-term debt, excluding current portion...................     465,370      260,000
Deferred income taxes.......................................     525,242       65,248
Other non current liabilities...............................       1,813        2,304
                                                              ----------     --------
          Total liabilities.................................   1,049,021      376,760
Stockholder's equity:
  Preferred stock, $.01 par value:
     Authorized shares -- (1998 - none; 1997 - 5,000,000)
     Issued and outstanding shares -- none..................          --           --
  Common stock, $0.01 par value:
     Authorized shares -- (1998 - 1,000; 1997 - 90,000,000)
     Issued and outstanding shares -- (1998 - 1,000;
      1997 - 29,857,000)....................................          --          299
Treasury stock..............................................          --           (3)
Additional paid-in capital..................................     744,977      283,177
Accumulated deficit.........................................      (3,728)     (90,908)
                                                              ----------     --------
          Total stockholder's equity........................     741,249      192,565
                                                              ----------     --------
          Total liabilities and stockholder's equity........  $1,790,270     $569,325
                                                              ==========     ========

                            See accompanying notes.

The December 31, 1997 information was derived from the audited financial statements at that date.

                  LIN TELEVISION CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                      COMPANY          PREDECESSOR         PREDECESSOR
                                                  ---------------   -----------------   -----------------
                                                    PERIOD FROM        PERIOD FROM        THREE MONTHS
                                                  MARCH 3 THROUGH   JANUARY 1 THROUGH         ENDED
                                                  MARCH 31, 1998      MARCH 2, 1998      MARCH 31, 1997
                                                  ---------------   -----------------   -----------------
Net revenues....................................      $16,211            $43,804             $61,662
Operating costs and expenses
  Direct operating..............................        3,730             11,117              16,068
  Selling, general and administrative...........        4,296             11,701              16,325
  Corporate.....................................          458              1,170               1,698
  Amortization of program rights................        1,015              2,743               4,058
  Depreciation and amortization of intangible
     assets.....................................        4,474              4,581               6,396
                                                      -------            -------             -------
          Total operating costs and expenses....       13,973             31,312              44,545
                                                      -------            -------             -------
Operating income................................        2,238             12,492              17,117
Other (income) expense:
  Interest expense..............................        3,535              2,764               5,718
  Investment income.............................          (50)               (98)               (387)
  Equity in joint venture.......................          462                244                 403
  Merger expenses...............................           --              8,616                  --
                                                      -------            -------             -------
          Total other expense...................        3,947             11,526               5,734
                                                      -------            -------             -------
Income (loss) before provision for income
  taxes.........................................       (1,709)               966              11,383
Provision for income taxes......................        2,019              3,710               4,246
                                                      -------            -------             -------
Net income (loss)...............................      $(3,728)           $(2,744)            $ 7,137
                                                      =======            =======             =======
Net income (loss) per share:
  Basic income (loss) per share.................                         $ (0.09)            $  0.24
                                                                         =======             =======
  Diluted income (loss) per share...............                         $ (0.09)            $  0.23
                                                                         =======             =======
Weighted average shares outstanding.............                          29,875              29,745
                                                                         =======             =======
Weighted average shares outstanding -- assuming
  dilution......................................                              --              30,379
                                                                         =======             =======

                            See accompanying notes.

                  LIN TELEVISION CORPORATION AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                      COMPANY          PREDECESSOR        PREDECESSOR
                                                  ---------------   ------------------   --------------
                                                    PERIOD FROM        PERIOD FROM        THREE MONTHS
                                                  MARCH 3 THROUGH   JANUARY 1 THROUGH        ENDED
                                                  MARCH 31, 1998      MARCH 2, 1998      MARCH 31, 1997
                                                  ---------------   ------------------   --------------
OPERATING ACTIVITIES:
Net income (loss)...............................    $    (3,728)         $(2,744)           $  7,137
Adjustments to reconcile net income (loss) to
  net cash provided by operating activities:
  Depreciation and amortization (includes
     amortization of financing costs and notes
     discounts).................................          4,804            4,714               6,621
  Tax benefit from exercises of stock options...             --           10,714                  --
  Deferred income taxes.........................          1,693              149                 957
  Net loss on disposition of assets.............             --               19                  --
  Amortization of program rights................          1,015            2,743               4,058
  Program payments..............................           (546)          (4,157)             (3,838)
  Equity in joint venture.......................            462              244                 403
  Changes in operating assets and liabilities:
     Accounts receivable........................         (1,773)           7,793               5,586
     Other assets...............................           (265)         (19,147)             (8,021)
     Liabilities................................          6,964            8,088               8,545
                                                    -----------          -------            --------
          Total adjustments.....................         12,354           11,160              14,311
                                                    -----------          -------            --------
Net cash provided by operating activities.......          8,626            8,416              21,448
                                                    -----------          -------            --------
INVESTING ACTIVITIES:
Capital expenditures............................            (89)          (1,221)             (7,171)
Asset dispositions..............................             --                3                  --
Investment in joint venture.....................             --             (250)               (250)
Contribute KXAS-TV to station joint venture.....        815,500               --                  --
Acquisition of LIN Television Corporation.......     (1,722,674)              --                  --
                                                    -----------          -------            --------
Net cash used in investing activities...........       (907,263)          (1,468)             (7,421)
                                                    -----------          -------            --------
FINANCING ACTIVITIES:
Proceeds from exercises of stock options and
  from sale of Employee Stock Purchase Plan
  shares........................................             --            1,071               1,514
Principal payments on long-term debt............       (260,000)              --             (15,000)
Proceeds from long-term debt....................        469,298               --                  --
Loan fees incurred on long-term debt............        (37,916)              --                  --
Equity contribution.............................        744,977               --                  --
                                                    -----------          -------            --------
Net cash provided by (used in) financing
  activities....................................        916,359            1,071             (13,486)
                                                    -----------          -------            --------
Net increase in cash and cash equivalents.......         17,722            8,019                 541
                                                    -----------          -------            --------
Cash and cash equivalents at the beginning of
  the period....................................             --            8,046              27,952
                                                    -----------          -------            --------
Cash and cash equivalents at the end of the
  period........................................    $    17,722          $16,065            $ 28,493
                                                    ===========          =======            ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
Cash paid for:
  Interest......................................    $       167          $ 2,895            $  5,492
  Income taxes..................................    $       432          $    46            $     46

                            See accompanying notes.

                  LIN TELEVISION CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1998
                                  (UNAUDITED)

NOTE 1 -- BASIS OF PRESENTATION

     LIN Holdings Corp. ("Holdings") was formed on July 18, 1997. On the same date, LIN Acquisition Company ("LIN Acquisition") was formed as a wholly-owned subsidiary of Holdings to acquire LIN Television Corporation ("LIN Television" or the "Predecessor" prior to the Merger and the "Company" following the Merger (as defined)) pursuant to the Merger Agreement as defined. (See Note 2)

     The consolidated financial statements have been prepared without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations.

     In the opinion of management, the accompanying unaudited interim financial statements contain all adjustments (consisting of normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows of the Company and its subsidiaries for the periods presented. The results of operations for the three month period ended March 31, 1998 are not necessarily indicative of the results to be expected for the full year. It is suggested that these financial statements be read in conjunction with the consolidated financial statements and the notes thereto included elsewhere in this Prospectus.

     The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly-owned. All significant intercompany balances and transactions have been eliminated in consolidation.

     Holdings and the Company conduct their business through their subsidiaries, and have no operations or assets other than their investment in their subsidiaries. All of the Company's direct and indirect consolidated subsidiaries fully and unconditionally guarantee the Company's Senior Subordinated Notes (as defined) on a joint and several basis. Accordingly, no separate or additional financial information about the subsidiaries is provided.

NOTE 2 -- SUBSEQUENT EVENTS

     Holdings and LIN Acquisition, two newly formed affiliates of Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse"), entered into an Agreement and Plan of Merger with LIN Television on August 12, 1997 (as amended, the "Merger Agreement").

     Pursuant to, and upon the terms and conditions of, the Merger Agreement, Holdings acquired LIN Television (the "Acquisition") on March 3, 1998 by merging LIN Acquisition, its wholly-owned subsidiary, with and into LIN Television (the "Merger"), with LIN Television surviving the merger and becoming a direct, wholly-owned subsidiary of Holdings. The total purchase price for the common equity of LIN Television was approximately $1.7 billion in cash. In addition, the Company refinanced $260.2 million of LIN Television's indebtedness and incurred acquisition costs of approximately $32.2 million.

     The Acquisition was funded by (i) $6.9 million of excess cash on the Company's balance sheet; (ii) $50.0 million aggregate principal amount of senior secured Tranche A term loans ("Tranche A Term Loans"); (iii) $120.0 million aggregate principal of senior secured Tranche B term loans ("Tranche B Term Loans"); (iv) $299.3 million of gross proceeds from the issuance by LIN Television of $300.0 million aggregate principal amount of unregistered 8 3/8% senior subordinated notes due 2008 (the "Old Senior Subordinated Notes"); (v) $199.6 million of gross proceeds from the issuance by Holdings of $325.0 million aggregate principal amount at maturity of unregistered 10% senior discount notes due 2008 (the "Old Senior Discount Notes"), which proceeds were contributed by Holdings to the common equity of the Company; (vi) $815.5 million of proceeds of the GECC Note (as defined below); and (vii) $558.1 million of common

                  LIN TELEVISION CORPORATION AND SUBSIDIARIES equity provided by affiliates of Hicks Muse, management and other co-investors to the equity of the corporate parents of Holdings, which in turn, through Holdings, contributed such amount to the common equity of the Company (collectively, the "Financings").

     In connection with the Acquisition, Hicks Muse and NBC formed a television station joint venture (the "Joint Venture"). The Joint Venture consists of KXAS-TV, formerly LIN Television's Dallas-Fort Worth NBC affiliate, and KNSD-TV, formerly NBC's San Diego station. A wholly-owned subsidiary of NBC is the general partner of the Joint Venture (the "NBC General Partner") and NBC operates the stations owned by the Joint Venture. The NBC General Partner holds an approximate 80% equity interest and the Company holds an approximate 20% equity interest in the Joint Venture (see Note 6). General Electric Capital Corporation ("GECC") provided debt financing for the Joint Venture in the form of an $815.5 million 25-year non-amortizing senior secured note bearing an initial interest rate of 8.0% per annum for the first fifteen years of its term, and at a rate of 9.0% per annum thereafter (the "GECC Note"). The Company expects that the interest payments on the GECC Note will be serviced solely by the cash flow of the Joint Venture.

     The GECC Note was issued by LIN Television of Texas, L.P., the Company's indirect wholly owned partnership ("LIN Texas"), which distributed the proceeds to the Company to finance a portion of the cost of the Acquisition. The obligations to GECC under the GECC Note were assumed by the Joint Venture and LIN Texas was simultaneously released from all obligations under the GECC Note. The GECC Note is not an obligation of Holdings, the Company or any of their respective subsidiaries and is recourse only to the Joint Venture, the Company's equity interest therein and to one of Holdings two corporate parents ("GECC Note Guarantor") pursuant to a guarantee.

     In connection with the formation of the Joint Venture, the Company received an extension of its NBC network affiliation agreements to 2010 and the option (exercisable through December 31, 1999) to purchase WVTM-TV, the NBC affiliate in Birmingham, Alabama.

     The Acquisition was accounted for as a purchase and accordingly, the purchase price has been allocated to the assets and liabilities acquired based upon their fair values at the date of acquisition. The excess of purchase price over the fair value of net tangible assets acquired is allocated to intangible assets, primarily to FCC licenses, network affiliations, and goodwill. The results of operations associated with the acquired assets have been included in the accompanying statements from the date of acquisition on March 3, 1998 through March 31, 1998.

     The Acquisition is summarized as follows:

     Assets acquired and liabilities assumed (dollars in thousands):

Working capital, including cash of $9,185...................  $   23,646
Property and equipment......................................     124,752
Other noncurrent assets.....................................      81,114
Intangible assets...........................................   1,472,304
Deferred tax liability......................................    (523,549)
Other noncurrent liabilities................................      (1,908)
                                                              ----------
          Total acquisition.................................  $1,176,359
                                                              ==========

                  LIN TELEVISION CORPORATION AND SUBSIDIARIES

     The following summarizes pro forma consolidated results of operations for the three month periods ended March 31, 1998 and 1997 as if the Acquisition and the Joint Venture had taken place on January 1, 1997 (dollars in thousands).

                                                          THREE MONTHS ENDED
                                                               MARCH 31,
                                                          -------------------
                                                            1998       1997
                                                          --------   --------
Net revenues............................................  $ 46,762   $ 41,018
Operating income (loss).................................     2,276     (3,089)
Net loss................................................   (11,403)   (12,978)

     The pro forma results do not necessarily represent results that would have occurred if the Acquisition and Joint Venture had taken place on the dates indicated nor are they necessarily indicative of the results of future operations.

     Later this year, the Company expects to acquire from AT&T Corporation ("AT&T") the assets of WOOD-TV and the LMA rights related to WOTV-TV (collectively, the "Grand Rapids Stations"), both of which stations are located in the Grand Rapids-Kalamazoo-Battle Creek market (the "Grand Rapids Acquisition"). The Company currently provides services to the Grand Rapids Stations pursuant to a consulting agreement with AT&T. The total purchase price for the Grand Rapids Acquisition will be approximately $125.5 million, plus accretion of 8.0% interest which commenced on March 1, 1998. The Grand Rapids Acquisition is expected to be funded by $125.0 million of additional Tranche A Term Loans. For the fiscal year ended December 31, 1997 the Grand Rapids Stations generated net revenues and operating income of $28.4 million and $8.2 million, respectively. The historical and pro forma financial information provided above does not give effect to the Grand Rapids Acquisition.


     Chancellor Media Corporation, a Delaware corporation ("Chancellor") and Ranger Equity Holdings Corporation, a Delaware corporation ("Ranger"), the indirect parent company of Holdings and the Company, entered into an Agreement and Plan of Merger, dated July 7, 1998 (the "Chancellor Merger Agreement"). Pursuant to, and subject to the prior satisfaction or waiver of certain customary conditions (including, without limitation, the approval of Chancellor's and the Company's respective shareholders, the receipt of necessary FCC approvals, and the termination or expiration of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) set forth in, the Chancellor Merger Agreement, Ranger will be merged with and into Chancellor (the "Chancellor Merger"), with Chancellor continuing as the surviving corporation following the Chancellor Merger. As a result of the Chancellor Merger, (i) each share of common stock, $0.01 par value ("Ranger Common Stock"), of Ranger will be converted into the right to receive 0.0300 of a share of common stock, $0.01 par value ("Chancellor Common Stock"), of Chancellor, other than shares of Ranger Common Stock for which appraisal rights have been exercised pursuant to Section 262 of the General Corporation Law of the State of Delaware. In addition, Chancellor, as the surviving corporation, will assume certain outstanding options to purchase shares of Ranger Common Stock held by certain directors, officers, employees and consultants of Ranger and its subsidiaries. Following the Chancellor Merger, Holdings and the Company will become indirect, wholly owned subsidiaries of Chancellor.



     A Chancellor shareholder has filed a shareholders derivative lawsuit in a chancery court in the State of Delaware, purportedly on behalf of Chancellor, naming Chancellor, Chancellor's directors and the Company as defendants. The lawsuit seeks, among other things, money damages and an injunction prohibiting the consummation of the Chancellor Merger. The Company believes that the lawsuit is without substantial merit and intends to vigorously defend the action.

                  LIN TELEVISION CORPORATION AND SUBSIDIARIES

NOTE 3 -- RELATED PARTY TRANSACTIONS

     In connection with the Acquisition, Holdings, Company and certain of their respective affiliates (collectively, the "Clients") entered into a ten-year agreement (the "Monitoring and Oversight Agreement") with Hicks, Muse & Co. Partners, L.P., ("Hicks Muse Partners"), an affiliate of Hicks Muse, pursuant to which the Clients have agreed to pay Hicks Muse Partners an annual fee (payable quarterly) for oversight and monitoring services to the Clients. The aggregate annual fee is adjustable on January 1 of each calendar year to an amount equal to 1.0% of the budgeted consolidated annual EBITDA of Holdings and its subsidiaries for the then-current fiscal year. Upon the acquisition by Holdings and its subsidiaries of another entity or business, the fee shall be adjusted prospectively in the same manner using the pro forma consolidated annual EBITDA of Holdings and its subsidiaries. In no event shall the annual fee be less than $1,000,000. Hicks Muse Partners is also entitled to reimbursement for any expenses incurred by it in connection with rendering services allocable to the Company and Holdings.

     In connection with the Acquisition, the Clients entered into a ten-year agreement (the "Financial Advisory Agreement") with Hicks Muse Partners, pursuant to which Hicks Muse Partners received a financial advisory fee at the closing of the Acquisition as compensation for its services as financial advisor to the Clients in connection with the Acquisition. Hicks Muse Partners also is entitled to receive a fee equal to 1.5% of the "transaction value" (as defined) for each "subsequent transaction" (as defined) in which a Client is involved.

NOTE 4 -- INTANGIBLE ASSETS

     Intangibles consist of the following at March 31, 1998 and December 31, 1997 (dollars in thousands):

                                                               COMPANY     PREDECESSOR
                                                              ----------   ------------
                                                              MARCH 31,    DECEMBER 31,
                                                                 1998          1997
                                                              ----------   ------------
FCC licenses and network affiliations.......................  $  807,029     $312,450
Goodwill....................................................     665,275      128,043
                                                              ----------     --------
                                                               1,472,304      440,493
  Less accumulated amortization.............................      (3,208)     (70,905)
                                                              ----------     --------
                                                              $1,469,096     $369,588
                                                              ==========     ========

     Intangible assets represent the excess of the purchase price over the estimated fair value of identifiable assets acquired in business acquisitions, and are being amortized straight-line over 40 years. The Company periodically evaluates intangible assets for potential impairment. At this time, in the opinion of the management, no impairment has occurred.

                  LIN TELEVISION CORPORATION AND SUBSIDIARIES

NOTE 5 -- LONG-TERM DEBT

     Long-term debt consisted of the following at March 31, 1998 and December 31, 1997 (dollars in thousands):

                                                               COMPANY    PREDECESSOR
                                                              ---------   ------------
                                                              MARCH 31,   DECEMBER 31,
                                                                1998          1997
                                                              ---------   ------------
Senior Credit Facilities....................................  $170,000      $260,000
8 3/8% Senior Subordinated Notes due 2008...................   299,301            --
                                                              --------      --------
          Total long-term debt..............................   469,301       260,000
  Less current portion......................................    (3,931)           --
                                                              --------      --------
                                                              $465,370      $260,000
                                                              ========      ========

  Senior Credit Facilities

     On March 3, 1998, Holdings and the Company entered into a credit agreement (the "Credit Agreement") with the Chase Manhattan Bank, as administrative agent (the "Agent"), and the lenders named therein. Under the Credit Agreement, the Company established a $295 million term loan facility, a $50 million revolving facility, and a $225 million incremental term loan facility (collectively, the "Senior Credit Facilities"). Borrowings under the Senior Credit Facilities and part of the proceeds from the 8 3/8% Senior Subordinated Notes were used to repay LIN Television's existing debt.

     Borrowings under the Senior Credit Facilities bear interest at a rate based, at the option of the Company, on an adjusted London interbank offered rate ("Adjusted LIBOR"), or the highest of the Agent's prime rate, a certificate of deposit rate plus 1.00%, or the Federal Funds effective rate plus 1/2 of 1.00% (the "Alternate Base Rate"), plus an incremental rate based on the Company's financial performance. At March 31, 1998, the interest rates on the $50 million Tranche A term loan and the $120 million Tranche B term loan were 7.19% and 7.69%, respectively, based on the Adjusted LIBOR. The Company is required to pay quarterly commitment fees ranging from 0.25% to 0.50%, based upon the Company's leverage ratio for that particular quarter on the unused portion of the loan commitment, in addition to annual agency and other administration fees.

     The obligations of the Company under the Senior Credit Facilities will be unconditionally and irrevocably guaranteed, jointly and severally, by Holdings and by each existing and subsequently acquired or organized subsidiary of the Company. In addition, substantially all of the assets of the Company and its subsidiaries are pledged to secure the performance of these obligations. Required principal repayments of amounts outstanding under the Senior Credit Facilities commence on December 31, 1998. The Company's ability to make additional borrowings under the Senior Credit Facilities is subject to compliance with certain financial covenants and other conditions set forth in the Senior Credit Facilities. As of March 31, 1998, the Company was in compliance with all covenants.

  Senior Subordinated Notes

     On March 3, 1998, the Company issued $300 million aggregate principal amount of 8 3/8% Senior Subordinated Notes due 2008 ("Senior Subordinated Notes") in a private placement for net proceeds of $290.3 million. The Senior Subordinated Notes are unsecured obligations of the Company, subordinated in right of payment to all existing and any future senior indebtedness of the Company. The Senior Subordinated Notes are fully and unconditionally guaranteed, on a joint and several basis, by all wholly-owned subsidiaries of the Company. The effective interest rate of the Senior Subordinated Notes is 8.9% on an annual basis.

                  LIN TELEVISION CORPORATION AND SUBSIDIARIES

Interest on the Senior Subordinated Notes accrues at a rate of 8 3/8% per annum and is payable in cash semi-annually in arrears commencing on September 1, 1998.

NOTE 6 -- SUMMARIZED FINANCIAL INFORMATION OF THE JOINT VENTURE

     The Company owns approximately 20% of the Joint Venture, and accounts for its equity interest in the Joint Venture using the equity method. The following presents the summarized financial information of the Joint Venture for the period from March 3, 1998 through March 31, 1998 (dollars in thousands).

                                                               FOR THE PERIOD
                                                            FROM MARCH 3 THROUGH
                                                               MARCH 31, 1998
                                                            --------------------
Net Revenues..............................................        $10,536
Operating Income..........................................          2,858
Net Loss..................................................         (2,035)

NOTE 7 -- INCOME TAXES

     Income tax expense (benefit) differs from the amount computed by applying the federal statutory income tax rate of 35% to income before income taxes due to the effects of state income taxes and permanent book/ tax differences, primarily non-deductible goodwill.

     The current and deferred income taxes of the Company are calculated by applying SFAS No. 109 "Accounting for Income Taxes" to the Company as if it were a separate taxpayer.

NOTE 8 -- COMMITMENTS AND CONTINGENCIES

     On September 4, 1997, the Company announced that it had learned of four lawsuits regarding the then proposed merger. The Company and some or all of its then present directors are defendants in all of the lawsuits. AT&T is a defendant in three of the lawsuits, and an AT&T affiliate and Hicks Muse are defendants in one of the lawsuits. Each of the lawsuits was filed by a purported shareholder of the Company seeking to represent a putative class of all the Company's public shareholders. Three of the four lawsuits were filed in Delaware Chancery Court, while the fourth lawsuit was filed in New York Supreme Court.

     While the allegations of the complaints are not identical, all of the lawsuits basically assert that the terms of the original merger agreement were not in the best interests of the Company's public shareholders. All of the complaints allege breach of fiduciary duty in approving the merger agreement. Two of the complaints also allege breach of fiduciary duty in connection with the proposed sale of the television station WOOD-TV by AT&T to Hicks Muse and the amendment to a Private Market Value Guarantee Agreement that was entered into simultaneously with the first merger agreement. The complaints seek the preliminary and permanent enjoinment of the merger or alternatively seek damages in an unspecified amount. The complaints have not been amended to reflect the terms of the merger itself.

     The plaintiffs in each of the actions have agreed to an indefinite extension of time for each of the defendants served to respond to the respective complaints. No discovery has taken place.

     While the Company believes each lawsuit is without merit, the Company is unable to determine the likelihood and possible impact on the Company's financial condition or results of operations of unfavorable outcomes.


     A Chancellor shareholder has filed a shareholders derivative lawsuit in a chancery court in the State of Delaware, purportedly on behalf of Chancellor, naming Chancellor, Chancellor's directors and the Company as defendants. The lawsuit seeks, among other things, money damages and an injunction prohibiting the

                  LIN TELEVISION CORPORATION AND SUBSIDIARIES consummation of the Chancellor Merger. The Company believes that the lawsuit is without substantial merit and intends to vigorously defend the action.


NOTE 9 -- IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" ("Statement 130") effective for years beginning after December 15, 1997. Statement 130 requires that a public company report items of other comprehensive income either below the total for net income in the income statement, or in a Statement of changes in equity, and to disclose the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in-capital in the equity section of the balance sheet. Statement 130 was adopted during the first quarter of 1998 and was applied to prior period financial statements on a retroactive basis. The adoption of Statement 130 did not have a material impact on the consolidated financial statements.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("Statement 131") effective for years beginning after December 15, 1997. Statement 131 requires that a public company report financial and descriptive information about its reportable operating segments pursuant to criteria that differ from current accounting practice. Operating segments, as defined, are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The financial information to be reported includes segment profit or loss, certain revenue and expense items and segment assets and reconciliations to corresponding amounts in the general purpose financial statements. Statement 131 also requires information about revenues from products or services, countries where the company has operations or assets and major customers. Management does not believe the implementation of Statement 131 will have a material impact on its consolidated financial statements.

     In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" ("Statement 132") effective for years beginning after December 15, 1997. Statement 132 revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans. This Statement standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer as useful as they were when SFAS No. 87, "Employers' Accounting for Pensions", SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits", and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" were issued. The Statement suggests combined formats for presentation of pension and other postretirement benefit disclosures. Management does not believe the implementation of Statement 132 will have a material impact on its consolidated financial statements.

     In April 1998, Accounting Standards Executive Committee ("AcSEC") issued Statement of Position ("SOP") No. 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5") effective for fiscal years beginning after December 15, 1998. This SOP provides guidance on the financial reporting of start-up costs and organization costs. It requires that costs of start-up activities and organization costs be expensed as incurred. Initial application of SOP 98-5 should be reported as the cumulative effect of a change in accounting principle, as described in Accounting Principles Board (APB) Opinion No. 20, "Accounting Changes". When adopting this SOP, entities are not required to report the pro forma effects of retroactive application. Management does not believe the implementation of SOP 98-5 will have a material impact on its consolidated financial statements.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
LIN Holdings Corp.:

     We have audited the accompanying consolidated balance sheet of LIN Holdings Corp. (the "Company") as of December 31, 1997. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the balance sheet referred to above presents fairly, in all material respects, the consolidated financial position of LIN Holdings Corp. as of December 31, 1997 in conformity with generally accepted accounting principles.


                                             /s/ PRICEWATERHOUSECOOPERS LLP


Dallas, Texas
May 22, 1998

                               LIN HOLDINGS CORP.

                           CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1997

                                     ASSETS

Current assets:
  Stock purchase receivable.................................  $1,000
                                                              ------
          Total current assets..............................   1,000
                                                              ------
          Total assets......................................  $1,000
                                                              ======

                LIABILITIES AND STOCKHOLDERS' EQUITY

Stockholders' equity:
  Common stock, $.01 par value:
     Authorized shares, 1,000
     Issued and outstanding shares, 1,000...................  $   10
  Additional paid-in capital................................     990
                                                              ------
          Total stockholders' equity........................   1,000
                                                              ------
          Total liabilities and stockholders' equity........  $1,000
                                                              ======

                            See accompanying notes.

                               LIN HOLDINGS CORP.

                      NOTES TO CONSOLIDATED BALANCE SHEET

1. ORGANIZATION:

     LIN Holdings Corp. ("Holdings") was formed on July 18, 1997. Holdings issued 1,000 shares of its common stock, $.01 par value per share, to the corporate parents of Holdings, owned by affiliates of Hicks, Muse, Tate & Furst ("Hicks Muse") and other co-investors, in exchange for a $1,000 stock purchase receivable.

     On the same date, LIN Acquisition Company ("LIN Acquisition") was formed as a wholly-owned subsidiary of Holdings. LIN Acquisition issued 1,000 shares of its common stock, $.01 par value per share, to Holdings. LIN Acquisition was formed to acquire LIN Television Corporation ("LIN Television" or the "Predecessor" prior to the Merger and the "Company" following the Merger) pursuant to the Merger Agreement as defined (see Note 2).

     Neither Holdings nor LIN Acquisition had other significant operations or assets separate from those disclosed above from July 18, 1997 to December 31, 1997.

     Following the Merger (see Note 2), Holdings and the Company conduct their business through their subsidiaries, all of which are wholly-owned, and have no operations or assets other than their investment in their subsidiaries. All of the Company's direct and indirect consolidated subsidiaries fully and unconditionally guarantee the Company's senior subordinated notes on a joint and several basis. The senior discount notes issued by Holdings in connection with the Merger are unsecured senior obligations of Holdings, and are not guaranteed. Accordingly, no separate or additional financial information about the subsidiaries is provided.

2. SUBSEQUENT EVENTS:

     Holdings and LIN Acquisition, two newly formed affiliates of Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse"), entered into an Agreement and Plan of Merger with LIN Television on August 12, 1997 (as amended, the "Merger Agreement").

     Pursuant to, and upon the terms and conditions of, the Merger Agreement, Holdings acquired LIN Television (the "Acquisition") on March 3, 1998 by merging LIN Acquisition, its wholly-owned subsidiary, with and into LIN Television (the "Merger"), with LIN Television surviving the merger and becoming a direct, wholly-owned subsidiary of Holdings. The total purchase price for the common equity of LIN Television was approximately $1.7 billion in cash. In addition, the Company refinanced $260.2 million of LIN Television's indebtedness and incurred acquisition costs of approximately $32.2 million.

     The Acquisition was funded by (i) $6.9 million of excess cash on the Company's balance sheet; (ii) $50.0 million aggregate principal amount of senior secured Tranche A term loans ("Tranche A Term Loans"); (iii) $120.0 million aggregate principal of senior secured Tranche B term loans ("Tranche B Term Loans"); (iv) $299.3 million of gross proceeds from the issuance by LIN Television of $300.0 million aggregate principal amount of unregistered 8 3/8% senior subordinated notes due 2008 (the "Old Senior Subordinated Notes"); (v) $199.6 million of gross proceeds from the issuance by Holdings of $325.0 million aggregate principal amount at maturity of unregistered 10% senior discount notes due 2008 (the "Old Senior Discount Notes"), which proceeds were contributed by Holdings to the common equity of the Company; (vi) $815.5 million of proceeds of the GECC Note (as defined below); and (vii) $558.1 million of common equity provided by affiliates of Hicks Muse, management and other co-investors to the equity of the corporate parents of Holdings, which in turn, through Holdings, contributed such amount to the common equity of the Company (collectively, the "Financings").

     In connection with the Acquisition, Hicks Muse and NBC formed a television station joint venture (the "Joint Venture"). The Joint Venture consists of KXAS-TV, formerly LIN Television's Dallas-Fort Worth NBC affiliate, and KNSD-TV, formerly NBC's San Diego station. A wholly-owned subsidiary of NBC is the general partner of the Joint Venture (the "NBC General Partner") and NBC operates the stations owned by the Joint Venture. The NBC General Partner holds an approximate 80% equity interest and the Company

                               LIN HOLDINGS CORP.

holds an approximate 20% equity interest in the Joint Venture (see Note 6). General Electric Capital Corporation ("GECC") provided debt financing for the Joint Venture in the form of an $815.5 million 25-year non-amortizing senior secured note bearing an initial interest rate of 8.0% per annum for the first fifteen years of its term, and at a rate of 9.0% per annum thereafter (the "GECC Note"). The Company expects that the interest payments on the GECC Note will be serviced solely by the cash flow of the Joint Venture.

     The GECC Note was issued by LIN Television of Texas, L.P., the Company's indirect wholly owned partnership ("LIN Texas"), which distributed the proceeds to the Company to finance a portion of the cost of the Acquisition. The obligations to GECC under the GECC Note were assumed by the Joint Venture and LIN Texas was simultaneously released from all obligations under the GECC Note. The GECC Note is not an obligation of Holdings, the Company or any of their respective subsidiaries and is recourse only to the Joint Venture, the Company's equity interest therein and to one of Holdings two corporate parents ("GECC Note Guarantor") pursuant to a guarantee.


     In connection with the formation of the Joint Venture, the Company received an extension of its NBC network affiliation agreements to 2010 and the option (exercisable through December 31, 1999) to purchase WVTM-TV, the NBC affiliate in Birmingham, Alabama.


3. COMMITMENTS AND CONTINGENCIES:

     On September 4, 1997, the Company announced that it had learned of four lawsuits regarding the then proposed merger. The Company and some or all of its then present directors are defendants in all of the lawsuits. AT&T is a defendant in three of the lawsuits, and an AT&T affiliate and Hicks Muse are defendants in one of the lawsuits. Each of the lawsuits was filed by a purported shareholder of the Company seeking to represent a putative class of all the Company's public shareholders. Three of the four lawsuits were filed in Delaware Chancery Court, while the fourth lawsuit was filed in New York Supreme Court.

     While the allegations of the complaints are not identical, all of the lawsuits basically assert that the terms of the original merger agreement were not in the best interests of the Company's public shareholders. All of the complaints allege breach of fiduciary duty in approving the merger agreement. Two of the complaints also allege breach of fiduciary duty in connection with the proposed sale of the television station WOOD-TV by AT&T to Hicks Muse and the amendment to a Private Market Value Guarantee Agreement that was entered into simultaneously with the first merger agreement. The complaints seek the preliminary and permanent enjoinment of the merger or alternatively seek damages in an unspecified amount. The complaints have not been amended to reflect the terms of the merger itself.

     The plaintiffs in each of the actions have agreed to an indefinite extension of time for each of the defendants served to respond to the respective complaints. No discovery has taken place.

     While the Company believes each lawsuit is without merit, the Company is unable to determine the likelihood and possible impact on the Company's financial condition or results of operations of unfavorable outcomes.

4. RELATED PARTY TRANSACTIONS:

     In connection with the Acquisition, Holdings, Company and certain of their respective affiliates (collectively, the "Clients") entered into a ten-year agreement (the "Monitoring and Oversight Agreement") with Hicks, Muse & Co. Partners, L.P., ("Hicks Muse Partners"), an affiliate of Hicks Muse, pursuant to which the Clients have agreed to pay Hicks Muse Partners an annual fee (payable quarterly) for oversight and monitoring services to the Clients. The aggregate annual fee is adjustable on January 1 of each calendar year to an amount equal to 1.0% of the budgeted consolidated annual EBITDA of Holdings and its subsidiaries for the then-current fiscal year. Upon the acquisition by Holdings and its subsidiaries of another entity or

                               LIN HOLDINGS CORP.

business, the fee shall be adjusted prospectively in the same manner using the pro forma consolidated annual EBITDA of Holdings and its subsidiaries. In no event shall the annual fee be less than $1,000,000. Hicks Muse Partners is also entitled to reimbursement for any expenses incurred by it in connection with rendering services allocable to the Company and Holdings.

     In connection with the Acquisition, the Clients entered into a ten-year agreement (the "Financial Advisory Agreement") with Hicks Muse Partners, pursuant to which Hicks Muse Partners received a financial advisory fee at the closing of the Acquisition as compensation for its services as financial advisor to the Clients in connection with the Acquisition. Hicks Muse Partners also is entitled to receive a fee equal to 1.5% of the "transaction value" (as defined) for each "subsequent transaction" (as defined) in which a Client is involved.

                      LIN HOLDINGS CORP. AND SUBSIDIARIES

                    CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                  HOLDINGS            PREDECESSOR
                                                          -------------------------   ------------
                                                          MARCH 31,    DECEMBER 31,   DECEMBER 31,
ASSETS                                                       1998          1997           1997
------                                                    ----------   ------------   ------------
Current Assets:
  Cash and cash equivalents.............................  $   17,722    $       --     $    8,046
  Accounts receivable, less allowance for doubtful
     accounts (1998 -- $2,067, 1997 -- $2,197)..........      34,769            --         57,645
  Program rights........................................       5,736            --          9,916
  Other current assets..................................      21,276             1          1,865
                                                          ----------    ----------     ----------
          Total current assets..........................      79,503             1         77,472
Property and equipment, less accumulated depreciation...     123,575            --        107,593
Program rights and other non current assets.............       4,490            --          8,778
Deferred financing costs................................      50,259            --          5,421
Equity in joint venture.................................      76,017            --            473
Intangible assets, less accumulated amortization
  (1998 -- $3,208, 1997 -- $70,905).....................   1,469,096            --        369,588
                                                          ----------    ----------     ----------
          Total assets..................................  $1,802,940    $        1     $  569,325
                                                          ==========    ==========     ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable......................................  $    9,904    $       --     $    7,553
  Program obligations...................................       6,179            --         11,320
  Accrued income taxes..................................       2,659            --          3,444
  Current portion of long-term debt.....................       3,931            --             --
  Other accruals........................................      33,319            --         26,891
                                                          ----------    ----------     ----------
          Total current liabilities.....................      55,992            --         49,208
Long-term debt, excluding current portion...............     666,629            --        260,000
Deferred income taxes...................................     523,612            --         65,248
Other non current liabilities...........................       1,813            --          2,304
                                                          ----------    ----------     ----------
          Total liabilities.............................   1,248,046            --        376,760
Stockholders' equity:
  Preferred stock, $0.01 par value:
     Authorized shares -- (1998 -- none;
       1997 -- 15,000,000)
     Issued and outstanding shares -- none..............          --            --             --
  Common stock, $0.01 par value:
     Authorized shares -- (1998 -- 1,000; 1997 -- 1,000,
       1997 -- 90,000,000)
     Issued and outstanding shares -- (1998 -- 1,000;
       1997 -- 1,000, 1997 -- 29,857,000)...............          --            --            299
Treasury stock..........................................          --            --             (3)
Additional paid-in capital..............................     558,123             1        283,177
Accumulated deficit.....................................      (3,229)           --        (90,908)
                                                          ----------    ----------     ----------
          Total stockholders' equity....................     554,894             1        192,565
                                                          ----------    ----------     ----------
          Total liabilities and stockholders' equity....  $1,802,940    $        1     $  569,325
                                                          ==========    ==========     ==========

                            See accompanying notes.

The December 31, 1997 information was derived from the audited financial statements at that date.

                      LIN HOLDINGS CORP. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                     HOLDINGS                  PREDECESSOR
                                                  ---------------   ----------------------------------
                                                    PERIOD FROM        PERIOD FROM       THREE MONTHS
                                                  MARCH 3 THROUGH   JANUARY 1 THROUGH       ENDED
                                                  MARCH 31, 1998      MARCH 2, 1998     MARCH 31, 1997
                                                  ---------------   -----------------   --------------
Net revenues....................................      $16,211            $43,804           $61,662
Operating costs and expenses
  Direct operating..............................        3,730             11,117            16,068
  Selling, general and administrative...........        4,296             11,701            16,325
  Corporate.....................................          458              1,170             1,698
  Amortization of program rights................        1,015              2,743             4,058
  Depreciation and amortization of intangible
     assets.....................................        4,474              4,581             6,396
                                                      -------            -------           -------
          Total operating costs and expenses....       13,973             31,312            44,545
                                                      -------            -------           -------
Operating income................................        2,238             12,492            17,117
Other (income) expense:
  Interest expense..............................        5,270              2,764             5,718
  Investment income.............................          (50)               (98)             (387)
  Equity in joint venture.......................          462                244               403
  Merger expenses...............................           --              8,616                --
                                                      -------            -------           -------
          Total other expense...................        5,682             11,526             5,734
                                                      -------            -------           -------
Income (loss) before provision for income
  taxes.........................................       (3,444)               966            11,383
Provision (benefit) for income taxes............         (215)             3,710             4,246
                                                      -------            -------           -------
Net income (loss)...............................      $(3,229)           $(2,744)          $ 7,137
                                                      =======            =======           =======
Net income (loss) per share:
  Basic income (loss) per share.................                         $ (0.09)          $  0.24
                                                                         =======           =======
  Diluted income (loss) per share...............                         $ (0.09)          $  0.23
                                                                         =======           =======
Weighted average shares outstanding.............                          29,875            29,745
                                                                         =======           =======
Weighted average shares outstanding -- assuming
  dilution......................................                              --            30,379
                                                                         =======           =======

                            See accompanying notes.

                      LIN HOLDINGS CORP. AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                      HOLDINGS                  PREDECESSOR
                                                  ----------------   ----------------------------------
                                                    PERIOD FROM         PERIOD FROM       THREE MONTHS
                                                  MARCH 3 THROUGH    JANUARY 1 THROUGH       ENDED
                                                   MARCH 31, 1998      MARCH 2, 1998     MARCH 31, 1997
                                                  ----------------   -----------------   --------------
OPERATING ACTIVITIES:
Net income (loss)...............................    $    (3,229)         $ (2,744)          $  7,137
Adjustments to reconcile net income (loss) to
  net cash provided by operating activities:
  Depreciation and amortization (includes
     amortization of deferred financing costs
     and notes discounts).......................          6,539             4,714              6,621
  Tax benefit from exercises of stock options...             --            10,714                 --
  Deferred income taxes.........................             63               149                957
  Net loss (gain) on disposition of assets......             --                19                 --
  Amortization of program rights................          1,015             2,743              4,058
  Program payments..............................           (546)           (4,157)            (3,838)
  Equity in joint venture.......................            462               244                403
  Changes in operating assets and liabilities:
     Accounts receivable........................         (1,773)            7,793              5,586
     Other assets...............................           (265)          (19,147)            (8,021)
     Liabilities................................          6,360             8,088              8,545
                                                    -----------          --------           --------
          Total adjustments.....................         11,855            11,160             14,311
                                                    -----------          --------           --------
Net cash provided by operating activities.......          8,626             8,416             21,448
                                                    -----------          --------           --------

INVESTING ACTIVITIES:
Capital expenditures............................            (89)           (1,221)            (7,171)
Asset dispositions..............................             --                 3                 --
Investment in Joint Venture.....................             --              (250)              (250)
Contribute KXAS-TV to station joint venture.....        815,500                --                 --
Acquisition of LIN Television Corporation.......     (1,722,674)               --                 --
                                                    -----------          --------           --------
Net cash used in investing activities...........       (907,263)           (1,468)            (7,421)
                                                    -----------          --------           --------
FINANCING ACTIVITIES:
Proceeds from exercises of stock options and
  from sale of Employee Stock Purchase Plan
  shares........................................             --             1,071              1,514
Principal payments on long-term debt............       (260,000)               --            (15,000)
Proceeds from long-term debt....................        668,929                --                 --
Loan fees incurred on long-term debt............        (50,693)               --                 --
Proceeds from sale of common stock..............        558,123                --                 --
                                                    -----------          --------           --------
Net cash provided by (used in) financing
  activities....................................        916,359             1,071            (13,486)
                                                    -----------          --------           --------
Net increase in cash and cash equivalents.......         17,722             8,019                541
                                                    -----------          --------           --------
Cash and cash equivalents at the beginning of
  the period....................................             --             8,046             27,952
                                                    -----------          --------           --------
Cash and cash equivalents at the end of the
  period........................................    $    17,722          $ 16,065           $ 28,493
                                                    ===========          ========           ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
Cash paid for:
  Interest......................................    $       167          $  2,895           $  5,492
  Income taxes..................................    $       432          $     46           $     46

                            See accompanying notes.

                      LIN HOLDINGS CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1998
                                  (UNAUDITED)

NOTE 1 -- BASIS OF PRESENTATION

     LIN Holdings Corp. ("Holdings") was formed on July 18, 1997. On the same date, LIN Acquisition Company ("LIN Acquisition") was formed as a wholly-owned subsidiary of Holdings to acquire LIN Television Corporation ("LIN Television" or the "Predecessor" prior to the Merger and the "Company" following the Merger (as defined)) pursuant to the Merger Agreement as defined. (See Note 2)

     The consolidated financial statements have been prepared without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations.

     In the opinion of management, the accompanying unaudited interim financial statements contain all adjustments (consisting of normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows of Holdings and its subsidiaries for the periods presented. The results of operations for the three month period ended March 31, 1998 are not necessarily indicative of the results to be expected for the full year. It is suggested that these financial statements be read in conjunction with the consolidated financial statements and the notes thereto included elsewhere in this Prospectus.

     The consolidated financial statements include the accounts of Holdings and its subsidiaries, all of which are wholly-owned. All significant intercompany balances and transactions have been eliminated in consolidation.

     Holdings and the Company conduct their business through their subsidiaries, and have no operations or assets other than their investment in their subsidiaries. All of the Company's direct and indirect consolidated subsidiaries fully and unconditionally guarantee the Company's Senior Subordinated Notes (as defined) on a joint and several basis. Accordingly, no separate or additional financial information about the subsidiaries is provided.

NOTE 2 -- SUBSEQUENT EVENT

     Holdings and LIN Acquisition, two newly formed affiliates of Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse"), entered into an Agreement and Plan of Merger with LIN Television on August 12, 1997 (as amended, the "Merger Agreement").

     Pursuant to, and upon the terms and conditions of, the Merger Agreement, Holdings acquired LIN Television (the "Acquisition") on March 3, 1998 by merging LIN Acquisition, its wholly-owned subsidiary, with and into LIN Television (the "Merger"), with LIN Television surviving the merger and becoming a direct, wholly-owned subsidiary of Holdings. The total purchase price for the common equity of LIN Television was approximately $1.7 billion in cash. In addition, the Company refinanced $260.2 million of LIN Television's indebtedness and incurred acquisition costs of approximately $32.2 million.

     The Acquisition was funded by (i) $6.9 million of excess cash on the Company's balance sheet; (ii) $50.0 million aggregate principal amount of senior secured Tranche A term loans ("Tranche A Term Loans"); (iii) $120.0 million aggregate principal of senior secured Tranche B term loans ("Tranche B Term Loans"); (iv) $299.3 million of gross proceeds from the issuance by LIN Television of $300.0 million aggregate principal amount of unregistered 8 3/8% senior subordinated notes due 2008 (the "Old Senior Subordinated Notes"); (v) $199.6 million of gross proceeds from the issuance by Holdings of $325.0 million aggregate principal amount at maturity of unregistered 10% senior discount notes due 2008 (the "Old Senior Discount Notes"), which proceeds were contributed by Holdings to the common equity of the Company; (vi) $815.5 million of proceeds of the GECC Note (as defined below); and (vii) $558.1 million of common

                      LIN HOLDINGS CORP. AND SUBSIDIARIES
equity provided by affiliates of Hicks Muse, management and other co-investors to the equity of the corporate parents of Holdings, which in turn, through Holdings, contributed such amount to the common equity of the Company (collectively, the "Financings").

     In connection with the Acquisition, Hicks Muse and NBC formed a television station joint venture (the "Joint Venture"). The Joint Venture consists of KXAS-TV, formerly LIN Television's Dallas-Fort Worth NBC affiliate, and KNSD-TV, formerly NBC's San Diego station. A wholly-owned subsidiary of NBC is the general partner of the Joint Venture (the "NBC General Partner") and NBC operates the stations owned by the Joint Venture. The NBC General Partner holds an approximate 80% equity interest and the Company holds an approximate 20% equity interest in the Joint Venture (see Note 6). General Electric Capital Corporation ("GECC") provided debt financing for the Joint Venture in the form of an $815.5 million 25-year non-amortizing senior secured note bearing an interest rate of 8.0% per annum for the first fifteen years of its term, and at a rate of 9.0% per annum thereafter (the "GECC Note"). The Company expects that the interest payments on the GECC Note will be serviced solely by the cash flow of the Joint Venture.

     The GECC Note was issued by LIN Television of Texas, L.P., the Company's indirect wholly-owned partnership ("LIN Texas"), which distributed the proceeds to the Company to finance a portion of the cost of the Acquisition. The obligations to GECC under the GECC Note were assumed by the Joint Venture and LIN Texas was simultaneously released from all obligations under the GECC Note. The GECC Note is not an obligation of Holdings, the Company or any of their respective subsidiaries and is recourse only to the Joint Venture, the Company's equity interest therein and to one of Holdings two corporate parents ("GECC Note Guarantor") pursuant to a guarantee.

     In connection with the formation of the Joint Venture, the Company received an extension of its NBC network affiliation agreements to 2010 and the option (exercisable through December 31, 1999) to purchase WVTM-TV, the NBC affiliate in Birmingham, Alabama.

     The Acquisition was accounted for as a purchase and accordingly, the purchase price has been allocated to the assets and liabilities acquired based upon their fair values at the date of acquisition. The excess of purchase price over the fair value of net tangible assets acquired is allocated to intangible assets, primarily to FCC licenses, network affiliations, and goodwill. The results of operations associated with the acquired assets have been included in the accompanying statements from the date of acquisition on March 3, 1998 through March 31, 1998.

     The Acquisition is summarized as follows:

     Assets acquired and liabilities assumed (dollars in thousands):

Working capital, including cash of $9,185...................   $   23,646
Property and equipment......................................      124,752
Other noncurrent assets.....................................       81,114
Intangible assets...........................................    1,472,304
Deferred tax liability......................................     (523,549)
Other noncurrent liabilities................................       (1,908)
                                                               ----------
          Total acquisition.................................   $1,176,359
                                                               ==========

                      LIN HOLDINGS CORP. AND SUBSIDIARIES

     The following summarizes pro forma consolidated results of operations for the three month periods ended March 31, 1998 and 1997 as if the Acquisition and the Joint Venture had taken place on January 1, 1997 (dollars in thousands).

                                                               THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              --------------------
                                                                1998        1997
                                                              --------    --------
Net revenues................................................  $ 46,762    $ 41,018
Operating income (loss).....................................     2,276      (3,089)
Net loss....................................................   (15,139)    (16,386)

     The pro forma results do not necessarily represent results that would have occurred if the Acquisition and Joint Venture had taken place on the dates indicated nor are they necessarily indicative of the results of future operations.

     Later this year, the Company expects to acquire from AT&T Corporation ("AT&T") the assets of WOOD-TV and the LMA rights related to WOTV-TV (collectively, the "Grand Rapids Stations"), both of which stations are located in the Grand Rapids-Kalamazoo-Battle Creek market (the "Grand Rapids Acquisition"). The Company currently provides services to the Grand Rapids Stations pursuant to a consulting agreement with AT&T. The total purchase price for the Grand Rapids Acquisition will be approximately $125.5 million, plus accretion of 8.0% interest which commenced on March 1, 1998. The Grand Rapids Acquisition is expected to be funded by $125.0 million of additional Tranche A Term Loans. For the fiscal year ended December 31, 1997 the Grand Rapids Stations generated net revenues and operating income of $28.4 million and $8.2 million, respectively. The historical and pro forma financial information provided above does not give effect to the Grand Rapids Acquisition.


     Chancellor Media Corporation, a Delaware corporation ("Chancellor") and Ranger Equity Holdings Corporation, a Delaware corporation ("Ranger"), the indirect parent company of Holdings and the Company, entered into an Agreement and Plan of Merger, dated July 7, 1998 (the "Chancellor Merger Agreement"). Pursuant to, and subject to the prior satisfaction or waiver of certain customary conditions (including, without limitation, the approval of Chancellor's and the Company's respective shareholders, the receipt of necessary FCC approvals, and the termination or expiration of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) set forth in, the Chancellor Merger Agreement, Ranger will be merged with and into Chancellor (the "Chancellor Merger"), with Chancellor continuing as the surviving corporation following the Chancellor Merger. As a result of the Chancellor Merger, (i) each share of common stock, $0.01 par value ("Ranger Common Stock"), of Ranger will be converted into the right to receive 0.0300 of a share of common stock, $0.01 par value ("Chancellor Common Stock"), of Chancellor, other than shares of Ranger Common Stock for which appraisal rights have been exercised pursuant to Section 262 of the General Corporation Law of the State of Delaware. In addition, Chancellor, as the surviving corporation, will assume certain outstanding options to purchase shares of Ranger Common Stock held by certain directors, officers, employees and consultants of Ranger and its subsidiaries. Following the Chancellor Merger, Holdings and the Company will become indirect, wholly owned subsidiaries of Chancellor.



     A Chancellor shareholder has filed a shareholders derivative lawsuit in a chancery court in the State of Delaware, purportedly on behalf of Chancellor, naming Chancellor, Chancellor's directors and the Company as defendants. The lawsuit seeks, among other things, money damages and an injunction prohibiting the consummation of the Chancellor Merger. The Company believes that the lawsuit is without substantial merit and intends to vigorously defend the action.

                      LIN HOLDINGS CORP. AND SUBSIDIARIES

NOTE 3 -- RELATED PARTY TRANSACTIONS

     In connection with the Acquisition, Holdings, Company and certain of their respective affiliates (collectively, the "Clients") entered into a ten-year agreement (the "Monitoring and Oversight Agreement") with Hicks, Muse & Co. Partners, L.P., ("Hicks Muse Partners"), an affiliate of Hicks Muse, pursuant to which the Clients have agreed to pay Hicks Muse Partners an annual fee (payable quarterly) for oversight and monitoring services to the Clients. The aggregate annual fee is adjustable on January 1 of each calendar year to an amount equal to 1.0% of the budgeted consolidated annual EBITDA of Holdings and its subsidiaries for the then-current fiscal year. Upon the acquisition by Holdings and its subsidiaries of another entity or business, the fee shall be adjusted prospectively in the same manner using the pro forma consolidated annual EBITDA of Holdings and its subsidiaries. In no event shall the annual fee be less than $1,000,000. Hicks Muse Partners is also entitled to reimbursement for any expenses incurred by it in connection with rendering services allocable to the Company and Holdings.

     In connection with the Acquisition, the Clients entered into a ten-year agreement (the "Financial Advisory Agreement") with Hicks Muse Partners, pursuant to which Hicks Muse Partners received a financial advisory fee at the closing of the Acquisition as compensation for its services as financial advisor to the Clients in connection with the Acquisition. Hicks Muse Partners also is entitled to receive a fee equal to 1.5% of the "transaction value" (as defined) for each "subsequent transaction" (as defined) in which a Client is involved.

NOTE 4 -- INTANGIBLE ASSETS

     Intangibles consist of the following at March 31, 1998 and December 31, 1997 (dollars in thousands):

                                                               HOLDINGS    PREDECESSOR
                                                              ----------   ------------
                                                              MARCH 31,    DECEMBER 31,
                                                                 1998          1997
                                                              ----------   ------------
FCC licenses and network affiliations.......................  $  807,029     $312,450
Goodwill....................................................     665,275      128,043
                                                              ----------     --------
                                                               1,472,304      440,493
Less accumulated amortization...............................      (3,208)     (70,905)
                                                              ----------     --------
                                                              $1,469,096     $369,588
                                                              ==========     ========

     Intangible assets represent the excess of the purchase price over the estimated fair value of identifiable assets acquired in business acquisitions, and are being amortized straight-line over 40 years. The Company periodically evaluates intangible assets for potential impairment. At this time, in the opinion of the management, no impairment has occurred.

NOTE 5 -- LONG-TERM DEBT

     Long-term debt consisted of the following at March 31, 1998 and December 31, 1997 (dollars in thousands):

                                                              HOLDINGS   PREDECESSOR
                                                              --------   -----------
Senior Credit Facilities....................................  $170,000    $ 260,000
8 3/8% Senior Subordinated Notes due 2008...................   299,301           --
10% Senior Discount Notes due 2008 (net of discount of
  $123,741).................................................   201,259           --
                                                              --------    ---------
          Total long-term debt..............................   670,560      260,000
Less current portion........................................    (3,931)          --
                                                              --------    ---------
                                                              $666,629    $ 260,000
                                                              ========    =========

                      LIN HOLDINGS CORP. AND SUBSIDIARIES

  Senior Credit Facilities

     On March 3, 1998, Holdings and the Company entered into a credit agreement (the "Credit Agreement") with the Chase Manhattan Bank, as administrative agent (the "Agent"), and the lenders named therein. Under the Credit Agreement, the Company established a $295 million term loan facility, a $50 million revolving facility, and a $225 million incremental term loan facility (collectively, the "Senior Credit Facilities"). Borrowings under the Senior Credit Facilities and part of the proceeds from the 8 3/8% Senior Subordinated Notes were used to repay LIN Television's existing debt.

     Borrowings under the Senior Credit Facilities bear interest at a rate based, at the option of the Company, on an adjusted London interbank offered rate ("Adjusted LIBOR"), or the highest of the Agent's prime rate, a certificate of deposit rate plus 1.00%, or the Federal Funds effective rate plus 1/2 of 1.00% (the "Alternate Base Rate"), plus an incremental rate based on the Company's financial performance. At March 31, 1998, the interest rates on the $50 million Tranche A term loan and the $120 million Tranche B term loan were 7.19% and 7.69%, respectively, based on the Adjusted LIBOR. The Company is required to pay quarterly commitment fees ranging from 0.25% to 0.50%, based upon the Company's leverage ratio for that particular quarter on the unused portion of the loan commitment, in addition to annual agency and other administration fees.

     The obligations of the Company under the Senior Credit Facilities will be unconditionally and irrevocably guaranteed, jointly and severally, by Holdings and by each existing and subsequently acquired or organized subsidiary of the Company. In addition, substantially all of the assets of the Company and its subsidiaries are pledged to secure the performance of these obligations. Required principal repayments of amounts outstanding under the Senior Credit Facilities commence on December 31, 1998. The Company's ability to make additional borrowings under the Senior Credit Facilities is subject to compliance with certain financial covenants and other conditions set forth in the Credit Agreement. As of March 31, 1998, the Company was in compliance with all covenants under the Credit Agreement.

  Senior Subordinated Notes

     On March 3, 1998, the Company issued $300 million aggregate principal amount of 8 3/8% Senior Subordinated Notes due 2008 ("Senior Subordinated Notes") in a private placement for net proceeds of $290.3 million. The Senior Subordinated Notes are unsecured obligations of the Company, subordinated in right of payment to all existing and any future senior indebtedness of the Company. The Senior Subordinated Notes are fully and unconditionally guaranteed, on a joint and several basis, by all wholly-owned subsidiaries of the Company. The effective interest rate of the Senior Subordinated Notes is 8.9% on an annual basis. Interest on the Senior Subordinated Notes accrues at a rate of 8 3/8% per annum and is payable in cash semi-annually in arrears commencing on September 1, 1998.

  Senior Discount Notes

     In connection with the Merger on March 3, 1998, Holdings issued $325 million aggregate principal amount at maturity of 10% Senior Discount Notes due 2008 ("Senior Discount Notes") in a private placement. The Senior Discount Notes were issued at a discount and generated net proceeds of $192.6 million to Holdings. The Senior Discount Notes are unsecured senior obligations of Holdings, and are not guaranteed. The effective interest rate of the Senior Discount Notes is 11.0% on an annual basis. Cash interest will not accrue or be payable on the Senior Discount Notes prior to March 1, 2003. Thereafter, cash interest will accrue at a rate of 10% per annum and will be payable semi-annually in arrears commencing September 1, 2003.

                      LIN HOLDINGS CORP. AND SUBSIDIARIES

NOTE 6 -- SUMMARIZED FINANCIAL INFORMATION OF THE JOINT VENTURE

     The Company owns approximately 20% of the Joint Venture, and accounts for its equity interest in the Joint Venture using the equity method. The following presents the summarized financial information of the Joint Venture for the period from March 3, 1998 through March 31, 1998 (dollars in thousands).

                                                              FOR THE PERIOD
                                                               FROM MARCH 3
                                                                 THROUGH
                                                              MARCH 31, 1998
                                                              --------------
Net Revenues................................................     $10,536
Operating Income............................................       2,858
Net Loss....................................................      (2,035)

NOTE 7 -- INCOME TAXES

     Income tax expense (benefit) differs from the amount computed by applying the federal statutory income tax rate of 35% to income before income taxes due to the effects of state income taxes and permanent book / tax differences, primarily non-deductible goodwill.

NOTE 8 -- COMMITMENTS AND CONTINGENCIES

     On September 4, 1997, the Company announced that it had learned of four lawsuits regarding the then proposed merger. The Company and some or all of its then present directors are defendants in all of the lawsuits. AT&T is a defendant in three of the lawsuits, and an AT&T affiliate and Hicks Muse are defendants in one of the lawsuits. Each of the lawsuits was filed by a purported shareholder of the Company seeking to represent a putative class of all the Company's public shareholders. Three of the four lawsuits were filed in Delaware Chancery Court, while the fourth lawsuit was filed in New York Supreme Court.

     While the allegations of the complaints are not identical, all of the lawsuits basically assert that the terms of the original merger agreement were not in the best interests of the Company's public shareholders. All of the complaints allege breach of fiduciary duty in approving the merger agreement. Two of the complaints also allege breach of fiduciary duty in connection with the proposed sale of the television station WOOD-TV by AT&T to Hicks Muse and the amendment to a Private Market Value Guarantee Agreement that was entered into simultaneously with the first merger agreement. The complaints seek the preliminary and permanent enjoinment of the merger or alternatively seek damages in an unspecified amount. The complaints have not been amended to reflect the terms of the merger itself.

     The plaintiffs in each of the actions have agreed to an indefinite extension of time for each of the defendants served to respond to the respective complaints. No discovery has taken place.

     While the Company believes each lawsuit is without merit, the Company is unable to determine the likelihood and possible impact on the Company's financial condition or results of operations of unfavorable outcomes.


     A Chancellor shareholder has filed a shareholders derivative lawsuit in a chancery court in the State of Delaware, purportedly on behalf of Chancellor, naming Chancellor, Chancellor's directors and the Company as defendants. The lawsuit seeks, among other things, money damages and an injunction prohibiting the consummation of the Chancellor Merger. The Company believes that the lawsuit is without substantial merit and intends to vigorously defend the action.


     In addition, the Company currently and from time to time is involved in litigation incidental to the conduct of its business. In the opinion of the Company's management, none of such litigation is likely to have a material adverse effect on the Company's financial condition, results of operations or cash flows.

                      LIN HOLDINGS CORP. AND SUBSIDIARIES

NOTE 9 -- IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" ("Statement 130") effective for years beginning after December 15, 1997. Statement 130 requires that a public company report items of other comprehensive income either below the total for net income in the income statement, or in a statement of changes in equity, and to disclose the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in-capital in the equity section of the balance sheet. Statement 130 was adopted during the first quarter of 1998 and was applied to prior period financial statements on a retroactive basis. The adoption of Statement 130 did not have a material impact on the consolidated financial statements.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("Statement 131") effective for years beginning after December 15, 1997. Statement 131 requires that a public company report financial and descriptive information about its reportable operating segments pursuant to criteria that differ from current accounting practice. Operating segments, as defined, are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The financial information to be reported includes segment profit or loss, certain revenue and expense items and segment assets and reconciliations to corresponding amounts in the general purpose financial statements. Statement 131 also requires information about revenues from products or services, countries where the company has operations or assets and major customers. Management does not believe the implementation of Statement 131 will have a material impact on its consolidated financial statements.

     In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" ("Statement 132") effective for years beginning after December 15, 1997. Statement 132 revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans. This Statement standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer as useful as they were when SFAS No. 87, "Employers' Accounting for Pensions", SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits", and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" were issued. The Statement suggests combined formats for presentation of pension and other postretirement benefit disclosures. Management does not believe the implementation of Statement 132 will have a material impact on its consolidated financial statements.

     In April 1998, Accounting Standards Executive Committee ("AcSEC") issued Statement of Position ("SOP") No. 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5") effective for fiscal years beginning after December 15, 1998. This SOP provides guidance on the financial reporting of start-up costs and organization costs. It requires that costs of start-up activities and organization costs be expensed as incurred. Initial application of SOP 98-5 should be reported as the cumulative effect of a change in accounting principle, as described in Accounting Principles Board (APB) Opinion No. 20, "Accounting Changes". When adopting this SOP, entities are not required to report the pro forma effects of retroactive application. Management does not believe the implementation of SOP 98-5 will have a material impact on its consolidated financial statements.

          ------------------------------------------------------------
          ------------------------------------------------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE ISSUERS SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             ---------------------

                               TABLE OF CONTENTS

                                              PAGE
                                              ----
Available Information.......................   ii
Forward Looking Statements..................   ii
Certain Definitions and Market and
  Industry Data.............................   iv
Summary.....................................    1
Risk Factors................................   22
The Transactions and Other Matters..........   32
Use of Proceeds.............................   34
Capitalization..............................   34
Selected Consolidated Financial and
  Operating Data............................   35
Unaudited Pro Forma Financial Information...   37
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations................................   43
Business....................................   52
Management..................................   69
Securities Ownership of Certain Beneficial
  Owners....................................   73
Certain Other Transactions..................   74
The Exchange Offers.........................   75
Description of the New Senior Subordinated
  Notes.....................................   83
Description of the New Senior Discount
  Notes.....................................  109
Description of the Senior Credit
  Facilities................................  131
Book-Entry; Delivery and Form...............  133
Plan of Distribution........................  135
Certain United States Federal Income Tax
  Considerations............................  136
Legal Matters...............................  142
Change in Accountants.......................  142
Experts.....................................  142
Index to Financial Statements...............  F-1

                             ---------------------
     UNTIL           , 1998, ALL DEALERS EFFECTING TRANSACTIONS IN THE NEW
NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

          ------------------------------------------------------------
          ------------------------------------------------------------

          ------------------------------------------------------------
          ------------------------------------------------------------

                                      LOGO
                           OFFER FOR ALL OUTSTANDING
                   8 3/8% SENIOR SUBORDINATED NOTES DUE 2008
                                IN EXCHANGE FOR
                   8 3/8% SENIOR SUBORDINATED NOTES DUE 2008
                                       OF

                           LIN TELEVISION CORPORATION
                           OFFER FOR ALL OUTSTANDING
                       10% SENIOR DISCOUNT NOTES DUE 2008
                                IN EXCHANGE FOR
                       10% SENIOR DISCOUNT NOTES DUE 2008
                                       OF

                               LIN HOLDINGS CORP.
                            ------------------------

                                   PROSPECTUS
                            ------------------------

                                            , 1998

          ------------------------------------------------------------
          ------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses payable in connection with the offering of the securities to be registered and offered hereby. All of such expenses are estimates, other than the registration fee payable to the Securities and Exchange Commission.

Securities and Exchange Commission Registration Fee.........  $   148,356
Printing and Engraving Expenses.............................            *
Legal Fees and Expenses.....................................            *
Accounting Fees and Expenses................................            *
Miscellaneous...............................................            *
                                                              -----------
          Total.............................................  $         *
                                                              ===========

---------------

* To be supplied by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Delaware law authorizes corporations to limit or to eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The certificate of incorporation of each corporate Co-Registrant, as amended, limits the liability of each corporate Co-Registrant's directors to each corporate Co-Registrant or its stockholders to the fullest extent permitted by the Delaware statute as in effect from time to time. Specifically, directors of each corporate Co-Registrant will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to each corporate Co-Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in the Delaware law, or (iv) for any transaction from which the director derived an improper personal benefit.

     The certificate of incorporation, as amended, of each corporate Co-Registrant provides that each corporate Co-Registrant shall indemnify its officers and directors and former officers and directors to the fullest extent permitted by the General Corporation Law of the State of Delaware. Pursuant to the provisions of Section 145 of the General Corporation Law of the State of Delaware, each corporate Co-Registrant has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding (other than an action by or in the right of each Issuer) by reason of the fact that he is or was a director, officer, employee, or agent of each corporate Co-Registrant, against any and all expenses, judgments, fines, and amounts paid in actually and reasonably incurred in connection with such action, suit, or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner he reasonably believed to be in the best interest or not opposed to the best interest, of each corporate Co-Registrant and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     The power to indemnify applies to actions brought by or in the right of each corporate Co-Registrant as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

     The statute further specifically provides that the indemnification authorized thereby shall not be deemed exclusive of any other rights to which any such officer or director may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors, or otherwise.

     Each limited liability company Co-Registrant is empowered by the Delaware Limited Liability Company Act, through its limited liability company agreement, to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

     Article 8 of each limited liability company Co-Registrant's Limited Liability Company Agreement provides as follows:

          Liability of Members; Indemnification.

          (a) Neither a Member (including the Managing Member) nor any officer, employee or agent of the Company (including a person having more than one such capacity) shall be personally liable for any expenses, liabilities, debts or obligations of the Company solely by reason of acting in such capacity except as provided in the Act.

          (b) To the fullest extent permitted by law, the Company shall indemnify and hold harmless the Managing Member, each Member and any officer, employee or agent of the Company from and against any and all losses, claims, damages, liabilities or expenses of whatever nature (each a "Claim"), as incurred, arising out or of relating to the management or business of the Company; provided that such indemnification shall not apply to any such person if a court of competent jurisdiction has made a final determination that such Claim resulted directly from the gross negligence, bad faith or willful misconduct of such person.

     The limited partnership Co-Registrant is empowered by the Delaware Revised Uniform Limited Partnership Act, through its partnership agreement, to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever.

     The limited partnership Co-Registrant's partnership agreement provides that "[i]f any Partner or any director, officer or partner of any Partner serving on behalf of the Partnership, or any officer of the Partnership (an "Indemnitee") was or is a party or is threatened to be made a party in any threatened, pending or completed action, suit, proceeding or investigation involving a cause of action or alleged cause of action for damages or other relief arising from or related to the business or affairs of the Partnership, the Partnership (but without recourse to the separate assets of any Partner) shall indemnify such Indemnitee against all losses, costs and expenses, including attorney's fees, judgements and amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection with such action, suit, proceeding or investigation, so long as such Indemnitee['s] ..." conduct for and on behalf of the Partnership was taken in good faith, in a manner reasonably believed to be in or not opposed to the best interests of the partnership, or with the care that an ordinarily prudent person in a like position would use under similar circumstances.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers, members, partners and controlling persons of each Co-Registrant pursuant to the foregoing provisions, or otherwise, each Co-Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by each Co-Registrant of expenses incurred or paid by a director, officer, member, partner or controlling person thereof in the successful defense of any action, suit or proceeding) is asserted by a director, officer, member, partner or controlling person in connection with the securities being registered, each Co-Registrant will, unless in the opinion of its counsel the matter has been settled by controlled precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     On March 3, 1998, Holdings sold $325,000,000 aggregate principal amount at maturity of Old Senior Discount Notes in a private placement in reliance of
Section 4(2) under the Securities Act for total gross proceeds of approximately $200,000,000. The Old Senior Discount Notes were immediately resold by the Initial Purchasers in reliance on Rule 144A under the Securities Act.

     On March 3, 1998, the Company sold $300,000,000 aggregate principal amount at maturity of Old Senior Subordinated Notes in a private placement in reliance on Section 4(2) under the Securities Act for total gross proceeds of approximately $300,000,000. The Old Senior Subordinated Notes were immediately resold by the Initial Purchasers in reliance on Rule 144A under the Securities Act. Each of the Guarantors guaranteed the Old Senior Subordinated Notes fully and unconditionally pursuant to the Subsidiary Guarantees.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS

           2.1           -- Agreement and Plan of Merger among Ranger Holdings Corp.,
                            Ranger Acquisition Company, and LIN Television
                            Corporation dated as of August 12, 1997, as amended as of
                            October 21, 1997.*
           3.1.1         -- Certificate of Incorporation of LIN Holdings Corp.
                            (formerly known as Ranger Holdings Corp.).*
           3.1.2         -- Certificate of Amendment of Certificate of Incorporation
                            of LIN Holdings Corp. (formerly known as Ranger Holdings
                            Corp.).*
           3.2           -- Bylaws of LIN Holdings Corp.*
           3.3           -- Restated Certificate of Incorporation of LIN Television
                            Corporation.*
           3.4           -- Restated Bylaws of LIN Television Corporation.*
           3.5           -- Certificate of Incorporation of Airwaves, Inc.*
           3.6           -- Bylaws of Airwaves, Inc.*
           3.7           -- Certificate of Formation of Indiana Broadcasting, LLC.*
           3.8           -- Limited Liability Company Agreement of Indiana
                            Broadcasting, LLC, dated as of February 3, 1998.*
           3.9.1         -- Certificate of Incorporation of KXAN, Inc. (formerly
                            known as C.&W.A., Inc.).*
           3.9.2         -- Certificate of Amendment of Certificate of Incorporation
                            of KXAN, Inc. (formerly known as C.&W.A., Inc.).*
           3.9.3         -- Certificate of Amendment of Certificate of Incorporation
                            of KXAN, Inc. (formerly known as WFIL, Inc.).*
           3.10          -- Bylaws of KXAN, Inc.*
           3.11          -- Certificate of Incorporation of KXTX Holdings, Inc.
                            (formerly known as KXAS Holdings, Inc.).*
           3.12          -- Bylaws of KXTX Holdings, Inc.*
           3.13          -- Certificate of Incorporation of Linbenco, Inc.*
           3.14          -- Bylaws of Linbenco, Inc.*
           3.15          -- Certificate of Incorporation of LIN Sports, Inc.*
           3.16          -- Bylaws of LIN Sports, Inc.*
           3.17          -- Certificate of Incorporation of LIN Television of Texas,
                            Inc.*
           3.18          -- By-laws of LIN Television of Texas, Inc.*
           3.19          -- Amended and Restated Certificate of Limited Partnership
                            of LIN Television of Texas, L.P.*
           3.20          -- Amended and Restated Agreement of Limited Partnership of
                            LIN Television of Texas, L.P.*
           3.21          -- Certificate of Incorporation of LWWI Broadcasting Inc.*

           3.22          -- By-laws of LWWI Broadcasting Inc.*
           3.23          -- Certificate of Incorporation of North Texas Broadcasting
                            Corporation.*
           3.24          -- By-laws of North Texas Broadcasting Corporation.*
           3.25          -- Certificate of Incorporation of WAND Television, Inc.*
           3.26          -- By-laws of WAND Television, Inc.*
           3.27          -- Certificate of Formation of WAVY Broadcasting, LLC.*
           3.28          -- Limited Liability Company Agreement of WAVY Broadcasting,
                            LLC, dated as of February 3, 1998.*
           3.29          -- Certificate of Formation of WIVB Broadcasting, LLC.*
           3.30          -- Limited Liability Company Agreement of WIVB Broadcasting,
                            LLC, dated as of February 3, 1998.*
           3.31          -- Certificate of Formation of WOOD License Co., LLC.*
           3.32          -- Limited Liability Company Agreement of WOOD License Co.,
                            LLC, dated as of February 3, 1998.*
           3.33          -- Certificate of Incorporation of WOOD Television, Inc.*
           3.34          -- By-laws of WOOD Television, Inc.*
           3.35          -- Certificate of Incorporation of WTNH Broadcasting, Inc.*
           3.36          -- By-laws of WTNH Broadcasting, Inc.*
           4.1           -- Indenture, dated as of March 3, 1998, among LIN
                            Acquisition Company, the Guarantors named therein, and
                            United States Trust Company of New York, as Trustee,
                            relating to the Senior Subordinated Notes.*
           4.2           -- Form of Old Senior Subordinated Note (included in Exhibit
                            4.1 hereto as Exhibit A).
           4.3           -- Form of New Senior Subordinated Note (included in Exhibit
                            4.1 hereto as Exhibit B).
           4.4           -- Indenture, dated as of March 3, 1998, among LIN Holdings
                            Corp. and United States Trust Company of New York, as
                            Trustee, relating to the Senior Discount Notes.*
           4.5           -- Form of Old Senior Discount Note (included in Exhibit 4.4 hereto as Exhibit A).
           4.6           -- Form of New Senior Discount Note (included in Exhibit 4.4 hereto as Exhibit B).
           4.7           -- Exchange and Registration Rights Agreement, dated as of
                            February 18, 1998, among LIN Acquisition Company, the
                            Guarantors named therein, Chase Securities Inc., Bear,
                            Stearns & Co. Inc., Morgan Stanley & Co. Incorporated,
                            NatWest Capital Markets Limited, and BNY Capital Markets,
                            Inc., relating to the Senior Subordinated Notes.*
           4.8           -- Exchange and Registration Rights Agreement, dated as of
                            February 18, 1998, among LIN Holdings Corp., Chase
                            Securities Inc., Bear, Stearns & Co. Inc., Morgan Stanley
                            & Co. Incorporated, NatWest Capital Markets Limited, and
                            BNY Capital Markets, Inc., relating to the Senior
                            Discount Notes.*
           5.1.1         -- Opinion of Weil, Gotshal & Manges LLP as to the New
                            Senior Subordinated Notes issued hereby.**

           5.1.2         -- Opinion of Weil, Gotshal & Manges LLP as to the New
                            Senior Discount Notes issued hereby.**
          10.1           -- Credit Agreement, dated as of March 3, 1998, among LIN
                            Holdings Corp., LIN Television Corporation, the lenders
                            party thereto, The Chase Manhattan Bank, as
                            Administrative Agent, Issuing Lender and Swingline
                            Lender, the Bank of New York, as Syndication Agent, and
                            National Westminster Bank PLC, as Documentation Agent.*
          10.2           -- Guarantee and Collateral Agreement, dated as of March 3,
                            1998, made by LIN Holdings Corp., LIN Acquisition
                            Company, LIN Television Corporation and the Guarantors
                            named herein, in favor of The Chase Manhattan Bank, as
                            Administrative Agent.*
          10.3           -- Monitoring and Oversight Agreement, dated as of March 3,
                            1998, among LIN Television Corporation, LIN Holdings
                            Corp., Ranger Equity Holdings Corporation, Ranger Equity
                            Holdings A Corp., Ranger Equity Holdings B Corp. and
                            Hicks, Muse & Co. Partners, L.P.*
          10.4           -- Financial Advisory Agreement, dated as of March 3, 1998, among LIN Television Corporation, LIN Holdings Corp.,
                            Ranger Equity Holdings Corporation, Ranger Equity
                            Holdings A Corp., Ranger Equity Holdings B Corp. and
                            Hicks, Muse & Co. Partners, L.P.*
          10.5           -- Amended and Restated Transaction Agreement, dated as of
                            January 22, 1998, between National Broadcasting Company,
                            Inc., Outlet Broadcasting, Inc., LIN Television of Texas,
                            L.P., LIN Television Corporation, Station Venture
                            Holdings, LLC, Station Venture Operations, LP, and Ranger
                            Holdings Corp.*
          10.6           -- Asset Purchase Option Agreement, dated as of March 3,
                            1998, among LIN Holdings Corp. and Birmingham
                            Broadcasting (WVTM TV), Inc. and joined in by National
                            Broadcasting Company, Inc. for the sole purpose of
                            Article 12.*
          10.7           -- Asset Purchase Agreement, dated as of August 12, 1997,
                            among LIN Holdings Corp., LIN Television Corporation, LIN
                            Broadcasting Corporation, LIN Michigan Broadcasting
                            Corporation and LCH Communications, Inc.*
          10.8           -- Television Affiliation Agreement for WAND-TV with
                            American Broadcasting Companies, Inc., dated February 8,
                            1990, as amended.(1)
          10.9           -- Television Affiliation Agreement for WANE-TV with CBS,
                            Inc., dated November 1, 1992.(1)
          10.10          -- Television Affiliation Agreement for WISH-TV with CBS,
                            Inc., dated November 1, 1992, as amended.(1)
          10.11          -- Television Affiliation Agreement for WTNH-TV with
                            American Broadcasting Companies, Inc., dated February 17,
                            1993, as amended.(1)
          10.12          -- Television Affiliation Agreement for WIVB-TV with CBS,
                            Inc., dated December 4, 1992.*
          10.13.1        -- Television Affiliation Agreement for KXAN-TV with
                            National Broadcasting Company, Inc., dated April 12,
                            1995.(2)
          10.13.2        -- Amendment to Television Affiliation Agreement for KXAN-TV
                            with National Broadcasting Company, Inc., dated March 2,
                            1998.*
          10.14.1        -- Television Affiliation Agreement for WOOD-TV with
                            National Broadcasting Company, Inc., dated April 12,
                            1995.(2)
          10.14.2        -- Amendment to Television Affiliation Agreement for WOOD-TV
                            with National Broadcasting Company, Inc., dated March 2,
                            1998.*

          10.15.1        -- Television Affiliation Agreement for WAVY-TV with
                            National Broadcasting Company, Inc., dated April 12,
                            1995.(2)
          10.15.2        -- Amendment to Television Affiliation Agreement for WAVY-TV
                            with National Broadcasting Company, Inc., dated March 2,
                            1998.*
          10.16          -- Severance Compensation Agreement dated as of September 5,
                            1996, between LIN Television Corporation and Gary R.
                            Chapman.(2)
          10.17          -- Employment Agreement dated as of September 5, 1996,
                            between LIN Television Corporation and Gary R.
                            Chapman.(3)
          10.18          -- Severance Compensation Agreement dated as of September 5,
                            1996, between LIN Television Corporation and Deborah R.
                            Jacobson.(3)
          10.19          -- Severance Compensation Agreement dated as of September 5,
                            1996, between LIN Television Corporation and Paul
                            Karpowicz.(3)
          10.20          -- Severance Compensation Agreement dated as of September 5,
                            1996, between LIN Television Corporation and C. Robert
                            Ogren, Jr.(3)
          10.21          -- Severance Compensation Agreement dated as of September 5,
                            1996, between LIN Television Corporation and Gregory M.
                            Schmidt.(3)
          10.22          -- Severance Compensation Agreement dated as of September 5,
                            1996, between LIN Television Corporation and Peter E.
                            Maloney.*
          10.23          -- LIN Television Corporation Amended and Restated 1994
                            Stock Incentive Plan.(1)
          10.24          -- Supplemental Benefit Retirement Plan of LIN Television
                            Corporation and Subsidiary Companies, as amended and
                            restated.(1)
          10.25          -- LIN Television Corporation Retirement Plan, as amended
                            and restated.(1)
          10.26          -- LIN Television Corporation 401(k) Plan and Trust.(1)
          10.27          -- Agreement and Plan of Merger dated as of July 7, 1998,
                            between Chancellor Media Corporation and Ranger Equity
                            Holdings Corporation.**
          12.1           -- Statement regarding Computation of Ratio of Earnings to
                            Fixed Charges.*
          21.1           -- Subsidiaries of the Registrants.*
          23.1.1         -- Consent of Weil, Gotshal & Manges LLP (included in the
                            opinion filed as Exhibit 5.1 to this Registration
                            Statement).**
          23.1.2         -- Consent of Weil, Gotshal & Manges LLP (included in the
                            opinion filed as Exhibit 5.2 to this Registration
                            Statement).**
          23.2           -- Consent of Ernst & Young LLP, independent auditors.**
          23.3           -- Consent of PricewaterhouseCoopers LLP, independent
                            accountants.**
          24.1           -- Power of Attorney for LIN Holdings Corp. (included on its signature page to this Registration Statement).*
          24.2           -- Power of Attorney for LIN Television Corporation
                            (included on its signature page to this Registration
                            Statement).*
          24.3           -- Power of Attorney for Airwaves, Inc. (included on its
                            signature page to this Registration Statement).*
          24.4           -- Power of Attorney for Indiana Broadcasting LLC (included on its signature page to this Registration Statement).*
          24.5           -- Power of Attorney for KXAN, Inc. (included on its
                            signature page to this Registration Statement).*
          24.6           -- Power of Attorney for KXTX Holdings, Inc. (included on
                            its signature page to this Registration Statement).*

          24.7           -- Power of Attorney for Linbenco, Inc. (included on its
                            signature page to this Registration Statement).*
          24.8           -- Power of Attorney for LIN Sports, Inc. (included on its signature page to this Registration Statement).*
          24.9           -- Power of Attorney for LIN Television of Texas, Inc.
                            (included on its signature page to this Registration
                            Statement).*
          24.10          -- Power of Attorney for LIN Television of Texas, LP
                            (included on its signature page to this Registration
                            Statement).*
          24.11          -- Power of Attorney for LWWI Broadcasting Inc. (included on its signature page to this Registration Statement).*
          24.12          -- Power of Attorney for North Texas Broadcasting
                            Corporation (included on its signature page to this
                            Registration Statement).*
          24.13          -- Power of Attorney for WAND Television, Inc. (included on its signature page to this Registration Statement).*
          24.14          -- Power of Attorney for WAVY Broadcasting, LLC (included on its signature page to this Registration Statement).*
          24.15          -- Power of Attorney for WIVB Broadcasting, LLC (included on its signature page to this Registration Statement).*
          24.16          -- Power of Attorney for WOOD License Co., LLC (included on its signature page to this Registration Statement).*
          24.17          -- Power of Attorney for WOOD Television, Inc. (included on its signature page to this Registration Statement).*
          24.18          -- Power of Attorney for WTNH Broadcasting, Inc. (included on its signature page to this Registration Statement).*
          25.1           -- Form T-1 of the United States Trust Company of New York,
                            as Trustee.**
          27.1           -- Financial Data Schedule.*
          27.2           -- Financial Data Schedule.*
          27.3           -- Financial Data Schedule.*
          99.1           -- Form of Letter of Transmittal for 8 3/8% Senior
                            Subordinated Notes due 2008 of LIN Television
                            Corporation.**
          99.2           -- Form of Notice of Guaranteed Delivery for 8 3/8% Senior
                            Subordinated Notes due 2008 of LIN Television
                            Corporation.**
          99.3           -- Form of Letter of Transmittal for 10% Senior Discount
                            Notes due 2008 for LIN Holdings Corp.**
          99.4           -- Form of Notice of Guaranteed Delivery for 10% Senior
                            Discount Notes due 2008 for LIN Holdings Corp.**


---------------


 *  Previously filed.



**  Filed herewith.


(1) Incorporated by reference to the Registration Statement on Form S-1 of LIN Broadcasting Corporation, dated October 4, 1994, File No. 33-84718.

(2) Incorporated by reference to the Quarterly Report on Form 10-Q of LIN Television Corporation for the fiscal quarter ended March 31, 1995, File No. 0-2481.

(3) Incorporated by reference to the Quarterly Report on Form 10-Q of LIN Television Corporation for the fiscal quarter ended September 30, 1996, File No. 0-25206.

     (B) FINANCIAL STATEMENT SCHEDULES

     The following Financial Statement Schedules are included in this Registration Statement:

          Report of Independent Auditors

          Schedule I -- Condensed Financial Information of Registrant

          Schedule II -- Valuation and Qualifying Accounts

ITEM 17. UNDERTAKINGS

     (a) Each of the undersigned Co-Registrants hereby undertakes:

          (1) To file, during any period in which offers of sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviating from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;


          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.


          (3) To remove from registration by means a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) See Item 14.

                                 SIGNATURE PAGE


     Pursuant to the requirements of the Securities Act of 1933, as amended, each of the Co-Registrants has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Providence, State of Rhode Island, on the 7th day of August, 1998.


                                            LIN HOLDINGS CORP.
                                            LIN TELEVISION CORPORATION

                                            By:    /s/ PETER E. MALONEY
                                              ----------------------------------
                                                       Peter E. Maloney
                                                  Vice President of Finance


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                      TITLE                    DATE
                      ---------                                      -----                    ----

                          *                              President, Chief Executive       August 7, 1998
-----------------------------------------------------      Officer and Director
                   Gary R. Chapman                         (Principal Executive
                                                           Officer) of each of the
                                                           Co-Registrants

                /s/ PETER E. MALONEY                     Vice President of Finance        August 7, 1998
-----------------------------------------------------      (Principal Financial and
                  Peter E. Maloney                         Accounting Officer) and
                                                           Director of each of the
                                                           Co-Registrants

                          *                              Chairman of the Board of each    August 7, 1998
-----------------------------------------------------      of the Co-Registrants
                   Thomas O. Hicks

                          *                              Director of each of the          August 7, 1998
-----------------------------------------------------      Co-Registrants
                  Michael J. Levitt

                          *                              Director of each of the          August 7, 1998
-----------------------------------------------------      Co-Registrants
                   Eric C. Neuman

              *By: /s/ PETER E. MALONEY
  ------------------------------------------------
                  Peter E. Maloney
                  Attorney-in-Fact

                                 SIGNATURE PAGE


     Pursuant to the requirements of the Securities Act of 1933, as amended, each of the Co-Registrants has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Providence, State of Rhode Island, on the 7th day of August, 1998.


                                            AIRWAVES, INC.
                                            KXAN, INC.
                                            KXTX HOLDINGS, INC.
                                            LINBECO, INC.
                                            LIN SPORTS, INC.
                                            LIN TELEVISION OF TEXAS, INC.
                                            LWWI BROADCASTING INC.
                                            NORTH TEXAS BROADCASTING
                                              CORPORATION
                                            WAND TELEVISION, INC.
                                            WOOD TELEVISION, INC.
                                            WTNH BROADCASTING, INC.

                                            By:    /s/ PETER E. MALONEY
                                              ----------------------------------
                                                       Peter E. Maloney
                                                  Vice President of Finance


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                     TITLE                     DATE
                      ---------                                     -----                     ----

                          *                            President, Chief Executive        August 7, 1998
-----------------------------------------------------    Officer and Director
                   Gary R. Chapman                       (Principal Executive Officer)
                                                         of each of the Co-Registrants

                /s/ PETER E. MALONEY                   Vice President of Finance         August 7, 1998
-----------------------------------------------------    (Principal Financial and
                  Peter E. Maloney                       Accounting Officer) and
                                                         Director of each of the
                                                         Co-Registrants

                          *                            Vice President of Television and  August 7, 1998
-----------------------------------------------------    Director of each of the
                   Paul Karpowicz                        Co-Registrants

              *By: /s/ PETER E. MALONEY
  ------------------------------------------------
                  Peter E. Maloney
                  Attorney-in-Fact

                                 SIGNATURE PAGE


     Pursuant to the requirements of the Securities Act of 1933, as amended, each of the Co-Registrants has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Providence, State of Rhode Island, on the 7th day of August, 1998.


                                            INDIANA BROADCASTING LLC
                                            WAVY BROADCASTING, LLC
                                            WIVB BROADCASTING, LLC
                                            WOOD LICENSE CO., LLC

                                            By: LIN TELEVISION CORPORATION, its
                                                Managing Member

                                            By:    /s/ PETER E. MALONEY
                                              ----------------------------------
                                                       Peter E. Maloney
                                                  Vice President of Finance


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                       TITLE                        DATE
                      ---------                                       -----                        ----

                          *                             President, Chief Executive Officer    August 7, 1998
-----------------------------------------------------     and Director of LIN Television
                   Gary R. Chapman                        Corporation (Principal Executive
                                                          Officer)

                /s/ PETER E. MALONEY                    Vice President of Finance of LIN      August 7, 1998
-----------------------------------------------------     Television Corporation
                  Peter E. Maloney                        (Principal Financial and
                                                          Accounting Officer)

                          *                             Chairman of the Board of LIN          August 7, 1998
-----------------------------------------------------     Television Corporation
                   Thomas O. Hicks

                          *                             Director of LIN Television            August 7, 1998
-----------------------------------------------------     Corporation
                  Michael J. Levitt

                          *                             Director of LIN Television            August 7, 1998
-----------------------------------------------------     Corporation
                   Eric C. Neuman



*By:     /s/ PETER E. MALONEY

     -------------------------------

            Peter E. Maloney


            Attorney-in-fact

                                 SIGNATURE PAGE


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Providence, State of Rhode Island, on the 7th day of August, 1998.


                                            LIN TELEVISION OF TEXAS, L.P.

                                            By: LIN TELEVISION OF TEXAS, INC.,
                                                its General Partner

                                            By:    /s/ PETER E. MALONEY
                                              ----------------------------------
                                                       Peter E. Maloney
                                                  Vice President of Finance


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                       TITLE                        DATE
                      ---------                                       -----                        ----

                          *                             President, Chief Executive Officer    August 7, 1998
-----------------------------------------------------     and Director (Principal
                   Gary R. Chapman                        Executive Officer) of LIN
                                                          Television of Texas, Inc.

                /s/ PETER E. MALONEY                    Vice President of Finance             August 7, 1998
-----------------------------------------------------     (Principal Financial and
                  Peter E. Maloney                        Accounting Officer) and Director
                                                          of LIN Television of Texas, Inc.

                          *                             Vice President of Television and      August 7, 1998
-----------------------------------------------------     Director of LIN Television of
                   Paul Karpowicz                         Texas, Inc.

              * By: /s/ PETER E MALONEY
   ----------------------------------------------
                  Peter E. Maloney
                  Attorney-in-fact

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
LIN Television Corporation

     We have audited the consolidated financial statements of LIN Television Corporation as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, and have issued our report thereon dated January 19, 1998 except for Note 2, as to which the date is March 3, 1998 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules listed in Item 16(b) of this Registration Statement. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

     In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                            ERNST & YOUNG LLP

Fort Worth, Texas
March 3, 1998

                                   SCHEDULE I

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                           LIN TELEVISION CORPORATION
                            CONDENSED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1997        1996
                                                              --------    --------
Current assets:
  Cash and cash equivalents.................................  $    561    $     16
  Other current assets......................................       558         402
                                                              --------    --------
Total current assets........................................     1,119         418
Property and equipment, less accumulated depreciation.......       489         430
Program rights and other noncurrent assets..................       210         428
Investments in wholly-owned subsidiaries....................   191,296     137,925
                                                              --------    --------
Total assets................................................  $193,114    $139,201
                                                              ========    ========

                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and other current liabilities............  $    613    $    817
Deferred income taxes.......................................       (64)        (64)
Stockholders' equity:
  Common stock..............................................       299         297
  Other stockholders' equity................................   192,266     138,151
                                                              --------    --------
Total stockholders' equity..................................   192,565     138,448
                                                              --------    --------
Total liabilities and stockholders' equity..................  $193,114    $139,201
                                                              ========    ========

                            See accompanying notes.

                                   SCHEDULE I

                           LIN TELEVISION CORPORATION

                         CONDENSED STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1997       1996       1995
                                                              -------    -------    -------
Operating revenue:
  Management fees...........................................  $ 7,068    $ 7,248    $ 5,997
  Other operating income....................................       --         16         --
                                                              -------    -------    -------
Total operating revenue.....................................    7,068      7,264      5,997
Operating costs and expenses:
  General and administrative................................    6,763      6,998      5,747
  Depreciation expense......................................      182        172        103
                                                              -------    -------    -------
Total operating costs and expenses..........................    6,945      7,170      5,850
                                                              -------    -------    -------
Operating income............................................      123         94        147
Provision for income taxes..................................       63        150         25
                                                              -------    -------    -------
                                                                   60        (56)       122
Equity in net income of subsidiaries........................   48,047     46,517     37,908
                                                              -------    -------    -------
Net income..................................................  $48,107    $46,461    $38,030
                                                              =======    =======    =======

                            See accompanying notes.

                                   SCHEDULE I

                           LIN TELEVISION CORPORATION

                       CONDENSED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1997       1996       1995
                                                              -------    -------    -------
Net cash provided by (used in) operating activities.........  $ 1,309    $  (731)   $  (161)
INVESTING ACTIVITIES
Capital expenditures........................................     (241)       (39)      (610)
Contribution to subsidiary..................................   (3,986)    (4,032)    (4,374)
                                                              -------    -------    -------
Net cash used in investing activities.......................   (4,227)    (4,071)    (4,984)
FINANCING ACTIVITIES
Proceeds from exercise of stock options and Employee Stock
  Purchase Plan shares......................................    4,279      4,802      5,147
Treasury stock purchases....................................     (816)        --         --
                                                              -------    -------    -------
Net cash provided by financing activities                       3,463      4,802      5,147
                                                              -------    -------    -------
Net increase in cash and cash equivalents...................      545         --          2
Cash and cash equivalents at beginning of the year..........       16         16         14
                                                              -------    -------    -------
Cash and cash equivalents at end of the year................  $   561    $    16    $    16
                                                              =======    =======    =======

                            See accompanying notes.

                                   SCHEDULE I

                           LIN TELEVISION CORPORATION

                    NOTES TO CONDENSED FINANCIAL INFORMATION

A. BASIS OF PRESENTATION

     In these parent-only financial statements, LIN Television Corporation's (the "Company") investments in subsidiaries is stated at cost plus equity in the undistributed earnings (losses) of subsidiaries since the date of their acquisition. These parent-only financial statements should be read in conjunction with the Company's consolidated financial statements and notes thereto.

B. SUBSEQUENT EVENT

     The Company and two newly formed affiliates of Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse"), the predecessors-in-interest of LIN Holdings Corp. ("Holdings") and LIN Acquisition Company ("LIN Acquisition"), entered into an Agreement and Plan of Merger on August 12, 1997 (as amended, the "Merger Agreement"). On January 7, 1998, the stockholders of the Company adopted and approved the Merger Agreement.

     Pursuant to, and upon the terms and conditions of, the Merger Agreement, Holdings acquired the Company (the "Acquisition") on March 3, 1998 by merging LIN Acquisition, its wholly owned subsidiary, with and into the Company (the "Merger"), with the Company surviving the merger and becoming a direct, wholly owned subsidiary of Holdings. The total purchase price for the common equity of the Company was approximately $1.7 billion (subject to the payment of 8.0% per annum thereon from and including February 15, 1998 up to but excluding March 3, 1998, the date on which the Merger became effective). The Company incurred additional financing and legal fees in connection with the closing of the Merger.

     The Acquisition was funded by (i) $6.9 million of excess cash on the Company's balance sheet; (ii) $50.0 million aggregate principal amount of senior secured Tranche A term loans ("Tranche A Term Loans"); (iii) $120.0 million aggregate principal amount of senior secured Tranche B term loans ("Tranche B Term Loans"); (iv) $299.3 million of gross proceeds from the issuance by LIN Television of $300.0 million aggregate principal amount of unregistered 8 3/8% senior subordinated notes due 2008 (the "Old Senior Subordinated Notes"); (v) $199.6 million of gross proceeds from the issuance by Holdings of $325.0 million aggregate principal amount at maturity of unregistered 10% senior discount notes due 2008 (the "Old Senior Discount Notes"), which proceeds were contributed by Holdings to the common equity of the Company; (vi) $815.5 million of proceeds of the GECC Note (as defined below) and (vii) $558.1 million of common equity provided by affiliates of Hicks Muse, management and other co-investors to the equity of the corporate parents of Holdings, which in turn, through Holdings, contributed such amount to the common equity of the Company (collectively, the "Financings").

     In connection with the Acquisition, Hicks Muse and NBC formed a television station joint venture (the "Joint Venture"). The Joint Venture consists of KXAS-TV, formerly the Company's Dallas-Fort Worth NBC affiliate, and KNSD-TV, formerly NBC's San Diego station. A wholly owned subsidiary of NBC is the general partner of the Joint Venture (the "NBC General Partner") and NBC operates the stations owned by the Joint Venture. The NBC General Partner holds an approximate 80% equity interest and the Company holds an approximate 20% equity interest in the Joint Venture. General Electric Capital Corporation ("GECC") provided debt financing for the Joint Venture in the form of an $815.5 million 25-year non-amortizing senior secured note bearing an interest rate of 8% per annum for the first fifteen years of its term, and at a rate of 9.0% per annum thereafter (the "GECC Note") The Company expects that the interest payments on the GECC Note will be serviced solely by the cash flow of the Joint Venture.

     The GECC Note was issued by LIN Television of Texas, L.P., the Company's indirect wholly owned partnership ("LIN-Texas"), which distributed the proceeds to the Company. The obligations to GECC under

                                   SCHEDULE I

                           LIN TELEVISION CORPORATION

the GECC Note were assumed by a limited liability company to finance a portion of the cost of the Acquisition. The obligations to GECC under the GECC note were assumed by the Joint Venture and LIN Texas was simultaneously released from all obligations under the GECC Note. The GECC Note is not an obligation of Holdings, the Company, or any of their respective subsidiaries and is recourse only to the Joint Venture, the Company's interest therein and to one of Holdings two corporate parents pursuant to a guarantee.

     In connection with the formation of the Joint Venture, the Company received an extension of its NBC network affiliation agreements to 2010 and the option (exercisable through December 31, 1999) to purchase WVTM-TV, the NBC affiliate in Birmingham, Alabama.

     Additionally, on August 12, 1997, the Company entered into an asset purchase agreement with AT&T Corp. ("AT&T") pursuant to which it will acquire WOOD-TV, a television station in Grand Rapids, and the LMA rights relating to station WOTV-TV, for approximately $125.5 million (the "Grand Rapids Acquisition"). The funding for this acquisition is expected to be provided under the new credit facility arranged in connection with the Acquisition funding. The Company expects to acquire the Grand Rapids stations from AT&T in 1998. Management has been providing consulting services to the Grand Rapids stations under a consulting agreement with AT&T since 1994.

     The summarized unaudited pro forma consolidated results of operations set forth below for the year ended December 31, 1997, assume the Acquisition and the Joint Venture had taken place on January 1, 1997. Such results do not give effect to the Grand Rapids acquisition.

                                                           YEAR ENDED
                                                        DECEMBER 31, 1997
                                                        -----------------
                                                         (IN THOUSANDS)
Net revenues..........................................      $196,115
Net loss..............................................      $(43,415)

     The pro forma results do not necessarily represent results that would have occurred if the Acquisition and Joint Venture had taken place on the dates indicated nor are they necessarily indicative of the results of future operations.

C. LONG-TERM DEBT

     Immediately prior to the Spin-Off (see Note 1 to the Company's consolidated financial statements), the Company was restructured to allow the banks in the Credit Facility to have a pledge of the stock in the borrowing entity. As a result, LWWI Broadcasting, Inc. ("LWWI") was named the borrower under the Bank Credit Facility and virtually all of the Company's operating assets and liabilities were transferred to LWWI as restricted assets. The Company has guaranteed the payment of all principal and interest under the Bank Credit Facility.

D. INCOME TAXES

     The Company was owed amounts from its subsidiaries for their allocated share of federal income taxes. These amounts were contributed to the subsidiaries' capital accounts in a similar fashion.

                                  SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS
                           LIN TELEVISION CORPORATION
                                 (IN THOUSANDS)

                                                            ADDITIONS
                                                      ---------------------
                                        BALANCE AT    CHARGED TO   CHARGED
                                       BEGINNING OF   COSTS AND    TO OTHER                BALANCE AT END
                                          PERIOD       EXPENSES    ACCOUNTS   DEDUCTIONS     OF PERIOD
                                       ------------   ----------   --------   ----------   --------------
Year ended December 31, 1997:
  Deducted from asset accounts:
     Allowance for Doubtful
       Accounts:.....................     $1,960         $971        $ --       $  734(1)      $2,197
Year ended December 31, 1996:
  Deducted from asset accounts:
     Allowance for Doubtful
       Accounts:.....................     $1,964         $496        $ --       $  500(1)      $1,960
Year ended December 31, 1995:
  Deducted from asset accounts:
     Allowance for Doubtful
       Accounts:.....................     $2,301         $527        $168(2)    $1,032(1)      $1,964

---------------

(1) Uncollected accounts written off, net of recoveries.

(2) Additions charged to Other Accounts for 1995 reflects Allowances for Bad Debts at Acquisition of $168 for WIVB-TV.

                                 EXHIBIT INDEX

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          2.1            -- Agreement and Plan of Merger among Ranger Holdings Corp.,
                            Ranger Acquisition Company, and LIN Television
                            Corporation dated as of August 12, 1997, as amended as of
                            October 21, 1997.*
          3.1.1          -- Certificate of Incorporation of LIN Holdings Corp.
                            (formerly known as Ranger Holdings Corp.).*
          3.1.2          -- Certificate of Amendment of Certificate of Incorporation
                            of LIN Holdings Corp. (formerly known as Ranger Holdings
                            Corp.).*
          3.2            -- Bylaws of LIN Holdings Corp.*
          3.3            -- Restated Certificate of Incorporation of LIN Television
                            Corporation.*
          3.4            -- Restated Bylaws of LIN Television Corporation.*
          3.5            -- Certificate of Incorporation of Airwaves, Inc.*
          3.6            -- Bylaws of Airwaves, Inc.*
          3.7            -- Certificate of Formation of Indiana Broadcasting, LLC.*
          3.8            -- Limited Liability Company Agreement of Indiana
                            Broadcasting, LLC, dated as of February 3, 1998.*
          3.9.1          -- Certificate of Incorporation of KXAN, Inc. (formerly
                            known as C.&W.A., Inc.).*
          3.9.2          -- Certificate of Amendment of Certificate of Incorporation
                            of KXAN, Inc. (formerly known as C.&W.A., Inc.).*
          3.9.3          -- Certificate of Amendment of Certificate of Incorporation
                            of KXAN, Inc. (formerly known as WFIL, Inc.).*
          3.10           -- Bylaws of KXAN, Inc.*
          3.11           -- Certificate of Incorporation of KXTX Holdings, Inc.
                            (formerly known as KXAS Holdings, Inc.).*
          3.12           -- Bylaws of KXTX Holdings, Inc.*
          3.13           -- Certificate of Incorporation of Linbenco, Inc.*
          3.14           -- Bylaws of Linbenco, Inc.*
          3.15           -- Certificate of Incorporation of LIN Sports, Inc.*
          3.16           -- Bylaws of LIN Sports, Inc.*
          3.17           -- Certificate of Incorporation of LIN Television of Texas,
                            Inc.*
          3.18           -- By-laws of LIN Television of Texas, Inc.*
          3.19           -- Amended and Restated Certificate of Limited Partnership
                            of LIN Television of Texas, L.P.*
          3.20           -- Amended and Restated Agreement of Limited Partnership of
                            LIN Television of Texas, L.P.*
          3.21           -- Certificate of Incorporation of LWWI Broadcasting Inc.*
          3.22           -- By-laws of LWWI Broadcasting Inc.*
          3.23           -- Certificate of Incorporation of North Texas Broadcasting
                            Corporation.*
          3.24           -- By-laws of North Texas Broadcasting Corporation.*
          3.25           -- Certificate of Incorporation of WAND Television, Inc.*
          3.26           -- By-laws of WAND Television, Inc.*
          3.27           -- Certificate of Formation of WAVY Broadcasting, LLC.*

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          3.28           -- Limited Liability Company Agreement of WAVY Broadcasting,
                            LLC, dated as of February 3, 1998.*
          3.29           -- Certificate of Formation of WIVB Broadcasting, LLC.*
          3.30           -- Limited Liability Company Agreement of WIVB Broadcasting,
                            LLC, dated as of February 3, 1998.*
          3.31           -- Certificate of Formation of WOOD License Co., LLC.*
          3.32           -- Limited Liability Company Agreement of WOOD License Co.,
                            LLC, dated as of February 3, 1998.*
          3.33           -- Certificate of Incorporation of WOOD Television, Inc.*
          3.34           -- By-laws of WOOD Television, Inc.*
          3.35           -- Certificate of Incorporation of WTNH Broadcasting, Inc.*
          3.36           -- By-laws of WTNH Broadcasting, Inc.*
          4.1            -- Indenture, dated as of March 3, 1998, among LIN
                            Acquisition Company, the Guarantors named therein, and
                            United States Trust Company of New York, as Trustee,
                            relating to the Senior Subordinated Notes.*
          4.2            -- Form of Old Senior Subordinated Note (included in Exhibit
                            4.1 hereto as Exhibit A).
          4.3            -- Form of New Senior Subordinated Note (included in Exhibit
                            4.1 hereto as Exhibit B).
          4.4            -- Indenture, dated as of March 3, 1998, among LIN Holdings
                            Corp. and United States Trust Company of New York, as
                            Trustee, relating to the Senior Discount Notes.*
          4.5            -- Form of Old Senior Discount Note (included in Exhibit 4.4 hereto as Exhibit A).
          4.6            -- Form of New Senior Discount Note (included in Exhibit 4.4 hereto as Exhibit B).
          4.7            -- Exchange and Registration Rights Agreement, dated as of
                            February 18, 1998, among LIN Acquisition Company, the
                            Guarantors named therein, Chase Securities Inc., Bear,
                            Stearns & Co. Inc., Morgan Stanley & Co. Incorporated,
                            NatWest Capital Markets Limited, and BNY Capital Markets,
                            Inc., relating to the Senior Subordinated Notes.*
          4.8            -- Exchange and Registration Rights Agreement, dated as of
                            February 18, 1998, among LIN Holdings Corp., Chase
                            Securities Inc., Bear, Stearns & Co. Inc., Morgan Stanley
                            & Co. Incorporated, NatWest Capital Markets Limited, and
                            BNY Capital Markets, Inc., relating to the Senior
                            Discount Notes.*
          5.1.1          -- Opinion of Weil, Gotshal & Manges LLP as to the New
                            Senior Subordinated Notes issued hereby.**
          5.1.2          -- Opinion of Weil, Gotshal & Manges LLP as to the New
                            Senior Discount Notes issued hereby.**
         10.1            -- Credit Agreement, dated as of March 3, 1998, among LIN
                            Holdings Corp., LIN Television Corporation, the lenders
                            party thereto, The Chase Manhattan Bank, as
                            Administrative Agent, Issuing Lender and Swingline
                            Lender, the Bank of New York, as Syndication Agent, and
                            National Westminster Bank PLC, as Documentation Agent.*
         10.2            -- Guarantee and Collateral Agreement, dated as of March 3,
                            1998, made by LIN Holdings Corp., LIN Acquisition
                            Company, LIN Television Corporation and the Guarantors
                            named herein, in favor of The Chase Manhattan Bank, as
                            Administrative Agent.*

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         10.3            -- Monitoring and Oversight Agreement, dated as of March 3,
                            1998, among LIN Television Corporation, LIN Holdings
                            Corp., Ranger Equity Holdings Corporation, Ranger Equity
                            Holdings A Corp., Ranger Equity Holdings B Corp. and
                            Hicks, Muse & Co. Partners, L.P.*
         10.4            -- Financial Advisory Agreement, dated as of March 3, 1998, among LIN Television Corporation, LIN Holdings Corp.,
                            Ranger Equity Holdings Corporation, Ranger Equity
                            Holdings A Corp., Ranger Equity Holdings B Corp. and
                            Hicks, Muse & Co. Partners, L.P.*
         10.5            -- Amended and Restated Transaction Agreement, dated as of
                            January 22, 1998, between National Broadcasting Company,
                            Inc., Outlet Broadcasting, Inc., LIN Television of Texas,
                            L.P., LIN Television Corporation, Station Venture
                            Holdings, LLC, Station Venture Operations, LP, and Ranger
                            Holdings Corp.*
         10.6            -- Asset Purchase Option Agreement, dated as of March 3,
                            1998, among LIN Holdings Corp. and Birmingham
                            Broadcasting (WVTM TV), Inc. and joined in by National
                            Broadcasting Company, Inc. for the sole purpose of
                            Article 12.*
         10.7            -- Asset Purchase Agreement, dated as of August 12, 1997,
                            among LIN Holdings Corp., LIN Television Corporation, LIN
                            Broadcasting Corporation, LIN Michigan Broadcasting
                            Corporation and LCH Communications, Inc.*
         10.8            -- Television Affiliation Agreement for WAND-TV with
                            American Broadcasting Companies, Inc., dated February 8,
                            1990, as amended.(1)
         10.9            -- Television Affiliation Agreement for WANE-TV with CBS,
                            Inc., dated November 1, 1992.(1)
         10.10           -- Television Affiliation Agreement for WISH-TV with CBS,
                            Inc., dated November 1, 1992, as amended.(1)
         10.11           -- Television Affiliation Agreement for WTNH-TV with
                            American Broadcasting Companies, Inc., dated February 17,
                            1993, as amended.(1)
         10.12           -- Television Affiliation Agreement for WIVB-TV with CBS,
                            Inc., dated December 4, 1992.*
         10.13.1         -- Television Affiliation Agreement for KXAN-TV with
                            National Broadcasting Company, Inc., dated April 12,
                            1995.(2)
         10.13.2         -- Amendment to Television Affiliation Agreement for KXAN-TV
                            with National Broadcasting Company, Inc., dated March 2,
                            1998.*
         10.14.1         -- Television Affiliation Agreement for WOOD-TV with
                            National Broadcasting Company, Inc., dated April 12,
                            1995.(2)
         10.14.2         -- Amendment to Television Affiliation Agreement for WOOD-TV
                            with National Broadcasting Company, Inc., dated March 2,
                            1998.*
         10.15.1         -- Television Affiliation Agreement for WAVY-TV with
                            National Broadcasting Company, Inc., dated April 12,
                            1995.(2)
         10.15.2         -- Amendment to Television Affiliation Agreement for WAVY-TV
                            with National Broadcasting Company, Inc., dated March 2,
                            1998.*
         10.16           -- Severance Compensation Agreement dated as of September 5,
                            1996, between LIN Television Corporation and Gary R.
                            Chapman.(2)
         10.17           -- Employment Agreement dated as of September 5, 1996,
                            between LIN Television Corporation and Gary R.
                            Chapman.(3)
         10.18           -- Severance Compensation Agreement dated as of September 5,
                            1996, between LIN Television Corporation and Deborah R.
                            Jacobson.(3)

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         10.19           -- Severance Compensation Agreement dated as of September 5,
                            1996, between LIN Television Corporation and Paul
                            Karpowicz.(3)
         10.20           -- Severance Compensation Agreement dated as of September 5,
                            1996, between LIN Television Corporation and C. Robert
                            Ogren, Jr.(3)
         10.21           -- Severance Compensation Agreement dated as of September 5,
                            1996, between LIN Television Corporation and Gregory M.
                            Schmidt.(3)
         10.22           -- Severance Compensation Agreement dated as of September 5,
                            1996, between LIN Television Corporation and Peter E.
                            Maloney.*
         10.23           -- LIN Television Corporation Amended and Restated 1994
                            Stock Incentive Plan.(1)
         10.24           -- Supplemental Benefit Retirement Plan of LIN Television
                            Corporation and Subsidiary Companies, as amended and
                            restated.(1)
         10.25           -- LIN Television Corporation Retirement Plan, as amended
                            and restated.(1)
         10.26           -- LIN Television Corporation 401(k) Plan and Trust.(1)
         10.27           -- Agreement and Plan of Merger dated as of July 7, 1998,
                            between Chancellor Media Corporation and Ranger Equity
                            Holdings Corporation.**
         12.1            -- Statement regarding Computation of Ratio of Earnings to
                            Fixed Charges.*
         21.1            -- Subsidiaries of the Registrants.*
         23.1.1          -- Consent of Weil, Gotshal & Manges LLP (included in the
                            opinion filed as Exhibit 5.1 to this Registration
                            Statement).**
         23.1.2          -- Consent of Weil, Gotshal & Manges LLP (included in the
                            opinion filed as Exhibit 5.2 to this Registration
                            Statement).**
         23.2            -- Consent of Ernst & Young LLP, independent auditors.**
         23.3            -- Consent of PricewaterhouseCoopers LLP, independent
                            accountants.**
         24.1            -- Power of Attorney for LIN Holdings Corp. (included on its signature page to this Registration Statement).*
         24.2            -- Power of Attorney for LIN Television Corporation
                            (included on its signature page to this Registration
                            Statement).*
         24.3            -- Power of Attorney for Airwaves, Inc. (included on its
                            signature page to this Registration Statement).*
         24.4            -- Power of Attorney for Indiana Broadcasting LLC (included on its signature page to this Registration Statement).*
         24.5            -- Power of Attorney for KXAN, Inc. (included on its
                            signature page to this Registration Statement).*
         24.6            -- Power of Attorney for KXTX Holdings, Inc. (included on
                            its signature page to this Registration Statement).*
         24.7            -- Power of Attorney for Linbenco, Inc. (included on its
                            signature page to this Registration Statement).*
         24.8            -- Power of Attorney for LIN Sports, Inc. (included on its signature page to this Registration Statement).*
         24.9            -- Power of Attorney for LIN Television of Texas, Inc.
                            (included on its signature page to this Registration
                            Statement).*
         24.10           -- Power of Attorney for LIN Television of Texas, LP
                            (included on its signature page to this Registration
                            Statement).*
         24.11           -- Power of Attorney for LWWI Broadcasting Inc. (included on its signature page to this Registration Statement).*

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         24.12           -- Power of Attorney for North Texas Broadcasting
                            Corporation (included on its signature page to this
                            Registration Statement).*
         24.13           -- Power of Attorney for WAND Television, Inc. (included on its signature page to this Registration Statement).*
         24.14           -- Power of Attorney for WAVY Broadcasting, LLC (included on its signature page to this Registration Statement).*
         24.15           -- Power of Attorney for WIVB Broadcasting, LLC (included on its signature page to this Registration Statement).*
         24.16           -- Power of Attorney for WOOD License Co., LLC (included on its signature page to this Registration Statement).*
         24.17           -- Power of Attorney for WOOD Television, Inc. (included on its signature page to this Registration Statement).*
         24.18           -- Power of Attorney for WTNH Broadcasting, Inc. (included on its signature page to this Registration Statement).*
         25.1            -- Form T-1 of the United States Trust Company of New York,
                            as Trustee.**
         27.1            -- Financial Data Schedule.*
         27.2            -- Financial Data Schedule.*
         27.3            -- Financial Data Schedule.*
         99.1            -- Form of Letter of Transmittal for 8 3/8% Senior
                            Subordinated Notes due 2008 of LIN Television
                            Corporation.**
         99.2            -- Form of Notice of Guaranteed Delivery for 8 3/8% Senior
                            Subordinated Notes due 2008 of LIN Television
                            Corporation.**
         99.3            -- Form of Letter of Transmittal for 10% Senior Discount
                            Notes due 2008 for LIN Holdings Corp.**
         99.4            -- Form of Notice of Guaranteed Delivery for 10% Senior
                            Discount Notes due 2008 for LIN Holdings Corp.**


---------------


 *  Previously filed.



**  Filed herewith.



(1) Incorporated by reference to the Registration Statement on Form S-1 of LIN Broadcasting Corporation, dated October 4, 1994, File No. 33-84718.


(2) Incorporated by reference to the Quarterly Report on Form 10-Q of LIN Television Corporation for the fiscal quarter ended March 31, 1995, File No. 0-2481.

(3) Incorporated by reference to the Quarterly Report on Form 10-Q of LIN Television Corporation for the fiscal quarter ended September 30, 1996, File No. 0-25206.